                                               Filed Pursuant to Rule 424(b)(1)
                                              Registration File No.: 333-110435
                                                                     333-110909


                                10,524,000 Shares


                                  [ASPEN LOGO]





                       ASPEN INSURANCE HOLDINGS LIMITED


                                Ordinary Shares

                               ----------------

     This is an initial public offering of ordinary shares of Aspen Insurance Holdings Limited. All of the ordinary shares are being sold by Aspen Insurance Holdings Limited.

     Prior to this offering, there has been no public market for our ordinary shares. Our ordinary shares have been approved for listing on the New York Stock Exchange under the symbol "AHL."

     See "Risk Factors" beginning on page 15 to read about factors you should consider before buying the ordinary shares.

     THE SECURITIES AND EXCHANGE COMMISSION, STATE SECURITIES REGULATORS, THE REGISTRAR OF COMPANIES IN BERMUDA AND THE BERMUDA MONETARY AUTHORITY HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                     UNDERWRITING       PROCEEDS TO
                        PRICE TO    DISCOUNTS AND     ASPEN INSURANCE
                         PUBLIC       COMMISSIONS      HOLDINGS LIMITED
                      ------------  --------------   -----------------
Per Share .........   $     22.500         $1.575            $20.925
Total .............   $236,790,000   $ 16,575,300       $220,214,700


     To the extent that the underwriters sell more than 10,524,000 ordinary shares, the underwriters have the option to purchase up to an additional 1,578,600 ordinary shares from Aspen Insurance Holdings Limited at the initial public offering price less the underwriting discount to cover over-allotments of shares.


     The underwriters expect to deliver the ordinary shares against payment in New York, New York on December 9, 2003.

                          Joint Book-Running Managers



        CREDIT SUISSE FIRST BOSTON               GOLDMAN, SACHS & CO.

                                ----------------

                            DEUTSCHE BANK SECURITIES

                                ----------------

                               UBS INVESTMENT BANK

      DOWLING & PARTNERS SECURITIES, LLC
                                FOX-PITT, KELTON
                                             KEEFE, BRUYETTE & WOODS, INC.
                               ----------------

                       Prospectus dated December 3, 2003.

                               Table of Contents






                                                 Page
                                                 ----
Prospectus Summary .........................       1
Risk Factors ...............................      15
Forward-Looking Statements .................      39
Use of Proceeds ............................      40
Dividend Policy ............................      40
Capitalization .............................      41
Dilution ...................................      42
Selected Financial Data ....................      43
Unaudited Pro Forma Financial
   Information and Operating Data ..........      45
Management's Discussion and Analysis
   of Financial Condition and Results of
   Operations ..............................      48
Industry Background ........................      66
Business ...................................      69
Regulatory Matters .........................      85
Management .................................      98
Principal Shareholders .....................     107
Certain Relationships and Related
   Transactions ............................     112
Material Tax Considerations ................     116


                                                 Page
                                                 ----
Description of Share Capital ...............     128
Shares Eligible for Future Sale ............     142
Underwriting ...............................     144
Exchange Rate Information ..................     148
Legal Matters ..............................     149
Experts ....................................     149
Where You Can Find More
   Information .............................     149
Enforceability of Civil Liabilities under
   United States Federal Securities Laws
   and Other Matters .......................     150
Index to Consolidated Financial
   Statements ..............................     F-1
Index to Syndicates 2020 and 3030
   Financial Statements ....................     P-1
Management's Discussion and Analysis
   of Financial Condition and
   Underwriting Results of Syndicates
   2020 and 3030 ...........................     M-1
Glossary of Selected Reinsurance,
   Insurance, Investment and Other
   Terms ...................................     G-1


                               ----------------

     Until December 28, 2003, which is the 25th day after the date of this prospectus, all dealers that buy, sell or trade our ordinary shares, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT, AND THE UNDERWRITERS HAVE NOT, AUTHORIZED ANY OTHER PERSON TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL AND SEEKING OFFERS TO BUY THESE SECURITIES ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF ORDINARY SHARES.

     ORDINARY SHARES MAY BE OFFERED OR SOLD IN BERMUDA ONLY IN COMPLIANCE WITH THE PROVISIONS OF THE INVESTMENT BUSINESS ACT OF 1998 OF BERMUDA WHICH REGULATES THE SALE OF SECURITIES IN BERMUDA. IN ADDITION, THE BERMUDA MONETARY AUTHORITY (THE "BMA") MUST APPROVE ALL ISSUANCES AND TRANSFERS OF SHARES OF A BERMUDA EXEMPTED COMPANY. BEFORE THIS OFFERING, WE EXPECT THE BMA WILL HAVE ISSUED ITS PERMISSION FOR THE ISSUE AND FREE TRANSFERABILITY OF THE ORDINARY SHARES BEING OFFERED PURSUANT TO THIS PROSPECTUS, AS LONG AS THE ORDINARY SHARES ARE LISTED ON THE NEW YORK STOCK EXCHANGE ("NYSE") OR OTHER APPOINTED STOCK EXCHANGE, TO AND AMONG PERSONS WHO ARE NON-RESIDENTS OF BERMUDA FOR EXCHANGE CONTROLS PURPOSES AND OF UP TO 20% OF THE ORDINARY SHARES TO AND AMONG PERSONS WHO ARE RESIDENTS IN BERMUDA FOR EXCHANGE CONTROL PURPOSES. IN ADDITION, WE WILL DELIVER TO AND FILE A COPY OF THIS PROSPECTUS WITH THE REGISTRAR OF COMPANIES IN BERMUDA IN ACCORDANCE WITH BERMUDA LAW. THE BMA AND THE REGISTRAR OF COMPANIES ACCEPT NO RESPONSIBILITY FOR THE FINANCIAL SOUNDNESS OF ANY PROPOSAL OR FOR THE CORRECTNESS OF ANY OF THE STATEMENTS MADE OR OPINIONS EXPRESSED IN THIS PROSPECTUS.

     WE HAVE NOT AUTHORIZED ANY OFFER OF THE ORDINARY SHARES BEING OFFERED PURSUANT TO THIS PROSPECTUS TO THE PUBLIC IN THE UNITED KINGDOM WITHIN THE MEANING OF THE PUBLIC OFFERS OF SECURITIES REGULATION 1995, AS AMENDED (THE "REGULATIONS"). ORDINARY SHARES MAY NOT LAWFULLY BE OFFERED OR SOLD TO PERSONS IN THE UNITED KINGDOM EXCEPT IN CIRCUMSTANCES WHICH DO NOT RESULT IN AN OFFER TO THE PUBLIC IN THE UNITED KINGDOM WITHIN THE MEANING OF THE REGULATIONS OR OTHERWISE IN COMPLIANCE WITH ALL APPLICABLE PROVISIONS OF THE REGULATIONS.

     THIS DOCUMENT IS FOR DISTRIBUTION ONLY TO PERSONS WHO (1) ARE OUTSIDE THE UNITED KINGDOM, (2) HAVE PROFESSIONAL EXPERIENCE IN MATTERS RELATING TO INVESTMENTS OR (3) ARE PERSONS FALLING WITHIN ARTICLE 49(2)(A) TO (D) ("HIGH NET WORTH COMPANIES, UNINCORPORATED ASSOCIATIONS, ETC.") OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2001 (AS AMENDED) (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS "RELEVANT PERSONS"). THIS DOCUMENT MUST NOT BE ACTED ON OR RELIED ON BY PERSONS WHO ARE NOT RELEVANT PERSONS. ANY INVESTMENT OR INVESTMENT ACTIVITY TO WHICH THIS DOCUMENT RELATES IS AVAILABLE ONLY TO RELEVANT PERSONS AND WILL BE ENGAGED IN ONLY WITH RELEVANT PERSONS.

     IN THE UNITED KINGDOM, ANY COMPANY OR INDIVIDUAL THAT (TOGETHER WITH ITS OR HIS ASSOCIATES) DIRECTLY OR INDIRECTLY ACQUIRES 10% OR MORE OF OUR ORDINARY SHARES, OR IS ENTITLED TO EXERCISE OR CONTROL THE EXERCISE OF 10% OR MORE OF THE VOTING POWER OF OUR ORDINARY SHARES, WOULD BE CONSIDERED TO HAVE ACQUIRED "CONTROL" OF ASPEN INSURANCE HOLDINGS LIMITED AND, BY EXTENSION, ASPEN INSURANCE UK LIMITED AND THEREFORE MUST FIRST NOTIFY THE U.K. FINANCIAL SERVICES AUTHORITY ("FSA") OF ITS OR HIS INTENTION TO DO SO AND OBTAIN THE FSA'S PRIOR APPROVAL. SEE "RISK FACTORS -- RISKS RELATED TO OUR ORDINARY SHARES AND THIS OFFERING -- THERE ARE REGULATORY LIMITATIONS ON THE OWNERSHIP AND TRANSFER OF OUR ORDINARY SHARES."

                              PROSPECTUS SUMMARY


     This summary highlights information contained elsewhere in this prospectus and may not contain all of the information that may be important to you. In this prospectus, references to the "Company," "we," "us" or "our" refer to Aspen Insurance Holdings Limited (formerly known as Exali Reinsurance Holdings Limited; "Aspen Holdings") or Aspen Holdings and its wholly-owned subsidiaries Aspen Insurance UK Limited (formerly known as Wellington Reinsurance Limited and The City Fire Insurance Company Limited; "Aspen U.K."), Aspen (UK) Holdings Limited ("Aspen U.K. Holdings"), Aspen Insurance UK Services Limited ("Aspen U.K. Services"), Aspen Insurance Limited ("Aspen Bermuda"), Aspen U.S. Holdings, Inc. ("Aspen U.S. Holdings"), Aspen Specialty Insurance Company (formerly known as Dakota Specialty Insurance Company; "Aspen U.S."), Aspen Specialty Insurance Management Inc. ("Aspen Specialty Management"), Aspen Re America, Inc. ("Aspen Re America"), Aspen Insurance U.S. Services Inc. ("Aspen U.S. Services") and any other direct or indirect subsidiary collectively, as the context requires. Aspen U.K., Aspen Bermuda and Aspen U.S. are each referred to herein as an "Insurance Subsidiary," and collectively referred to as the "Insurance Subsidiaries." References in this prospectus to "U.S. dollars," "dollars," "$" or "(cents)" are to the lawful currency of the United States of America, references to "British Pounds," "pounds" or "(pounds sterling)" are to the lawful currency of the United Kingdom, and references to "euros" or "(euros)" are to the lawful currency adopted by the participating member states of the European Union (the "E.U.") other than Denmark, Sweden and the United Kingdom, unless the context otherwise requires. In this prospectus, the financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America ("U.S. GAAP"). As used in this prospectus, "common shares" refers to our ordinary shares of par value 0.15144558(cents) each ("ordinary shares") and non-voting ordinary shares of par value 0.15144558(cents) each ("non-voting shares"), collectively. Unless otherwise stated, all figures assume no exercise of the underwriters' over allotment option or of any outstanding options to purchase the shares of Aspen Holdings. All share amounts, per share data and strike prices contained in this prospectus have been adjusted to reflect a 10 for 1 share split which the Company effected on November 6, 2003. As used in this prospectus, all references to "bye-laws" are intended to refer to our amended and restated bye-laws, which will be in effect upon the completion of this offering and as more specifically described in "Description of Share Capital -- Bye-laws." All references to "shareholders' agreement" and "registration rights agreement" are intended to refer to the amended and restated shareholders' agreement and second amended and restated registration rights agreement, which, after the execution by the parties thereto, will be fully in effect upon the completion of this offering and as more specifically described in "Description of Share Capital -- Shareholders' Agreement" and "-- Registration Rights Agreement," respectively. Although this summary contains important information about the Company and this offering, you should read it together with the more detailed information and our financial statements and the notes to those statements appearing elsewhere in this prospectus. You should read this entire prospectus carefully, including "Risk Factors" and "Forward-Looking Statements," to determine how suitable an investment in the Company would be for you. For your convenience, we have provided a Glossary of Selected Reinsurance, Insurance, Investment and Other Terms, which begins on page G-1, and have printed these terms in boldface type the first time they are used in this prospectus.

                                  OUR COMPANY
OVERVIEW

     We are a Bermuda holding company that provides PROPERTY and CASUALTY REINSURANCE in the global market, PROPERTY and LIABILITY INSURANCE principally in the United Kingdom and surplus lines insurance in the United States through our wholly-owned subsidiaries located in London, Bermuda and the United States. In the period from our formation on May 23, 2002, through December 31, 2002, we wrote $374.8 million in gross PREMIUMS, of which $288.2 million related to reinsurance and $86.6 million related to insurance. For the nine months ended September 30, 2003, we wrote $1,161.8 million in gross premiums, of which $939.6 million related to reinsurance and $222.2 million related to insurance. As of September 30, 2003, approximately 50.3% of our reinsurance GROSS PREMIUMS WRITTEN covered risks located in the United States and Canada, approximately 19.9% covered risks located in the United Kingdom and the balance covered worldwide risks and risks located in Western Europe, Japan and Australia. Our insurance business covers commercial risks predominantly located in the United Kingdom and the United States.

     Our management and most of our UNDERWRITERS worked as a team at Society of Lloyd's ("Lloyd's") Syndicate 2020 ("Syndicate 2020") and its predecessors. Syndicate 2020 is an UNDERWRITING operation in the London insurance and reinsurance market (the "London Market") and is managed by Wellington Underwriting Agencies Limited ("WUAL"), a wholly-owned subsidiary of one of our largest shareholders, Wellington Underwriting plc ("Wellington"). Since the formation of the Company, Syndicate 2020 has continued to operate within the operating and regulatory structure of the Lloyd's market. Aspen U.K., our principal U.K. operating subsidiary, is an insurance company directly regulated by the FSA and, as such, is not a member of Lloyd's or part of the Lloyd's market.


     When we commenced operations on June 21, 2002, Wellington and WUAL agreed to facilitate the transfer to us of our senior management team and all of the Syndicate 2020 underwriters that specialize in the lines of business that we underwrite. As part of this agreement, Wellington agreed to provide us with some administrative services for a transition period, to offer us a QUOTA SHARE of Syndicate 2020's business and not to compete initially with us. We have chosen to continue to outsource support for our information technology systems to Wellington, but we anticipate that we will not continue to receive any other significant services from WUAL beyond the end of 2003. We also received cash from Wellington upon its exercise of rights to purchase our ordinary shares.


     As a result of these formation agreements, we secured from Wellington and WUAL the opportunity to underwrite a substantial portion of the portfolio of risks that had been developed over many years by the team of underwriters that joined us from Syndicate 2020. This portion of the portfolio of risks comprises certain of our initial lines of business, including U.K. commercial property insurance, U.K. commercial liability insurance, property reinsurance and casualty reinsurance (the "Initial Lines of Business"). This established book of business and the operational continuity we enjoy give us a competitive advantage over other recent start-up companies in the insurance and reinsurance sectors.

     We manage our operations around two business segments: reinsurance and insurance. These two business segments and their respective lines of business may, at times, have different business cycles, allowing us to manage our business by emphasizing one segment over the other, or one line of business within a particular segment over another, depending on market conditions.

     Our reinsurance segment consists of property reinsurance, casualty reinsurance and specialty reinsurance lines of business. We strive to differentiate ourselves by providing our customers with innovative and customized reinsurance solutions to complex risks by utilizing our intellectual capital and our underwriters' extensive experience in the marketplace.

     Our reinsurance operations are primarily centered in London, one of the major reinsurance markets in the world which through its high concentration of BROKERS and insurers attracts customers from all over the world. Our operational base in London allows our management and underwriters to continue to access their long-standing broker and client relationships in this highly developed market. We believe that our presence in the London Market also gives us the advantage of convenient access to extensive resources of underwriting and other professional services, such as actuarial analysis, CLAIM adjustment and consulting services.

     In addition to the London Market, we have expanded our reinsurance operations to the important and growing Bermuda market by establishing Aspen Bermuda. We believe that Aspen

Bermuda will allow us to continue to diversify our portfolio and to take advantage of the efficient operating environment that Bermuda provides.

     Our insurance segment consists of commercial property insurance and commercial liability insurance lines of business. We currently focus on U.K.-based commercial risks placed through our established contacts with the London and broader U.K. broker community, as well as U.S. surplus lines insurance.

     Our insurance operations are conducted in London and, most recently, in the United States. In the United Kingdom and The Republic of Ireland ("Ireland"), we underwrite property and liability lines for small and medium-sized commercial customers. We believe that we are able to underwrite these risks successfully because of the specialized knowledge of our dedicated underwriting team and our underwriters' credibility and relationships in the London Market and throughout the U.K. regional markets. Generally, these lines of insurance have experienced a considerable shortage of CAPACITY since 2001 as a result of, among other things, the exit from the market of a large U.K. insurance provider and events affecting the insurance industry generally.

     For our U.S. surplus lines business we intend to write both property and casualty insurance business. We expect this book of business to consist of approximately 70% property risks and 30% casualty risks.

     Our largest shareholders include affiliates of The Blackstone Group ("Blackstone"), Wellington, Candover Partners Limited ("Candover"), Credit Suisse First Boston Private Equity ("CSFB Private Equity"), Montpelier Re Holdings Ltd. ("Montpelier Re"), 3i Group plc ("3i"), Olympus Partners ("Olympus") and Phoenix Equity Partners ("Phoenix"). At September 30, 2003, we had $990.9 million in shareholders' equity.

MARKET OPPORTUNITY

     At the time we started Aspen Holdings, we identified unprecedented opportunities for new insurers and reinsurers. In the late 1990s, the insurance and reinsurance industry had suffered from excess underwriting capacity and poor pricing conditions. The resulting underwriting LOSSES were progressively recognized by the industry and continued to affect companies' earnings and capital into the early years of the current decade. In addition, beginning in 2000, insurers and reinsurers suffered from a rapidly declining interest rate environment and increasingly negative returns on their equity investments, which further reduced the industry's capital and capacity for risk-taking.


     As a result of these trends, pricing conditions in many lines of business started improving by early 2001. The terrorist attacks of September 11th added to the emerging reserve deficiencies of many insurers and reinsurers around the world, contributing to a shortage of underwriting capacity in certain lines of business, a retrenchment by many market players and a growing number of insolvencies in the industry. Industry estimates suggest that the capital base of the global property and casualty insurance and reinsurance markets diminished by an estimated $180 billion from the end of 2000 through August of 2002. This equaled 25% of the approximately $700 billion in available capital at the end of 2000.


     These market conditions have led to sharp RATE increases as well as tightening of coverage terms and conditions in certain business lines and have created a favorable pricing environment for many segments of the reinsurance and insurance industry. We believe that we have the experience and knowledge to take advantage of these opportunities and to manage our business successfully throughout the cycles of the industry.

OUR COMPETITIVE STRENGTHS

     We believe we distinguish ourselves from both well-established global players and recent new market participants as follows:

     o Continuity of Business and Unencumbered Balance Sheet. Our portfolio of reinsurance and insurance risks are managed and underwritten at our Company by many of the same professionals who built and managed the business at Syndicate 2020. This continuity distinguishes us from most other new entrants in the marketplace. Like other new Bermuda entrants, however, we benefit from an unencumbered balance sheet. We do not have legacy EXPOSURE to any pre-2002 liabilities, except for small portfolios of insurance obligations assumed by us as a result of our acquisitions, for which we have net RESERVES of approximately $12.5 million.

     o Experienced Management and Underwriting Teams with Proven Execution. Our team of underwriting and risk management professionals, many of whom have worked together since 1996, has extensive experience operating a large insurance and reinsurance franchise successfully through underwriting cycles. For the years 1999, 2000, 2001 and 2002, the COMBINED RATIOS for the Initial Lines of Business that they wrote at Syndicate 2020 were 78%, 71%, 174% (including 103 percentage points due to September 11th-related claims) and 93%, respectively, compared with average combined ratios (weighted by NET PREMIUMS WRITTEN) of 112%, 112%, 128% and 107%, respectively, for the Standard & Poor's Top 25 Reinsurance Groups Ranked by Net Reinsurance Premiums Written for the years 1999, 2000, 2001 and 2002.

     o Strong Franchise with Ability to Influence Terms and Conditions. As a result of our strong franchise and recognized expertise, we believe that we have greater access to business opportunities than many of our competitors and that we are able to play a leading role (in approximately 75% of our business) in establishing the terms and conditions with respect to the business that we underwrite.

     o Financial Strength. We believe our capital base of $990.9 million plus the net proceeds from this offering provide a high degree of financial strength to support our operations. A.M. Best Company Inc. ("A.M. Best") assigned an "A" (Excellent) financial strength rating, the third highest of fifteen rating levels, to Aspen U.K. and an "A-" (Excellent) rating, the fourth highest of fifteen rating levels, to Aspen Bermuda and to Aspen U.S. Standard & Poor's Rating Services ("S&P") assigned a rating of "A" (Strong), the sixth highest of twenty-one rating levels, to both Aspen U.K. and Aspen Bermuda. Moody's Investors Services, Inc. ("Moody's") assigned a rating of "A2"
          (Good), the eighth highest of twenty-seven rating levels, to Aspen U.K. These ratings reflect A.M. Best's, S&P's and Moody's respective opinions of our financial strength and ability to meet ongoing obligations to policyholders and are not applicable to the securities offered by this prospectus.


OUR BUSINESS STRATEGY

     The key aspects of our business strategy are to:

     o Diversify Our Business Portfolio. We plan to continue to diversify our insurance and reinsurance operations while remaining focused on the same type of high value-added underwriting for which we enjoy a strong reputation. We intend to expand into different lines of business, offer new products within our existing lines of business, selectively increase our exposure in parts of the world where we are currently under-represented and increase the amount of insurance business that we underwrite.

     o Build on Our Presence in the London, Bermuda and U.S. Markets. Our presence in both the London and Bermuda markets allows us to serve more of our clients' needs by offering a wider range of products. In addition to maintaining a strong presence in the United Kingdom, we plan to expand our underwriting capacity in Bermuda and the United States significantly beginning in 2004.

     o Deploy Our Capital Effectively. Our initial private equity funding, net of issuance costs, of $836.9 million was sized to address our initial capital needs, most of which was rapidly deployed to support the business written by Aspen U.K. and Aspen Bermuda. We strive to maintain an optimal level of capital relative to our business plan by employing rigorous statistical modeling techniques to assess the risk of loss to our capital base based upon our portfolio of risks. We intend to manage our capital prudently relative to our risk exposure to maximize profitability and long-term growth in shareholder value.

     o Anticipate and Adapt to Changing Market Conditions. By anticipating changing market conditions, we seek to access different lines of business with complementary risk/return characteristics and to deploy capital appropriately. At the current time, we plan to increase the amount of insurance that we underwrite relative to the amount of reinsurance. We believe this will improve the balance of our business. We also plan to increase the amount of casualty lines we underwrite relative to the amount of property lines because of attractive market trends. We are prepared to reposition our underwriting and capital management strategies in order to respond in a timely manner to the changing market environment for all or some of our lines of business.

     o Manage Risk Retention through the Purchase of Reinsurance. While we seek to write business which is profitable on a gross basis, we manage our net exposure to catastrophic losses and large individual risk losses by selectively purchasing reinsurance. We seek the optimal protection for the individual and aggregate exposures that we assume under our contracts, with a view to reducing the volatility of our underwriting results on a long-term basis.

     o Employ a Conservative Investment Policy. We protect our capital by employing a conservative investment policy that focuses on highly rated fixed income securities. We currently do not invest in equity securities.

RECENT DEVELOPMENTS

     On September 5, 2003, Aspen U.S. Holdings acquired Dakota Specialty Insurance Company ("Dakota Specialty"), which we refer to as Aspen U.S. and has been renamed Aspen Specialty Insurance Company. Aspen U.S. is a wholly-owned surplus lines subsidiary incorporated in North Dakota eligible to write certain lines of insurance on a surplus lines basis in the majority of states in which we intend to write business. Aspen U.S. was subsequently capitalized with $101 million derived from our existing funds and funds from our credit facilities.

     As of the date of acquisition, Aspen U.S. had reserves for gross LOSSES AND LOSS ADJUSTMENT EXPENSES of $15.1 million. Reinsurance receivable balances in respect of these amounts totaled $8.6 million (excluding amounts receivable from the former parent company of Dakota Specialty and its affiliates), resulting in net reserves for losses and loss adjustment expenses of $6.5 million. On September 5, 2003 Aspen U.S. received a cash payment of $5.6 million in consideration for the commutation of the reinsurance contracts with its former parent company and affiliates of its former parent company.


     On November 18, 2003, Aspen Re America, Inc., a wholly-owned subsidiary of Aspen U.S. Holdings, was incorporated in Delaware. Aspen Re America will function as a reinsurance intermediary broker and will be headquartered in New Jersey. Aspen Re America is currently in the process of obtaining a corporate New Jersey resident reinsurance intermediary license and a corporate Delaware non-resident reinsurance intermediary license.

     We have agreed in principle with Wellington that, upon approval of our board of directors and execution of a final ageeement, we would terminate their non-compete obligations and as part of such agreement, we would not offer Syndicate 2020 a quota share of Aspen U.K.'s business for 2004 only.


OUTLOOK

     Management believes that after several years of dramatically increased relative rate levels, premium rates for property and casualty reinsurance will remain firm for the remainder of 2003, with casualty rates continuing to increase in 2004. In our insurance lines, management currently believes that rates in our commercial property insurance lines will remain at attractive levels while gradually softening from 2004, whereas the rates in our commercial liability lines will continue to be strong.


RISKS RELATING TO OUR COMPANY

     As part of your evaluation of the Company, you should take into account the risks we face in our business. These risks include:

     o Limited Assurance of Future Success from the Syndicate 2020's Historical Operations. Aspen U.K. will be seeking to underwrite classes of business similar to those underwritten by Syndicate 2020, but that business could have a substantially different risk profile or different pricing than those previously underwritten. In addition, like all insurance companies in their initial stages of development, our operations in Bermuda could face substantial business and financial risks and may suffer significant losses. It is possible that we will not be successful in duplicating the past performance of Syndicate 2020.

     o Uncertainty of Establishing Loss Reserves. Establishing and maintaining an appropriate level of LOSS RESERVES is an inherently uncertain process. Because of this uncertainty, it is possible that our reserves at any given time will prove inadequate. This could cause a material increase in our liabilities and a reduction in our profitability, including operating losses and reduction of capital.

     o Exposure to Natural and Man-Made Disasters. We may have substantial exposure to large, unexpected losses resulting from natural and man-made disasters and other catastrophic events. The incidence and severity of such CATASTROPHES are inherently unpredictable and our losses from catastrophes could be substantial. The occurrence of large claims from catastrophic events may result in substantial volatility in our financial condition or results of operations for any fiscal quarter or year and could adversely affect our ability to write new business.

     o Dependence on the Pricing and Availability of Reinsurance Purchased. In order to limit the effect of large and multiple losses arising from a catastrophic event upon our financial condition, we have purchased reinsurance protection. A reinsurer's insolvency or inability or reluctance to make timely payments under the terms of its reinsurance TREATY with us could have a material adverse effect on us. In addition, we may not be able to obtain the types and amounts of reinsurance that we consider adequate for our business needs.

     o Uncertainty of Emerging Claim and Coverage Issues. Unexpected and unintended issues related to claims and coverage may emerge as industry practices and legal, judicial, social and other conditions change. These issues may adversely affect our business by either extending coverage beyond our underwriting intent or by increasing the number or size of claims. In some instances, these changes may not become apparent until some time after we have issued insurance or reinsurance contracts that are affected by the changes.

     o Dependence on Key Employees. Our success will depend in substantial part upon our ability to retain our principal employees and to attract additional employees. Although we are not aware of any planned departures, if we were to lose the service of members of our management team, our business could be adversely affected.

     For more information about these and other risks, see "Risk Factors" beginning on page 15. You should carefully consider these risk factors together with all of the other information included in this prospectus before making an investment decision.

SYNDICATES FINANCIAL INFORMATION

     We have included in this prospectus the audited combined financial statements of Syndicate 2020 and Lloyd's Syndicate 3030 ("Syndicate 3030"; together with Syndicate 2020, the "Syndicates") for the years ended December 31, 2000, 2001 and 2002 (the "Syndicates Financial Statements") because a significant part of our management team came from Wellington and the Syndicates, while at the Syndicates this team developed the business which would become our Initial Lines of Business, and we participated in 2002 and 2003 in other business lines written by the Syndicates by way of a quota share arrangement. "Quota share" is a form of reinsurance in which premiums and losses are shared proportionately between the ceding company and the reinsurer. Under quota share arrangements, the same percentage of premiums and loss sharing applies to all reinsured policies in a given class of business. During that period the Syndicates wrote a diverse range of business (the "Syndicates Business"), including the Initial Lines of Business written by the Company as well as other lines of business which are not currently written directly by the Company. However, the Company has an interest in these other lines as a result of Aspen U.K.'s participation in the quota share arrangements with the Syndicates. Aspen U.K.'s participation in these arrangements with the Syndicates constituted approximately 58% of our gross premiums written from our formation through December 31, 2002, but only accounted for approximately 5% of our gross premiums written for the nine months ended September 30, 2003.

     We consider the Syndicates Financial Statements as reflective of the performance of the Syndicates at a time when market conditions were very different from those currently prevailing due to a variety of reasons, including the impact of the unprecedented losses arising from the destruction of the World Trade Center. Moreover, the business mix of the Company is significantly different from the business mix of the Syndicates Business. The results of the Syndicates Business are not therefore necessarily indicative of the future results or performance of the Company.

     The Company did not acquire or assume any assets, premiums or reserves of the Syndicates Business for any years prior to 2002.


U.S. PERIODIC REPORTING REQUIREMENTS

     As a foreign private issuer (as defined in rules under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), we are not required to comply with the periodic reporting requirements imposed upon a U.S. domestic private issuer of equity securities registered under the Exchange Act. Nonetheless, pursuant to a provision in our bye-laws, we will file with the Securities and Exchange Commission (the "SEC") all annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports with respect to specified events on Form 8-K, as would be required of a U.S. domestic issuer subject to those particular requirements of the Exchange Act (including the informational and timing requirements for filing such reports). The audited consolidated financial statements and financial schedules contained in such annual reports and the unaudited quarterly financial information contained in such quarterly reports will be prepared in accordance with U.S. GAAP and will include "Management's Discussion and Analysis of Financial Condition and Results of Operations" for the relevant periods.

                                  ----------

     Our principal executive offices are located at Victoria Hall, 11 Victoria Street, Hamilton HM 11, Bermuda and our telephone number at that location is
(441) 295-8201.

                                  THE OFFERING


Ordinary shares offered by us....    10,524,000 ordinary shares


Over-allotment option............    1,578,600 ordinary shares


Ordinary shares to be
outstanding after the offering...    67,600,703 ordinary shares


Use of proceeds..................    We estimate our net proceeds from the
                                     initial public offering of 10,524,000 of our ordinary shares, after deducting the underwriting discounts and commissions and estimated offering expenses we will pay, will be approximately $212.5 million. We estimate that our net proceeds will be approximately $245.5 million if the underwriters exercise their over-allotment option in full. We intend to use the net proceeds of this offering to provide initial or additional capital to our subsidiaries, to repay a portion of the outstanding debt under our revolving credit facilities, which is discussed in
                                     "Management's Discussion and Analysis of
                                     Financial Condition and Results of
                                     Operations -- Liquidity and Capital
                                     Resources," and for other general corporate purposes.


Dividend policy..................    Our board of directors intends to authorize
                                     the payment of a dividend of $0.03 per
                                     ordinary share per fiscal quarter to our shareholders of record, beginning in the first quarter of 2004. Any determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our financial position, significant restrictions which are described under "Dividend Policy" and "Regulatory Matters" and any other factors our board of directors deems relevant at the time.


NYSE ticker symbol...............    AHL


     The number of ordinary shares shown to be outstanding after the offering is based upon 56,924,120 ordinary shares outstanding as of September 30, 2003 and includes 10,524,000 ordinary shares offered by us as well as 152,583 ordinary shares to be issued to Harrington Trust Limited ("Names' Trustee"), as successor trustee of the Name's Trust (the "Names' Trust"), upon the exercise of the options held by the Names' Trustee for the benefit of the members of Syndicate 2020 who are not corporate members of Wellington (the "Unaligned Members") and excludes:

     o 1,578,600 ordinary shares that may be issued under the underwriters' over-allotment option;

     o 6,347,736 non-voting shares (which automatically convert into ordinary shares at a one-to-one ratio upon completion of this offering once issued) that may be issued in their entirety or partially after this offering under options granted to Wellington exercisable for 3,781,120 non-voting shares and to the Names' Trustee, exercisable for 2,566,616 non-voting shares, which options have an exercise price of (pounds sterling)10 per share increased by 5% per annum from June 21, 2002 to the date of exercise, less any dividends and distributions;


     o 3,884,020 ordinary shares that may be issued pursuant to options that have been granted under our share incentive plan at a weighted average exercise price of (pounds sterling)10.70 per share;

     o 1,840,550 ordinary shares available for future issuance under our share incentive plan; and

     o    100,000,000 authorized but not issued preference shares.


     The Names' Trustee has delivered a notice to the Company that it will exercise upon or shortly after completion of this offering 440,144 options to purchase ordinary shares with 87,517 options being exercised on a cash basis at an exercise price of (pounds sterling) 10.73 and 352,627 options being exercised on a cashless basis, resulting in 65,066 ordinary shares to be issued. Wellington will not exercise any of its 3,781,120 options upon completion of this offering, although it has the right to do so at such time and thereafter on terms described in "Description of Share Capital -- Investor Options." Both the Names' Trustee and Wellington may exercise their respective options in full or in part, on a cash or cashless basis.

                  SUMMARY CONSOLIDATED FINANCIAL INFORMATION

     The following table sets forth our summary historical financial information for the period ended and as of the dates indicated. The summary income statement data for the period from our inception at May 23, 2002 through December 31, 2002 and the balance sheet data as of December 31, 2002 are derived from our audited consolidated financial statements included elsewhere in this prospectus, which have been prepared in accordance with U.S. GAAP and have been audited by KPMG Audit Plc, our independent auditors. The summary income statement data for the nine months ended September 30, 2003 and the balance sheet data as of September 30, 2003 are derived from our condensed consolidated financial statements included elsewhere in this prospectus. The condensed consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and, in our opinion, include all adjustments, consisting only of normal recurring adjustments which we consider necessary for a fair presentation of our results of operations and financial position for this period. These historical results are not necessarily indicative of results to be expected from any future period, and the results presented below are not necessarily indicative of our full year performance. Due to our limited operating history, the ratios presented may not be indicative of our future performance. You should read the following summary consolidated financial information along with the information contained in this prospectus, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited consolidated financial statements, condensed consolidated financial statements and related notes included elsewhere in this prospectus.




                                                                         NINE MONTHS        PERIOD FROM
                                                                            ENDED         MAY 23, 2002 TO
                                                                        SEPTEMBER 30,      DECEMBER 31,
                                                                             2003             2002(1)
                                                                       ---------------   ----------------
                                                                       ($ AND SHARES IN MILLIONS, EXCEPT
                                                                               PER SHARE AMOUNTS
                                                                                AND PERCENTAGES)
SUMMARY INCOME STATEMENT DATA:
Gross premiums written .............................................      $ 1,161.8         $  374.8
Net premiums written ...............................................          961.1            312.6
Net premiums earned ................................................          539.0            120.3
Loss and loss adjustment expenses ..................................         (276.4)           (76.9)
Policy acquisition and general and administrative expenses .........         (140.8)           (29.8)
Net investment income ..............................................           16.7              8.5
Net income .........................................................           97.6             28.6

Basic earnings per share ...........................................            1.72             0.89
Fully diluted earnings per share ...................................            1.71             0.89
Basic weighted average shares outstanding ..........................           56.9             32.0
Diluted weighted average shares outstanding ........................           57.3             32.0

SELECTED RATIOS (BASED ON U.S. GAAP INCOME STATEMENT DATA):
Loss ratio (on net premiums earned)(2) .............................             51%              64%
Expense ratio (on net premiums earned)(3) ..........................             26               25
                                                                           ---------         --------
Combined ratio(4) ..................................................             77%              89%

                                                                AS OF               AS OF
                                                         SEPTEMBER 30, 2003   DECEMBER 31, 2002
                                                        -------------------- ------------------
                                                                ($ IN MILLIONS, EXCEPT
                                                                  PER SHARE AMOUNTS)
SUMMARY BALANCE SHEET DATA:
Cash and investments(5) ...............................     $ 1,281.8            $  932.0
Premiums receivable ...................................         635.5               214.5
Total assets ..........................................       2,252.2             1,211.8
Losses and loss adjustment expense reserves ...........         382.0                93.9
Reserve for unearned premium ..........................         727.6               215.7
Total Shareholders' equity ............................         990.9               878.1

PER SHARE DATA (BASED ON U.S. GAAP BALANCE SHEET DATA):
Book value per share(6) ...............................     $    17.41           $   15.44
Diluted book value per share(7) .......................          17.30               15.44

----------
(1) The financial information for this period reflects our results for the period from May 23, 2002, the date of our formation, to December 31, 2002.

(2) The LOSS RATIO is calculated by dividing losses and loss adjustment expenses by NET PREMIUMS EARNED.

(3) The EXPENSE RATIO is calculated by dividing acquisition expense and general and administrative expense by net premiums earned.

(4)   The combined ratio is the sum of the loss ratio and the expense ratio.

(5)   Investments include fixed maturities and short-term investments.

(6) Book value per share is based on total shareholders' equity divided by the number of shares outstanding of 56,876,360 and 56,924,120 at December 31, 2002 and September 30, 2003, respectively.

(7) Fully diluted book value per share is calculated based on total shareholders' equity at December 31, 2002 and September 30, 2003, divided by the number of shares outstanding of 56,876,360 and 57,282,800 at December 31, 2002 and September 30, 2003, respectively. Potentially dilutive options were not dilutive at December 31, 2002, but at September 30, 2003 there were 358,680 dilutive options. Potentially dilutive shares outstanding are calculated using the treasury method.

               SUMMARY UNAUDITED PRO FORMA FINANCIAL INFORMATION
                              AND OPERATING DATA

     We have prepared our unaudited pro forma combined statement of underwriting results for the year ended December 31, 2002 to describe the underwriting results for the year ended December 31, 2002 as if Aspen Holdings had itself commenced its operations on January 1, 2002.

     We have based our presentation on Aspen Holdings' statement of operations for the period ended December 31, 2002 and the Syndicates' combined statement of operations for the year ended December 31, 2002. We have then adjusted these historical results to remove the amounts in respect of Syndicate 2020's business other than the Initial Lines of Business. The pro forma financial information shows what the underwriting results of Aspen Holdings might have been had it itself written the Initial Lines of Business from January 1, 2002 and also assumed responsibility for the Initial Lines of Business lines written by Syndicate 2020 prior to January 1, 2002. The pro forma financial information includes the results for the year ended December 31, 2002 of business written by each of the Syndicates and Aspen Holdings in 2002 and also the results, including premium and loss development, of business written by Syndicate 2020 in 2001 and prior years. The pro forma financial information is net of the amounts retained by National Indemnity Company, a member of the Berkshire Hathaway group of companies, under its quota share reinsurance of Syndicate 2020.

     We have included a reconciliation of the underwriting results of each of Aspen Holdings and the Syndicates to the net income included in their respective audited financial statements for the period from May 23, 2002 to December 31, 2002 and year ended December 31, 2002.

     The following table sets forth our unaudited pro forma combined statement of underwriting results to represent our business as if we had commenced our operations as of January 1, 2002 and had underwritten for the entire period. We have based our presentation on the actual underwriting results of the Syndicates for the period presented.




                                                              ASPEN                                        ASPEN
                                                            HOLDINGS      SYNDICATES                     HOLDINGS
                                                           HISTORICAL     HISTORICAL     ADJUSTMENTS     PRO FORMA
                                                          ------------   ------------   -------------   ----------
                                                                    ($ IN MILLIONS, EXCEPT PERCENTAGES)
Net premiums earned ...................................     $ 120.3         $ 863.0       $(497.4)         $ 485.9
Insurance losses and loss adjustment expenses .........       (76.9)         (523.0)        299.7           (300.2)
Policy acquisition expenses ...........................       (21.1)         (254.0)        137.6           (137.5)
Operating and administration expenses .................        (8.7)          (36.0)         33.8            (10.9)
                                                             -------        --------       -------         --------
Underwriting result ..................................      $  13.6         $  50.0        $(26.3)         $  37.3
                                                             =======        ========       =======         ========
Loss Ratio (on net premiums earned) ...................          64%             61%            60%             62%
Expense Ratio (on net premiums earned) ................          25              34             35              31
                                                             -------        --------       -------         --------
Combined Ratio (on net premiums earned) ...............          89%             95%            95%             93%
                                                             =======        ========       =======         ========

     The "Adjustments" column presents amounts included in the Syndicates' underwriting results on lines of business that Aspen Holdings will not write and that Syndicate 2020 will continue to write.

     Investment income and realized gains and losses have been excluded from the pro forma financial information during the period from January 1, 2002 to the date we commenced our operations because the Syndicates do not operate with any paid-up capital. As such, it would be inappropriate to make assumptions on investment income related to hypothetical capital and it would be confusing to include investment income on only reserves and not capital. Additionally, we have not included realized gains or losses because this would provide an incomplete assessment of the investment portfolio.

     The underwriting result of Aspen Holdings shown above can be reconciled to the net income included in Aspen Holdings' Consolidated Statement of Operations for the period from May 23, 2002 to December 31, 2002 as follows:


                                                    PERIOD FROM
                                                  MAY 23, 2002 TO
                                                 DECEMBER 31, 2002
                                                ------------------
                                                  ($ IN MILLIONS)
         Net income .........................        $  28.6
         Income tax .........................            6.5
         Net investment income ..............           (8.5)
         Realized investment losses .........            0.1
         Foreign exchange gain ..............          (12.7)
         Other ..............................           (0.4)
                                                     -------
         Underwriting result ................        $  13.6
                                                     =======

     The underwriting result of the Syndicates shown above can be reconciled to the net income included in the Syndicates' Combined Statement of Operations for the year ended December 31, 2002 as follows:




                                                    YEAR ENDED
                                                 DECEMBER 31, 2002
                                                ------------------
                                                  ($ IN MILLIONS)
         Net income .........................        $  71.0
         Net investment income ..............          (31.0)
         Realized investment losses .........           (4.0)
         Foreign exchange losses ............           14.0
                                                     -------
         Underwriting result ................        $  50.0
                                                     =======

     We have assumed that from January 1, 2002, we wrote the Initial Lines of Business directly, rather than assuming them by way of quota share arrangements, together with the business we have bound directly since our formation and our quota share reinsurance of the Syndicate 2020 and 3030 business that are not part of the Initial Lines of Business.

     Our senior management team and the majority of the underwriters responsible for our reinsurance and U.K. commercial property and liability insurance business joined Aspen Holdings from WUAL, a wholly owned subsidiary of Wellington and the managing agent of the Syndicates. Aspen Holdings did not acquire and does not have the right to renew any business previously written by the Syndicates, but Wellington has agreed not to compete with Aspen Holdings until after March 31, 2004 in the Initial Lines of Business previously written by the Syndicates. Aspen Holdings started to write renewals of the Initial Lines of Business in the third and fourth quarters of 2002. Aspen Holdings has not assumed responsibility for any business written by the Syndicates prior to January 1, 2002 and has participated in business written by the Syndicates after January 1, 2002 by way of quota share arrangements. These agreements are described under "Certain Relationships and Related Transactions -- Transactions and Relationships with Initial Investors."

     We caution that the Aspen Holdings pro forma statement of underwriting results presented herein is not indicative of the future underwriting results that we will achieve. Many factors may cause our actual underwriting results to differ materially from the pro forma results, including, but not limited to, the following:

     o Our unaudited pro forma statement of underwriting results includes premium and loss development on Initial Lines of Business lines entered into by Syndicate 2020 prior to January 1, 2002. Given the non-compete and other arrangements with Wellington as more specifically described under "Certain Relationships and Related Transactions -- Transactions and Relationships with Initial Investors"; we are assuming no premium or loss development on Initial Lines of Business written by Syndicate 2020 prior to January 1, 2002. Therefore, our reported premiums written and earned and reported losses and loss adjustment expenses in our initial years of operation could be lower than as presented in our unaudited pro forma statement of underwriting results.

     o We have made no adjustments to illustrate the impact of Aspen Holdings' reinsurance program other than the Syndicates' reinsurance program on the unaudited pro forma statement of underwriting results, as it is not practicable to do so.

     o Our future results of operations will depend in part on the amount of our investment income, which cannot be predicted and which will fluctuate depending upon the types of investments we select, our underwriting results and market factors.

     o Actual tax expense in future periods will be based on underwriting results plus investment income and other income and expense items not reflected in the unaudited pro forma statement of underwriting results.

                                 RISK FACTORS

     An investment in our ordinary shares involves a number of risks. You should carefully consider the following information about these risks, together with the other information contained in this prospectus, before investing in our ordinary shares. The risks and uncertainties described below are not the only ones we face. However, these are the risks our management believes are material. Additional risks not presently known to us or that we currently deem immaterial may also impair our future business or results of operations. Any of the risks described below could result in a significant or material adverse effect on our results of operations or financial condition, and cause a corresponding decline in the market price of our ordinary shares. You could lose all or part of your investment.

     This prospectus also contains forward-looking statements about our business and results of operations that could be impacted by various risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks and uncertainties described below and elsewhere in this prospectus. See "Forward-Looking Statements."

RISKS RELATED TO OUR COMPANY

THE HISTORICAL OPERATIONS AND RESULTS OF THE SYNDICATES MAY NOT BE INDICATIVE OF OUR FUTURE PERFORMANCE.

     We were formed on May 23, 2002 and began our business operations on June 21, 2002 when Aspen U.K. commenced its underwriting activities. The historic operations of Syndicate 2020, a portion of whose business we began to reinsure in 2002, do not form a meaningful basis on which to assess the value of an investment in Aspen Holdings. Our management's past results were achieved largely as contributors to the operation of Syndicate 2020 within the London Market. Aspen U.K. also operates in the London Market and will be seeking to underwrite classes of business with which our management is familiar, but that business could have a substantially different risk profile or different pricing than those previously underwritten by the Syndicates. In addition, we are still in the initial stage of our operations in Bermuda. Insurance companies, such as Aspen Bermuda, in their initial stages of development face substantial business and financial risks and may suffer significant losses. They must establish operating procedures, hire staff, install management information and other systems and complete other tasks necessary to conduct their intended business activities. It is possible that we will not be successful in duplicating the past performance of the Syndicates, or in implementing our business strategy. In addition, because we have not experienced any substantial claims to date, our historical financial results may not accurately indicate our future performance.

IF ACTUAL CLAIMS EXCEED OUR LOSS RESERVES, OUR FINANCIAL RESULTS COULD BE SIGNIFICANTLY ADVERSELY AFFECTED.

     Our results of operations and financial condition depend upon our ability to assess accurately the potential losses associated with the risks that we insure and reinsure. To the extent actual claims exceed our expectations, we will be required to immediately recognize the less favorable experience. This could cause a material increase in our provisions for liabilities and a reduction in our profitability, including operating losses and reduction of capital. To date, we have not been required to make any of these adjustments. However, it is early in our history, and the number and size of reported claims has been small. It is expected that in the future, the number of claims will increase, and their size and severity could exceed our expectations.

     We establish loss reserves to cover our estimated liability for the payment of all losses and LOSS EXPENSES incurred with respect to PREMIUMS EARNED on the policies that we write. Our current loss reserves are based on estimates involving actuarial and statistical projections of our expectations of the ultimate settlement and administration costs of claims INCURRED BUT NOT REPORTED ("IBNR"). We utilize actuarial models as well as historical insurance industry loss development patterns to establish appropriate loss reserves, as well as estimates of future trends in claims severity, FREQUENCY and other factors. Each of our Insurance Subsidiaries' reserving process and methodology are subject to a quarterly review, the results of which are presented to and reviewed by the boards of directors of our Insurance Subsidiaries. Establishing an appropriate level of loss reserves is an inherently uncertain process. Accordingly, actual claims and loss expenses paid will likely deviate, perhaps substantially, from the reserve estimates reflected in our consolidated financial statements.

OUR FUTURE PERFORMANCE MAY BE IMPACTED BY OUR LIMITED EXPERIENCE WITH CLAIMS ACTIVITY.

     As a newly formed company, we have not experienced any significant claims activity to date, so our claims systems and processes have not yet been utilized to the extent that we expect they will be going forward. We also rely on third party service providers to assist us in handling some claims activity. If these systems or our third party service providers fail to perform as expected, as claims begin to be filed, it could have a negative impact on our financial condition and results of operations.

WE COULD FACE UNANTICIPATED LOSSES FROM WAR, TERRORISM AND POLITICAL UNREST, AND THESE OR OTHER UNANTICIPATED LOSSES COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

     We may have substantial exposure to large, unexpected losses resulting from future man-made catastrophic events, such as acts of war, acts of terrorism and political instability. Although we may attempt to exclude losses from terrorism and certain other similar risks from some coverages we write, we may not be successful in doing so. We generally exclude acts of terrorism and losses stemming from nuclear, biological and chemical events; however, some states in the United States do not permit exclusion of fires following terrorist attacks from insurance policies and reinsurance treaties. Where we believe we are able to obtain pricing that adequately covers our exposure, we have written a limited number of reinsurance contracts covering solely the peril of terrorism. These risks are inherently unpredictable and recent events may lead to increased frequency and severity of losses. It is difficult to predict the timing of these events with statistical certainty or to estimate the amount of loss that any given OCCURRENCE will generate. To the extent that losses from these risks occur, our financial condition and results of operations could be materially adversely affected.

OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED BY THE OCCURRENCE OF CATASTROPHIC EVENTS SUCH AS NATURAL DISASTERS.

     As a part of our insurance and reinsurance operations, we have assumed substantial exposure to losses resulting from natural disasters and other catastrophic events. Catastrophes can be caused by various events, including hurricanes, earthquakes, hailstorms, explosions, severe winter weather, floods, tornadoes, and fires. The incidence and severity of such catastrophes are inherently unpredictable and our losses from catastrophes could be substantial. The occurrence of large claims from catastrophic events may result in substantial volatility in our financial condition or results of operations for any fiscal quarter or year and could have a material adverse effect on our financial condition or results of operations and our ability to write new business. In particular, we write a considerable amount of business that is exposed to Florida windstorms and California earthquakes. This volatility is compounded by accounting regulations that do not permit reinsurers to reserve for such catastrophic events until they occur. We expect that increases in the values and concentrations of insured property will increase the severity of such occurrences per year in the future. Although we will attempt to manage our exposure to these events, a single catastrophic event could affect multiple geographic zones or the frequency or severity of catastrophic events could exceed our estimates, either of which could have a material adverse effect on our financial condition or results of operations. Events that are driven by Florida windstorms and earthquakes in California in particular could have a material adverse effect on our financial condition and results of operations.

OUR PURCHASE OF REINSURANCE SUBJECTS US TO THIRD-PARTY CREDIT RISK AND SUCH REINSURANCE MAY NOT BE AVAILABLE ON FAVORABLE TERMS.

     We purchase reinsurance for our own account in order to mitigate the effect of certain large and multiple losses upon our financial condition. A reinsurer's insolvency or its inability or reluctance to make timely payments under the terms of its REINSURANCE AGREEMENT with us could have a material adverse effect on us because we remain liable to the insured.

     From time to time, market conditions have limited, and in some cases have prevented, insurers and reinsurers from obtaining the types and amounts of reinsurance that they consider adequate for their business needs. For example, following the terrorist attacks of September 11, 2001, reinsurance and retrocessional markets generally became less attractive for purchasers of reinsurance as supply contracted, terms were tightened and premium rates increased. Accordingly, we may not be able to obtain our desired amounts of reinsurance to reduce specific exposures. In addition, even if we are able to obtain such reinsurance, we may not be able to negotiate terms that we deem appropriate or acceptable or obtain such reinsurance from entities with satisfactory creditworthiness. As is typical in our industry, many of our reinsurance contracts have a one-year term, and it is not certain that they can be renewed on reasonable terms; however, based on our past experience and the current state of the reinsurance market, we believe we will be able to renew the majority of such contracts.

THE EFFECTS OF EMERGING CLAIM AND COVERAGE ISSUES ON OUR BUSINESS ARE
UNCERTAIN.

     As industry practices and legal, judicial, social and other environmental conditions change, unexpected and unintended issues related to claims and coverage may emerge. These issues may adversely affect our business by either extending coverage beyond our underwriting intent or by increasing the number or size of claims. In some instances, these changes may not become apparent until some time after we have issued insurance or reinsurance contracts that are affected by the changes. In addition, we are unable to predict the extent to which the courts may expand the theory of liability under a casualty insurance contract, such as the range of the occupational hazards causing losses under EMPLOYERS' LIABILITY insurance. In particular, our exposure to casualty reinsurance and U.K. liability insurance increases our potential exposure to this risk due to the uncertainties of expanded theories of liability and the LONG TAIL nature of these lines of business. There has been a recent, but inconclusive report, commissioned in the U.K. to address escalating premium rates in response to this uncertainty. As a result, the full extent of liability under our insurance or reinsurance contracts may not be known for many years after a contract is issued.

WE COULD BE ADVERSELY AFFECTED BY THE LOSS OF ONE OR MORE PRINCIPAL EMPLOYEES OR BY AN INABILITY TO ATTRACT AND RETAIN STAFF.

     Our success will depend in substantial part upon our ability to retain our principal employees and to attract additional employees. As of September 30, 2003, we had over 100 full-time employees and, accordingly, depend upon them for the generation and servicing of our business. We rely substantially upon the services of our senior management team. In particular, we rely substantially upon the service of Paul Myners, Chairman of our board of directors, Christopher O'Kane, our Chief Executive Officer, and Julian Cusack, our Chief Financial Officer. Although we have employment agreements with all of the members of our management team and we are not aware of any planned departures or retirements, if we were to lose the services of members of our management team, our business could be adversely affected. We do not currently maintain key man life insurance policies with respect to any of our employees.

THE FAILURE OF ANY OF THE LOSS LIMITATION METHODS WE EMPLOY COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION OR OUR RESULTS OF OPERATIONS.

     We seek to mitigate our loss exposure by writing a number of our insurance and reinsurance contracts on an EXCESS OF LOSS basis, such that we must pay losses that exceed a specified RETENTION. In addition, we limit program size for each client and purchase reinsurance for our own account. In the case of PROPORTIONAL REINSURANCE treaties, we seek PER OCCURRENCE LIMITATIONS or loss and loss expense ratio caps to limit the impact of losses from any one event. We also seek to limit our loss exposure by geographic diversification. Geographic zone limitations involve significant underwriting judgments, including the determination of the area of the zones and the inclusion of a particular policy within a particular zone's LIMITS. Various provisions of our policies, such as limitations or EXCLUSIONS from coverage or choice of forum, negotiated to limit our risks may not be enforceable in the manner we intend. We cannot be sure that any of these loss limitation methods will be effective. As a result of the risks we insure and reinsure, unforeseen events could result in claims that substantially exceed our expectations, which could have a material adverse effect on our financial condition or results of operations.

OUR BUSINESS COULD BE ADVERSELY AFFECTED BY BERMUDA EMPLOYMENT RESTRICTIONS.

     From time to time, we may need to hire additional employees to work in Bermuda. Under Bermuda law, non-Bermudians (other than spouses of Bermudians) may not engage in any gainful occupation in Bermuda without an appropriate governmental work permit. Work permits may be granted or extended by the Bermuda government upon showing that, after proper public advertisement in most cases, no Bermudian (or spouse of a Bermudian) is available who meets the minimum standard requirements for the advertised position. The Bermuda government recently announced a new policy limiting the duration of work permits to six years, with certain exemptions for key employees. Only one member of Aspen Bermuda's management team (or other officers) based in Bermuda is Bermudian. We currently have five employees in Bermuda. One of these employees is Julian Cusack, our Chief Financial Officer. Julian Cusack is a non-Bermudian and is working under a work permit that will expire on March 9, 2008. We plan to recruit additional employees by the end of 2003 to work in Bermuda for the Company or Aspen Bermuda. None of our current Bermuda employees for whom we have applied for a work permit has been denied. It is possible that we could lose the services of Julian Cusack or another key employee who is non-Bermudian if we were unable to obtain or renew their work permits, which could have a material adverse affect on our business.

OUR CONCENTRATION ON A LIMITED NUMBER OF LINES OF BUSINESS COULD MAKE US MORE SUSCEPTIBLE TO UNFAVORABLE MARKET CONDITIONS.

     We have a portfolio of business that is currently dominated by a limited number of lines of business, including property and casualty risk excess. Given this reliance, there is risk that unfavorable market conditions in these lines could have a disproportionate impact on our Company in comparison with our industry in general.

THE AGGREGATED RISKS ASSOCIATED WITH REINSURANCE UNDERWRITING COULD ADVERSELY AFFECT US.

     In our reinsurance business, we do not separately evaluate each of the individual risks assumed under most reinsurance treaties. This is common among reinsurers. Therefore, we will be largely dependent on the original underwriting decisions made by CEDING COMPANIES. We are subject to the risk that the ceding companies may not have adequately evaluated the risks to be reinsured and that the PREMIUMS CEDED may not adequately compensate us for the risks we assume.

WE MAY BE UNABLE TO ENTER INTO SUFFICIENT REINSURANCE SECURITY ARRANGEMENTS AND THE COST OF THESE ARRANGEMENTS MAY MATERIALLY IMPACT OUR MARGINS.

     As non-U.S. reinsurers, Aspen Bermuda and Aspen U.K. are required to post collateral security with respect to liabilities they assume from ceding insurers domiciled in the United States. The posting of collateral security is generally required in order for U.S. ceding companies to obtain credit in their U.S. statutory financial statements with respect to liabilities ceded to unlicensed or unaccredited reinsurers. Under applicable statutory provisions, the security arrangements may be in the form of letters of credit, reinsurance trusts maintained by third-party trustees or funds-withheld arrangements whereby the trust assets are held by the ceding company. Aspen U.K. is required to post letters of credit or establish other security for its U.S. CEDENTS in an amount equal to 100% of reinsurance recoverables under the agreements to which it is a party with the U.S. cedents. We have currently in place letters of credit facilities and trust funds, as further described in "Management Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," to satisfy these requirements. If these facilities are not sufficient or if the Company is unable to renew these facilities or is unable to arrange for other types of security on commercially acceptable terms, the ability of Aspen U.K. to provide reinsurance to U.S.-based clients may be severely limited. Security arrangements may subject our assets to security interests and/or require that a portion of our assets be pledged to, or otherwise held by, third parties and, consequently, reduce the liquidity of our assets. Although the investment income derived from our assets while held in trust typically accrues to our benefit, the investment of these assets is governed by the investment regulations of the state of domicile of the ceding insurer, which may be more restrictive than the investment regulations applicable to us under Bermuda or U.K. law. The restrictions may result in lower investment yields on these assets, which could adversely affect our profitability.

OUR INSURANCE SUBSIDIARIES ARE RATED BY A.M. BEST, S&P AND MOODY'S, AND A DECLINE IN ANY OF THESE RATINGS COULD AFFECT OUR STANDING AMONG BROKERS AND CUSTOMERS AND CAUSE OUR SALES AND EARNINGS TO DECREASE.

     Ratings are a significant factor in establishing the competitive position of insurance and reinsurance companies. A ratings downgrade, therefore, could result in a substantial loss of business as insureds, ceding companies and brokers that place such business move to other insurers and reinsurers with higher ratings. A.M. Best maintains a letter scale rating system ranging from "A++" (Superior) to "F" (in liquidation). S&P maintains a letter scale rating system ranging from "AAA" (Extremely Strong) to "R" (under regulatory supervision). Moody's maintains a letter and number scale rating system ranging from "Aaa" (Exceptional) to "C" (Lowest). Aspen U.K. is currently rated "A" (Excellent) by A.M. Best, which is the third highest of fifteen rating levels, "A" (Strong) by S&P, which is the sixth highest of twenty-one rating levels, and "A2" (Good) by Moody's, which is the eighth highest of twenty-seven rating levels. Aspen Bermuda is currently rated "A-" (Excellent) by A.M. Best, which is the fourth highest of fifteen rating levels, and "A" (Strong) by S&P, which is the sixth highest of twenty-one rating levels. Aspen U.S. is currently rated "A-" (Excellent) by A.M. Best, which is the fourth highest of fifteen rating levels. The objective of A.M. Best's, S&P's and Moody's rating systems is generally to provide an opinion of an insurer's financial strength and ability to meet ongoing obligations to its policyholders. These ratings reflect A.M. Best's, S&P's and Moody's opinions of the financial strength of our Insurance Subsidiaries; they are not evaluations directed to investors in our ordinary shares and are not recommendations to buy, sell or hold our ordinary shares.

     The ratings of our Insurance Subsidiaries are subject to periodic review by, and may be revised downward or revoked at the sole discretion of, A.M. Best, S&P and/or Moody's. If our ratings are reduced from their current levels by any of A.M. Best, S&P or Moody's, our competitive position in the insurance and reinsurance industry would suffer, and it would be more difficult for us to sell our products.

     In addition, several agreements we have with third parties would be impacted by a failure to maintain specified ratings. Under the framework agreement dated May 28, 2002 among Wellington and its affiliates, Aspen U.K. Services and Aspen Holdings, Aspen U.K. would need to provide a letter of credit with respect to any quota share reinsurance it provides to Syndicate 2020 if Aspen U.K.'s insurer financial strength or similar rating is down-graded below "A" by either S&P and A.M. Best or such lower rating (not being lower than "A-") acceptable to Lloyd's from time to time. In addition, the obligations to offer quota shares are subject to a condition that neither the Lloyd's market nor Aspen U.K. be rated below "BBB" by either S&P or A.M. Best.

OUR RELIANCE ON BROKERS SUBJECTS US TO THEIR CREDIT RISK.

     In accordance with industry practice, we generally pay amounts owed on claims under our insurance and reinsurance contracts to brokers, and these brokers, in turn, pay these amounts over to the clients that have purchased insurance or reinsurance from us. Although the law is unsettled and depends upon the facts and circumstances of the particular case, in some jurisdictions, if a broker fails to make such a payment, in a significant majority of business that we write, it is highly likely that we will be liable to the client for the deficiency because of local laws or contractual obligations. Likewise, when the client pays premiums for these policies to brokers for payment over to us, these premiums are considered to have been paid and, in most cases, the client will no longer be liable to us for those amounts, whether or not we have actually received the premiums. Consequently, we assume a degree of credit risk associated with brokers around the world with respect to most of our insurance and reinsurance business. However, due to the unsettled and fact-specific nature of the law, we are unable to quantify our exposure to this risk. To date, we have not experienced any material losses related to such credit risks.

SINCE WE DEPEND ON A FEW BROKERS FOR A LARGE PORTION OF OUR INSURANCE AND REINSURANCE REVENUES, LOSS OF BUSINESS PROVIDED BY ANY ONE OF THEM COULD ADVERSELY AFFECT US.

     We market our insurance and reinsurance worldwide primarily through insurance and reinsurance brokers. Aon Corporation ("Aon"), Marsh & McLennan Companies, Inc. ("Marsh"), Willis Group Holdings, Ltd. ("Willis"), Benfield Group plc ("Benfield") and Ballantyne, McKean & Sullivan Ltd. ("Ballantyne") provided 28.8%, 16.3%, 12.3%, 11.8% and 4.1% (for a total of 73.3%), respectively, of our gross reinsurance premiums written for the nine months ended September 30, 2003. R. L. Davison & Co. Ltd. ("R. L. Davison"), SBJ Group Limited ("SBJ"), Aon and Marsh provided 5.8%, 12.1%, 20.8% and 7.3% (for a total of 46.0%), respectively, of our gross insurance premiums written for the nine months ended September 30, 2003. Several of these brokers also have, or may in the future acquire, ownership interests in insurance and reinsurance companies that compete with us, and these brokers may favor their own insurers or reinsurers over other companies. Loss of all or a substantial portion of the business provided by one or more of these brokers could have a material adverse effect on our business.

ACQUISITIONS OR STRATEGIC INVESTMENTS THAT WE MAY MAKE COULD TURN OUT TO BE UNSUCCESSFUL.

     As part of our strategy, we may pursue growth through acquisitions and/or strategic investments in businesses. The negotiation of potential acquisitions or strategic investments as well as the integration of an acquired business or new personnel could result in a substantial diversion of management resources. Acquisitions could involve numerous additional risks such as potential losses from unanticipated litigation or levels of claims and inability to generate sufficient revenue to offset acquisition costs. As a newly formed company, we have limited experience in identifying quality merger candidates, as well as successfully acquiring and integrating their operations.

     Our ability to manage our growth through acquisitions or strategic investments will depend, in part, on our success in addressing these risks. Any failure by us to effectively implement our acquisitions or strategic investment strategies could have a material adverse effect on our business, financial condition or results of operations.

OUR INVESTMENT PERFORMANCE MAY AFFECT OUR FINANCIAL RESULTS AND ABILITY TO CONDUCT BUSINESS.

     Our funds are invested by several professional investment management firms under the direction of our investment committee in accordance with detailed investment guidelines set by us. See "Business -- Investments." Although our investment policies stress diversification of risks, conservation of principal and liquidity, our investments are subject to market-wide risks and fluctuations, as well as to risks inherent in particular securities. The occurrence of large claims may force us to liquidate securities at an inopportune time, which may cause us to incur capital losses. If we do not structure our investment portfolio so that it is appropriately matched with our insurance and reinsurance liabilities, we may be forced to liquidate investments prior to maturity at a significant loss in order to cover such liabilities. Large investment losses could significantly decrease our asset base, thereby affecting our ability to underwrite new business. For the first nine months ended September 30, 2003, 2.7% or $14.9 million of our total revenue was derived from our invested assets. This represented 10.9% of our income from operations before income tax for the same period.

WE MAY BE ADVERSELY AFFECTED BY INTEREST RATE CHANGES.

     Our operating results are affected, in part, by the performance of our investment portfolio. Our investment portfolio contains interest-sensitive instruments, such as bonds, which may be adversely affected by changes in interest rates. Changes in interest rates could also have an adverse effect on our investment income and results of operations. For example, if interest rates decline, funds reinvested will earn less than expected.

     Interest rates are highly sensitive to many factors, including governmental monetary policies, domestic and international economic and political conditions and other factors beyond our control. Although we attempt to take measures to manage the risks of investing in a changing interest rate environment, we may not be able to mitigate interest rate sensitivity effectively. Our mitigation efforts include maintaining a portfolio, diversified by obligor and emphasizing higher rated securities, with a relatively short duration to reduce the effect of interest rate changes on book value. Despite our mitigation efforts, a significant increase in interest rates could have a material adverse effect on our book value.

PROFITABILITY MAY BE ADVERSELY IMPACTED BY INFLATION.

     The effects of inflation could cause the severity of claims from catastrophes or other events to rise in the future. Our calculation of reserves for losses and loss expenses includes assumptions about future payments for settlement of claims and claims-handling expenses, such as medical treatments and litigation costs. We write liability business in the United States, the United Kingdom and Australia, where claims inflation has grown particularly strong in recent years. To the extent inflation causes these costs to increase above reserves established for these claims, we will be required to increase our loss reserves with a corresponding reduction in our net income in the period in which the deficiency is identified.

WE MAY BE ADVERSELY AFFECTED BY FOREIGN CURRENCY FLUCTUATIONS.

     Our reporting currency is the U.S. Dollar. The functional currencies of our reinsurance and insurance segments are the U.S. Dollar and the British Pound. For the nine months ended September 30, 2003, 10.8% of our gross premiums were written in currencies other than the U.S. Dollar and the British Pound and we expect that a similar proportion will be written in currencies other than the U.S. Dollar and the British Pound for the remaining 2003. A portion of our loss reserves and investments are also in currencies other than the U.S. Dollar and the British Pound. We may, from time to time, experience losses resulting from fluctuations in the values of these non-U.S./non-British currencies, which could adversely affect our operating results.

     Although we are not currently aware of any material exposures to loss payments that will be paid in currencies other than the U.S. Dollar and the British Pound, we may use hedges to manage probable significant losses that will be paid in non-U.S./non-British currencies. However, it is possible that we will not successfully structure those hedges so as to effectively manage these risks.

THE REGULATORY SYSTEM UNDER WHICH WE OPERATE, AND POTENTIAL CHANGES THERETO, COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS.

     General. Our insurance and reinsurance subsidiaries may not be able to maintain necessary licenses, permits, authorizations or accreditations in territories where we currently engage in business or obtain them in new territories, or may be able to do so only at significant cost. In addition, we may not be able to comply fully with, or obtain appropriate exemptions from, the wide variety of laws and regulations applicable to insurance or reinsurance companies or holding companies. Failure to comply with or to obtain appropriate authorizations and/or exemptions under any applicable laws could result in restrictions on our ability to do business or to engage in certain activities that are regulated in one or more of the jurisdictions in which we operate and could subject us to fines and other sanctions, which could have a material adverse effect on our business. In addition, changes in the laws or regulations to which our insurance and reinsurance subsidiaries are subject could have a material adverse effect on our business. See "Regulatory Matters."

     Aspen U.K. Aspen U.K. has authorization from the FSA to write certain classes of insurance business in the United Kingdom. As an authorized insurer in the United Kingdom, Aspen U.K. is able to operate throughout the E.U., subject to compliance with certain notification requirements of the FSA and in some cases, certain local regulatory requirements. As an FSA authorized insurer, the insurance and reinsurance businesses of Aspen U.K. will be subject to close supervision by the FSA. The FSA regards Aspen U.K., for all intents and purposes, as a new insurer and has stated that it wishes to closely monitor Aspen U.K.'s progress against its business plans and related issues including business development, reinsurance, underwriting controls and claims. More generally, the FSA is currently seeking to strengthen its requirements for senior management arrangements, and for systems and controls of insurance and reinsurance companies under its jurisdiction. Furthermore, the FSA intends to place an increased emphasis on risk identification and management in relation to the prudential regulation of insurance and reinsurance business in the United Kingdom. Changes in the FSA's requirements may have an adverse impact on the business of Aspen U.K.

     If any entity were to hold 20% or more of the voting rights or 20% or more of the issued ordinary shares in Aspen Holdings after this offering, transactions between Aspen U.K. and such entity may have to be reported to the FSA if the value of those transactions exceeds certain threshold amounts that would render them material connected party transactions. In these circumstances, we cannot assure you that these material connected party transactions will not be subject to regulatory intervention by the FSA.

     Aspen U.K. is required to provide the FSA with information about Aspen Holdings' notional solvency, which involves calculating the solvency position of Aspen Holdings in accordance with the FSA's rules. In this regard, if Aspen Bermuda were to experience financial difficulties, it could affect the "solvency" position of Aspen Holdings and in turn trigger regulatory intervention by the FSA with respect to Aspen U.K. Furthermore, any transactions between Aspen U.K., Aspen U.S. and Aspen Bermuda that are material connected party transactions would also have to be reported to the FSA. We cannot assure you that the existence or effect of such connected party transactions and the FSA's assessment of the overall solvency of Aspen Holdings and its subsidiaries, even in circumstances where Aspen U.K. has on its face sufficient assets of its own to cover its required margin of solvency, would not result in regulatory intervention by the FSA with regard to Aspen U.K.

     There may be reforms in liability insurance practice in the United Kingdom, in response to dramatic price increases that have greatly affected businesses, which may adversely impact the Company. The Office of Fair Trading ("OFT") in the United Kingdom undertook a study as a result of concerns regarding sharp increases in the cost of premiums charged for employers', PUBLIC and PRODUCT LIABILITY insurance and PROFESSIONAL INDEMNITY insurance, collectively referred to as liability insurance. The OFT has indicated that it will continue to keep liability insurance markets under review, including premiums charged during late 2004, as it anticipates the markets to have adjusted by that date. The OFT does not presently have price controls in place in relation to liability insurance. We are not aware at this time of any OFT proposals to recommend such price controls. In addition, the U.K. Department for Work and Pensions ("DWP") has conducted a specific study regarding employers' liability. Both the OFT and the DWP have focused on the potential benefit to businesses, as insureds, if insurers increased the renewal periods during which insureds can renew their insurance coverage. The OFT has the power to recommend wide ranging reforms to the extent that it finds competition has been hindered as a result of the sharp increase in premiums charged, and to refer the markets to the U.K. Competition Commission which may impose structural and behavioral remedies on the market participants. Although no particular regulatory or legislative reforms have been recommended, these reports and any subsequent regulation may adversely affect our business and results of operations. For example, if insurers were required to increase their renewal periods, this may result in increased competition to retain existing customers.

     In addition, given that the framework for supervision of insurance and reinsurance companies in the United Kingdom is largely formed by E.U. directives (which are implemented by member states through national legislation), changes at the E.U. level may affect the regulatory scheme under which Aspen U.K. will operate. A general review of E.U. insurance directives is currently in progress and may lead to changes such as increased or risk-based minimum capital requirements. One such directive obliged the United Kingdom to ensure that, in any insolvency or reorganization proceedings concerning an insurer established in the United Kingdom, claims under insurance contracts receive priority over claims under reinsurance contracts. These rules, which were implemented into U.K. law in April 2003, may have the effect that prospective reinsureds may seek security for future claims under reinsurance policies issued by Aspen U.K. which would increase the cost to Aspen U.K. of writing reinsurance business.

     Aspen U.K. does not presently intend that it will be admitted to do business in any jurisdiction other than the United Kingdom, Ireland and the other member states of the EUROPEAN ECONOMIC AREA. We cannot assure you, however, that insurance regulators in the United States, Bermuda or elsewhere will not review the activities of Aspen U.K. and claim that Aspen U.K. is subject to such jurisdiction's licensing requirements.

     Aspen Bermuda. Aspen Bermuda is a registered Class 4 Bermuda insurance and reinsurance company. Among other matters, Bermuda statutes, regulations and policies of the BMA require Aspen Bermuda to maintain minimum levels of statutory capital, SURPLUS and liquidity, to meet solvency standards, to obtain prior approval of ownership and transfer of shares and to submit to certain periodic examinations of its financial condition. These statutes and regulations may, in effect, restrict Aspen Bermuda's ability to write insurance and reinsurance policies, to make certain investments and to distribute funds.

     Aspen Bermuda does not maintain a principal office, and its personnel do not solicit, advertise, settle claims or conduct other activities that may constitute the transaction of the business of insurance or reinsurance, in any jurisdiction in which it is not licensed or otherwise not authorized to engage in such activities. Although Aspen Bermuda does not believe it is or will be in violation of insurance laws or regulations of any jurisdiction outside Bermuda, inquiries or challenges to Aspen Bermuda's insurance or reinsurance activities may still be raised in the future.

     The offshore insurance and reinsurance regulatory environment has become subject to increased scrutiny in many jurisdictions, including the United States and various states within the United States. Compliance with any new laws or regulations regulating offshore insurers or reinsurers could have a material adverse effect on our business.

     Aspen U.S. Aspen U.S. is organized in and has received a license to write certain lines of insurance business in the State of North Dakota and, as a result, is subject to North Dakota law and regulation under the supervision of the Commissioner of Insurance of the State of North Dakota. The North Dakota Commissioner of Insurance also has regulatory authority over a number of affiliate transactions between Aspen U.S. and other members of our holding company system. The purpose of the state insurance regulatory statutes is to protect U.S. insureds and U.S. ceding insurance companies, not our shareholders. Among other matters, state insurance regulations will require Aspen U.S. to maintain minimum levels of capital, surplus and liquidity, require Aspen U.S. to comply with applicable risk-based capital requirements and will impose restrictions on the payment of dividends and distributions. These statutes and regulations may, in effect, restrict the ability of Aspen U.S. to write new business or distribute assets to Aspen Holdings.

     In recent years, the U.S. insurance regulatory framework has come under increased federal scrutiny, and some state legislators have considered or enacted laws that may alter or increase state regulation of insurance and reinsurance companies and holding companies. Moreover, the National Association of Insurance Commissioners ("NAIC"), which is an association of the insurance commissioners of all 50 states and the District of Columbia, and state insurance regulators regularly examine existing laws and regulations. Changes in these laws and regulations or the interpretation of these laws and regulations could have a material adverse effect on our business.

     For example, in response to the tightening of supply in certain insurance and reinsurance markets resulting from, among other things, the World Trade Center tragedy, the Terrorism Risk Insurance Act of 2002 (the "Terrorism Act") was enacted to ensure the availability of insurance coverage for terrorist acts in the United States. This law establishes a federal assistance program through the end of 2005 to help the commercial property and casualty insurance industry cover claims related to future terrorism related losses and regulates the terms of insurance relating to terrorism coverage. This law could adversely affect our business by increasing underwriting capacity of our competitors as well as by requiring that coverage for terrorist acts be offered by insurers. We are in the process of evaluating the likely impact of this law on our future operations. We are currently unable to predict the extent to which the foregoing new initiative may affect the demand for our products or the risks which may be available for us to consider underwriting.

     Changes in these laws and regulations or the interpretation of these laws and regulations could have a material adverse effect on our business or results of operations.

OUR ABILITY TO PAY DIVIDENDS OR TO MEET ONGOING CASH REQUIREMENTS MAY BE CONSTRAINED BY OUR HOLDING COMPANY STRUCTURE.

     Aspen Holdings is a holding company and, as such, has no substantial operations of its own. We do not expect to have any significant operations or assets other than our ownership of the shares of our Insurance Subsidiaries. Dividends and other permitted distributions from our Insurance Subsidiaries are expected to be our sole source of funds to meet ongoing cash requirements, including any future debt service payments and other expenses, and to pay dividends, if any, to our shareholders. Our Insurance Subsidiaries are subject to significant regulatory restrictions limiting their ability to declare and pay dividends. The inability of our Insurance Subsidiaries to pay dividends in an amount sufficient to enable us to meet our cash requirements at the holding company level could have a material adverse effect on our business. See "Regulatory Matters -- Bermuda Regulation -- Minimum Solvency Margin and Restrictions on Dividends and Distributions," "-- U.K. Regulation -- Restrictions on Dividend Payments," and "-- U.S. Regulation -- North Dakota State Dividend Limitations."

CERTAIN REGULATORY AND OTHER CONSTRAINTS MAY LIMIT OUR ABILITY TO PAY
DIVIDENDS.

     Aspen Holdings is subject to Bermuda regulatory constraints that will affect its ability to pay dividends on its ordinary shares and make other payments. Under the Bermuda Companies Act 1981, as amended (the "Companies Act"), Aspen Holdings may declare or pay a dividend out of DISTRIBUTABLE RESERVES only if it has reasonable grounds to believe that it is, and would after the payment be, able to pay its liabilities as they become due and if the realizable value of its assets would thereby not be less than the aggregate of its liabilities and issued share capital and share premium accounts. In addition, our ability to pay dividends to our shareholders is limited under our Credit Agreements, which provide that, subject to the requirements specified in the agreements, Aspen Holdings may not during any fiscal year pay cash dividends in an aggregate amount exceeding 50% of its consolidated net income for such fiscal year. If you require dividend income you should carefully consider these risks before investing in our company. For more information regarding restrictions on the payment of dividends by us and our Insurance Subsidiaries, see "Dividend Policy," "Regulatory Matters" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

SEVERAL OF OUR FOUNDING SHAREHOLDERS AND SOME OF OUR DIRECTORS MAY HAVE CONFLICTS OF INTEREST WITH US.


     Several of our founding shareholders and some of our directors engage in commercial activities and enter into transactions or agreements with us or in competition with us, which may give rise to conflicts of interest. Of our directors, Julian Avery is the Chief Executive Officer of Wellington and Anthony Taylor is President and Chief Executive Officer of Montpelier Re and President and Chief Underwriting Officer of Montpelier Reinsurance Limited. We have agreed in principle with Wellington to terminate Wellington's non-competition arrangement with us which otherwise will expire on March 31, 2004, as described in "Certain Relationships and Related Transactions -- Transactions and Relationships with Initial Investors," which would effectively allow Wellington or its affiliates to engage in lines of business that directly compete with ours upon approval of our board of directors and execution of a final agreement. We also have in place certain quota share agreements and an administrative services agreement with Wellington and its affiliates, as discussed in greater detail in "Certain Relationships and Related Transactions." Our existing agreement with Montpelier Re limits the type and the amount of business we may write in

Bermuda. This agreement is described in "Certain Relationships and Related Transactions -- Transactions and Relationships with Initial Investors." Montpelier Re is also a competitor of ours in reinsurance business.

     In addition, several of our founding shareholders and some of our directors have sponsored or invested in, and may in the future sponsor or invest in, other entities engaged in or intending to engage in insurance and reinsurance underwriting, some of which may compete with us. They have also entered into, or may in the future enter into, agreements with companies that may compete with us. We do not have any agreement or understanding with any of these parties regarding the resolution of potential conflicts of interest.

     In addition, we may not be in a position to influence any party's decision to engage in activities that would give rise to a conflict of interest. These parties may take actions that are not in our shareholders' best interests. See "Business -- Reinsurance" and "Certain Relationships and Related Transactions." Moreover, under Bermuda law and our bye-laws, any transaction entered into by us in which a director has an interest is not voidable by us nor can such director be accountable to us for any benefit realized under that transaction provided that the nature of the interest is disclosed at the first opportunity at a meeting of directors, or in writing to the directors. In addition, our bye-laws allow a director to be taken into account in determining whether a quorum is present and to vote on a transaction in which he has an interest unless the majority of the disinterested directors determines otherwise.

WE MAY EXPERIENCE DIFFICULTY IN ATTRACTING AND RETAINING QUALIFIED INDEPENDENT DIRECTORS IN THE INCREASINGLY REGULATED CORPORATE GOVERNANCE ENVIRONMENT.

     We will be subject to the independent director requirements of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), SEC rules and the NYSE corporate governance rules. Although these new rules have not yet come into full effect, the Company has a sufficient number of independent directors to comply with such rules applicable to the audit committee. The Company does not currently have a sufficient number of independent directors to comply with the requirements for independent nomination and compensation committees or to comprise the majority of the board of directors, although each of such rules allows a phase-in period of twelve months for newly listed companies such as us. Independent directors are generally individuals, other than our employees, officers or their family members or shareholders who hold more than a 10% interest in us, who do not have a material relationship with us and have not received certain compensation or other payments from us in previous years. The ultimate determination of independence, however, is made by our board of directors on a case-by-case basis based on all relevant facts and circumstances.

     We may experience difficulty in attracting and retaining qualified independent directors to respond to the increasing regulation of public companies. If we are unable to attract or retain independent directors prior to the compliance deadlines stipulated by the various regulations, we may be faced with delisting of our ordinary shares or a violation of the Sarbanes-Oxley Act.


WE MAY REQUIRE ADDITIONAL CAPITAL IN THE FUTURE, WHICH MAY NOT BE AVAILABLE OR MAY ONLY BE AVAILABLE ON UNFAVORABLE TERMS.

     Our future capital requirements depend on many factors, including our ability to write new business successfully and to establish premium rates and reserves at levels sufficient to cover losses. To the extent that the funds generated by this offering are insufficient to fund future operating requirements and/or cover claim losses, we may need to raise additional funds through financings or curtail our growth and reduce our assets. Our additional needs for capital will depend on our actual claims experience, especially any catastrophic events. Any equity or debt financing, if available at all, may be on terms that are not favorable to us. In the case of equity financings, dilution to our shareholders could result, and in any case such securities may have rights, preferences and privileges that are senior to those of the shares offered pursuant to this prospectus. If we cannot obtain adequate capital on favorable terms or at all, our business, operating results and financial condition could be adversely affected.

RISKS RELATED TO OUR INDUSTRY

WE OPERATE IN A HIGHLY COMPETITIVE ENVIRONMENT, AND SUBSTANTIAL NEW CAPITAL INFLOWS INTO THE INSURANCE AND REINSURANCE INDUSTRY WILL INCREASE COMPETITION.

     The insurance and reinsurance industry is highly competitive. In particular, we compete with General Re, Lloyd's, Montpelier Re, Munich Re, Swiss Re and XL Re in the global reinsurance industry and with Lloyd's, Mitsui, Royal & SunAlliance and Zurich in the U.K. insurance industry. See "Business -- Competition" for a more comprehensive list of our competitors. We compete primarily on the basis of experience, the strength of our client relationships, reputation, premiums charged, policy and contract terms and conditions, products offered, speed of claims payment, overall financial strength, ratings and scope of business (both by size and geographic location).

     A number of newly-organized, Bermuda-based insurance and reinsurance entities compete in the same market segments in which we operate. Many of these entities derive their profits primarily through Bermuda operations and, consequently, may achieve a lower overall global effective tax rate than us. In addition, we may not be aware of other companies that may be planning to enter the lines of business of the insurance and reinsurance market in which we operate or of existing companies that may be planning to raise additional capital. Increased competition could result in fewer SUBMISSIONS, lower premium rates and less favorable policy terms and conditions, which could have a material adverse impact on our growth and profitability.

     Further, insurance/risk-linked securities and derivative and other non-traditional risk transfer mechanisms and vehicles are being developed and offered by other parties, including non-insurance company entities, which could impact the demand for traditional insurance and reinsurance. A number of new, proposed or potential legislative or industry developments could also increase competition in our industries.

     New competition could cause the demand for insurance or reinsurance to fall or the expense of customer acquisition and retention to increase, either of which could have a material adverse effect on our growth and profitability.

RECENT EVENTS MAY RESULT IN POLITICAL, REGULATORY AND INDUSTRY INITIATIVES WHICH COULD ADVERSELY AFFECT OUR BUSINESS.

     The supply of insurance and reinsurance coverage has decreased due to withdrawal of capacity and substantial reductions in capital resulting from, among other things, the terrorist attacks of September 11, 2001. This tightening of supply may result in governmental intervention in the insurance and reinsurance markets, both in the United States and worldwide. For example, on November 26, 2002, the Terrorism Act was enacted to ensure the availability of insurance coverage for terrorist acts in the United States. This law requires insurers writing certain lines of property and casualty insurance to offer coverage against certain acts of terrorism causing damage within the United States or to U.S. flagged vessels or aircraft. In return, the law requires the federal government to indemnify such insurers for 90% of insured losses resulting from covered acts of terrorism, subject to a premium-based deductible. The law expires automatically at the end of 2005. See "Regulation -- U.S. Regulation -- Legislative Changes." Currently, there is a great deal of uncertainty as to what effect the law will have on the insurance industry. This law could adversely affect our business by increasing underwriting capacity for our competitors as well as by requiring that coverage for terrorist acts be offered by insurers. We are in the process of evaluating this legislation and have not yet determined how it will affect our future operations. We are currently unable to predict the extent to which the foregoing and other new initiatives may affect the demand for our products or the risks which may be available for us to consider underwriting.

THE INSURANCE AND REINSURANCE BUSINESS IS HISTORICALLY CYCLICAL AND WE EXPECT TO EXPERIENCE PERIODS WITH EXCESS UNDERWRITING CAPACITY AND UNFAVORABLE PREMIUM RATES.

     Historically, insurers and reinsurers have experienced significant fluctuations in operating results due to competition, frequency of occurrence or severity of catastrophic events, levels of capacity, general economic conditions and other factors. The supply of insurance and reinsurance is related to prevailing prices, the level of insured losses and the level of industry surplus which, in turn, may fluctuate in response to changes in rates of return on investments being earned in the insurance and reinsurance industry. As a result, the insurance and reinsurance business historically has been a cyclical industry characterized by periods of intense price competition due to excessive underwriting capacity as well as periods when shortages of capacity permitted favorable premium levels. Although premium levels for many products have increased over the past two years, the supply of insurance and reinsurance may increase, either by capital provided by new entrants or by the commitment of additional capital by existing insurers or reinsurers, which may cause prices to decrease. Any of these factors could lead to a significant reduction in premium rates, less favorable policy terms and fewer submissions for our underwriting services. In addition to these considerations, changes in the frequency and severity of losses suffered by insureds and insurers may affect the cycles of the insurance and reinsurance business significantly, and we expect to experience the effects of such cyclicality. For a description of recent trends in the property and casualty insurance and reinsurance industries, please refer to "Industry Background."

RISKS RELATED TO OUR ORDINARY SHARES AND THIS OFFERING

THERE IS NO PRIOR PUBLIC MARKET FOR OUR ORDINARY SHARES AND THEREFORE WE CANNOT ASSURE YOU THAT AN ACTIVE TRADING MARKET OR A SPECIFIC SHARE PRICE WILL BE ESTABLISHED.


     Currently, there is no public trading market for our ordinary shares and, as a result of this risk, it is possible that an active trading market will not develop and continue upon completion of this offering or that the market price of our ordinary shares will decline below the initial public offering price. Our ordinary shares have been approved for listing on the NYSE under the symbol "AHL." The initial public offering price per ordinary share was determined by agreement among us and the representatives of the underwriters and may not be indicative of the market price of our ordinary shares after our initial public offering.


FUTURE SALES OF ORDINARY SHARES MAY AFFECT THEIR MARKET PRICE AND THE FUTURE EXERCISE OF OPTIONS MAY RESULT IN IMMEDIATE AND SUBSTANTIAL DILUTION.


     Upon completion of our initial public offering, there will be 67,600,703 ordinary shares outstanding. If the underwriters' over-allotment option for an additional 1,578,600 ordinary shares is exercised, 69,179,303 ordinary shares will be outstanding. Of these shares, the ordinary shares sold in this offering will be freely transferable, except for any shares sold to our "affiliates," as that term is defined in Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). The remaining shares will be "restricted securities" subject to the volume limitations and the other conditions of Rule 144. Moreover, an additional 6,347,736 non-voting shares will be issuable upon the full exercise of outstanding options by Wellington and the Names' Trustee, which non-voting shares will automatically convert into ordinary shares upon the completion of this offering or, if issued after completion of this offering, upon issuance. Wellington and the Names' Trustee may exercise their options on a cashless basis, which allows them through the receipt of ordinary shares, to realize the economic benefit of the difference between the subscription price under the options and the then prevailing market price without having to pay the subscription price for any such ordinary shares in cash. Thus, the optionholder receives fewer shares upon exercise. This cashless exercise feature may provide an incentive for Wellington and the Names' Trustee to exercise their options more quickly. In the event that the over-allotment option or any further outstanding options to purchase ordinary shares are exercised, you will suffer immediate and substantial dilution of your investment. The Names' Trustee has delivered a notice to the Company that it will exercise upon or shortly after completion of this offering 440,144 options to purchase ordinary shares with 87, 517 options being exercised on a cash basis at an exercise price of (pounds sterling)10.73 and 352,627 options being exercised on a cashless basis, resulting in 65,066 ordinary shares to be issued.

     Aspen Holdings, our directors, executive officers, employee shareholders and optionholders, and certain of our current shareholders have agreed to enter into lock-up agreements with the underwriters not to, directly or indirectly, dispose of or hedge any of their ordinary shares or securities convertible into or exchangeable for ordinary shares or exercisable for ordinary shares including options or any other equity securities of Aspen Holdings, whether owned currently or later acquired, for a period of 180 days from the date of this prospectus, without the prior written consent of Credit Suisse First Boston LLC and Goldman, Sachs & Co., subject to certain exceptions. See "Underwriting." All of the shareholders party to our registration rights agreement are subject to similar restrictions. See "Description of Share Capital -- Registration Rights Agreement."

     In addition, following the consummation of this offering, we intend to file one or more registration statements on Form S-8 under the Securities Act to register ordinary shares issued or reserved for issuance under our share incentive plan. Subject to the exercise of issued and outstanding options, shares registered under the registration statement on Form S-8 will be available for sale into the public markets after the expiration of the 180-day lock-up agreements.

     We cannot predict what effect, if any, future sales of our ordinary shares, or the availability of ordinary shares for future sale, will have on the market price of our ordinary shares. Sales of substantial amounts of our ordinary shares in the public market following our initial public offering, or the perception that these sales could occur, could adversely affect the market price of our ordinary shares and may make it more difficult for you to sell your ordinary shares at a time and price which you deem appropriate. See "Description of Share Capital -- Registration Rights Agreement" and "Shares Eligible for Future Sale" for further information regarding circumstances under which additional ordinary shares may be sold.

PUBLIC INVESTORS WILL SUFFER IMMEDIATE AND SUBSTANTIAL DILUTION AS A RESULT OF THIS OFFERING.

     The initial public offering price per ordinary share is higher than our net tangible book value per share. Accordingly, if you purchase ordinary shares in this offering, you will suffer immediate and substantial dilution of your investment. Based upon the issuance and sale of 10,524,000 ordinary shares, you will incur immediate dilution of approximately $4.80 in the net tangible book value per ordinary share if you purchase ordinary shares in this offering. See "Dilution."

THERE ARE PROVISIONS IN OUR CHARTER DOCUMENTS WHICH MAY REDUCE OR INCREASE THE VOTING RIGHTS OF OUR ORDINARY SHARES.

     In general, and except as provided below, shareholders have one vote for each ordinary share held by them and are entitled to vote at all meetings of shareholders. However, if, and so long as, the ordinary shares of a shareholder are treated as "controlled shares" (as determined under section 958 of the Internal Revenue Code of 1986, as amended (the "Code")) of any U.S. PERSON (as defined in "Material Tax Considerations -- Taxation of Shareholders -- United States Taxation") and such controlled shares constitute 9.5% or more of the votes conferred by our issued shares, the voting rights with respect to the controlled shares of such U.S. Person (a "9.5% U.S. Shareholder") shall be limited, in the aggregate, to a voting power of less than 9.5%, under a formula specified in our bye-laws. The formula is applied repeatedly until the voting power of all 9.5% U.S. Shareholders has been reduced to less than 9.5%. In addition, our board of directors may limit a shareholder's voting rights where it deems it appropriate to do so to (i) avoid the existence of any 9.5% U.S. Shareholder; and (ii) avoid certain material adverse tax, legal or regulatory consequences to us or any of our subsidiaries or any shareholder or its affiliates. "Controlled shares" includes, among other things, all shares of the Company that such U.S. person is deemed to own directly, indirectly or constructively (within the meaning of section 958 of the Code). Upon completion of our initial public offering, there will be 67,600,703 ordinary shares outstanding, of which 6,422,067 ordinary shares would constitute 9.5% of the votes conferred by our issued and outstanding shares. If the underwriters' over-allotment option for an additional 1,578,600 ordinary shares is exercised, 69,179,303 ordinary shares will be outstanding, of which 6,572,034 ordinary shares would constitute 9.5% of the votes conferred by our issued and outstanding shares. An investor who does not hold any of our ordinary shares prior to this offering may purchase up to 6,422,067 ordinary shares, or 6,572,034 ordinary shares if the underwriters' over-allotment option is exercised, without being subject to voting cutback provisions in our bye-laws.

     Under these provisions, certain shareholders may have their voting rights limited to less than one vote per share, while other shareholders may have voting rights in excess of one vote per share. See "Description of Share Capital -- Bye-laws." Moreover, these provisions could have the effect of reducing the votes of certain shareholders who would not otherwise be subject to the 9.5% limitation by virtue of their direct share ownership. Our bye-laws provide that shareholders will be notified of their voting interests prior to any vote to be taken by them. See "Description of Share Capital -- Voting Adjustments."

     As a result of any reallocation of votes, your voting rights might increase above 5% of the aggregate voting power of the outstanding ordinary shares, thereby possibly resulting in your becoming a reporting person subject to Schedule 13D or 13G filing requirements under the Exchange Act. In addition, the reallocation of your votes could result in your becoming subject to filing requirements under Section 16 of the Exchange Act in the event that the Company no longer qualifies as a foreign private issuer.

     We also have the authority under our bye-laws to request information from any shareholder for the purpose of determining whether a shareholder's voting rights are to be reallocated under the bye-laws. If a shareholder fails to respond to our request for information or submits incomplete or inaccurate information in response to a request by us, we may, in our sole discretion, eliminate such shareholder's voting rights.

THERE ARE PROVISIONS IN OUR BYE-LAWS WHICH MAY RESTRICT THE ABILITY TO TRANSFER ORDINARY SHARES AND WHICH MAY REQUIRE SHAREHOLDERS TO SELL THEIR ORDINARY SHARES.

     Our board of directors may decline to register a transfer of any ordinary shares if it appears to the board of directors, in their sole and reasonable discretion, after taking into account the limitations on voting rights contained in our bye-laws, that any non-de minimis adverse tax, regulatory or legal consequences to us, any of our subsidiaries or any of our shareholders or their affiliates may occur as a result of such transfer.

     Our bye-laws also provide that if our board of directors determines that share ownership by a person may result in material adverse tax consequences to us, any of our subsidiaries or any shareholder or its affiliates, then we have the option, but not the obligation, to require that shareholder to sell to us or to third parties to whom we assign the repurchase right for fair market value the minimum number of ordinary shares held by such person which is necessary to eliminate the material adverse tax consequences. See "Description of Share Capital -- Acquisition of Ordinary Shares by the Company."

LAWS AND REGULATIONS OF THE JURISDICTIONS WHERE WE CONDUCT BUSINESS COULD DELAY OR DETER A TAKEOVER ATTEMPT THAT SHAREHOLDERS MIGHT CONSIDER TO BE DESIRABLE AND MAY MAKE IT MORE DIFFICULT TO REPLACE MEMBERS OF OUR BOARD OF DIRECTORS AND HAVE THE EFFECT OF ENTRENCHING MANAGEMENT.

     Ordinary shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 1998 of Bermuda which regulates the sale of securities in Bermuda. In addition, the BMA must approve all issuances and transfers of shares of a Bermuda exempted company. We have applied for and expect to obtain from the BMA their permission for the issue and free transferability of the ordinary shares in the Company being offered under this prospectus, as long as the shares are listed on the NYSE or other appointed stock exchange, to and among persons who are non-residents of Bermuda for exchange control purposes and of up to 20% of the ordinary shares to and among persons who are residents in Bermuda for exchange control purposes. In addition, we will deliver to and file a copy of this prospectus with the Registrar of Companies in Bermuda in accordance with Bermuda law. The BMA and the Registrar of Companies accept no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed in this prospectus.

     The Financial Services and Markets Act 2000 ("FSMA") regulates the acquisition of "control" of any U.K. insurance company authorized under FSMA. Any company or individual that (together with its or his associates) directly or indirectly acquires 10% or more of the shares of a U.K. authorized insurance company or its parent company, or is entitled to exercise or control the exercise of 10% or more of the voting power in such authorized insurance company or its parent company, would be considered to have acquired "control" for the purposes of FSMA, as would a person who had significant influence over the management of such authorized insurance company or its parent company by virtue of his shareholding or voting power in either. A purchaser of 10% or more of our ordinary shares would therefore be considered to have acquired "control" of Aspen U.K. Under FSMA, any person proposing to acquire "control" over a U.K. authorized insurance company must notify the FSA of his intention to do so and obtain the FSA's prior approval. The FSA would then have three months to consider that person's application to acquire "control." In considering whether to approve such application, the FSA must be satisfied both that the acquirer is a fit and proper person to have such "control" and that the interests of consumers would not be threatened by such acquisition of "control." Failure to make the relevant prior application would constitute a criminal offense.

     There can be no assurance that the applicable regulatory body would agree that a shareholder who owned greater than 10% of our ordinary shares did not, because of the limitation on the voting power of such shares, control the applicable Insurance Subsidiary.

     These laws may discourage potential acquisition proposals and may delay, deter or prevent a change of control of our company, including through transactions, and in particular unsolicited transactions, that some or all of our shareholders might consider to be desirable. These restrictions may also operate to make it more difficult to replace members of our board of directors and may have the effect of entrenching management regardless of their performance.

A FEW LARGE SHAREHOLDERS MAY BE ABLE TO INFLUENCE SIGNIFICANT CORPORATE
ACTIONS.

     Immediately upon completion of this offering, we expect to have 5 shareholder groups who would beneficially own 51,024,280 ordinary shares representing 71.5% (assuming full exercise of Wellington's options) of the beneficial ownership of our ordinary shares. As a result of their ownership position, these shareholders voting together may have the ability to significantly influence matters requiring shareholder approval, including, without limitation, the election of directors and amalgamations, consolidations, changes of control of our company and sales of all or substantially all of our assets. A majority of our directors are directly or indirectly affiliated with these large shareholders. If these directors and shareholders were to act together, they would be able to exercise control over most matters requiring approval by our shareholders, including the election of directors and approval of significant corporate transactions. These actions may be taken even if they are opposed by the other shareholders, including those who purchase shares in this offering.

U.S. PERSONS WHO OWN OUR ORDINARY SHARES MAY HAVE MORE DIFFICULTY IN PROTECTING THEIR INTERESTS THAN U.S. PERSONS WHO ARE SHAREHOLDERS OF A U.S. CORPORATION.

     The Companies Act, which applies to us, differs in some material respects from laws generally applicable to U.S. corporations and their shareholders. Set forth below is a summary of certain significant provisions of the Companies Act which includes, where relevant, information on modifications thereto adopted under our bye-laws, applicable to us, which differ in certain respects from provisions of Delaware corporate law (which is representative of the corporate law of the various states comprising the United States). Because the following statements are summaries, they do not discuss all aspects of Bermuda law that may be relevant to us and our shareholders.

     Interested Directors. Under Bermuda law and our bye-laws, a transaction entered into by us, in which a director has an interest, will not be voidable by us, and such director will not be accountable to us for any benefit realized under that transaction, provided the nature of the interest is disclosed at the first opportunity at a meeting of directors, or in writing, to the directors. In addition, our bye-laws allow a director to be taken into account in determining whether a quorum is present and to vote on a transaction in which that director has an interest following a declaration of the interest under the Companies Act, unless the majority of the disinterested directors determine otherwise. Under Delaware law, the transaction would not be voidable if:

     o the material facts as to the interested director's relationship or interests were disclosed or were known to the board of directors and the board of directors in good faith authorized the transaction by the affirmative vote of a majority of the disinterested directors;

     o the material facts were disclosed or were known to the shareholders entitled to vote on such transaction and the transaction was specifically approved in good faith by vote of the majority of shares entitled to vote thereon; or

     o the transaction was fair as to the corporation at the time it was authorized, approved or ratified.

     Business Combinations with Large Shareholders or Affiliates. As a Bermuda company, we may enter into business combinations with our large shareholders or one or more wholly-owned subsidiaries, including asset sales and other transactions in which a large shareholder or a wholly-owned subsidiary receives, or could receive, a financial benefit that is greater than that received, or to be received, by other shareholders or other wholly-owned subsidiaries, without obtaining prior approval from our shareholders and without special approval from our board of directors. Under Bermuda law, amalgamations require the approval of the board of directors, and except in the case of amalgamations with and between wholly-owned subsidiaries, shareholder approval. However, when the affairs of a Bermuda company are being conducted in a manner which is oppressive or prejudicial to the interests of some shareholders, one or more shareholders may apply to a Bermuda court, which may make an order as it sees fit, including an order regulating the conduct of the company's affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or the company. If we were a Delaware company, we would need prior approval from our board of directors or a supermajority of our shareholders to enter into a business combination with an interested shareholder for a period of three years from the time the person became an interested shareholder, unless we opted out of the relevant Delaware statute. Bermuda law or our bye-laws would require board approval and, in some instances, shareholder approval of such transactions.

     Shareholders' Suits. The rights of shareholders under Bermuda law are not as extensive as the rights of shareholders in many U.S. jurisdictions. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence a derivative action in our name to remedy a wrong done to us where an act is alleged to be beyond our corporate power, is illegal or would result in the violation of our memorandum of association or bye-laws. Furthermore, consideration would be given by the court to acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of our shareholders than actually approved it. The winning party in such an action generally would be able to recover a portion of attorneys' fees incurred in connection with the action. Our bye-laws provide that shareholders waive all claims or rights of action that they might have, individually or in the right of the Company, against any director or officer for any act or failure to act in the performance of such director's or officer's duties, except with respect to any fraud of the director or officer or to recover any gain, personal profit or advantage to which the director or officer is not legally entitled. Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorneys' fees incurred in connection with the action.

     Indemnification of Directors and Officers. Under Bermuda law and our bye-laws, we may indemnify our directors, officers, any other person appointed to a committee of the board of directors or resident representative (and their respective heirs, executors or administrators) to the full extent permitted by law against all actions, costs, charges, liabilities, loss, damage or expense, to the full extent permitted by law, incurred or suffered by such persons by reason of any act done, conceived in or omitted in the conduct of our business or in the discharge of their duties; provided that such indemnification shall not extend to any matter which would render such indemnification void under the Companies Act. Under Delaware law, a corporation may indemnify a director or officer of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding by reason of such position if (i) such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, such director or officer had no reasonable cause to believe his conduct was unlawful.

     To further understand the risks associated with U.S. persons who own our ordinary shares, see "Description of Share Capital -- Differences in Corporate Law" for more information on the differences between Bermuda and Delaware corporate laws.

ANTI-TAKEOVER PROVISIONS IN OUR BYE-LAWS COULD IMPEDE AN ATTEMPT TO REPLACE OR REMOVE OUR DIRECTORS, WHICH COULD DIMINISH THE VALUE OF OUR ORDINARY SHARES.

     Our bye-laws contain provisions that may entrench directors and make it more difficult for shareholders to replace directors even if the shareholders consider it beneficial to do so. In addition, these provisions could delay or prevent a change of control that a shareholder might consider favorable. For example, these provisions may prevent a shareholder from receiving the benefit from any premium over the market price of our ordinary shares offered by a bidder in a potential takeover. Even in the absence of an attempt to effect a change in management or a takeover attempt, these provisions may adversely affect the prevailing market price of our ordinary shares if they are viewed as discouraging changes in management and takeover attempts in the future.

     For example, our bye-laws contain the following provisions that could have such an effect:

     o election of directors is staggered, meaning that members of only one of three classes of directors are elected each year;

     o    directors serve for a term of three years;

     o our directors may decline to approve or register any transfer of shares to the extent they determine, in their sole discretion, that any non-de minimis adverse tax, regulatory or legal consequences to Aspen Holdings, any of its subsidiaries, shareholders or affiliates would result from such transfer;

     o if our directors determine that share ownership by any person may result in material adverse tax consequences to Aspen Holdings, any of its subsidiaries, shareholders or affiliates, we have the option, but not the obligation, to purchase or assign to a third party the right to purchase the minimum number of shares held by such person solely to the extent that it is necessary to eliminate such material risk;

     o    shareholders have limited ability to remove directors; and

     o if the ordinary shares of any U.S. Person constitute 9.5% or more of the votes conferred by the issued shares of Aspen Holdings, the voting rights with respect to the controlled shares of such U.S. Person shall be limited, in the aggregate, to a voting power of less than 9.5%.

     In addition, none of the seats on our board of directors may be up for election until 2005. As the shareholders may not be able to elect directors in the interim, this may further impede an attempt to replace or remove our directors and, consequently, diminish the value of our ordinary shares.


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

ASPEN HOLDINGS IS A BERMUDA COMPANY AND IT MAY BE DIFFICULT FOR YOU TO ENFORCE JUDGMENTS AGAINST IT OR ITS DIRECTORS AND EXECUTIVE OFFICERS.

     We are incorporated under the laws of Bermuda and our business is based in Bermuda. In addition, certain of our directors and officers and some of the experts named in this prospectus reside outside the United States, and all or a substantial portion of our assets and the assets of such persons are located in jurisdictions outside the United States. As such, it may be difficult or impossible to effect service of process within the United States upon us or those persons or to recover against us or them on judgments of U.S. courts, including judgments predicated upon civil liability provisions of the U.S. federal securities laws. Further, no claim may be brought in Bermuda against us or our directors and officers in the first instance for violation of U.S. federal securities laws because these laws have no extraterritorial jurisdiction under Bermuda law and do not have force of law in Bermuda. A Bermuda court may, however, impose civil liability, including the possibility of monetary damages, on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law.

     We have been advised by Appleby Spurling & Kempe, our Bermuda counsel, that there is no treaty in force between the U.S. and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a U.S. judgment would be enforceable in Bermuda against us or our directors and officers depends on whether the U.S. court that entered the judgment is recognized by the Bermuda court as having jurisdiction over us or our directors and officers, as determined by reference to Bermuda conflict of law rules. A judgment debt from a U.S. court that is final and for a sum certain based on U.S. federal securities laws will not be enforceable in Bermuda unless the judgment debtor had submitted to the jurisdiction of the U.S. court, and the issue of submission and jurisdiction is a matter of Bermuda (not U.S.) law.

     In addition to and irrespective of jurisdictional issues, the Bermuda courts will not enforce a U.S. federal securities law that is either penal or contrary to public policy. It is the advice of Appleby Spurling & Kempe that an action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, will not be entertained by a Bermuda Court. Certain remedies available under the laws of U.S. jurisdictions, including certain remedies under U.S. federal securities laws, would not be available under Bermuda law or enforceable in a Bermuda court, as they would be contrary to Bermuda public policy. Further, no claim may be brought in Bermuda against us or our directors and officers in the first instance for violation of U.S. federal securities laws because these laws have no extraterritorial jurisdiction under Bermuda law and do not have force of law in Bermuda. A Bermuda court may, however, impose civil liability on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law.

RISKS RELATED TO TAXATION

WE MAY BECOME SUBJECT TO TAXES IN BERMUDA AFTER MARCH 28, 2016, WHICH MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS AND YOUR INVESTMENT.

     The Bermuda Minister of Finance, under the Exempted Undertakings Tax Protection Act 1966, as amended, of Bermuda, has given each of Aspen Holdings and Aspen Bermuda an assurance that if any legislation is enacted in Bermuda that would impose tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of any such tax will not be applicable to Aspen Holdings, Aspen Bermuda or any of their respective operations, shares, debentures or other obligations until March 28, 2016. See "Material Tax Considerations -- Taxation of Aspen Holdings and Subsidiaries -- Bermuda." Given the limited duration of the Minister of Finance's assurance, we cannot be certain that we will not be subject to any Bermuda tax after March 28, 2016.

OUR NON-U.S. COMPANIES MAY BE SUBJECT TO U.S. TAX THAT MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS AND YOUR INVESTMENT.


     If Aspen Holdings or any of its foreign subsidiaries were considered to be engaged in a trade or business in the United States, it could be subject to U.S. corporate income and additional branch profits taxes on the portion of its earnings effectively connected to such U.S. business, in which case its results of operations and your investment (irrespective of the number of shares you own) could be materially adversely affected (although its results of operations and your investment should not be materially adversely affected if Aspen U.K. is considered to be engaged in a U.S. trade or business solely as a result of the binding authorities granted to Aspen Re America and Wellington Underwriters, Inc. ("WU Inc."), a managing general agency owned by Wellington with six offices in the United States). Further, if Aspen Holdings or any of its subsidiaries were considered a personal holding company subject to U.S. tax on a portion of its U.S. income, its results of operations and your investment (irrespective of the number of shares you own) could be materially adversely affected.

     Aspen Holdings and Aspen Bermuda are Bermuda companies, and Aspen U.K. Holdings, Aspen U.K. and Aspen U.K. Services are U.K. companies. We intend to manage our business so that each of these companies will operate in such a manner that none of these companies will be subject to U.S. tax (other than U.S. excise tax on insurance and reinsurance premium income attributable to insuring or reinsuring U.S. risks and U.S. withholding tax on certain U.S. source investment income and the likely imposition of U.S. corporate income and additional branch profits tax on the profits attributable to the business of Aspen U.K. produced pursuant to the binding authorities granted to Aspen Re America, as well as the possible imposition of such taxes attributable to the business of Aspen U.K. produced pursuant to the binding authorities granted to WU Inc. because none of these companies should be treated as engaged in a trade or business within the United States (other than Aspen U.K. with respect to the business produced pursuant to the Aspen Re America and WU Inc. binding authorities agreements). However, because there is considerable uncertainty as to the activities which constitute being engaged in a trade or business within the United States, we cannot be certain that the U.S. Internal Revenue Service ("IRS") will not contend successfully that any of Aspen Holdings or its foreign subsidiaries is/are engaged in a trade or business in the United States based on activities in addition to the binding authorities discussed above. See "Material Tax Considerations -- Taxation of Aspen Holdings and Subsidiaries -- United States."


     Aspen Holdings or a subsidiary might be subject to U.S. tax on a portion of its U.S. income if Aspen Holdings or such subsidiary is considered a personal holding company ("PHC") for U.S. federal income tax purposes. This status will depend on whether 50% or more of our shares could be deemed to be owned (pursuant to certain constructive ownership rules) by five or fewer individuals and whether 60% or more of Aspen Holdings' income, or the income of any of its subsidiaries, as determined for U.S. federal income tax purposes, consists of "personal holding company income." We believe based upon the information made available to us regarding our existing shareholder base that neither Aspen Holdings nor any of its subsidiaries should be considered a PHC for U.S. federal income tax purposes for any prior year of operations or immediately following the offering. Additionally, we intend to manage our business to minimize the possibility that we will meet the 60% income threshold so that neither Aspen Holdings nor any of its subsidiaries should be considered a PHC. However, because of the legal and factual uncertainties regarding the application of the constructive ownership rules, the makeup of our shareholder base, our gross income and other circumstances, we cannot be certain that Aspen Holdings and/or any of its subsidiaries will not be considered a PHC or that the amount of U.S. tax that would be imposed if it were not the case would be immaterial. See "Material Tax Considerations -- Taxation of Aspen Holdings and Subsidiaries -- United States -- Personal Holding Companies."

OUR NON-U.K. COMPANIES MAY BE SUBJECT TO U.K. TAX THAT MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR RESULTS OF OPERATIONS.

     None of us, except for Aspen U.K. Holdings, Aspen U.K. and Aspen U.K. Services, are incorporated in the United Kingdom. Accordingly, none of us, other than Aspen U.K. Holdings,

Aspen U.K. and Aspen U.K. Services, should be treated as being resident in the United Kingdom for corporation tax purposes unless our central management and control is exercised in the United Kingdom. The concept of central management and control is indicative of the highest level of control of a company, which is wholly a question of fact. Each of us, other than Aspen U.K. Holdings, Aspen U.K. and Aspen U.K. Services, intend to manage our affairs so that none of us, other than Aspen U.K. Holdings, Aspen U.K. and Aspen U.K. Services, are resident in the United Kingdom for tax purposes.

     A company not resident in the United Kingdom for corporation tax purposes can nevertheless be subject to U.K. corporation tax if it carries on a trade through a permanent establishment in the United Kingdom but the charge to U.K. corporation tax is limited to profits (including revenue profits and capital gains) attributable directly or indirectly to such permanent establishment.

     Each of us, other than Aspen U.K. Holdings, Aspen U.K. and Aspen U.K. Services (which should be treated as resident in the United Kingdom by virtue of being incorporated and managed there), intend that we will operate in such a manner so that none of us, other than Aspen U.K. and Aspen U.K. Services, carry on a trade through a permanent establishment in the United Kingdom. Nevertheless, because neither case law nor U.K. statute definitively defines the activities that constitute trading in the United Kingdom through a permanent establishment, the U.K. Inland Revenue might contend successfully that any of us, other than Aspen U.K. Holdings, Aspen U.K. and Aspen U.K. Services, are/is trading in the United Kingdom through a permanent establishment in the United Kingdom.

     The United Kingdom has no income tax treaty with Bermuda. There are circumstances in which companies that are neither resident in the United Kingdom nor entitled to the protection afforded by a double tax treaty between the United Kingdom and the jurisdiction in which they are resident may be exposed to income tax in the United Kingdom (other than by deduction or withholding) on the profits of a trade carried on there even if that trade is not carried on through a permanent establishment but each of us intend that we will operate in such a manner that none of us will fall within the charge to income tax in the United Kingdom (other than by deduction or withholding) in this respect.

     If any of us, other than Aspen U.K. Holdings, Aspen U.K. and Aspen U.K. Services, were treated as being resident in the United Kingdom for U.K. corporation tax purposes, or if any of us were to be treated as carrying on a trade in the United Kingdom through a permanent establishment, our results of operations and your investment could be materially adversely affected.

IF YOU ACQUIRE 10% OR MORE OF ASPEN HOLDINGS' SHARES, YOU MAY BE SUBJECT TO U.S. INCOME TAXATION UNDER THE "CONTROLLED FOREIGN CORPORATION" ("CFC") RULES.

     If you are a "10% U.S. Shareholder" of a foreign corporation (defined as a U.S. Person (as defined in "Material Tax Considerations -- Taxation of Shareholders -- United States Taxation") who owns (directly, indirectly through foreign entities or "constructively" (as defined below) at least 10% of the total combined voting power of all classes of stock entitled to vote of the foreign corporation), that is a CFC for an uninterrupted period of 30 days or more during a taxable year, and you own shares in the CFC directly or indirectly through foreign entities on the last day of the CFC's taxable year, you must include in your gross income for U.S. federal income tax purposes your pro rata share of the CFC's "subpart F income," even if the subpart F income is not distributed, in which case your investment could be materially adversely affected. A foreign corporation is considered a CFC if "10% U.S. Shareholders" own (directly, indirectly through foreign entities or by attribution by application of the constructive ownership rules of section 958(b) of the Code (i.e., "constructively")) more than 50% of the total combined voting power of all classes of voting stock of that foreign corporation, or the total value of all stock of that foreign corporation. For purposes of taking into account insurance income, a CFC also includes a foreign insurance company in which more than 25% of the total combined voting power of all classes of stock (or more than 25% of the total value of the stock) is owned by 10% U.S. Shareholders on any day during the taxable year of such corporation, if the gross amount of premiums or other consideration for the reinsurance or the issuing of insurance or annuity contracts exceeds 75% of the gross amount of all premiums or other consideration in respect of all risks.

     We believe that because of the anticipated dispersion of our share ownership, provisions in our organizational documents that limit voting power (these provisions are described in "Description of Share Capital") and other factors, no U.S. Person who owns shares of Aspen Holdings directly or indirectly through one or more foreign entities should be treated as owning (directly, indirectly through foreign entities, or constructively) 10% or more of the total voting power of all classes of shares of Aspen Holdings or any of its foreign subsidiaries. It is possible, however, that the IRS could challenge the effectiveness of these provisions and that a court could sustain such a challenge. See "Material Tax Considerations -- Taxation of Shareholders -- United States Taxation -- Controlled Foreign Corporations."

U.S. PERSONS WHO HOLD ORDINARY SHARES MAY BE SUBJECT TO U.S. INCOME TAXATION AT ORDINARY INCOME RATES ON THEIR PROPORTIONATE SHARE OF OUR "RELATED PARTY INSURANCE INCOME" ("RPII").

     If the RPII (determined on a gross basis) of any foreign Insurance Subsidiary were to equal or exceed 20% of that company's gross insurance income in any taxable year and direct or indirect insureds (and persons related to those insureds) own directly or indirectly through entities 20% or more of the voting power or value of Aspen Holdings, then a U.S. Person who owns any shares of Aspen Holdings (directly or indirectly through foreign entities) on the last day of the taxable year would be required to include in its income for U.S. federal income tax purposes such person's pro rata share of such company's RPII for the entire taxable year, determined as if such RPII were distributed proportionately only to U.S. Persons at that date regardless of whether such income is distributed, in which case your investment could be materially adversely affected. In addition, any RPII that is includible in the income of a U.S. tax-exempt organization may be treated as unrelated business taxable income. The amount of RPII earned by a foreign Insurance Subsidiary (generally, premium and related investment income from the DIRECT or indirect INSURANCE or reinsurance of any direct or indirect U.S. holder of ordinary shares or any person related to such holder) will depend on a number of factors, including the identity of persons directly or indirectly insured or reinsured by the company. We believe that the direct or indirect insureds of the foreign Insurance Subsidiaries (and related persons) did not directly or indirectly own 20% or more of either the voting power or value of our ordinary shares in prior years of operation and we do not expect this to be the case in the foreseeable future. Additionally, we do not expect gross RPII of either foreign Insurance Subsidiary to equal or exceed 20% of its gross insurance income in any taxable year for the foreseeable future, but we cannot be certain that this will be the case because some of the factors which determine the extent of RPII may be beyond our control.

     The RPII rules provide that if a U.S. Person disposes of shares in a foreign insurance corporation in which U.S. Persons own 25% or more of the shares (even if the amount of gross RPII is less than 20% of the corporation's gross insurance income and the ownership of its shares by direct or indirect insureds and related persons is less than the 20% threshold), any gain from the disposition will generally be treated as ordinary income to the extent of the holder's share of the corporation's undistributed earnings and profits that were accumulated during the period that the holder owned the shares (whether or not such earnings and profits are attributable to RPII). In addition, such a holder will be required to comply with certain reporting requirements, regardless of the amount of shares owned by the holder. These RPII rules should not apply to dispositions of ordinary shares because Aspen Holdings will not itself be directly engaged in the insurance business. The RPII provisions, however, have never been interpreted by the courts or the Treasury Department in final regulations, and regulations interpreting the RPII provisions of the Code exist only in proposed form. It is not certain whether these regulations will be adopted in their proposed form or what changes or clarifications might ultimately be made thereto or whether any such changes, as well as any interpretation or application of RPII by the IRS, the courts, or otherwise, might have retroactive effect. The Treasury Department has authority to impose, among other things, additional reporting requirements with respect to RPII. Accordingly, the meaning of the RPII provisions and the application thereof to us is uncertain. See "Material Tax Considerations -- Taxation of Shareholders -- United States Taxation -- the RPII Provisions."

U.S. PERSONS WHO HOLD ORDINARY SHARES WILL BE SUBJECT TO ADVERSE TAX CONSEQUENCES IF WE ARE CONSIDERED TO BE A PASSIVE FOREIGN INVESTMENT COMPANY ("PFIC") FOR U.S. FEDERAL INCOME TAX PURPOSES.

     If we are considered a PFIC for U.S. federal income tax purposes, a U.S. Person who owns any shares of Aspen Holdings will be subject to adverse tax consequences including subjecting the investor to a greater tax liability than might otherwise apply and subjecting the investor to tax on amounts in advance of when tax would otherwise be imposed, in which case your investment could be materially adversely affected. We believe that we are not, have not been, and currently do not expect to become, a PFIC for U.S. federal income tax purposes. We cannot assure you, however, that we will not be deemed a PFIC by the IRS. If we were considered a PFIC, it could have material adverse tax consequences for an investor that is subject to U.S. federal income taxation, There are currently no regulations regarding the application of the PFIC provisions to an insurance company. New regulations or pronouncements interpreting or clarifying these rules may be forthcoming. We cannot predict what impact, if any, such guidance would have on an investor that is subject to U.S. federal income taxation. See "Material Tax Considerations -- Taxation of Shareholders -- United States Taxation -- Passive Foreign Investment Companies."

U.S. PERSONS WHO HOLD ORDINARY SHARES WILL BE SUBJECT TO ADVERSE TAX CONSEQUENCES IF WE OR ANY OF OUR FOREIGN SUBSIDIARIES ARE CONSIDERED TO BE A FOREIGN PERSONAL HOLDING COMPANY ("FPHC") FOR U.S. FEDERAL INCOME TAX PURPOSES.

     If we were considered an FPHC it could have material adverse tax consequences for you if you are subject to U.S. federal income taxation, including subjecting you to a greater tax liability than might otherwise apply and subjecting you to tax on amounts in advance of when tax would otherwise be imposed. In addition, if we were considered an FPHC, upon the death of any U.S. individual owning ordinary shares, such individual's heirs or estate would not be entitled to a "step-up" in the basis of the ordinary shares which might otherwise be available under U.S. federal income tax laws. Aspen Holdings and/or any of its foreign subsidiaries could be considered to be an FPHC for U.S. federal income tax purposes if more than 50% of our shares could be deemed to be owned by five or fewer individuals who are citizens or residents of the United States, and 60% or more of Aspen Holdings income, or that of its foreign subsidiaries, consists of "foreign personal holding company income," as determined for U.S. federal income tax purposes. We believe, based upon information made available to us regarding our existing shareholder base, that neither Aspen Holdings nor any of its foreign subsidiaries should be considered an FPHC for any prior year of operations or immediately following the offering. Additionally, we intend to manage our business to minimize the possibility that we will meet the 60% income threshold so that neither Aspen Holdings nor any of its foreign subsidiaries should be considered an FPHC. However, because of the legal and factual uncertainties regarding the application of the constructive ownership rules, the makeup of our shareholder base, our gross income and other circumstances, we cannot be certain that Aspen Holdings and/or any of its foreign subsidiaries will not be considered an FPHC. See "Material Tax Considerations -- Taxation of Shareholders -- United States Taxation -- Foreign Personal Holding Companies."

U.S. TAX-EXEMPT ORGANIZATIONS WHO OWN OUR ORDINARY SHARES MAY RECOGNIZE UNRELATED BUSINESS TAXABLE INCOME.

     A U.S. tax-exempt organization may recognize unrelated business taxable income if a portion of our insurance income is allocated to the organization, which generally would be the case if either we are a CFC and the tax-exempt shareholder is a U.S. 10% Shareholder or there is RPII, certain exceptions do not apply and the tax-exempt organization owns any shares of Aspen Holdings. Although we do not believe that any U.S. Persons should be allocated such insurance income, we cannot be certain that this will be the case. See "Material Tax Considerations -- Taxation of Shareholders -- United States Taxation -- Controlled Foreign Corporations" and "Material Tax Considerations -- Taxation of Shareholders -- United States Taxation -- The RPII Provisions." Potential U.S. tax-exempt investors are advised to consult their own tax advisors.

CHANGES IN U.S. FEDERAL INCOME TAX LAW COULD MATERIALLY ADVERSELY AFFECT AN INVESTMENT IN OUR ORDINARY SHARES.

     Legislation has been introduced in the U.S. Congress intended to eliminate certain perceived tax advantages of companies (including insurance companies) that have legal domiciles outside the United States but have certain U.S. connections. In this regard, legislation has been introduced that includes a provision which permits the IRS to reallocate or recharacterize items of income, deduction or certain other items related to a reinsurance agreement between related parties to reflect the proper source, character and amount for each item (in contrast to current law, which only refers to source and character). While there are no currently pending legislative proposals which, if enacted, would have a material adverse effect on us or our shareholders, it is possible that broader-based legislative proposals could emerge in the future that could have an adverse impact on us, or our shareholders.

     Additionally, the U.S. federal income tax laws and interpretations regarding whether a company is engaged in a trade or business within the United States, or is a PFIC, or whether U.S. Persons would be required to include in their gross income the "subpart F income" or the RPII of a CFC are subject to change, possibly on a retroactive basis. There are currently no regulations regarding the application of the PFIC rules to insurance companies and the regulations regarding RPII are still in proposed form. New regulations or pronouncements interpreting or clarifying such rules may be forthcoming. We cannot be certain if, when or in what form such regulations or pronouncements may be provided and whether such guidance will have a retroactive effect.

THE IMPACT OF BERMUDA'S LETTER OF COMMITMENT TO THE ORGANIZATION FOR ECONOMIC COOPERATION AND DEVELOPMENT TO ELIMINATE HARMFUL TAX PRACTICES IS UNCERTAIN AND COULD ADVERSELY AFFECT OUR TAX STATUS IN BERMUDA.

     The Organization for Economic Cooperation and Development, which is commonly referred to as the OECD, has published reports and launched a global dialogue among member and non-member countries on measures to limit harmful tax competition. These measures are largely directed at counteracting the effects of tax havens and preferential tax regimes in countries around the world. In the OECD's report dated June 26, 2000, Bermuda was not listed as a tax haven jurisdiction because it had previously signed a letter committing itself to eliminate harmful tax practices by the end of 2005 and to embrace international tax standards for transparency, exchange of information and the elimination of any aspects of the regimes for financial and other services that attract business with no substantial domestic activity. We are not able to predict what changes will arise from the commitment or whether such changes will subject us to additional taxes.

                          FORWARD-LOOKING STATEMENTS

     Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus may include forward-looking statements which reflect our current views with respect to future events and financial performance. These statements include forward-looking statements both with respect to us in general and the insurance and reinsurance sectors specifically, both as to underwriting and investment matters. Statements which include the words "expect," "intend," "plan," "believe," "project," "anticipate," "seek," "will," and similar statements of a future or forward-looking nature identify forward-looking statements for purposes of the federal securities laws or otherwise.

     All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. We believe that these factors include, but are not limited to, those set forth under "Risk Factors" and the following:

     o    the impact of acts of terrorism and acts of war;

     o greater frequency or severity of claims and loss activity, including as a result of natural or man-made catastrophic events, than our underwriting, reserving or investment practices have anticipated;

     o    the effectiveness of our loss limitation methods;

     o changes in the availability, cost or quality of reinsurance or RETROCESSIONAL COVERAGE;

     o    loss of key personnel;

     o the inability to maintain financial strength or claims-paying ratings by one or more of our subsidiaries;

     o changes in general economic conditions, including inflation, foreign currency exchange rates, interest rates and other factors that could affect our investment portfolio;

     o increased competition on the basis of pricing, capacity, coverage terms or other factors;

     o    the effects of terrorist-related insurance legislation and laws;

     o decreased demand for our insurance or reinsurance products and cyclical downturn of the industry;

     o    political stability in Bermuda;

     o changes in regulations or tax laws applicable to us, our subsidiaries, brokers or customers; and

     o Aspen Holdings or Aspen Bermuda becomes subject to income taxes in the United States or the United Kingdom.

     The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

     If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected. Any forward-looking statements you read in this prospectus reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking statements attributable to us or individuals acting on our behalf are expressly qualified in their entirety by this paragraph. You should specifically consider the factors identified in this prospectus which could cause actual results to differ before making an investment decision.

                                USE OF PROCEEDS


     We estimate that our net proceeds from the initial public offering of 10,524,000 of our ordinary shares and after deducting the underwriting discounts and commissions and our estimated offering expenses, will be approximately $212.5 million. We estimate that our net proceeds will be approximately $245.5 million if the underwriters exercise their over-allotment option in full. We intend to use the net proceeds of this offering to provide initial or additional capital to our subsidiaries, to repay a portion of the outstanding debt under our revolving credit facilities, which is discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," and for other general corporate purposes.



                                DIVIDEND POLICY

     Our board of directors currently has a policy whereby it intends to authorize the payment of a dividend of $0.03 per ordinary share per fiscal quarter to our shareholders of record, beginning in the first quarter of 2004. Any determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our results of operations and cash flows, our financial position and capital requirements, general business conditions, legal, tax, regulatory and any contractual restrictions on the payment of dividends and any other factors our board of directors deems relevant at the time.

     We are a holding company and have no direct operations. Our ability to pay dividends depends, in part, on the ability of our Insurance Subsidiaries to pay dividends to us. The Insurance Subsidiaries are subject to significant regulatory restrictions limiting their ability to declare and pay dividends.

     Additionally, we are subject to Bermuda regulatory constraints that will affect our ability to pay dividends on our ordinary shares and make other payments. Under the Companies Act, we may declare or pay a dividend out of distributable reserves only if we have reasonable grounds for believing that we are, and would after the payment be, able to pay our liabilities as they become due and if the realizable value of our assets would thereby not be less than the aggregate of our liabilities and issued share capital and share premium accounts. For a further description of the restrictions on our ability and the ability of our subsidiaries to pay dividends, see "Regulatory Matters -- Bermuda Regulation -- Minimum Solvency Margin and Restrictions on Dividends and Distributions" and "Regulatory Matters -- U.K. Regulation -- Restrictions on Dividend Payments."

     Our credit facilities also restrict our ability to pay dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                CAPITALIZATION


     The following table sets forth our consolidated capitalization on an actual basis as of September 30, 2003, and as adjusted to give effect to the sale of 10,524,000 ordinary shares offered by us in this offering after deducting underwriting discounts and commissions and our estimated offering expenses.


     You should read this table in conjunction with "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and related notes that are included elsewhere in this prospectus.


                                                                      AS OF SEPTEMBER 30, 2003(1)
                                                                     -----------------------------
                                                                        ACTUAL      AS ADJUSTED(2)
                                                                     -----------   ---------------
                                                                            ($ IN MILLIONS)
DEBT OUTSTANDING(3) ..............................................          --       $    40.0
SHAREHOLDERS' EQUITY(4):
 Ordinary shares (par value 0.15144558\c)(5) .....................    $  844.2         1,058.3
 Retained earnings ...............................................       126.2           126.2
 Accumulated other comprehensive income, net of taxes(6) .........        20.5            20.5
                                                                      --------       ---------
 TOTAL SHAREHOLDERS' EQUITY ......................................       990.9         1,205.0
                                                                      --------       ---------
TOTAL CAPITALIZATION .............................................    $  990.9       $ 1,245.0
                                                                      ========       =========


----------
(1)   This table does not give effect to:
      o the options granted to Wellington for 3,781,120 non-voting shares and to the Names' Trustee for the benefit of the Unaligned Members for an additional 2,566,616 non-voting shares, which options remain exercisable after completion of this offering as further described in "Description of Share Capital -- Investor Options" and which non-voting shares will automatically convert into ordinary shares at a one-to-one ratio upon issuance;
      o 3,884,020 ordinary shares that may be issued pursuant to options that have been granted under our share incentive plan at a weighted average exercise price of (pounds sterling)10.70 per share; and
      o 1,840,550 ordinary shares available for future issuance under our share incentive plan.
(2)   The "As Adjusted" column:
      o reflects the deduction of underwriting discounts and our estimated offering expenses;
      o   assumes that the underwriters' over-allotment option is not exercised;
      o reflects 152,583 ordinary shares issued pursuant to the exercise of options held by the Names' Trustees on behalf of the Unaligned Members for an aggregate subscription price of (pounds sterling) 0.9 million ($1.6 million); and
      o   excludes the effect of the share premium issuance.
(3) On October 15, 2003, we made a drawdown of $90 million on our three-year revolving credit facility. We will use $50 million of the net proceeds from this offering to repay a portion of the outstanding debt under our credit facility, resulting in $40 million outstanding after the completion of this offering.
(4) As of September 30, 2003, we had 1,076,416,910 authorized ordinary shares of par value 1.5144558\c per share, which par value was changed to 0.15144558\c on November 6, 2003 as a result of 10 for 1 share split.
(5) As of September 30, 2003, we had 56,924,120 ordinary shares outstanding. No non-voting shares or preference shares were outstanding as of September 30, 2003. As adjusted to give effect to the sale of ordinary shares in this offering, we will have 67,600,703 ordinary shares outstanding.
(6) Includes unrealized gains on investments and unrealized gains on foreign currency.

                                   DILUTION


     As of September 30, 2003, our net tangible book value was $982.4 million, or $17.26 per ordinary share, assuming 56,924,120 ordinary shares outstanding. As used below, our net tangible book value per ordinary share represents shareholders' equity, minus the balance for intangible assets, divided by the number of ordinary shares outstanding. After giving effect to the issuance of 10,524,000 of our ordinary shares and after the exercise of 440,144 options held by the Names' Trustee, 87,517 on a cash basis and 352,627 on a cashless basis and after deducting the underwriting discount and our estimated offering expenses (assuming that the underwriters' over-allotment option is not exercised), and the application of the estimated net proceeds therefrom, our net tangible book value as of September 30, 2003 would have been $1,196.5 million, or $17.70 per ordinary share. This amount represents an immediate increase of $0.44 per ordinary share to the existing shareholders and an immediate dilution of $4.80 per ordinary share issued to the new investors purchasing shares offered hereby at the public offering price. The following table illustrates this per share dilution:

Initial public offering price per ordinary share .........................  $22.50
 Net tangible book value per ordinary share before the offering ..........   17.26
 Increase attributable to the offering ...................................    0.44
Net tangible book value per ordinary share after the offering ............   17.70
Dilution per ordinary share to new investors(1) ..........................  $ 4.80

----------
(1) If the underwriters' over-allotment option is exercised in full, dilution per ordinary share to new investors will be $4.73.


     The following table sets forth as of September 30, 2003 the number of our ordinary shares issued, the total consideration paid and the average price per ordinary share paid by all of our existing shareholders and by new investors, after giving effect to the issuance of 10,524,000 ordinary shares in the offering (before deducting the underwriting discount and our estimated offering expenses and assuming that the underwriters' over-allotment option is not exercised) and after the exercise of the 440,144 options held by the Names' Trustee for the benefit of the Unaligned Members.

                                      ORDINARY SHARES                    TOTAL
                                           ISSUED                    CONSIDERATION            AVERAGE PRICE
                                  ------------------------   -----------------------------         PER
                                     NUMBER       PERCENT          AMOUNT         PERCENT     ORDINARY SHARE
                                  ------------   ---------   -----------------   ---------   ---------------
Existing shareholders .........    56,924,120       84.2%      $  865,697,239       78.4%         $15.21
Names' Trustee ................       152,583        0.2%           1,605,788        0.2%          10.52
New investors .................    10,524,000       15.6%         236,790,000       21.4%          22.50
                                   ----------      -----       --------------      -----          ------
 Total ........................    67,600,703      100.0%      $1,104,093,027      100.0%         $16.33
                                   ==========      =====       ==============      =====          ======

This table does not give effect to:

      o the options granted to Wellington for 3,781,120 non-voting shares and to the Names' Trustee for the benefit of the Unaligned Members for an additional 2,566,616 non-voting shares, which options remain exercisable after completion of this offering or lapse upon the earlier occurrence of several events as further described in "Description of Share Capital -- Investor Options" and which non-voting shares automatically convert into ordinary shares at a one-to-one ratio upon completion of this offering or upon issuance, if the options are exercised after completion of this offering;

      o 3,884,020 ordinary shares that may be issued pursuant to options that have been granted under our share incentive plan at a weighted average exercise price of (pounds sterling)10.70 per share; and

      o 1,840,550 ordinary shares available for future issuance under our share incentive plan.

                            SELECTED FINANCIAL DATA

     The following table sets forth our summary historical financial information for the period ended and as of the dates indicated. The summary income statement data for the period from our inception at May 23, 2002 through December 31, 2002 and the balance sheet data as of December 31, 2002 are derived from our audited consolidated financial statements included elsewhere in this prospectus, which have been prepared in accordance with U.S. GAAP and have been audited by KPMG Audit Plc, our independent auditors. The summary income statement data for the nine months ended September 30, 2003 and the summary balance sheet data as of September 30, 2003 are derived from our condensed consolidated financial statements included elsewhere in this prospectus. The condensed consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and, in our opinion, include all adjustments, consisting only of normal recurring adjustments, which we consider necessary for a fair presentation for our results of operations and financial position for this period. These historical results are not necessarily indicative of results to be expected from any future period, and the results presented below are not necessarily indicative of our full year performance. Due to our limited operating history, the ratios presented may not be indicative of our future performance. You should read the following summary consolidated financial information along with the information contained in this prospectus, including "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited consolidated financial statements, condensed consolidated financial statements and related notes included elsewhere in this prospectus.




                                                                                                 PERIOD FROM
                                                                                               MAY 23, 2002 TO
                                                                         NINE MONTHS ENDED      DECEMBER 31,
                                                                        SEPTEMBER 30, 2003        2002 (1)
                                                                       --------------------   ----------------
                                                                        ($ AND SHARES IN MILLIONS, EXCEPT PER
                                                                                        SHARE
                                                                              AMOUNTS AND PERCENTAGES)
SUMMARY INCOME STATEMENT DATA:
Gross premiums written .............................................       $ 1,161.8              $  374.8
Net premiums written ...............................................           961.1                 312.6
Net premiums earned ................................................           539.0                 120.3
Loss and loss adjustment expenses ..................................          (276.4)                (76.9)
Policy acquisition and general and administrative expenses .........          (140.8)                (29.8)
Net investment income ..............................................            16.7                   8.5
Net income .........................................................            97.6                  28.6

Basic earnings per share ...........................................             1.72                  0.89
Fully diluted earnings per share ...................................             1.71                  0.89
Basic weighted average shares outstanding ..........................            56.9                  32.0
Diluted weighted average shares outstanding ........................            57.3                  32.0

SELECTED RATIOS (BASED ON U.S. GAAP INCOME STATEMENT DATA):
Loss ratio (on net premiums earned)(2) .............................              51%                   64%
Expense ratio (on net premiums earned)(3) ..........................              26                    25
                                                                            ---------              --------
Combined ratio(4) ..................................................              77%                   89%

                                                                                     AS OF
                                                                  AS OF           DECEMBER 31,
                                                           SEPTEMBER 30, 2003         2002
                                                          --------------------   -------------
                                                            ($ IN MILLIONS, EXCEPT PER SHARE
                                                                        AMOUNTS)
SUMMARY BALANCE SHEET DATA:
Cash and investments(5) ...............................         $1,281.8            $  932.0
Premiums receivable ...................................            635.5               214.5
Total assets ..........................................          2,252.2             1,211.8
Losses and loss adjustment expense reserves ...........            382.0                93.9
Reserve for unearned premium ..........................            727.6               215.7
Total Shareholders' equity ............................            990.9               878.1

PER SHARE DATA (BASED ON U.S. GAAP BALANCE SHEET DATA):
Book value per share(6) ...............................         $   17.41           $   15.44
Diluted book value per share(7) .......................             17.30               15.44

----------
(1) The financial information for this period reflects our results for the period from May, 23 2002, the date of our formation, to December 31, 2002.

(2) The loss ratio is calculated by dividing losses and loss adjustment expenses by net premiums earned.

(3) The expense ratio is calculated by dividing acquisition expense and general and administrative expense by net premiums earned.

(4)   The combined ratio is the sum of the loss ratio and the expense ratio.

(5)   Investments include fixed maturities and short-term investments.

(6) Book value per share is based on total shareholders' equity divided by the number of shares outstanding of 56,876,360 and 56,924,120 at December 31, 2002 and September 30, 2003, respectively.

(7) Fully diluted book value per share is calculated based on total shareholders' equity at December 31, 2002 and September 30, 2003, divided by the number of shares outstanding of 56,876,360 and 57,282,800 at December 31, 2002 and September 30, 2003, respectively. Potentially dilutive options were not dilutive at December 31, 2002, but at September 30, 2003 there were 358,680 dilutive options. Potentially dilutive shares outstanding are calculated using the treasury method.

         UNAUDITED PRO FORMA FINANCIAL INFORMATION AND OPERATING DATA

     We have prepared our unaudited pro forma combined statement of underwriting results for the year ended December 31, 2002 to describe the underwriting results for the year ended December 31, 2002 as if Aspen Holdings had itself commenced its operations on January 1, 2002.

     We have based our presentation on Aspen Holdings' statement of operations for the period ended December 31, 2002 and the Syndicates' combined statement of operations for the year ended December 31, 2002. We have then adjusted these historical results to remove the amounts in respect of Syndicate 2020's business other than the Initial Lines of Business. The pro forma financial information shows what the underwriting results of Aspen Holdings might have been had it itself written the Initial Lines of Business from January 1, 2002 and also assumed responsibility for the Initial Lines of Business lines written by Syndicate 2020 prior to January 1, 2002. The pro forma financial information includes the results for the year ended December 31, 2002 of business written by each of the Syndicates and Aspen Holdings in 2002 and also the results, including premium and loss development, of business written by Syndicate 2020 in 2001 and prior years. The pro forma financial information is net of the amounts retained by National Indemnity Company, a member of the Berkshire Hathaway group of companies, under its quota share reinsurance of Syndicate 2020.

     We have included a reconciliation of the underwriting results of each of Aspen Holdings and the Syndicates to the net income included in their respective audited financial statements for the period from May 23, 2002 to December 31, 2002 and year ended December 31, 2002.

     The following table sets forth our unaudited pro forma combined statement of underwriting results to represent our business as if we had commenced our operations as of January 1, 2002 and had underwritten for the entire period. We have based our presentation on the actual underwriting results of the Syndicates for the period presented.




                                                              ASPEN                                        ASPEN
                                                            HOLDINGS      SYNDICATES                     HOLDINGS
                                                           HISTORICAL     HISTORICAL     ADJUSTMENTS     PRO FORMA
                                                          ------------   ------------   -------------   ----------
                                                                    ($ IN MILLIONS, EXCEPT PERCENTAGES)
Net premiums earned ...................................     $  120.3       $  863.0       $(497.4)       $  485.9
Insurance losses and loss adjustment expenses .........        (76.9)        (523.0)        299.7          (300.2)
Policy acquisition expenses ...........................        (21.1)        (254.0)        137.6          (137.5)
Operating and administration expenses .................         (8.7)         (36.0)         33.8           (10.9)
                                                            --------       --------       --------       --------
 Underwriting result ..................................     $   13.6       $   50.0       $ (26.3)       $   37.3
                                                            ========       ========       ========       ========
Loss Ratio (on net premiums earned) ...................           64%            61%           60%             62%
Expense Ratio (on net premiums earned) ................           25             34            35              31
                                                            --------       --------       --------       --------
 Combined Ratio (on net premiums earned) ..............           89%            95%           95%             93%
                                                            ========       ========       ========       ========

     The "Adjustments" column presents amounts included in the Syndicates' underwriting results on lines of business that Aspen Holdings will not write and that Syndicate 2020 will continue to write.

     Investment income and realized gains and losses have been excluded from the pro forma financial information during the period from January 1, 2002 to the date we commenced our operations because the Syndicates do not operate with any paid-up capital. As such, it would be inappropriate to make assumptions on investment income related to hypothetical capital and it would be confusing to include investment income on only reserves and not capital. Additionally, we have not included realized gains or losses because this would provide an incomplete assessment of the investment portfolio.

     The underwriting result of Aspen Holdings shown above can be reconciled to the net income included in Aspen Holdings' Consolidated Statement of Operations for the period from May 23, 2002 to December 31, 2002 as follows:



                                                           PERIOD FROM
                                                         MAY 23, 2002 TO
                                                        DECEMBER 31, 2002
                                                       ------------------
                                                         ($ IN MILLIONS)
     Net income ......................................      $  28.6
     Income tax ......................................          6.5
     Net investment income ...........................         (8.5)
     Realized investment losses ......................          0.1
     Foreign exchange gain ...........................        (12.7)
     Other ...........................................         (0.4)
                                                            -------
       Underwriting result ...........................      $  13.6
                                                            =======

     The underwriting result of the Syndicates shown above can be reconciled to the net income included in the Syndicates' Combined Statement of Operations for the year ended December 31, 2002 as follows:




                                                           YEAR ENDED
                                                        DECEMBER 31, 2002
                                                       ------------------
                                                         ($ IN MILLIONS)
     Net income ....................................        $  71.0
     Net investment income .........................          (31.0)
     Realized investment losses ....................           (4.0)
     Foreign exchange losses .......................           14.0
                                                            -------
       Underwriting result .........................        $  50.0
                                                            =======

     We have assumed that from January 1, 2002 we the Initial Lines of Business directly, rather than assuming them by way of quota share arrangements, together with the business we have bound directly since our formation and our quota share reinsurance of the Syndicate 2020 and 3030 business that are not part of the Initial Lines of Business.

     Our senior management team and the majority of the underwriters responsible for our reinsurance and U.K. commercial property and liability insurance business joined Aspen Holdings from WUAL, a wholly owned subsidiary of Wellington and the managing agent of the Syndicates. Aspen Holdings did not acquire and does not have the right to renew any business previously written by the Syndicates, but Wellington has agreed not to compete with Aspen Holdings until after March 31, 2004 in the Initial Lines of Business previously written by the Syndicates. Aspen Holdings started to write renewals of the Initial Lines of Business in the third and fourth quarters of 2002. Aspen Holdings has not assumed responsibility for any business written by the Syndicates prior to January 1, 2002 and has participated in business written by the Syndicates after January 1, 2002 by way of quota share arrangements. These agreements are described under "Certain Relationships and Related Transactions -- Transactions and Relationships with Initial Investors."

     We caution that the Aspen Holdings pro forma statement of underwriting results presented herein is not indicative of the future underwriting results that we will achieve. Many factors may cause our actual underwriting results to differ materially from the pro forma results, including, but not limited to, the following:

     o Our unaudited pro forma statement of underwriting results includes premium and loss development on Initial Lines of Business lines entered into by Syndicate 2020 prior to January 1, 2002. Given the non-compete and other arrangements with Wellington as more specifically described under "Certain Relationships and Related Transactions -- Transactions and Relationships with Initial Investors"; we are assuming no premium or loss development on Initial Lines of Business written by Syndicate 2020 prior to January 1, 2002. Therefore, our reported premiums written and earned and reported losses and loss adjustment expenses in our initial years of operation could be lower than as presented in our unaudited pro forma statement of underwriting results.

     o We have made no adjustments to illustrate the impact of Aspen Holdings' reinsurance program other than the Syndicates' reinsurance program on the unaudited pro forma statement of underwriting results, as it is not practicable to do so.

     o Our future results of operations will depend in part on the amount of our investment income, which cannot be predicted and which will fluctuate depending upon the types of investments we select, our underwriting results and market factors.

     o Actual tax expense in future periods will be based on underwriting results plus investment income and other income and expense items not reflected in the unaudited pro forma statement of underwriting results.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our audited consolidated financial statements and accompanying notes and our unaudited consolidated financial statements and accompanying notes for the nine months ended September 30, 2003 which appear elsewhere in this prospectus. It contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly under the headings "Risk Factors" and "Forward-Looking Statements."

REVENUES FROM INSURANCE AND REINSURANCE CONTRACTS

     We derive our revenues primarily from our insurance and reinsurance contracts. These revenues are included in our statement of operations after taking into account amounts payable to our reinsurers.

     The amount of net premiums included as revenue in any reporting period depends on:

     o the amount and type of contracts written and the premiums we are able to charge to policyholders which are influenced by multiple factors, including prevailing market prices;

     o the amount and type of reinsurance ceded and the reinsurance premiums payable;

     o the distribution of the renewal dates of the business we write which are fairly evenly distributed through the year for our insurance business but are concentrated at the beginning of quarters (particularly January 1st) for our reinsurance business; and

     o the length of time over which the premiums receivable are earned and reinsurance premiums are expensed.

OTHER REVENUES

     Revenues also include investment income and realized investment gains offset by realized investment losses. Investment income is derived from holdings of cash and money market deposits and from fixed income investments. Realized investment gains and losses are derived from the sale of fixed income investments all of which are held as marketable securities available for sale. These securities are carried at fair market value and any resulting unrealized gains and losses are not included as revenue in our statement of operations but are included in comprehensive income as a separate component of shareholders' equity.

     The statement of operations for the period from May 23, 2002 to December 31, 2002 includes a significant amount in respect of realized currency exchange gains but such gains are not expected to be a material recurrent component of our revenues.

EXPENSES

     Our expenses are classified under four headings as set out below.

     Losses and loss adjustment expenses. These expenses include claims paid and payable under our insurance and reinsurance contracts and the internal and external costs of settling these claims ("loss adjustment expenses").

     The amount of these expenses is a function of the amount and type of insurance and reinsurance contracts we write and, with respect to reinsurance contracts, of the loss experience of the underlying risks. The amount of the expense is reduced to the extent that we can make recoveries from our reinsurers.

     The amount reported under this heading in any period includes payments in the period plus the change in the value of the reserves for unpaid losses and loss adjustment expenses between the beginning and the end of the period.

     Our method for setting the reserves for unpaid losses and loss adjustment expenses at the end of any period is discussed below under "-- Critical Accounting Policies."

     Policy acquisition expenses. Policy ACQUISITION EXPENSES consist principally of commissions and similar charges payable to brokers, other intermediaries and ceding companies, many of which represent a percentage of premiums receivable by us together with staff costs directly attributable to underwriting. The amount of expenses varies according to the amount and types of contracts written.

     Operating and administrative expenses. These expenses consist primarily of staff compensation, payroll taxes, accommodation costs, information technology and other operating expenses and professional fees. This heading also includes depreciation of tangible assets. Staff compensation includes salaries, bonuses and benefits such as medical insurance and pension contributions.

     Income tax expense. This expense represents corporation tax paid or payable by our U.K. operating company.

CRITICAL ACCOUNTING POLICIES

     Our consolidated financial statements contain certain amounts that are inherently subjective in nature and have required management to make assumptions and best estimates to determine the reported values. If actual events differ significantly from management's underlying assumptions or estimates, there could be a material adverse effect on our results of operations and financial condition and liquidity.

     We believe that the following critical accounting policies affect the more significant estimates used in the preparation of our consolidated financial statements. The descriptions below are summarized and have been simplified for clarity. A more detailed description of the significant accounting policies we use to prepare our financial statements is included in the notes to the consolidated financial statements. If factors such as those described in "Risk Factors" cause actual events to differ from the assumptions used in applying the accounting policy and calculating financial results, there could be a material adverse effect on our results of operations and financial condition and liquidity.

     Premiums. Written premiums comprise the estimated premiums on contracts of insurance and reinsurance entered into in the reporting period except in the case of proportional reinsurance contracts where written premium relates only to our proportional share of premiums due on contracts entered into by the ceding company prior to the end of the reporting period.

     Premiums written and ceded include estimates based on information received from brokers, ceding companies and insureds. As actual premiums are reported by the ceding companies, management evaluates the appropriateness of the premium estimate and any adjustment to this estimate is recorded in the period in which it becomes known. Premiums on our excess of loss and proportional reinsurance contracts are estimated by management when the business is underwritten. For excess of loss contracts, the minimum and deposit premium, as defined in the contract, is generally considered to be the best estimate of the contract's written premium at inception. Accordingly, this is the amount we generally record as written premium in the period the underlying risks incept. Estimates of premiums assumed under proportional contracts are recorded in the period in which the underlying risks are expected to incept and are based on information provided by brokers and ceding companies and estimates of the underlying economic conditions at the time the risk is underwritten. Adjustments to original premium estimates could be material and these adjustments may directly and significantly impact earnings in the period they are determined because the subject premium may be fully or substantially earned.

     Premiums are recognized as earned evenly over the policy periods using the daily pro rata method.

     The proportion of the premium related to the unexpired portion of each policy at the end of the reporting period is included in the balance sheet as UNEARNED PREMIUMS.

     Premiums receivable are recorded as amounts due less any required provision for doubtful accounts.

     Reserve for Losses and Loss Expenses. Provision is made at the year-end for the estimated cost of claims incurred but not settled at the balance sheet date, including the cost of IBNR claims to the Company. The estimated cost of claims includes expenses to be incurred in settling claims and a deduction for the expected value of salvage and other recoveries. As required under U.S. GAAP, no provision is made for our exposure to natural or man-made catastrophes other than for events occurring before the balance sheet date.

     We take all reasonable steps to ensure that we have appropriate information regarding our claims exposures. However, given the uncertainty in establishing claims liabilities, it is likely that the final outcome will prove to be different from the original provision established.

     The following presents our loss reserves by business segment as at September 30, 2003.



                                                                     AS AT SEPTEMBER 30, 2003
                                                       -----------------------------------------------------
                                                                          ($ IN MILLIONS)
                                                          GROSS       REINSURANCE RECOVERABLE        NET
                                                       -----------   -------------------------   -----------
   Property Reinsurance ............................    $   72.8             $   10.6             $   62.2
   Casualty Reinsurance ............................        92.5                  2.4                 90.1
   Specialty Reinsurance ...........................       101.7                 13.6                 88.1
                                                        --------             --------             --------
    Total Reinsurance ..............................       267.0                 26.6                240.4
                                                        ========             ========             ========
   Commercial Property .............................        16.1                  1.4                 14.7
   Commercial Liability ............................        98.9                 17.2                 81.7
                                                        --------             --------             --------
    Total Insurance ................................       115.0                 18.6                 96.4
                                                        ========             ========             ========
    Total Losses and Loss Expense Reserves .........    $  382.0             $   45.2             $  336.8
                                                        ========             ========             ========

     In establishing the reserves set by the Company, the Company's actuary employs a number of techniques to establish a "range of best estimates." The insurance reserves are established for the total unpaid cost of claims and loss adjustment expenses, which cover events that have occurred before the balance sheet date. These reserves reflect the Company's estimates of the total cost of IBNR claims to it. Estimated amounts recoverable from reinsurers on unpaid losses and loss adjustment expenses are calculated to arrive at a net claims reserve.

     For reported claims, reserves are established on a case by case basis within the parameters of coverage provided in the insurance policy or reinsurance agreement. In estimating the cost of these claims, we consider circumstances related to the claims as reported, any information available from loss adjusters and information on the cost of settling claims with similar characteristics in previous periods. For IBNR claims, reserves are estimated using established actuarial methods. Both case and IBNR reserve estimates consider such variables as past loss experience, changes in legislative conditions and changes in judicial interpretation of legal liability policy coverages and inflation.

     For classes of business which are not related to catastrophe, and where early claims experience may not provide a sound statistical basis to estimate the loss reserves, our approach is to establish an initial expected loss and loss expense ratio. This is based upon a combination of (a) an analysis of a portfolio of similar business written by Syndicate 2020 adjusted by an index reflecting how insurance rates, terms and conditions have changed, (b) market benchmark data, and (c) a contract by contract analysis. This initial expected loss and loss expense ratio is then modified in light of the actual experience to date measured against the expected experience. Loss reserves for known catastrophic events are based upon a detailed analysis of our reported losses and potential exposures conducted in conjunction with our underwriters.

     Because many of the coverages underwritten involve claims that may not be ultimately settled for many years after they are incurred, subjective judgments as to the ultimate exposure to losses are an integral and necessary component of the loss reserving process. Reserves are established by the selection of a best estimate from within a range of estimates. The Company continually reviews its reserves, using a variety of statistical and actuarial techniques to analyze current claims costs, frequency and severity data, and prevailing economic, social and legal factors. Reserves established in prior periods are adjusted as claims experience develops and new information becomes available.

     The range of estimates established by the actuary is not intended to include the minimum or maximum amount that the claims may ultimately be, but is designed to provide management with a range from which it is reasonable to select a single best estimate for inclusion in the financial statements taking into account the impact that all the factors affecting the reserves may have. The net actuarial range for reserves for losses and loss expenses established as at September 30, 2003 was between $284.9 million and $344.7 million. The actual net reserves established as at that date were $336.8 million.

     In selecting our best estimates of the reserves for each line of business we take into account all of the factors set out above, and in particular the quality of the historical information the Company has on which to establish its reserves and the degree of estimation where information is received from cedents on an underwriting year basis and needs to be converted to an accident year basis. In addition, consideration is given to the point estimate produced by our independent consulting actuaries which was towards the upper end of the range.

     Loss reserves presented on an "underwriting year" basis represent claims related to all policies incepting in a given year. In contrast, "accident year" loss reserves represent claims for events that occurred during a given calendar year, regardless of when the policy was written. Loss reserves on an underwriting year basis may include claims from different accident years. For example, a policy written during 2002 may have losses in accident year 2002 and in accident year 2003. Therefore, underwriting year data as of a particular evaluation date is less mature than accident year data.

     While the reported reserves make a reasonable provision for unpaid loss and loss adjustment expense obligations, it should be noted that the process of estimating required reserves does, by its very nature, involve uncertainty. The level of uncertainty can be influenced by such factors as the existence of coverage with long duration payment patterns and changes in claims handling practices, as well as the factors noted above. Ultimate actual payments for losses and loss adjustment expenses could turn out to be significantly different from our estimates.

     In the nine months ended September 30, 2003, there was a reduction of our estimate of the ultimate claims to be paid in respect of the 2002 accident year of $9.5 million. An analysis of this reduction by line of business is as follows:


                                                              ($ IN MILLIONS)
                                                             ----------------
     Property Reinsurance ..................................       $ 3.2
     Casualty Reinsurance ..................................         0.6
     Specialty Reinsurance .................................         4.4
                                                                   -----
      Total Reinsurance ....................................         8.2
                                                                   =====
     Commercial Property ...................................         0.8
     Commercial Liability ..................................         0.5
                                                                   -----
      Total Insurance ......................................         1.3
                                                                   -----
      Total reduction in prior year loss reserves ..........       $ 9.5
                                                                   =====

     All of this reduction related to the business written in 2002. The reserves as at December 31, 2002 were $93.9 million gross and $81.4 million net of reinsurance.

     The favorable development during the nine months ended September 30, 2003 of $9.5 million in respect of losses incurred during 2002 primarily resulted from the nature of the business earned in

2002. The key elements that gave rise to the changes in the estimated reserves and which enabled the actuarial projections to be refined were as follows:


     o 64% of the net reserves as at December 31, 2002, amounting to $52 million, were in respect of business underwritten by way of the two quota share contracts under which we reinsured part of the portfolio of risks written in 2002 by the Syndicates and managed by WUAL (the "Wellington quota share arrangements"). The level of information we receive in respect of the business ceded under these arrangements is more limited than that in respect of business written directly by the Company, and is on an underwriting year basis which means that the cedents do not allocate estimates of IBNR losses to accident years. We reviewed this information and established our best estimate of the accident year claims as at December 31, 2002 using the cedents' estimates of ultimate losses and our own assessment of the allocation of those losses to accident years. During the nine months ended September 30, 2003, we requested and were given more information by the cedents and this has enabled us to make a better assessment of how much of the ultimate losses relate to the 2002 accident year. The Syndicates have also experienced less severe development of incurred losses than they did in the immediately preceding years which has led to reductions in the actuarial estimates of ultimate losses. Both of these factors have contributed to an overall reduction in the 2002 accident year reserves for this business.


     o The Company only commenced underwriting in 2002 and, although some of the lines of business have been written for a number of years in the Syndicates' operations, some lines were new to the Company. The reserving process requires estimates to be made based on both the current and historical information. For those lines of business new to the Company, the historical information relies to a greater degree on market information. As time progresses, the reserves in respect of these lines of business are refined as additional data is received.

     The analysis of the favorable development on a line of business basis is as follows:

     Property reinsurance: The net reserves of the property reinsurance line of business as at December 31, 2002 were $24 million, of which $9 million related to the Wellington quota share arrangements. Premiums and claims information received from the Syndicates and other cedents during the nine months ended September 30, 2003 has indicated both a reduction in the 2002 underwriting year loss ratio and also an improvement in the accident year loss ratio for 2002. This results from a lower development of the severity of reported claims than is often observed in this line of business.

     Casualty Reinsurance: The net reserves of the casualty reinsurance line of business as at December 31, 2002 were $10 million. Although we do not receive notice of most of the claims in this line of business until a considerable time has passed, some claims have a shorter notification period due to some of the more catastrophic elements of the business. The development of incurred losses in the nine months subsequent to December 31, 2002 has enabled a small reduction in the projected loss ratio for this business from that suggested by the actuarial projection at December 31, 2002, giving rise to the reduction in reserves shown above.

     Specialty Reinsurance: The net reserves of the specialty reinsurance line of business as at December 31, 2002 were $30.9 million. All of the business in this segment as at December 31, 2002 was derived through the Wellington quota share arrangements. The reserves established as at December 31, 2002 were based upon the cedents' underwriting year estimates. Management assessed these estimates and, with the data provided, determined the accident year loss ratio. Premiums and claims information received from the cedent during the nine months ended September 30, 2003 has enabled the Company to refine its accident year assessment. This has resulted in a release in reserves of $4.4 million.

     Commercial Property: The net reserves of the property insurance line of business as at December 31, 2002 were $2.4 million. This account had only two years of Syndicates history prior to its being written by the Company. The reserves established as at December 31, 2002 were partly based upon the historical performance experienced in those two years. During the course of 2003, the historical information improved due in particular to the settlement of one claim significantly below its case reserve. This improvement enabled us to reassess the likely level of IBNR claims in respect of the 2002 accident year, resulting in a reduction in reserves of $0.8 million.

     Commercial Liability: The reserves for the commercial liability line of business as at December 31, 2002 were $14.2 million. There was a release of $0.5 million in reserves in the nine months ended September 30, 2003. This resulted from a lower level of incurred claim development subsequent to the balance sheet date than projected.

     Other than the matters described above, the Company did not make any significant changes in assumptions used in our reserving process. However, because the period of time we have been in operation is short, our loss experience is limited and reliable evidence of changes in trends of numbers of claims incurred, average settlement amounts, numbers of claims outstanding and average losses per claim will necessarily take years to develop.

     Estimates of IBNR are generally subject to a greater degree of uncertainty than estimates of the cost of settling claims already notified to the Company, where more information about the claim event is generally available. IBNR claims often may not be apparent to the insured until many years after the event giving rise to the claims has happened. Lines of business where the IBNR proportion of the total reserve is high, such as liability insurance, will typically display greater variations between initial estimates and final outcomes because of the greater degree of difficulty of estimating these reserves. Lines of business where claims are typically reported relatively quickly after the claim event tend to display lower levels of volatility between initial estimates and final outcomes. Allowance is made, however, for changes or uncertainties which may create distortions in the underlying statistics or which might cause the cost of unsettled claims to increase or reduce when compared with the cost of previously settled claims including:

     o changes in our processes which might accelerate or slow down the development and/or recording of paid or incurred claims;

     o    changes in the legal environment;

     o    the effects of inflation;

     o    changes in the mix of business; and

     o    the impact of large losses.

     As at September 30, 2003 a 5% change in the reserve for net IBNR losses would equate to a change of approximately $12 million in loss reserves which would represent 9% of income from operations before income tax for the nine months ended September 30, 2003.

     Reinsurance recoveries in respect of estimated IBNR claims are assumed to be consistent with the historical pattern of such recoveries, adjusted to reflect changes in the nature and extent of our reinsurance program over time. An assessment is also made of the collectability of reinsurance recoveries taking into account market data on the financial strength of each of the reinsurance companies. Provisions are calculated gross of any reinsurance recoveries. A separate estimate is made of the amounts that will be recoverable from reinsurers based upon the gross provisions and having due regard to collectability.

     Reinstatement Premiums. REINSTATEMENT premiums and additional premiums are accrued as provided for in the provisions of assumed reinsurance contracts, based on experience under such contracts. Reinstatement premiums are the premiums charged for the restoration of the reinsurance limit of a catastrophe contract to its full amount after payment by the reinsurer of losses as a result of an occurrence. These premiums relate to the future coverage obtained during the remainder of the initial policy term and are earned over the remaining policy term. Additional premiums are premiums charged after coverage has expired, related to experience during the policy term, which are earned immediately. An allowance for uncollectible premiums is established for possible non-payment of such amounts due, as deemed necessary.

IMPACT OF ACCOUNTING PRONOUNCEMENTS TO BE ADOPTED IN THE FUTURE

     In January 2003, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 46, "Consolidation of Variable Interest Entities" ("FIN 46"), which requires consolidation of all variable interest entities ("VIE") by the primary beneficiary, as these terms are defined in FIN 46, effective immediately for VIEs created after January 31, 2003. The consolidation requirements apply to VIEs existing on January 31, 2003 for reporting periods beginning after June 15, 2003. In addition, it requires expanded disclosure for all VIEs. In October 2003, the FASB delayed the implementation date, for VIEs existing on January 31, 2003, to reporting periods ending after December 15, 2003. The Company does not expect the adoption of FIN 46 to have a material impact on our consolidated financial statements.

OUTLOOK

     Management believes that premium rates for property and casualty reinsurance will continue to be firm or increasing for the remainder of 2003 after several years of dramatically increased relative rate levels. With respect to property reinsurance, management believes that the market has generally reached a peak in 2003 and will gradually soften over the next several years while maintaining good overall rate adequacy. Management believes that any rate softening will be less, and adequacy will remain better, in the more complex lines in which we intend to focus, such as clash and risk excess covers. With respect to casualty reinsurance, we currently believe that rates are continuing to increase, with 2003 rates stronger than anticipated and 2004 rates expected to remain firm in all our main territories, which are the United Kingdom, Australia and (increasingly) the United States.

     In our insurance lines, management currently believes that the rates, which have increased strongly over the last several years in commercial property lines covering risks in the United Kingdom, will remain at attractive levels while gradually softening from 2004. In commercial liability lines in the United Kingdom, the market continues to be strong and we have increased our allocation of capital to this line during the course of 2003.

     We monitor relative and absolute rate adequacy and movements and we adjust the composition of our risk portfolio based on market conditions and underwriting opportunities.

RESULTS OF OPERATIONS

     Aspen Holdings was formed on May 23, 2002 and acquired The City Fire Insurance Company Limited ("City Fire") on June 21, 2002. City Fire was subsequently renamed as Wellington Reinsurance Limited ("Wellington Re") and then as Aspen Insurance UK Limited. Aspen U.K. commenced underwriting on June 21, 2002. Aspen Bermuda was formed on November 6, 2002 and commenced insurance operations on December 9, 2002. Our fiscal year ends on December 31. Our financial statements are prepared in accordance with U.S. GAAP. The following is a discussion and analysis of our consolidated results of operations for the period from our incorporation on May 23, 2002 to December 31, 2002, for the period from May 23, 2002 to September 30, 2002 and for the nine months ended September 30, 2003.

     In 2002 we derived a significant proportion of our premiums from two quota share contracts under which we reinsured part of the portfolio of risks written by the Syndicates and managed by WUAL (the "Wellington 2002 quota share arrangements"). With effect from January 1, 2003 we renewed reinsurance business and U.K. insurance business previously written by the Syndicates within our own U.K. subsidiary. We did however continue to assume risks in respect of other lines of business written by Syndicate 2020 from January 1, 2003 under a quota share contract under which we accept 7.5% of most of the classes written by the Syndicate from that date. The 2003 quota share arrangement with Syndicate 2020 is a much less significant part of our business than were the Wellington 2002 quota share arrangements.

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003

     Aspen Holdings was formed on May 23, 2002 but did not commence operations until June 21, 2002. The condensed consolidated statement of operations for the period from May 23, 2002 to September 30, 2002 therefore reflects the results of our business operations for only nineteen weeks and comparisons with the current period may not be meaningful.

     Gross Premiums Written. In the nine months ended September 30, 2003 gross premiums written were $1,161.8 million, including $58.9 million under the 2003 quota share arrangement with Syndicate 2020.

     Reinsurance ceded. Reinsurance premiums ceded for the period were $200.7 million.

     Net premiums written. Net premiums written for the period were $961.1 million.

     Gross premiums earned. GROSS PREMIUMS EARNED for the period were $666.9 million which represents 57.4% of gross premiums written. We expect gross premiums earned to continue to lag significantly behind gross premiums written while our operations are in their initial growth phase.

     Net premiums earned. Net premiums earned for the period were $539.0 million, representing 56.1% of net premiums written.

     Insurance losses and loss adjustment expenses. Insurance losses and loss adjustment expenses for the period were $276.4 million including paid claims of $34.4 million. Of the total gross reserves for unpaid losses of $382.0 million at the balance sheet date a total of $276.8 million represented IBNR claims.

     Policy acquisition expenses. Policy acquisition expenses for the period were $107.4 million representing 19.9% of net premiums earned.

     Operating and administrative expenses. Operating and administrative expenses for the period were $33.4 million, including provisions for fixed and performance-related staff compensation.

     Net investment income. Net investment income for the period was $16.7 million.

     Income before tax. Income before tax for the period was $136.8 million, including underwriting income of $120.1 million and investment returns of $14.9 million.

     Income tax expense. Income tax expense for the period was $39.2 million.

     Net income. Net income for the period was $97.6 million, equivalent to $1.72 earnings per basic share and $1.71 fully diluted share on the basis of the weighted average number of shares in issue during the period.

PERIOD FROM MAY 23, 2002 TO SEPTEMBER 30, 2002

     During the period from commencement of operations on May 23, 2002 to September 30, 2002 we wrote $297.8 million of gross premiums. Due to the short duration of the period, net premiums earned were $51.7 million, net losses and loss adjustment expenses were $35.5 million and total other expenses were $9.9 million. The net income for the period was $15.5 million.

PERIOD FROM MAY 23, 2002 TO DECEMBER 31, 2002

     Gross Premiums Written. For the period, gross premiums written were $374.8 million. This was derived in part from our own business and in part from the Wellington 2002 quota share arrangements. The own business accounted for $158.4 million and the Wellington 2002 quota share arrangements for $216.4 million. From January 1, 2003, a much smaller proportion of our gross premiums written will be derived from the Syndicate quota share arrangements.

     Reinsurance ceded. Reinsurance ceded for the period was $62.2 million which includes $49.9 million in respect of reinsurance contracts placed by WUAL for the benefit of its syndicates and their quota share reinsurers.

     Net premiums written. Net premiums written for the period were $312.6 million of which $166.3 million were derived from the Wellington 2002 quota share arrangements and the balance from our own business.

     Gross premiums earned. Gross premiums earned for the period were $163.8 million which represents 43.7% of gross premiums written. We expect gross earned premiums to continue to lag significantly behind gross premiums written while our operations are in their initial growth phase. The amount of gross earned premiums derived from the Wellington 2002 quota share arrangements was $111.6 million.

     Net premiums earned. Net premiums earned for the period were $120.3 million, representing 38.5% of net premiums written and including $74.5 million in respect of the Wellington 2002 quota share arrangements.

     Insurance losses and loss adjustment expenses. Insurance losses and loss adjustment expenses for the period were $76.9 million, including paid claims of $3.7 million. The only material claims incurred and reported during the period arose from the European floods ($3 million) and an explosion in a United States grain store ($1.8 million). Of the reserves of $93.9 million, at the balance sheet date, a total of $83.6 million represents IBNR claims. The expense for the period is stated after crediting reinsurance recoveries of $10.1 million which mainly relate to estimated recoveries against IBNR claims.

     Policy acquisition expenses. Policy acquisition expenses for the period were $21.1 million including $14.1 million of ceding commissions and other acquisition expenses in respect of the Wellington 2002 quota share arrangements, the balance comprising brokerage in respect of our own business.

     Operating and administrative expenses. Operating and administrative expenses for the period were $8.7 million, including provisions for fixed and performance-related staff compensation.

     Net investment income. Net investment income of $8.5 million for the period was mainly derived from bank deposits and holdings of money market funds.

     Other revenues. Other revenues mainly consist of a realized exchange gain of $12.7 million arising from the sale of currency in an amount equal to approximately 54% of the paid in capital of the Company to U.S. Dollars from British Pounds at a date by which the value of British Pounds had risen relative to U.S. Dollars since the date on which the capital was committed. This forward exchange contract was undertaken so as to match the currency mix of the company's capital base to the approximate currency mix of the exposures we expected to assume.

     Income before tax. Income before tax for the period was $35.1 million, including underwriting income of $13.6 million, investment returns of $8.4 million and other revenues of $13.1 million.

     Income tax expense. Income tax expense for the period was $6.5 million, which was mainly driven by the current rate of U.K. corporation tax of 30%.

     Net income. Net income for the period was $28.6 million, equivalent to $0.89 earnings per basic and fully diluted share on the basis of the weighted average number of shares in issue during the period.

UNDERWRITING RESULTS BY OPERATING SEGMENTS

     Our business segments are based on how we monitor the performance of our underwriting operations. Management measures segment results on the basis of the combined ratio, which is obtained by dividing the sum of the losses and loss expenses, acquisition expenses and general and administrative expenses by net premiums earned. As a newly formed company, our historical combined ratio may not be indicative of future underwriting performance. We do not manage our assets by segment; accordingly, investment income and total assets are not allocated to the individual segments. General and administrative expenses are allocated to segments based on each segment's proportional share of gross premiums written.

     The following table summarizes gross and net written premium, underwriting results, and combined ratios and reserves for each of our two business segments for the period from incorporation on May 23, 2002 to December 31, 2002 and the nine months ended September 30, 2003. Aspen Holdings was formed on May 23, 2002 but did not commence operations until June 21, 2002. The condensed consolidated statement of operations for the period from May 23, 2002 to September 30, 2002 therefore reflects the results of our business operations for only nineteen weeks and comparisons with the current period may not be meaningful.




                                                    NINE MONTHS ENDED                 PERIOD FROM MAY 23, 2002 TO
                                                   SEPTEMBER 30, 2003                      DECEMBER 31, 2002
                                         --------------------------------------- -------------------------------------
                                          REINSURANCE   INSURANCE      TOTAL      REINSURANCE   INSURANCE     TOTAL
                                         ------------- ----------- ------------- ------------- ----------- -----------
                                                              ($ IN MILLIONS, EXCEPT PERCENTAGES)
FINANCIAL RESULTS:
Gross premiums written ................. $ 939.6       $ 222.2     $ 1,161.8     $ 288.2       $ 86.6      $ 374.8
Net premiums written ...................   760.0         201.1         961.1       233.9         78.7        312.6
Gross premiums earned ..................   521.0         145.9         666.9       135.8         28.0        163.8
Net premiums earned ....................   403.7         135.3         539.0        96.9         23.4        120.3
Losses and loss adjustment expenses ....  (193.3)        (83.1)       (276.4)      (60.9)       (16.0)       (76.9)
Policy acquisition, operating and
 administration expenses ...............  (120.1)        (20.7)       (140.8)      (24.4)        (5.4)       (29.8)
                                         -------       -------     ---------     -------       ------       ------
Underwriting profit before investment
 income ................................ $  90.3       $  31.5     $   121.8     $  11.6       $  2.0       $ 13.6
                                         =======       =======     =========     =======       ======       ======
Investment return ......................                                14.9                                   8.4
Other income ...........................                                 0.1                                  13.1
                                                                   ---------                                ------
 Income before income tax ..............                           $   136.8                                $ 35.1
                                                                   =========                                ======
Net reserves for loss and loss
 adjustment expenses as at
 September 30, 2003 and
 December 31, 2002 ..................... $ 240.4       $  96.4     $   336.8     $  64.9       $ 16.5       $ 81.4
RATIOS:
Loss ratio .............................      48%           61%           51%         63%          68%          64%
Expense ratio ..........................      30            15            26          25           23           25
                                         -------       -------     ---------     -------       ------       ------
   Combined ratio ......................      78%           76%           77%         88%          91%          89%
                                         =======       =======     =========     =======       ======       ======

REINSURANCE

     We write reinsurance for both property and casualty risks. Our property reinsurance line of business in 2002 was mainly written on a treaty basis but some facultative property risks have been written from January 1, 2003. The property treaty reinsurance we write includes catastrophe, risk excess and pro rata, including retrocession.

     Our casualty reinsurance line of business is written on both a treaty and a facultative basis. The casualty treaty reinsurance is written mainly on an excess of loss basis and includes coverage for claims arising from automobile accidents, employers' liability, professional indemnity and other third party liabilities. It is written in respect of cedents located mainly in the United States, the United Kingdom, Europe and Australia. The casualty facultative business in 2002 was restricted to automobile liability business in the United States with a focus on liability relating to commercial vehicles. In 2003 we have begun to accept other facultative casualty risks.

     Our specialty reinsurance line of business includes aviation and marine reinsurance. We also include under this heading our quota share reinsurances of Syndicates 2020 and 3030 in respect of the lines of business that we do not write under our own name, including marine, energy, accident and health and aviation risks. Our quota share reinsurance of Syndicate 3030 did not continue after 2002.

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003

     Premiums. Gross premiums written for the period were $939.6 million, comprising $555.4 million property, $260.3 million casualty and $123.9 million specialty. The amount of property reinsurance premium written is greater than expected for the second half of the year because of the predominance of contracts incepting on January 1 in this market.

     Losses and loss adjustment expenses. Losses and loss adjustment expenses were $193.3 million for the period, representing 48% of net earned premiums for the period. There were no significant reported property, casualty or specialty reinsurance claims in the period other than relating to a series of tornadoes in the mid-west of the United States between May 2, 2003 and May 11, 2003 from which we have reported incurred property reinsurance claims of $9.8 million.

     Policy acquisition, operating and administration expenses. Total expenses were $120.1 million for the period, equivalent to 23.0% of gross earned premiums.

     The following table summarizes gross and net written premiums and underwriting results for each of the lines of business within our reinsurance segment for the nine months ended September 30, 2003:

                                                                   NINE MONTHS ENDED SEPTEMBER 30, 2003
                                                            ---------------------------------------------------
                                                             PROPERTY     CASUALTY     SPECIALTY       TOTAL
                                                            ----------   ----------   -----------   -----------
                                                                    ($ IN MILLIONS, EXCEPT PERCENTAGES)
Gross premiums written ..................................      $555.4      $260.3       $123.9         $939.6
Net premiums written ....................................       398.5       251.5        110.0          760.0
Gross premiums earned ...................................       295.0       106.6        119.4          521.0
Net premiums earned .....................................       197.4       100.8        105.5          403.7
Losses and loss adjustment expenses .....................       (60.0)      (72.0)       (61.3)        (193.3)
Policy acquisition, operating and administration
 expenses ...............................................       (76.8)      (22.0)       (21.3)        (120.1)
                                                               ------      ------       ------         ------
   Underwriting profit before investment income .........      $ 60.6      $  6.8       $ 22.9         $ 90.3
                                                               ======      ======       ======         ======
Ratios:
Loss ratio ..............................................          30%         71%          58%            48%
Expense Ratio ...........................................          39          22           20             30
                                                               -------     -------      ------         ------
   Combined ratio .......................................          69%         93%          78%            78%
                                                               =======     =======      ======         ======

PERIOD FROM MAY 23, 2002 TO DECEMBER 31, 2002

     Premiums. Gross premiums written for the period were $288.2 million, comprising $117.6 million property, $27.8 million casualty and $142.8 million specialty. The specialty premium for this period comprises entirely that part of the business assumed under the 2002 Wellington quota share arrangements that is not included under any other heading.

     Losses and loss adjustment expenses. The year 2002 developed well with relatively few major property losses. The catastrophe account was impacted by the European floods which have produced in excess of $3 million of claims. The only material loss on the risk excess account was a $1.8 million loss at a U.S. grain store. No material casualty reinsurance claims were reported in the period, reflecting the long tail nature of the casualty reinsurance business written. Total loss and loss adjustment expenses were $60.9 million representing 63% of net premiums earned.

     Policy acquisition, operating and administration expenses. Total expenses were $24.4 million for the period, equivalent to 18.0% of gross earned premiums. This is lower than we expect to experience in the future because the premiums written under the Wellington 2002 quota share arrangements are ceded to us net of the brokerage payable by the Syndicates on the original business.

     The following table summarizes gross and net written premiums and underwriting results for each of the lines of business within our reinsurance segment for the period from May 23, 2002 to December 31, 2002:


                                                               PERIOD FROM MAY 23, 2002 TO DECEMBER 31, 2002
                                                            ---------------------------------------------------
                                                             PROPERTY     CASUALTY     SPECIALTY       TOTAL
                                                            ----------   ----------   -----------   -----------
                                                                    ($ IN MILLIONS, EXCEPT PERCENTAGES)
Gross premiums written ..................................     $117.6      $ 27.8        $142.8          $288.2
Net premiums written ....................................       95.5        26.5         111.9           233.9
Gross premiums earned ...................................       61.7        11.2          62.9           135.8
Net premiums earned .....................................       44.4        10.4          42.1            96.9
Losses and loss adjustment expenses .....................      (18.5)       (8.2)        (34.2)          (60.9)
Policy acquisition, operating and administration
 expenses ...............................................      (12.2)       (2.4)         (9.8)          (24.4)
                                                              ------      ------        -------         ------
   Underwriting profit before investment income .........     $ 13.7      $ (0.2)       $ (1.9)         $ 11.6
                                                              ======      ======        =======         ======
Ratios:
Loss ratio ..............................................         42%         79%           81%             63%
Expense Ratio ...........................................         27          23            23              25
                                                              ------      ------        -------         ------
   Combined ratio .......................................         69%        102%          104%             88%
                                                              ======      ======        =======         ======

INSURANCE

     We write both commercial property and commercial liability insurance. Our commercial property line of business is primarily composed of U.K. commercial property insurance. No major claims have been notified in respect of this business.

     The commercial liability line of business consists of U.K. employers' and public liability insurance. We have not received notice of any material claims with respect to this business but this is normally the case for this class of business at this early stage in its development and it may take many years before all claims are reported, assessed and paid.


FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003

     Premiums. Gross premiums written for the period were $222.2 million, comprising $59.1 million property and $163.1 million liability.

     Losses and loss adjustment expenses. Losses and loss adjustment expenses were $83.1 million for the period, representing 61.4% of net earned premiums for the period.

     Policy acquisition, operating and administration expenses. Total expenses were $20.7 million for the period, equivalent to 14.2% of gross earned premiums.

     The following table summarizes gross and net written premiums and underwriting results for each of the lines of business within our insurance segment for the nine months ended September 30, 2003:




                                                               NINE MONTHS ENDED SEPTEMBER 30, 2003
                                                             ----------------------------------------
                                                              COMMERCIAL     COMMERCIAL
                                                               PROPERTY      LIABILITY       TOTAL
                                                             ------------   -----------   -----------
                                                               ($ IN MILLIONS, EXCEPT PERCENTAGES)
   Gross premiums written ................................       $59.1        $ 163.1       $ 222.2
   Net premiums written ..................................        56.6          144.5         201.1
   Gross premiums earned .................................        30.8          115.1         145.9
   Net premiums earned ...................................        28.0          107.3         135.3
   Losses and loss adjustment expenses ...................       (15.9)         (67.2)        (83.1)
   Policy acquisition, operating and administration
    expenses .............................................        (6.4)         (14.3)        (20.7)
                                                                 -----        -------       -------
    Underwriting profit before investment income .........       $ 5.7        $  25.8       $  31.5
                                                                 =====        =======       =======
   Ratios:
   Loss ratio ............................................          57%            63%           61%
   Expense Ratio .........................................          23             14            15
                                                                 -----        -------       -------
    Combined ratio .......................................          80%           77%            76%
                                                                 =====        =======       =======

PERIOD FROM MAY 23, 2002 TO DECEMBER 31, 2002

     Gross Premiums Written. Gross premiums written for the period were $86.6 million, comprising $10.9 million property, and $75.7 million liability.

     Losses and loss adjustment expenses. Total loss and loss adjustment expenses were $16.0 million representing 68.4% of net premiums earned.

     Policy acquisition, operating and administration expenses. Total expenses were $5.4 million for the period, equivalent to 19.3% of gross earned premiums.


     The following table summarizes gross and net written premiums and underwriting results for each of the lines of business within our insurance segment for the period from May 23, 2002 to December 31, 2002:

                                                           PERIOD FROM MAY 23, 2002 TO DECEMBER
                                                                        31, 2002
                                                           -----------------------------------
                                                            COMMERCIAL   COMMERCIAL
                                                             PROPERTY    LIABILITY     TOTAL
                                                           ------------ ----------- ----------
                                                           ($ IN MILLIONS, EXCEPT PERCENTAGES)
   Gross premiums written ................................ $10.9       $ 75.7      $ 86.6
   Net premiums written ..................................   7.8         70.9        78.7
   Gross premiums earned .................................   4.5         23.5        28.0
   Net premiums earned ...................................   2.6         20.8        23.4
   Losses and loss adjustment expenses ...................  (2.3)       (13.7)      (16.0)
   Policy acquisition, operating and administration
    expenses .............................................  (0.2)        (5.2)       (5.4)
                                                           -----       ------      ------
    Underwriting profit before investment income ......... $ 0.1       $  1.9      $  2.0
                                                           =====       ======      ======
   Ratios:
   Loss ratio ............................................    88%          66%         68%
   Expense Ratio .........................................     8           25          23
                                                           -----       ------      ------
    Combined ratio .......................................    96%          91%         91%
                                                           =====       ======      ======

LIQUIDITY AND CAPITAL RESOURCES

     At September 30, 2003 Aspen Holdings had cash, cash equivalents and short-term investments of $1.8 million that will be used to pay its operating expenses and liabilities.

     As decribed in "Dividend Policy," our board of directors has a policy whereby it intends to authorize the payment of $0.03 per ordinary share per quarter to our shareholders of record.

     As of January 1, 2003, the maximum amount of distributions that our Insurance Subsidiaries could pay to us under applicable laws and regulations without prior regulatory approval was approximately $30 million. This amount will increase to $60 million on January 1, 2004, subject to the availability of distributable reserves. For a discussion of the various restrictions on the ability of us and our Insurance Subsidiaries to pay dividends, please see "Regulatory Matters."

     On July 31, 2003 Aspen U.K. agreed to pay an interim dividend of $5.0 million to the Company and it was paid on August 11, 2003. An additional dividend of $5.0 million was paid on September 5, 2003.

     Cash flows for the nine months ended September 30, 2003. In the nine months ended September 30, 2003 we generated net cash from operating activities of $352.6 million, primarily relating to premiums and investment income received offset by reinsurance premiums payable. We paid claims of $34.4 million in the period. We made net investments in the amount of $263.9 million in market securities during the period. Cash and cash equivalents increased from $9.6 million at the beginning of the period to $92.8 million at the end.

     Aspen Holdings was formed on May 23, 2002 but did not commence operations until June 21, 2002. The condensed consolidated statement of cash flows for the period from May 23, 2002 to September 30, 2002 therefore reflects the results for only nineteen weeks and comparisons with the current period may not be meaningful.

     Cash flows for the period from incorporation on May 23, 2002 to December 31, 2002. In the period from May 23, 2002 to December 31, 2002, we received $836.9 million in cash from a private placement of our ordinary shares, net of equity raising costs of $28.1 million. During this period, we generated an operating net cash inflow of $78.1 million, primarily relating to net premiums received by Aspen U.K. We did not make any significant capital expenditures during the period from inception to December 31, 2002. We made net investments of $899.7 million in market securities in the period, and had a cash balance of $9.6 million at December 31, 2002.

     Liquidity. Our liquidity depends on operating, investing and financing cash flows, described as follows. On an ongoing basis, our Insurance Subsidiaries' sources of funds primarily consist of premiums written, investment income and proceeds from sales and redemptions of investments.

     Cash is used primarily to pay reinsurance premiums, losses and loss adjustment expenses, brokerage commissions, general and administrative expenses and taxes and to purchase new investments. In the future, we may also use cash to pay for any authorized share repurchases and dividends.

     Our cash flows from operations represent the difference between premiums collected and the losses and loss adjustment expenses paid, underwriting and other expenses paid. The potential for a large claim under one of our reinsurance contracts means that substantial and unpredictable payments may need to be made within relatively short periods of time.

     We intend to manage these risks by maintaining a substantial proportion of our invested assets in securities having durations less than the durations of our liabilities even though this may over time reduce the yield on our investments below that which might be obtained if our asset durations were perfectly matched to our liability durations. Notwithstanding this policy, if our calculations with respect to these liabilities are incorrect, we could be forced to liquidate investments prior to maturity, potentially at a significant loss.

     Aspen Bermuda is subject to the solvency requirements of the Insurance Act. See "Regulatory Matters -- Bermuda Regulation." Aspen Bermuda's fully paid up share capital was $1.0 million and statutory capital and surplus was $210.6 million at September 30, 2003.

     Aspen U.K. is regulated by the FSA and is subject to the FSA's Handbook of Rules and Guidance with respect to solvency requirements. See "Regulatory Matters -- U.K. Regulation." As of September 30, 2003, Aspen U.K.'s margin of solvency requirement was $168.8 million and the value of its surplus assets was $754.6 million.

     Our U.S.-domiciled insurance cedents require us to obtain letters of credit or to provide trust funds to meet their regulatory obligations. The banks that issue the letters of credit currently require us to collateralize them with cash. To that end, we have established a facility for the issuance of letters of credit in the amount of $50 million with Citibank, N.A. As at September 30, 2003, letters of credit totaling $13.3 million had been issued by Citibank. In addition, Barclays Bank plc has issued letters of credit totaling (pounds sterling)47.4 million to policyholders of the Company. The Company has provided collateral to Citibank and Barclays Bank plc for the full value of the letters of credit issued on its behalf. On June 23, 2003 we established a trust fund at the Bank of New York which will be used as an alternative to letters of credit to satisfy our obligations to provide security to certain U.S.-domiciled cedents. As at September 30, 2003 the balance on this fund was $25.5 million. On July 16, 2003 we established an additional trust fund at the Bank of New York, with a balance of $5.4 million, which will serve a similar purpose with respect to certain U.S. insurance clients of Aspen U.K. for whom we provide surplus lines insurance.


     Capital Resources. On August 29, 2003, the Company entered into a 364-day revolving credit facility in the aggregate principal amount of $50,000,000 and a three-year revolving credit facility in the aggregate principal amount of $150,000,000 (together, the "Credit Facilities") to provide additional liquidity to our operations. Barclays Capital acts as lead arranger and Barclays Bank plc acts as administrative agent and collateral agent for a syndicate of lenders under the Credit Facilities. The syndicate consists of Barclays Bank plc, Credit Lyonnais New York Branch, Credit Suisse First Boston (acting through its Cayman Islands branch), ABN Amro Bank N.V., Deutsche Bank AG, New York Branch, Lloyds TSB Bank plc, The Bank of Bermuda, The Bank of N.T. Butterfield & Son Ltd., Fleet National Bank and UBS AG, Cayman Islands Branch. The terms and conditions of the Credit Facilities are substantially identical.


     The terms of the credit agreements entered into in connection with the Credit Facilities (the "Credit Agreements") prohibit the combined outstanding principal amount of all loans outstanding thereunder from exceeding $120,000,000 until Aspen Holdings has received gross proceeds of at least $200,000,000 from the additional issuance of its ordinary shares.


     The terms of the Credit Agreements require Aspen Holdings and each Material Subsidiary to pledge the capital stock owned by each of them in any Material Subsidiary as collateral for the obligations under the loans. Currently, the shares of stock of Aspen U.K. and Aspen Bermuda owned by us and Aspen U.S. owned by Aspen U.S. Holdings, Inc. are pledged as collateral for the obligations under the credit facilities. Each subsidiary, other than an insurance subsidiary, existing on the closing date and each such subsidiary formed after the closing date is required to become a guarantor under the Credit Facilities. A subsidiary is a Material Subsidiary if the total consolidated assets or total consolidated revenues of it and its subsidiaries exceed 10% of the total assets or gross revenues of Aspen Holdings and its subsidiaries on a consolidated basis at the end of or for, respectively, the most recently completed fiscal quarter of the Company for which financial statements should have been delivered to the lenders pursuant to the Credit Agreements, or if the net assets of such subsidiary exceed $100,000,000 at the end of the most recently completed fiscal quarter of the Company for which financial statements should have been delivered to the lenders pursuant to the Credit Agreements. Accordingly, Aspen U.K., Aspen Bermuda and Aspen U.S. are currently Material Subsidiaries.

     The Credit Agreements include covenants which require the Company to (i) maintain a ratio of consolidated debt to consolidated debt plus consolidated tangible net worth of no greater than 30% as at the last day of any period of four consecutive fiscal quarters of the Company for any period of four consecutive fiscal quarters; (ii) maintain consolidated tangible net worth at all times of no less than the sum of (a) $700,000,000, (b) 100% of the first $200,000,000 of net cash proceeds of the issuance by Aspen Holdings of ordinary shares after the closing date of the Credit Facilities and (c) 50% of the net cash proceeds of all other issuances by Aspen Holdings of ordinary shares after the closing date; and (iii) maintain a SOLVENCY RATIO for each of Aspen Holdings and any insurance subsidiary which is a Material Subsidiary on the last day of any period of four consecutive fiscal quarters of no more than 135%. Other covenants include restrictions on the types and amounts of indebtedness Aspen Holdings and any subsidiary may create or incur, prohibitions on the disposition of property by Aspen Holdings and any subsidiary and restrictions on investments, loans and advances by Aspen Holdings and any subsidiary. As of November 30, 2003, we were in compliance with these covenants. Aspen Holdings and its subsidiaries are also prohibited from paying any dividends or making any payments on account of a sinking or other analogous fund for the purchase, redemption or other acquisition of any share capital or capital stock of Aspen Holdings or any subsidiary; provided, however, that any such payments may be made by any subsidiary to Aspen Holdings or another subsidiary (other than an Insurance Subsidiary) and so long as no default or event of default exists under the Credit Agreements or would result from such payment, Aspen Holdings may during any fiscal year pay cash dividends in an aggregate amount not to exceed 50% of its consolidated net income for such fiscal year.

     On October 15, 2003 we made a drawdown of $90 million on the three-year credit facility. Of this borrowing, $83.9 million was used to provide part of the initial capital to Aspen U.S and the balance was used to provide working capital to Aspen Holdings. The initial interest rate is three-month LIBOR plus
42.5 basis points. A facility fee, currently calculated at a rate of 17.5 basis points on the average daily amount of the commitment of each lender, is paid to each lender quarterly in arrears. We currently have $90 million in principal payments due and payable by August 29, 2006 for outstanding borrowings on our three-year credit facility although we plan to apply $50 million of the net proceeds from this offering to pay down the debt.


     We do not currently have any material commitments for any capital expenditures over the next twelve months.

     We expect that the proceeds of this offering, together with the capital base we established in the private placement, the proceeds drawn under our credit facilities and internally generated funds, to be sufficient to operate our business.

CONTINGENT LIABILITIES

     Taxation Funding Facility Agreement. On June 21, 2002, we entered into the taxation funding facility agreement with the Names' Trustee, as trustee of the Names' Trust. Under that agreement, we agreed to make available cash advances to the Names' Trust to enable the Names' Trustee to make sub-advances to the Unaligned Members to fund payment of taxation payable (i) on the value of the rights granted to the Unaligned Members in respect of options granted to them and (ii) in respect of contingent payments received pursuant to the profit commission agreement. The value of these rights is the amount agreed in principle by us with the U.K. Inland Revenue prior to December 31, 2003, or, if no such agreement has been reached by then, the amount estimated by us in good faith, with provisions for upward adjustment in the event that the amount subsequently agreed with the U.K. Inland Revenue is higher. Any taxation payable by the Unaligned Members on these rights, which we may have to advance, will be based on such determination date. If no value is realized by the Unaligned Members, or to the extent that the value realized (after tax) is less than the advance, we have agreed to waive repayment. We expect that it is most likely that we will not incur any liability under the Taxation Funding Facility Agreement prior to 2006.

QUANTITATIVE AND QUALITATIVE INFORMATION ABOUT MARKET RISK

     We believe that we are principally exposed to three types of market risk: interest rate risk, foreign currency risk and credit risk.

     Interest rate risk. Our investment portfolio consists of fixed income securities. Accordingly, our primary market risk exposure is to changes in interest rates. Fluctuations in interest rates have a direct impact on the market valuation of these securities. As interest rates rise, the market value of our fixed-income portfolio falls, and the converse is also true. We expect to manage interest rate risk by selecting investments with characteristics such as duration, yield, currency and liquidity tailored to the anticipated cash outflow characteristics of Aspen U.K.'s and Aspen Bermuda's insurance and reinsurance liabilities.

     Our strategy for managing interest rate risk also includes maintaining a high quality portfolio with a relatively short duration to reduce the effect of interest rate changes on book value. A significant portion of the investment portfolio matures each year, allowing for reinvestment at current market rates. The portfolio is actively managed and trades are made to balance our exposure to interest rates.

     As at September 30, 2003 our portfolio had an approximate duration of 1.04 years. The table below depicts interest rate change scenarios and the effect on our interest-rate sensitive invested assets:

EFFECT OF CHANGES IN INTEREST RATES ON PORTFOLIO GIVEN A PARALLEL SHIFT IN THE
                                  YIELD CURVE
                      ($ IN MILLIONS, EXCEPT PERCENTAGES)


Movement in rates in basis points          -100             -50               0              50             100
                                     ----------       ---------       ---------        ---------       ---------
Market Value ....................    $  1,202.4       $ 1,195.8       $ 1,189.0        $ 1,182.2       $ 1,175.3
Gain/Loss .......................          13.4             6.7             0.0             (6.8)          (13.7)
Percentage of Portfolio .........           1.1%            0.6%            0.0%            (0.6)%          (1.2)%

     Foreign currency risk. Our reporting currency is the U.S. Dollar. The functional currencies of our reinsurance and insurance segments are U.S. Dollars and British Pounds. As of September 30, 2003, approximately 78% of our assets are held in U.S. Dollars, approximately 18% are in British Pounds and approximately 4% are in currencies other than the U.S. Dollar and the British Pound. Other foreign currency amounts are remeasured to the appropriate functional currency and the resulting foreign exchange gains or losses are reflected in the statement of operations. Functional currency amounts of monetary assets and liabilities are then translated into U.S. Dollars. The unrealized gain or loss from this translation, net of tax, is recorded as part of ordinary shareholders' equity. The change in unrealized foreign currency translation gain or loss during the year, net of tax, is a component of comprehensive income. Both the remeasurement and translation are calculated using current exchange rates for the balance sheets and average exchange rates for the statement of operations. Management estimates that a 10% change in the exchange rate between British Pounds and U.S. Dollars as at September 30, 2003 would have impacted reported net comprehensive income by approximately $12.9 million for the nine months ended September 30, 2003.

     We will attempt to manage our foreign currency risk by seeking to match our liabilities under insurance and reinsurance policies that are payable in foreign currencies with investments that are denominated in these currencies. During 2002, we entered into a significant forward exchange contract for the sale of British Pounds into U.S. dollars in anticipation of the receipt in November 2002 of the second tranche of our initial capital. A forward foreign currency exchange contract involves an obligation to purchase or sell a specified currency at a future date at a price set at the time of the contract. Foreign currency exchange contracts will not eliminate fluctuations in the value of our assets and liabilities denominated in foreign currencies but rather allow us to establish a rate of exchange for a future point in time. We do not expect going forward that we will enter into these contracts with respect to a material amount of our assets. All realized gains and losses and unrealized gains and losses on foreign currency forward contracts are recognized in the statements of operations and comprehensive income. There were no outstanding forward contracts as at September 30, 2003.

     Credit risk. We have exposure to credit risk primarily as a holder of fixed income securities. Our risk management strategy and investment policy is to invest in debt instruments of high credit quality issuers and to limit the amount of credit exposure with respect to particular ratings categories and any one issuer. No more than 5% of the fixed-income securities in our investment portfolio may be rated below "A-". In addition, we are exposed to the credit risk of our insurance and reinsurance brokers to whom we make claims payments for insureds and our reinsureds, as well as to the credit risk of our reinsurers and retrocessionaires who assume business from us. The substantial majority of our reinsurers have a rating of "A" (Excellent), the third highest of fifteen rating levels, or better by A.M. Best and the minimum rating of any of our reinsurers is "B++" (Very Good), the fifth highest of fifteen rating levels, by A.M. Best.

CURRENCY

     Our reporting currency is the U.S. Dollar. The functional currencies of our reinsurance and insurance segments are the U.S. Dollar and the British Pound. For the first nine months ended September 30, 2003, 10.8% of our gross premiums were written in currencies other than the U.S. Dollar and the British Pound and we expect that a similar proportion will be written in currencies other than the U.S. Dollar and the British Pound for the remainder of 2003. During the same period, 9.3% of our loss reserves and 4.1% of our cash and investments were also in currencies other than the U.S. Dollar and the British Pound. As a result, we may experience exchange losses to the extent our foreign currency exposure is not properly managed or otherwise hedged, which in turn would adversely affect our results of operations and financial condition.

EFFECTS OF INFLATION

     We do not believe that inflation has had a material effect on our consolidated results of operations, except insofar as inflation may affect interest rates. The potential exists, after a CATASTROPHE LOSS, for the development of inflationary pressures in a local economy as the demand for services such as construction typically surges. The effects of inflation are also considered in pricing and in estimating reserves for unpaid claims and claim expenses. The actual effects of inflation on our results cannot be accurately known until claims are ultimately settled.

     In addition to general price inflation we are exposed to a persisting long-term upwards trend in the cost of judicial awards for damages. We take this into account in our pricing and reserving of casualty business.

                              INDUSTRY BACKGROUND


TRENDS AND CONDITIONS

     While prices had been improving in many lines of business by early 2001, the property and casualty insurance industry experienced a significant turning point in terms of a capacity shortfall and sharp rate increases following the catastrophic losses relating to the terrorist attacks of September 11th. Sustained poor pricing conditions and coverage expansion which characterized the late 1990s environment, continued to affect underwriting results at the turn of the millennium and have been exacerbated by negative equity investment returns. The terrorist attacks of September 11th added to the emerging reserve deficiencies of many insurers and reinsurers around the world, contributing to a shortage of capacity in certain lines of business, a retrenchment of many market players and a growing number of impaired balance sheets and insolvencies in the industry.

     Estimates by Swiss Re's Sigma ("Sigma") suggest that global property and casualty insurance and reinsurance underwriting capacity diminished by an estimated $180 billion from the end of 2000 through August of 2002. This equals 25% of the approximately $700 billion in available capital at the end of 2000.

     The following are the most important factors contributing to current market conditions:

     o Severe Reserve Shortfalls. Reserve shortfalls from asbestos- and environment-related (A&E) claims as well as poor underwriting in the late 1990s continue to plague the property and casualty insurance industry. According to A.M. Best, the industry was under-reserved for A&E claims by approximately $53 billion as of year end 2001 and is likely to ultimately incur more than $121 billion in net losses arising from the A&E claims. Furthermore, significant reserve charges have been taken by several major insurers since January 2001 for asbestos and 1997-2000 underwriting year results. These include Hartford Financial Services ($2.6 billion - 24% of 2001 equity), Employers Reinsurance Corporation ($3.4 billion -- 53% of 2001 equity), Travelers Property Casualty Corp. ($2.7 billion -- 26% of 2001 equity), Munich Re Group ("Munich Re"; $2.5 billion -- 14% of 2001 equity), ACE Limited ("ACE"; $2.2 billion -- 36% of 2001 equity) and Zurich Financial Services Group ("Zurich"; $2.0 billion -- 11% of 2001 equity).

     o Record Catastrophic Losses. The catastrophic losses relating to the terrorist attacks of September 11th represented the largest insured loss in history, with insurance payments for losses estimated by A.M. Best ranging from $36 billion to $54 billion. In addition, the effect of these losses has been compounded by other recent losses such as the 2002 European floods ($3.0 billion), Brazil's Petrobras oil platform accident ($0.5 billion) and Japan's Princess Cruise ship fire ($0.5 billion). BestWeek reported in its May 26, 2003 issue that losses caused by recent tornadoes could exceed $2.2 billion.

     o Unfavorable Investment Returns. A sustained three-year bear market across the United States and Europe, coupled with the lowest interest rate environment in over 40 years, has created a very difficult investment environment for insurers and has renewed the industry's focus on underwriting profits. The S&P 500 and Eurotop 100 (index of the 100 most liquid stocks of leading European companies) fell by approximately 42% and 54%, respectively, from the beginning of 2000 through the first quarter of 2003, and interest rates have steadily decreased. From 1999 through 2002, the investment yield for the Lehman Brothers U.S. Aggregate Fixed Income Index (a proxy for the total U.S. fixed income market) decreased by 38% from 7.65% to 4.76% over that time period.

     o Rating Downgrades. Rating agencies have downgraded an increasing number of major insurers as a result of the reduction in their surplus due to losses and poor investment results. According to Sigma, the percentage of AAA-rated companies in the U.S. insurance industry has declined to approximately 19% from approximately 38% two years earlier.

     o Exit of Key Players. In 2002, several market participants, including AXA Group ("AXA"), CNA Re, Cox (Lloyd's), Gerling Group, Overseas Partners Ltd., SCOR S.A., Trenwick and St. Paul Re either exited particular business lines or significantly reduced their activities, further depleting the industry's available underwriting capacity.

     In our first year of operation, we believe we have been able to capitalize on the rapidly changing industry environment. We were able to differentiate ourselves from new and existing insurers because we had both a strong, continuing presence and reputation in the London Market and a well-capitalized and largely unencumbered balance sheet. We stressed diversification of our business portfolio, effective deployment of our capital and reinsurance and retrocessional risk management strategies. We plan to continue this strategy going forward adapting as market conditions change.

THE LONDON MARKET

     The London Market is one of the largest insurance and reinsurance markets in the world, with total underwriting capacity estimated by PricewaterhouseCoopers in a study entitled "The London Insurance Market -- Blueprint for the Future" to have been approximately $30 billion for 2002. The London Market has a worldwide reputation as a major trading center for specialized insurance and reinsurance on flexible terms for large risks from all over the world. London possesses a unique market that offers a broad spectrum of alternatives for risk management that attracts major international players in the industry. By virtue of its proximity to clients and brokers, London offers a pool of underwriting and brokering talents with pragmatic approaches to problem-solving. Sigma estimates that the London Market has approximately a 10-15% market share in terms of large industrial insurance business. Over two-thirds of FTSE 100 companies and over 80% of Dow Jones Index constituents have policies placed within the London Market, according to the PricewaterhouseCoopers report mentioned above.

     The London Market is essentially a brokered and syndicated market. The brokers find takers for insurance risks on the market and establish the policy terms with a leading underwriter, who also takes on a substantial share of the risk. The broker then looks for further cover providers, known as following underwriters, who accede to the terms established and accept a share of the risk, until the entire risk has been placed. The intensity of communication between the market players, between the brokers as agents for the demand and the reinsurance and insurance companies as suppliers, gives the London Market its most important competitive advantage and allows its participants to write complex and difficult risks through a highly interactive process.

     In addition, there are a number of other factors which make London an attractive location from which to carry on insurance and reinsurance business, including:

     o    a highly developed infrastructure;

     o the quality of underwriting expertise, particularly in specialty risks;

     o specialized service providers such as actuaries, claims adjusters and consultants;

     o an established history as a world financial center which allows for greater speed and efficiency in major placements; and

     o an ability to handle more complex business than other newer insurance centers.

THE BERMUDA INSURANCE INDUSTRY

     The offshore insurance industry in Bermuda has existed for over 50 years, experiencing rapid expansion since the 1970s beginning with the development of the CAPTIVE INSURANCE industry and an initial focus on casualty risks. Over the past two decades, Bermuda has become an increasingly important insurance market with a growing base of capital and insurance expertise. Bermuda's favorable regulatory and tax environment, which minimizes governmental involvement for those companies that meet certain solvency and liquidity requirements, creates an attractive platform for insurance and reinsurance companies. Bermuda's growth as a third party reinsurance market began in earnest in 1985 with the establishment of ACE and in 1986 with the establishment of XL, which were formed to respond to an acute shortage of underwriting capacity for certain (mainly U.S.) casualty lines of business. After Hurricane Andrew, seven Bermuda-based property catastrophe companies were formed, further expanding the lines of business underwritten by Bermuda-based companies. As a result of these historical developments, Bermuda is now recognized as one of the leading reinsurance and insurance markets, currently serving as the headquarters for an increasing number of global insurance companies. As of August 31, 2003, the market capitalization of the ten largest public insurance companies in Bermuda was approximately $41.0 billion (ranked by market capitalization and consisting of the following companies: XL Capital, ACE, Everest Re, AXIS Capital Holdings, RenaissanceRe, PartnerRe, Arch Capital, Montpelier Re, Endurance Specialty and IPC Holdings). Bermuda continues to thrive as a growing reinsurance and insurance market. After the terrorist attacks of September 11, 2001, an estimated $7.0 billion of capital was raised to form seven new companies, including Aspen Holdings.

     There are a number of factors that make Bermuda an attractive location from which to carry on insurance and reinsurance business, including:

     o    an established history as a highly reputable offshore business center;

     o    excellent professional and other business services;

     o a regulatory system with a minimum of involvement for those companies that meet certain solvency, liquidity and other requirements;

     o    political and economic stability;

     o    ease of access to global insurance markets; and

     o    a highly developed insurance and reinsurance market.

                                   BUSINESS


OVERVIEW

     We are a Bermuda holding company that provides property and casualty reinsurance in the global market, property and liability insurance principally in the United Kingdom and surplus lines insurance in the United States through our wholly-owned subsidiaries located in London, Bermuda and the United States. As of September 30, 2003, approximately 50.3% of our reinsurance gross premiums written covered risks located in the United States and Canada, approximately 19.9% covered risks located in the United Kingdom and the balance covered worldwide risks and risks located in Western Europe, Japan and Australia. Our insurance business covers commercial risks predominantly located in the United Kingdom, with a small portion in Ireland and the United States.

     Although we are not part of Lloyd's market, our management and most of our underwriters worked as a team at Syndicate 2020 and its predecessors. Syndicate 2020 is an underwriting operation in the London Market and is managed by WUAL, a wholly-owned subsidiary of one of our largest shareholders, Wellington. When we commenced operations on June 21, 2002, we secured from Wellington and WUAL the opportunity to underwrite a substantial portion of the portfolio of risks that had been developed over many years by the team of underwriters that joined us from Syndicate 2020. This established book of business and the operational continuity we enjoy give us a competitive advantage over other recent start-up companies in the insurance and reinsurance sectors.

     We manage our operations around two business segments: reinsurance and insurance. These two business segments and their respective lines of business may, at times, have different business cycles, allowing us to manage our business by emphasizing one segment over the other, or one line of business within a particular segment over another, depending on market conditions.

     In our reinsurance segment, we strive to differentiate ourselves by providing our customers with innovative and customized solutions to complex risks by utilizing our intellectual capital and our underwriters' extensive experience in the marketplace. By focusing on our customers' most difficult reinsurance needs, our underwriting team has established strong and long-standing relationships with a variety of insureds and brokers. These needs are where our clients experience genuine uncertainty regarding the likelihood of a loss occurring and, if such a loss event occurs, how much the ultimate costs may be. Large infrequent losses such as earthquakes and windstorms require considerable technical expertise to be able to be understood and priced correctly.

     Our reinsurance segment includes the following business lines:

     o    property reinsurance;

     o    casualty reinsurance; and

     o    specialty reinsurance.

     Our reinsurance operations are primarily centered in London, one of the major reinsurance markets in the world. The London Market attracts customers from all over the world seeking flexible and innovative solutions for a wide variety of property, casualty and specialty risks. The London Market is also known for its high concentration of brokers and insurers, and for its highly developed infrastructure. Our operational base in London allows our management and underwriters to continue to access their long-standing broker and client relationships in this important market. We believe that our presence in the London Market also gives us the advantage of convenient access to extensive resources of underwriting and other professional services, such as actuarial analysis, claim adjustment and consulting services.

     In addition to being a well-established reinsurer in the London Market, we have expanded our reinsurance operations to the Bermuda market by establishing Aspen Bermuda. Bermuda is an important and growing reinsurance market, and we believe that Aspen Bermuda will allow us to continue to diversify our portfolio and to take advantage of the efficient operating environment that Bermuda provides.

     In our insurance segment, we currently focus on U.K.-based commercial risks placed through our established contacts with the London and broader U.K. broker community, as well as U.S. surplus lines insurance. Our insurance segment includes the following business lines:

     o    commercial property insurance; and

     o    commercial liability insurance.

     Our insurance operations are conducted in London and, most recently, in the United States. In the United Kingdom and Ireland we underwrite property and liability lines for small and medium-sized commercial customers. We believe that we are able to underwrite these risks successfully because of the specialized knowledge of our dedicated underwriting team and our underwriters' credibility and relationships in the London Market and throughout the U.K. regional markets. Generally, these lines of insurance have experienced a considerable shortage of capacity since 2001 as a result of, among other things, the exit from the market of a large U.K. insurance provider and events affecting the insurance industry generally.

COMPANY HISTORY AND ORGANIZATION

     Aspen Holdings was incorporated in Bermuda under the name of Exali Reinsurance Holdings Limited ("Exali") on May 23, 2002 under the Companies Act. Exali subsequently changed its name to Aspen Insurance Holdings Limited on November 20, 2002. On June 21, 2002, Aspen Holdings acquired the entire issued share capital of City Fire, which is authorized by the FSA and which was renamed Wellington Re and subsequently renamed Aspen Insurance UK Limited, which we refer to as Aspen U.K. The total consideration paid for City Fire including costs was (pounds sterling)16.1 million in cash, which at the exchange rate prevailing on the date of the transaction was equal to US$24.2 million, with no additional consideration payable. Aspen U.K. was capitalized with $610 million and commenced underwriting activities on June 21, 2002, after it secured the opportunity to underwrite a substantial part of an established portfolio of reinsurance and insurance risks that had been developed by Syndicate 2020 and its predecessors. The insurance portfolio purchased from City Fire is in run-off administered by Aspen U.K.

     On November 6, 2002, Aspen Holdings established a wholly-owned Bermudian insurance subsidiary. Originally incorporated as Exali Insurance Limited, the subsidiary changed its name to Aspen Insurance Limited, which we refer to as Aspen Bermuda, on November 22, 2002. Aspen Bermuda was capitalized with $200 million.

     On September 5, 2003, Aspen U.S. Holdings acquired Dakota Specialty, which we refer to as Aspen U.S. and has been renamed Aspen Specialty Insurance Company upon completion of the acquisition. The total consideration paid for Dakota Specialty including costs was US$20.8 million in cash, with no additional consideration payable. Aspen U.S. is a wholly-owned surplus lines subsidiary incorporated in North Dakota eligible to write certain lines of insurance on a surplus lines basis in the majority of states in which it intends to write business. Aspen U.S. was subsequently capitalized with approximately $101 million, derived from our existing funds and the funds available from our credit facilities.


     On November 18, 2003, Aspen Re America, a wholly-owned subsidiary of Aspen U.S. Holdings, was incorporated in Delaware. Aspen Re America will function as a reinsurance intermediary broker and will have binding authority from Aspen U.K. to underwrite reinsurance business protecting American cedents/buyers. Aspen Re America will be headquartered in New Jersey and is currently in the process of obtaining a corporate New Jersey resident reinsurance intermediary broker's license. Aspen Re America will also be obtaining a corporate Delaware non-resident reinsurance intermediary broker's license. Aspen Re America expects to be fully licensed in New Jersey and Delaware by December 31, 2003 or shortly thereafter.

     Set forth below is a chart of our corporate organization:


                                           ASPEN INSURANCE HOLDINGS
                                                    LIMITED
                                                (Bermuda Holdings)
                                                        |
                                                        |
                                                        |
           ---------------------------------------------------------------------------------------------
           |                          |                               |                                |
           |                          |                               |                                |
           |                          |                               |                                |
ASPEN INSURANCE LIMITED        ASPEN INSURANCE UK            ASPEN (UK) HOLDINGS               ASPEN INSURANCE UK
 (Bermuda Operating Co)             LIMITED                        LIMITED                      SERVICES LIMITED
                              (U.K. Operating Co)              (U.K. Holdings)                (Employment Services
                                                                                                    to U.K.)
                                                                      |
                                                                      |
                                                                      |
                                                            ASPEN U.S. HOLDINGS INC.
                                                                 (U.S. Holdings)
                                                                      |
                                                                      |
                                                                      |
           ---------------------------------------------------------------------------------------------
           |                          |                               |                                |
           |                          |                               |                                |
           |                          |                               |                                |
        ASPEN RE                 ASPEN SPECIALTY            ASPEN SPECIALTY INSURANCE          ASPEN INSURANCE U.S.
      AMERICA, INC.             INSURANCE COMPANY                MANAGEMENT INC.                  SERVICES INC.
(Reinsurance Intermediary    (Surplus Lines Insurance        (Surplus Lines Brokerage              (Employment
    Brokerage Company)               Company)                        Company)                   Services to U.S.)

OUR COMPETITIVE STRENGTHS

     We believe we distinguish ourselves from both well-established global players and recent new market participants as follows:

     o Continuity of Business and Unencumbered Balance Sheet. From our formation, we have underwritten a portfolio of reinsurance and insurance risks which had previously been underwritten by Syndicate 2020, a well-established participant in the marketplace. These risks are managed and underwritten at our Company by many of the same professionals who built and managed the business at Syndicate 2020. In our Initial Lines of Business, for instance, 74% and 60% of our property reinsurance premiums in force at September 30, 2003 were derived from clients we have had relationships with for over five and ten years, respectively, and 66% and 43% of our casualty reinsurance premiums in force at September 30, 2003 were derived from clients we have had relationships with for over five and ten years, respectively. This continuity distinguishes us from most other new entrants in the marketplace. Like other new Bermuda entrants, however, we benefit from an unencumbered balance sheet. We do not have legacy EXPOSURE to any pre-2002 liabilities, except for a small portfolio of insurance obligations assumed by us as a result of our acquisition of Aspen U.K., previously called City Fire, in 2002, and a small portfolio of insurance obligations assumed by us as a result of our acquisition of Aspen U.S., previously called Dakota Specialty, in 2003. We had $5.1 million in net reserves established for the insurance obligations of City Fire at September 30, 2003 and $6.5 million in net reserves established for the insurance obligations of Dakota Specialty at the date of acquisition, and we believe these amounts to be adequate to pay all claims related to the City Fire and Dakota Specialty books of businesses.

     o Experienced Management and Underwriting Teams with Proven Execution. Our management and underwriting teams have extensive experience operating a large insurance and reinsurance franchise successfully through underwriting cycles. Our Chief Executive Officer Christopher O'Kane and Chief Financial Officer Julian Cusack lead a team of over 50 underwriting and risk management professionals, many of whom have worked together as a team since 1996 in the insurance and reinsurance industry. Our underwriting teams apply sophisticated quantitative approaches to pricing and risk selection. For the years 1999, 2000, 2001 and 2002, the combined ratios for the Initial Lines of Business that they wrote at Syndicate 2020 were 78%, 71%, 174% (including 103 percentage points due to September 11th-related claims) and 93%, respectively, compared with average combined ratios (weighted by net premiums written) of 112%, 112%, 128% and 107%, respectively, for the Standard & Poor's Top 25 Reinsurance Groups Ranked by Net Reinsurance Premiums Written for the years 1999, 2000, 2001 and 2002.

     o Strong Franchise with Ability to Influence Terms and Conditions. As a result of our strong franchise and recognized expertise, we believe that we have greater access to business opportunities than many of our competitors and that we are able to play a leading role in establishing the terms and conditions with respect to the business that we underwrite. In our reinsurance segment, for instance, we LEAD approximately 75% of the business we write which gives us the ability to influence terms and conditions.

     o Financial Strength. We believe our capital base of $990.9 million plus the net proceeds from this offering provide a high degree of financial strength to support our operations. A.M. Best assigned an "A" (Excellent) financial strength rating, the third highest of fifteen rating levels, to Aspen U.K. and an "A-" (Excellent) rating, the fourth highest of fifteen rating levels, to Aspen Bermuda and to Aspen U.S. S&P assigned a rating of "A" (Strong), the sixth highest of twenty-one rating levels to both Aspen U.K. and Aspen Bermuda. Moody's assigned a rating of "A2" (Good), the eighth highest of twenty-seven rating levels, to Aspen U.K., which we believe was the first post-September 11th new insurer/reinsurer to obtain a rating from Moody's. These ratings reflect A.M. Best's, S&P's and Moody's respective opinions of our financial strength and ability to meet ongoing obligations to policyholders and are not applicable to the securities offered by this prospectus.


OUR BUSINESS STRATEGY

     The key aspects of our business strategy are to:

     o Diversify Our Business Portfolio. We plan to continue to diversify our insurance and reinsurance operations by expanding into different lines of business, by offering new products within our existing lines of business, by selectively increasing our exposure in parts of the world where we are currently under-represented and by increasing the amount of insurance business that we underwrite. For example, in 2003 we began writing aviation and marine reinsurance business, have further expanded our U.K. liability insurance business and seek to write U.S. surplus lines business. We intend to accomplish this diversification by building on our established underwriting expertise and analytical skills. As we expand the scope of our business, we intend to remain focused on the same type of high value-added underwriting for which we enjoy a strong reputation.

     o Build on Our Presence in the London, Bermuda and U.S. Markets. We believe that the London and Bermuda markets offer complementary business opportunities. Our presence in both markets allows us to serve more of our clients' needs by offering a wider range of products. In addition to maintaining a strong presence in the United Kingdom, we plan to expand our underwriting capacity in Bermuda and the United States significantly beginning in 2004. By developing operating centers in the London Market and in Bermuda, as well as the U.S. surplus lines market, we seek to expand our business opportunities and to gain access to the different types of risks offered in such markets.

     o Deploy Our Capital Effectively. Our initial private equity funding, net of issuance costs, of $836.9 million was sized to address our initial capital needs, most of which was rapidly deployed to support the business written by our operating subsidiaries, Aspen U.K. and Aspen Bermuda. We strive to maintain an optimal level of capital relative to our business plan. To do this, we employ rigorous statistical modeling techniques to assess the risk of loss to our capital base based upon the portfolio of risks we underwrite. We intend to manage our capital prudently relative to our risk exposure to maximize profitability and long-term growth in shareholder value.

     o Anticipate and Adapt to Changing Market Conditions. By anticipating changing market conditions, we seek to access different lines of business with complementary risk/return characteristics and to deploy capital appropriately. We monitor relative and absolute rate adequacy and movements and we adjust the composition of our risk portfolio based on market conditions and underwriting opportunities. At the current time, we plan to increase the amount of insurance that we underwrite relative to the amount of reinsurance. We believe this will improve the balance of our business. We also plan to increase the amount of casualty lines we underwrite relative to the amount of property lines because of attractive market trends. We are prepared to reposition our underwriting and capital management strategies in order to respond in a timely manner to the changing market environment for all or some of our lines of business. This may include reducing our gross premiums written for a business line, or for our overall writings, should conditions warrant.

     o Manage Risk Retention through the Purchase of Reinsurance. While we seek to write business which is profitable on a gross basis, we manage our net exposure to catastrophic losses and large individual risk losses by selectively purchasing reinsurance. We seek the optimal protection for the individual and aggregate exposures that we assume under our reinsurance contracts and insurance policies, with a view to reducing the volatility of our underwriting results on a long-term basis. We continue to use many of the same reinsurers with whom our management had built relationships while at Syndicate 2020. The substantial majority of reinsurers that we currently use have a rating of "A" (Excellent), the third highest of fifteen rating levels, or better by A.M. Best.

     o Employ a Conservative Investment Policy. We protect our capital by employing, among other things, a conservative investment policy that focuses on highly rated fixed income securities. We will manage the duration of our fixed income investments having regard to the nature of our reinsurance and insurance risks and wider market and economic conditions. We currently do not invest in equity securities and we do not expect that investments in equity securities will compose a significant portion of our investment portfolio for the foreseeable future.

BUSINESS SEGMENTS

     We have two business segments: reinsurance and insurance. Our business segments and the related gross premiums written, set forth by business segment, are as follows:



                                             GROSS PREMIUMS WRITTEN
                      ---------------------------------------------------------------------
                                                             FOR THE PERIOD FROM
                          FOR THE NINE MONTHS       % OF       MAY 23, 2002 TO      % OF
BUSINESS SEGMENT       ENDED SEPTEMBER 30, 2003     TOTAL     DECEMBER 31, 2002     TOTAL
--------------------- -------------------------- ---------- -------------------- ----------
                                     ($ IN MILLIONS, EXCEPT FOR PERCENTAGES)
Reinsurance .........        $    939.6              80.9%       $   288.2           76.9%
Insurance ...........             222.2              19.1             86.6           23.1
                             ----------             -----        ---------          -----
 Total ..............        $  1,161.8             100.0%       $   374.8          100.0%
                             ==========             =====        =========          =====

     REINSURANCE. Our reinsurance segment consists of the following lines of business: property reinsurance, casualty reinsurance and specialty reinsurance.


     The reinsurance business we write directly (including the quota share business) can be analyzed by geographic region as follows for the period from January 1, 2003 to September 30, 2003:




                                                NINE MONTHS ENDED SEPTEMBER 30, 2003
                                                ------------------------------------
                                                 PERCENTAGE   GROSS PREMIUMS WRITTEN
                                                ------------ -----------------------
                                                                 ($ IN MILLIONS)
 Australia/Asia ...............................       7.4%          $   69.1
 Caribbean ....................................       0.8%               7.6
 Europe .......................................       5.8%              54.9
 United Kingdom ...............................      19.9%             187.2
 United States and Canada(1) ..................      50.3%             472.3
 Worldwide excluding United States(2) .........       2.6%              24.9
 Worldwide including United States(3) .........      11.5%             107.3
 Others .......................................       1.7%              16.3
                                                    -----           --------
 Total ........................................     100.0%          $  939.6
                                                    =====           ========

----------
(1) "United States and Canada" comprise individual policies that insure risks specifically in the United States and/or Canada, but not elsewhere.

(2) "Worldwide excluding the United States" comprise individual policies that insure risks wherever they may be across the world but specifically exclude the United States.

(3) "Worldwide including the United States" comprise individual policies that insure risks wherever they may be across the world but specifically include the United States.

     Property Reinsurance. Our property reinsurance line of business is written on both a treaty and a facultative basis. Property treaty and FACULTATIVE REINSURANCE accounted for, respectively, $112.9 million and $4.7 million of our gross premiums written during the period from incorporation on May 23, 2002 to December 31, 2002. For the nine months ended September 30, 2003, property treaty and facultative reinsurance accounted for, respectively, $527.9 million and $27.5 million of our gross premiums written. The property treaty reinsurance we write includes catastrophe, risk excess and pro rata, including retrocession. Treaty reinsurance contracts provide for automatic coverage of a type or category of risk underwritten by our ceding clients. Our mix of property treaty reinsurance business, as measured by gross premiums written during the period from May 23, 2002 to December 31, 2002, was approximately 36.8% catastrophe, 54.1% risk excess and 9.1% pro rata. For the nine months ended September 30, 2003, our mix of property treaty reinsurance business, as measured by gross premiums written, was approximately 43% catastrophe, 46% risk excess and 11% pro rata. As at September 30, 2003, approximately 62.4% of the gross premiums written in our property reinsurance line of business are in the United States and Canada, although we expect this percentage to gradually decline as we expand our activities in Europe and the United Kingdom through Aspen U.K. The remaining reinsured risks represent worldwide exposures, including in the United States.

          Treaty Catastrophe. Treaty CATASTROPHE REINSURANCE contracts are typically "all risk" in nature, providing protection against losses from earthquakes and hurricanes, as well as other natural and man-made catastrophes such as floods, tornadoes, fires and storms. Coverage for other perils may be negotiated on a given treaty. The predominant exposures covered are losses stemming from property damage and business interruption resulting from a covered peril. Coverage can also be more limited by extending to only specified perils such as windstorm.

     Property catastrophe reinsurance is generally written on an excess of loss basis. Excess of loss reinsurance provides coverage to primary insurance companies when aggregate claims and claim expenses from a single occurrence from a covered peril exceed a certain amount specified in a particular contract. Under these contracts, we provide protection to an insurer for a portion of the total losses in excess of a specified loss amount, up to a maximum amount per loss specified in the contract. In the event of a loss, most contracts provide for coverage of a second occurrence following the payment of a premium to reinstate the coverage under the contract, which is referred to as a reinstatement premium. A loss from a single occurrence is limited to the initial policy limit and would not include the policy limit available following the payment of a reinstatement premium. The coverage provided for under excess of loss reinsurance contracts may be on a worldwide basis or limited in scope to selected regions or geographical areas.

          Treaty Risk Excess. We also write RISK EXCESS OF LOSS PROPERTY TREATY REINSURANCE. This type of reinsurance provides coverage to a reinsured where it experiences a loss in excess of its retention level on a single "risk" basis, rather than to aggregate losses for all covered risks, as does catastrophe reinsurance. A "risk" in this context might mean the insurance coverage on one building or a group of buildings due to fire or explosion or the insurance coverage under a single policy which the reinsured treats as a single risk. This line of business is generally less exposed to accumulations of exposures and losses but can still be impacted by natural catastrophes, particularly earthquakes.

          Treaty Pro Rata. Our treaty pro rata reinsurance product provides coverage based on the original risks written by the ceding client, rather than the loss incurred by that client. Under our pro rata reinsurance treaties, we share risks in the same proportion as our share of premium and policy amounts. Pro rata contracts can be particularly prone to accumulations of exposure and losses due to catastrophic events. We write pro rata contracts where we believe historical results and the quality of information provided by the reinsured justify the writing of such coverage.

     We also provide retrocessional property coverage, which is reinsurance protection to other reinsurers or RETROCEDENTS. Approximately 1.4% of the reinsurance protection that we provided was retrocessional coverage, based on the written premiums for the nine months ended September 30, 2003. Our retrocessional coverage is focused on catastrophe protections of U.K. and non-U.S. treaty accounts and London Market direct and facultative accounts. We believe, based on the historical experience of management, the most opportune time to write retrocessional coverage follows major catastrophes. Retrocessional coverage typically carries a higher degree of volatility versus reinsurance as it covers the concentration of catastrophe exposure written by retrocedents, which in turn may have an aggregation of losses from a single catastrophic event. In addition, the information available in pricing retrocessional coverage can be less precise than the information received directly from the primary companies.

     A very high percentage of the reinsurance contracts that we write exclude coverage for losses arising from the peril of terrorism involving nuclear, biological or chemical attack outside the U.S. With respect to personal lines risks, losses arising from the peril of terrorism that do not involve nuclear, biological or chemical attack are sometimes covered by our reinsurance contracts. Such losses relating to commercial lines risks are generally covered on a limited basis; for example, where the covered risks fall below a stated insured value or into classes or categories we deem less likely to be targets of terrorism than others. We have written a limited number of reinsurance contracts, both on a pro rata and risk excess basis, covering solely the peril of terrorism. We have done so only in instances where we believe we are able to obtain pricing that is commensurate with our exposure. These contracts typically exclude coverage protecting against nuclear, biological or chemical attack.

          Facultative Property. Our facultative property reinsurance line of business is underwritten by WU Inc. The business is written on an excess of loss basis for U.S. primary insurance policyholders both in the United States and for their overseas interests. In facultative reinsurance, the reinsurer assumes all or part of a risk under a single insurance contract. Facultative reinsurance is negotiated separately for each contract. Facultative reinsurance is normally purchased by insurers where individual risks are not covered by their reinsurance treaties, for amounts in excess of the dollar limits of their reinsurance treaties or for unusual risks. There is typically a greater amount of underwriting expertise required in facultative underwriting as compared to treaty underwriting. WU Inc. underwrites this business and has authority to bind us on reinsurance policies within the defined limits we have agreed. This binding authority agreement ends at year end 2003.

     Casualty Reinsurance. Our casualty reinsurance line of business is written on both a treaty and a facultative basis. The casualty treaty reinsurance we write includes excess of loss and pro rata reinsurance. We also write U.S. casualty facultative reinsurance. Our mix of casualty reinsurance business as measured by gross premiums written during the period from May 23, 2002 to December 31, 2002 was approximately 17.6% U.S. treaty, 72.5% non-U.S. treaty and 9.9% facultative casualty. For the nine months ended September 30, 2003, our mix of casualty reinsurance business as measured by gross premiums written was approximately 35.7% U.S. treaty, 54.4% non-U.S. treaty and 9.9% facultative casualty. For the nine months ended September 30, 2003, 87.9% of premiums were derived from the United Kingdom, Australia and the United States, with the remainder representing risks in the rest of the world. Our excess of loss positions come most commonly from layered reinsurance structures with underlying ceding company retentions. We also write pro rata reinsurance contracts that are applied to portfolios of excess of loss insurance policies.

          U.S. Treaty. Our U.S. casualty reinsurance business is composed of treaty contracts protecting U.S. cedents mostly on an excess of loss basis. We reinsure exposures with respect to automobile liability, WORKERS' COMPENSATION, medical malpractice, and PROFESSIONAL LIABILITY for lawyers, regional accountants, architects and engineers. Our U.S. casualty reinsurance business was one of our smaller lines in terms of premiums written in 2002 due to the current pricing environment. As of the nine months ended September 30, 2003, our U.S. casualty reinsurance business comprised 39.6% of our total casualty treaty business as measured by gross written premiums. We expect to increase our writings in this line of business.

          Non-U.S. Treaty. Our non-U.S. casualty reinsurance business is composed of long tail treaty contracts. Approximately 90% of the non-U.S. casualty reinsurance business is written on an excess of loss basis and the remaining 10% is written on a pro rata basis. The exposures that we cover in the non-U.S. casualty business include automobile liability, workers' compensation, employers' liability, public and product liability, FIDELITY BUSINESS and professional indemnity. We focus on business that is exposed to severe losses but not expected to produce high levels of claims frequency.

          Facultative Casualty. Our facultative casualty reinsurance line of business consists of automobile liability reinsurance written through WU Inc. for U.S. clients. We focus primarily on short haul trucking clients, rather than long distance or interstate trucking. In addition, we write umbrella, general liability and workers' compensation business. Currently, approximately all exposures reinsured in this line of business are located in the United States. This is facultative reinsurance written on an excess of loss basis. The binding authority agreement authorizing WU Inc. to bind us on automobile reinsurance policies ends at year end 2003. The umbrella, general liability and workers' compensation binding authority will be transferred to a wholly-owned subsidiary of Aspen Holdings as soon as practically possible.

     Specialty Reinsurance. Our specialty reinsurance line of business is composed of specialty risks such as those covered by aviation and marine reinsurance, including exposure to catastrophes. This line also includes quota share reinsurance to Syndicate 2020 for various specialty lines including energy, property and aviation. We also provide CONTINGENCY REINSURANCE, such as event cancellation risks. Our mix of specialty reinsurance business as measured by gross premiums written during the period from May 23, 2002 to December 31, 2002 was approximately 96.6% quota share reinsurance from Syndicate 2020 and 3.4% contingency reinsurance. For the nine months ended September 30, 2003, our mix of specialty reinsurance business as measured by gross premiums written was approximately 47.6% quota share reinsurance from Syndicate 2020, 20.9% contingency reinsurance and 29.8% aviation and marine reinsurance. The coverage provided for under our specialty reinsurance line of business may be on a worldwide basis.

     For 2002, we acquired certain of our specialty lines business by reinsuring through quota share reinsurance approximately 13% of the business written by Syndicate 2020 and 70% of the business written by Syndicate 3030. Under the framework agreement between WUAL and Aspen U.K. entered into at our formation, WUAL agreed to offer to Aspen U.K. a quota share of up to 20% of the business written by Syndicate 2020 and Aspen U.K. agreed to offer Syndicate 2020 a quota share of up to 20% of its business in each calendar year. The benefit of these arrangements was that they helped us diversify our underwriting portfolio. For 2003, we elected to take a 7.5% quota share of the Syndicate 2020 lines, whereas Syndicate 2020 elected not to take a quota share of any of our lines because of capacity restraint and its existing exposure to our business through its shareholding in the Company. We have agreed in principle with Wellington that we would not offer Syndicate 2020 a quota share of the business written by Aspen U.K. for 2004 only and WUAL would waive its right to take a portion of the quota share of the business written by Aspen U.K. for 2004 only, in each case subject to approval of our board of directors and final agreement. We also do not intend to take a quota share of the Syndicate 2020 lines of business for 2004. Our quota share reinsurance of Syndicate 3030 was for 2002 only. Syndicate 3030 did not continue into 2003 or beyond. Aspen U.K.'s participation in these arrangements with the Syndicates constituted approximately 58% of our gross premiums written from our formation through December 31, 2002 and approximately 5% of our gross premiums written for the nine months ended September 30, 2003. See also "Certain Relationships and Related Transactions."

     INSURANCE. Our insurance segment consists of the following lines of business: commercial property insurance, commercial liability insurance and U.S. Surplus lines.

     The insurance business we write can be analyzed by geographic region as follows for the nine months ended September 30, 2003:


                          NINE MONTHS ENDED SEPTEMBER 30, 2003
                          ------------------------------------
                           PERCENTAGE   GROSS PREMIUMS WRITTEN
                          ------------ -----------------------
                                           ($ IN MILLIONS)
 Europe .................       2.6%          $   5.8
 United Kingdom .........      97.4%            216.4
                              -----           -------
 Total ..................     100.0%          $ 222.2
                              =====           =======

     Commercial Property Insurance. Our commercial property insurance line of business focuses on providing insurance coverage with respect to losses to a business' premises, inventory and equipment as a result of weather, fire, theft and other causes. Our client base is predominantly U.K. middle market corporate and public sector clients and property owners. Our maximum limit for coverage under each policy is (pounds sterling)40 million Estimated Maximum Loss ("EML") per location.

     Commercial Liability Insurance. Our commercial liability insurance line of business focuses on providing employers' liability coverage and public liability coverage for insureds domiciled in both the United Kingdom and Ireland. The maximum coverage is (pounds sterling)10 million for employers' liability and (pounds sterling)5 million for public liability.

     In the United Kingdom, all employers must maintain employers' liability insurance. This insurance covers employers' liability for bodily injury or disease sustained by employees, and arising out of and in the course of employment. In the United Kingdom, employees are required to show breach of statute or tort prior to being entitled to any compensation. As opposed to the United States, there is no set scale of compensation in the United Kingdom, as claims are settled in accordance with legal precedent and official damages guidelines. Most claims are settled out of court; however, most employees engage legal representation that increases claim costs but in a predictable way. Insurance cover is written on an "occurrence" basis, that is, the monetary limits of the insurance apply to all claims relating to any one occurrence, with the minimum legal requirement being (pounds sterling)5 million for any one occurrence. However, the usual limit for employers' coverage is (pounds sterling)10 million for any one occurrence.

     Public liability insurance covers employers for claims made against them by members of the public or other businesses, but not for claims by employees. Public liability insurance is generally not required by regulation.

     U.S. Surplus Lines. For our U.S. surplus lines business we intend to write both property and casualty insurance business. We expect this book of business to consist of approximately 70% property risks and 30% casualty risks. The property account will consist predominantly of mercantile, manufacturing and commercial real estate business, with habitation-related risks expected to contribute less than 20% of the overall business. The casualty account will focus on general liability exposures relating to property risks, service contractors and light to medium hazard products.

     We have also formed Aspen Specialty Management, a licensed surplus lines brokerage company based in Boston, Massachusetts. Aspen Specialty Management was formed for the primary purpose of transacting business as a licensed insurance producer and surplus lines broker. It has applied for, and expects to receive, resident licenses to transact such business in Massachusetts and plans to seek such licenses in other jurisdictions on a non-resident basis as needed. All business originated by Aspen Specialty Management is currently intended to be placed with Aspen U.S.


UNDERWRITING AND RISK MANAGEMENT

     Our objective is to create a balanced portfolio of insurance and reinsurance risks, diversified across classes, products, geographic areas of coverage, cedents and source. We undertake a detailed risk analysis in our risk management program which identifies the risks we are exposed to, and rates the impact of each risk on our business. We analyze projected catastrophe exposures to which we could be exposed and attempt to limit the amount of potential loss that may arise from a single catastrophic event. We also manage our exposure by reference to the CORRELATION between the risk characteristics of our business portfolios.

     Our underwriting team is led by our Chief Executive Officer, Christopher O'Kane. We underwrite to specific disciplines, with the aim of maintaining the following principles:

     o    follow maximum underwriting authority limits;

     o make consistent use of peer review -- no risk will be accepted without being reviewed by at least one qualified peer reviewer;

     o    use teams of independent reviewers;

     o use risk assessment models such as RMS, EQE and AIR to assist in the treaty underwriting process and use RMS to quantify our catastrophe aggregate exposures;

     o    employ dedicated personnel who monitor the aggregation of our risks;
          and

     o prepare monthly aggregation reports for review by our executive committee.

     We delegate underwriting authority to our underwriters in accordance with an understanding of each individual's capabilities. We issue detailed letters of underwriting authority to each of our underwriters, which contain authority limits tailored to the classes of business written by the particular underwriter. The underwriting authority limits are regularly reviewed by management and are reviewed by the boards of directors of our Insurance Subsidiaries yearly.

     Our reinsurance and insurance segments have different risk acceptance guidelines, authority limits and accumulations. In our reinsurance segment, prior to quoting a price for a risk, the underwriter must seek at least one qualified peer review. In our insurance segment, although peer review is required, it may take place after the price is quoted but in any event prior to the acceptance of the risk. These peer reviews are in place to ensure high standards of underwriting discipline and consistency. In addition, all risks are entered into a customized risk clearing system.

     With respect to our U.S. facultative property and casualty reinsurance lines of business, WU Inc. writes reinsurance under explicit authority limits in accordance with binding authority agreements. These agreements are effective for a one-year period beginning January 1, 2003. These agreements contain our operating guidelines, commissions, claims settlement authority limits, limits per risk coverage and aggregate premiums. In addition, WU Inc. imposes authority limits on its individual underwriters. For risks falling outside an underwriter's authority, the underwriter consults the relevant branch manager, senior or specialist underwriter, and ultimately the chief underwriting officer of WU Inc., as needed.



MARKETING


     With respect to our reinsurance segment, our business is produced principally through brokers and reinsurance intermediaries and, in most cases, it is produced through the London Market broker communities. The brokerage distribution channel provides us with access to an efficient, variable cost and global distribution system without the significant time and expense which would be incurred in creating wholly-owned distribution networks. The brokers and reinsurance intermediaries typically act in the interest of ceding clients or insurers; however, they are instrumental to our continued relationship with our clients. WU Inc. currently underwrites and markets our U.S. facultative property and casualty products.


     The following table shows our gross reinsurance premiums written by broker as of the nine months ended September 30, 2003:


                                      REINSURANCE
                                ------------------------
                                   NINE MONTHS ENDED
                                   SEPTEMBER 30, 2003
                                ------------------------
                                 ($ IN MILLIONS, EXCEPT
                                      PERCENTAGES)
  Aon .......................    $  270.3         28.8%
  Marsh .....................       152.9         16.3
  Willis ....................       115.4         12.3
  Benfield ..................       111.3         11.8
  Ballantyne ................        39.0          4.1
  Others ....................       250.7         26.7
                                 --------        -----
  Total .....................    $  939.6        100.0%
                                 ========        =====


     Our commercial lines of business are mostly produced through the U.K. regional and London broker network. The following table shows our gross insurance premiums written by brokers as of the nine months ended September 30, 2003:

                                          INSURANCE
                                   -----------------------
                                      NINE MONTHS ENDED
                                     SEPTEMBER 30, 2003
                                   -----------------------
                                   ($ IN MILLIONS, EXCEPT
                                        PERCENTAGES)
  Aon ..........................    $  46.1         20.8%
  SBJ Limited ..................       27.0         12.1
  Marsh ........................       16.2          7.3
  R. L. Davison ................       13.0          5.8
  Others .......................      119.9         54.0
                                    -------        -----
  Total ........................    $ 222.2        100.0%
                                    =======        =====

CLAIMS MANAGEMENT

     As a relatively new company, we have not experienced a high volume of claims. Notwithstanding the lack of significant claims activity to date, we have a well-developed process in place for identifying, tracking and settling potential claims based in part on our management's and staff's experience at Syndicate 2020. We have a staff of claims adjusters that will expand as needed to service our clients and to ensure claims consistency. The responsibilities of the claims department include reviewing loss reports, monitoring claims handling activities of clients, requesting additional information where appropriate, establishing initial CASE RESERVES and approving payment of individual claims. We have established authority levels for all individuals involved in the reserving and settlement of claims. Our underwriters do not make the final decisions regarding the ultimate determination of reserves and settlement of claims; rather this is a function separately determined by our claims department. In addition, we regularly report to our board of directors on the status of our reserves and settlement of claims.

     Under our claims management process, upon notification of a claim, a member of our staff performs an initial review and prepares a control sheet. If claims fall outside our claims adjusters' authorities, then they consult our underwriters to adjust the claim, if necessary, after which such claims are submitted to our Chief Executive Officer for his final review and approval for payment. We recognize that fair interpretation of our reinsurance agreements with our customers and timely payment of covered claims is a valuable service to our clients and enhances our reputation.

     We have outsourced our handling of claims for the U.K. commercial property and liability lines of business to third-party specialist service providers. They have authority to handle claims of up to (pounds sterling)25,000 for property claims and (pounds sterling)10,000 for liability claims. Claims above this level must be referred to our internal claim adjusters for all decisions. We may enter into additional outsourcing agreements for our U.K. commercial liability insurance claims. Our Chief Operating Officer oversees these outsourcing agreements. We manage, review and audit those claims settled under our outsourcing arrangements.

     WU Inc., with respect to our U.S. property and casualty facultative reinsurance, also has claims settlement authority for up to $250,000 per claim beyond which all claims settlements require our approval.

REINSURANCE

     We purchase retrocession and reinsurance to limit and diversify our own risk exposure and to increase our own insurance underwriting capacity. These agreements provide for recovery of a portion of losses and loss expenses from reinsurers.

     A significant portion of our business accumulates property exposures in catastrophe exposed zones throughout the world. At levels of likelihood up to 1 in 250 years, we consider Florida windstorms and California earthquakes to be our peak natural catastrophe exposures. In order to mitigate those and other exposures, we purchase, through several contracts, reinsurance to limit our losses in the event of a large catastrophic event. For example, we buy a catastrophe retrocession program that covers us for a single catastrophic loss in excess of $50 million up to $350 million arising from our property catastrophe class of business and a separate program that protects us against catastrophe or individual risk losses (e.g., a large fire or explosion) in excess of $40 million up to $225 million arising from our property facultative, property pro rata treaty and property risk excess classes of business.

     Many of the reinsurance contracts which we underwrite and which we purchase include terms under which individual payments, known as reinstatement premiums, are payable if claims are made. We take these terms into account when assessing our overall exposure to catastrophic events, together with exposures arising from parts of our business, such as the property retrocession business that we write, but are excluded from our reinsurance cover.

     We have also entered into four quota share reinsurance contracts with Montpelier Re. See "Certain Relationships and Related Transactions."

     As is the case with most reinsurance treaties, we remain liable to the extent that reinsurers do not meet their obligations under these agreements, and therefore we evaluate the financial condition of our reinsurers and monitor concentrations of credit risk. Ninety-nine percent (99%) of our reinsurance limits is provided by reinsurers who have been assigned a rating of "A" (Excellent; the third highest of fifteen rating levels) or better by A.M. Best or "A-" (Strong; the seventh highest of twenty-one rating levels) or better by S&P. As of the date of this prospectus, we have no exposure to reinsurers rated by

A.M. Best below "B++" (Very Good; the fifth highest of fifteen rating levels), except for approximately $600,000 of recoveries against which we have established a provision of approximately $200,000.

     We are also a member of Pool Reinsurance Company Limited, commonly known as Pool Re, which is authorized to write reinsurance relating to terrorist risks on commercial property insurance in the United Kingdom. Pool Re reinsures its liabilities with the U.K. government, to which it pays a reinsurance premium and from which it will recover any claims that exceed its resources. Pool Re provides an indemnity in respect of Aspen U.K.'s ultimate net loss relating to damage to commercial property in the United Kingdom caused by an act of terrorism, in excess of our retention. Our retention is calculated by reference to our market share of this type of coverage and for 2003 is (pounds sterling)100,000 per event.

RESERVES

     Our policy is to establish prudent loss and loss adjustment reserves for the ultimate settlement costs of all losses and loss adjustment expenses incurred. In our reinsurance segment, we rely significantly on our ceding clients' judgments in establishing reserves, while in our insurance segment, we establish our own reserves. Each of our Insurance Subsidiaries' reserving process and methodology are subject to a quarterly review, the results of which are presented to and reviewed by our board of directors.

     Generally, reserves will be established without regard to whether we believe we may subsequently contest a future claim. Except for property catastrophe reinsurance, any reserve for losses and loss adjustment expenses may also include IBNR. These reserves are estimated by our management based upon reports received from ceding companies, as supplemented by our own estimates of reserves for which ceding company reports have not been received, and our own historical experience. To the extent that in the future our own historical experience is inadequate for estimating reserves, such estimates may be actuarially determined based upon industry experience and our management's judgment. Our reserve estimates will be continually reviewed and as adjustments to these reserves become necessary, these adjustments will be reflected in current operations.

     Loss and loss adjustment reserves represent estimates, including actuarial and statistical projections at a given point in time, of an insurer's or reinsurer's expectations of the ultimate settlement and administration costs of claims incurred, and it is likely that the ultimate liability may exceed or be less than such estimates, perhaps even significantly. These estimates are not precise in that, among other things, they are based on predictions of future developments and estimates of future trends in loss severity and frequency and other variable factors such as inflation. During the loss settlement period, it often becomes necessary to refine and adjust the estimates of liability on a claim either upward or downward. Even after such adjustments, ultimate liability may exceed or be less than the revised estimates. To assist us in establishing appropriate loss and loss adjustment reserves, we have access to commercially available databases showing historical catastrophe losses. In addition, when reviewing a proposed reinsurance contract, we typically receive loss experience information with respect to the insured on such contract. However, reserve estimates by new reinsurers may be inherently less reliable than the reserve estimates of a reinsurer with a stable volume of business and an established claim history.

INVESTMENTS

     Our Investment Committee establishes investment guidelines and supervises our investment activity. The Investment Committee regularly monitors our overall investment results and reviews compliance with our investment objectives and guidelines. These guidelines specify minimum criteria on the overall credit quality and liquidity characteristics of the portfolio. They include limitations on the size of certain holdings as well as restrictions on purchasing certain types of securities or investing in certain industries.

     We follow a conservative investment strategy designed to emphasize the preservation of invested assets and provide sufficient liquidity for the prompt payment of claims. The composition of the investments is a diversified portfolio of highly rated, liquid, fixed income securities of one to five years duration. We do not expect that investments in equity securities will be a significant component of our investment portfolio for the foreseeable future. We do not plan to have any exposure to alternative asset classes, such as hedge funds or private equity funds.


     We utilize several third party investment managers to manage our assets. We agree to separate investment guidelines with each investment manager. These investment guidelines cover, among other things, limits on investments in the securities of any one issuer, credit quality, and limits on investments in any one sector. We expect our investment managers to adhere to strict overall portfolio credit and duration limits and a minimum AA- portfolio credit rating for the portion of the assets they manage.


     The following presents the cost, gross unrealized gains and losses, and estimated fair value of investments in fixed maturities and other investments:


                                                                        AS AT SEPTEMBER 30, 2003
                                                   ------------------------------------------------------------------
                                                                            ($ IN MILLIONS)
                                                     AMORTIZED
                                                      COST(1)      GROSS GAINS     GROSS LOSSES     FAIR MARKET VALUE
INVESTMENTS (EXCLUDING CASH)                       ------------   -------------   --------------   ------------------
Fixed Income Investments
 U.K. Government ...............................     $    70.3       $  0.1           $  1.4           $    69.0
 U.S. Government and Agency Securities .........         320.4          2.0              0.0               322.4
 Mortgage-Backed Securities ....................          72.5          0.4              0.1                72.8
 Asset-Backed Securities .......................         129.9          0.3              0.3               129.9
 Corporate Securities ..........................          23.2          0.1              0.0                23.3
                                                     ---------       ------           ------           ---------
   Total Fixed Income ..........................         616.3          2.9              1.8               617.4
                                                     ---------       ------           ------           ---------
Short-Term Investments .........................         569.7          1.9              0.0               571.6
                                                     ---------       ------           ------           ---------
   Total Investments ...........................     $ 1,186.0       $  4.8           $  1.8           $ 1,189.0
                                                     =========       ======           ======           =========

----------
(1) The cost for short-term investments are stated at original cost, while the cost for the fixed maturity investments are stated at amortized cost.

     U.K. Government. U.K. government securities are composed of bonds issued by the U.K. government.

     U.S. Government and Agency Securities. U.S. government and agency securities are composed of bonds issued by the U.S. Treasury and municipal securities issued by states, cities, counties and towns in the United States to fund public capital projects like roads, schools, sanitation facilities and bridges, as well as operating budgets.

     Mortgage-Backed Securities. Mortgage-backed securities are securities that represent ownership in a pool of mortgages. Both principal and income are backed by the group of mortgages in the pool.

     Asset-Backed Securities. Asset-backed securities are securities backed by notes or receivables against assets other than real estate.

     Corporate Securities. Corporate securities are composed of both short-term and medium-term debt issued by corporations.

     Short-term investments. Short-term investments are both units in a U.S. denominated bond fund operated by Wellington Management Company and money market funds. The bond fund is rated "AA+" by S&P. The fund invests in government securities, corporate securities, asset-backed securities, mortgage-backed securities, commercial paper and U.S. Treasury obligations. The money market funds are rated "AAA" by S&P and Moody's and invest in a variety of short-term instruments such as commercial paper, certificates of deposit, floating rate notes and medium term notes.

     The maturity distribution and ratings for fixed income securities held as of September 30, 2003 was as follows:


                                                         AMORTIZED     FAIR MARKET     AVERAGE RATINGS BY
                                                            COST          VALUE             MATURITY
                                                        -----------   -------------   -------------------
                                                              ($ IN MILLIONS)
     Maturity & Ratings (excluding cash)
     Due in one year or less ........................    $    11.2      $    11.2              AAA
     Due after one year through five years ..........        397.5          398.2              AAA
     Due after five years through ten years .........          5.2            5.3              AAA
                                                         ---------      ---------
        Subtotal ....................................        413.9          414.7
                                                         ---------      ---------
     Mortgage- and Asset-Backed Securities ..........        202.4          202.7              AAA
     Short-Term Investments .........................        569.7          571.6              AAA
                                                         ---------      ---------
        Total .......................................    $ 1,186.0      $ 1,189.0
                                                         =========      =========

     The securities with a maturity over one year consist of U.S. and U.K. Government securities, supra-national securities as well as high grade corporate bonds, mortgage- and asset-backed securities. The securities with duration of one year or less consist of U.S. Government and Agency securities.

     We have engaged BlackRock Financial Management, Weiss, Peck & Greer LLC, Wellington Management Company (not an affiliate of Wellington), HSBC and Credit Agricole to provide investment advisory and management services for our portfolio of assets. As of September 30, 2003, we had approximately $617.4 million of investments and $30.9 million of cash under management by outside firms. We have agreed to pay investment management fees based on the average market values of total assets held under custody at the end of each calendar quarter, or in the case of HSBC, the market value of the total assets as at the end of each calendar quarter. These agreements may be terminated generally by either party on short notice without penalty.

     The total return of our portfolio of fixed income investments, cash and cash equivalents for the nine months ended September 30, 2003 was 1.57%, as compared with the total return of 1.77% of the Lehman Brothers 1-3 Year Treasury Index for the same period. Total return is calculated based on total net investment return, including interest on cash equivalents, divided by the average of the sum of amortized cost and cash balances at January 1, 2003 and at September 30, 2003.


COMPETITION

     The insurance and reinsurance industries are highly competitive. We compete with major U.S., U.K., Bermuda and other international insurers and reinsurers and underwriting syndicates, some of which have greater financial, marketing and management resources than we do. In particular, we generally compete with insurers that provide property-based lines of insurance and reinsurance, such as ACE, Aviva, Converium, Everest Re, General Re, Hannover Re, IPC, Lloyd's of London, Munich Re, PartnerRe, Platinum Underwriters, PXRE, Renaissance Re, Swiss Re and XL Re. In addition, there are other new Bermuda reinsurers competing in similar lines, such as Allied World, Arch, AXIS, Endurance Specialty and Montpelier Re. In our insurance lines of business, we compete with Affiliated FM, Allianz, AIG, Amlin, AXA, Iron Trades, Liberty Mutual, Mitsui, Norwich Union, Royal & SunAlliance and Zurich.

     In addition, since the terrorist attacks of September 11, 2001, established competitors have completed or may be planning to complete additional capital raising transactions. Competition in the types of business that we underwrite is based on many factors, including:

     o the experience of the management in the line of insurance or reinsurance to be written;

     o financial ratings assigned by independent rating agencies and actual and perceived financial strength;

     o    responsiveness to clients, including speed of claims payment;


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     o    services provided, products offered and scope of business (both by size and geographic location);

     o    relationships with brokers;

     o    premiums charged and other terms and conditions offered; and

     o    reputation.

     Increased competition could result in fewer submissions, lower premium rates, and less favorable policy terms, which could adversely impact our growth and profitability. In addition, capital market participants have recently created alternative products that are intended to compete with reinsurance products. We are unable to predict the extent to which these new, proposed or potential initiatives may affect the demand for our products or the risks that may be available for us to consider underwriting.

RATINGS


     Ratings by independent agencies are an important factor in establishing the competitive position of insurance and reinsurance companies and are important to our ability to market and sell our products. Rating organizations continually review the financial positions of insurers, including us. Aspen U.K. currently has a financial strength rating of "A" (Excellent) by A.M. Best, the third highest of fifteen rating levels, "A" (Strong) by S&P, the sixth highest of twenty-one rating levels, and "A2" (Good) by Moody's, the eighth highest of twenty-seven rating levels. Aspen Bermuda currently has a financial strength rating of "A-" (Excellent) by A.M. Best, the fourth highest of fifteen rating levels, and "A" (Strong) by S&P. Aspen U.S. is currently rated "A-" (Excellent) by A.M. Best, which is the fourth highest of fifteen rating levels. These ratings reflect A.M. Best's, S&P's and Moody's opinions of Aspen U.K.'s and Aspen Bermuda's ability to pay claims and are not evaluations directed to investors in our ordinary shares and are not recommendations to buy, sell, or hold our ordinary shares. A.M. Best maintains a letter scale rating system ranging from "A++" (Superior) to "F" (in liquidation). S&P maintains a letter scale rating system ranging from "AAA" (Extremely Strong) to "R" (under regulatory supervision). Moody's maintains a letter scale rating system ranging from "Aaa" (Exceptional) to "C" (Lowest). These ratings are subject to periodic review by, and may be revised downward or revoked at the sole discretion of, A.M. Best, Moody's and S&P.


PROPERTIES

     We currently rent office space in Hamilton, Bermuda for our holding company and Bermuda operations. In June 2003 we entered into a sublease with ACE Global Markets Ltd. to occupy space within their offices at 100 Leadenhall Street, London. The lease covers one and a half floors of the building (up to 14,000 square feet in total) and is for a three-year period with an option to terminate upon 6 months notice at any time after 18 months. We also license office space within the Lloyd's building on the basis of a renewable twelve-month lease.

EMPLOYEES

     As of September 30, 2003, we employed over 100 persons through Aspen Holdings and our wholly-owned subsidiaries, Aspen Bermuda, Aspen U.K. Services and Aspen U.S., none of whom was represented by a labor union. As of September 30, 2003, the significant majority of our employees are based in the United Kingdom, except for five employees who are based in Bermuda and nine employees who are based in the United States.

LEGAL PROCEEDINGS

     We are not currently involved in any litigation or arbitration. We anticipate that, similar to the rest of the insurance and reinsurance industry, we will be subject to litigation and arbitration in the ordinary course of business.


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                              REGULATORY MATTERS


GENERAL

     The business of insurance and reinsurance is regulated in most countries, although the degree and type of regulation varies significantly from one jurisdiction to another. Reinsurers are generally subject to less direct regulation than primary insurers. In Bermuda, we operate under a relatively less intensive regulatory regime than most other jurisdictions.


     New legislative changes may impact the worldwide demand for insurance and reinsurance. In response to the tightening of supply in certain insurance and reinsurance markets resulting from, among other things, the September 11th terrorist attack, the Terrorism Risk Insurance Act of 2002 was enacted to ensure the availability of insurance coverage for certain terrorist acts in the United States. This law establishes a federal assistance program through the end of 2005 to help the commercial property and casualty insurance industry cover claims related to future terrorism-related losses and regulates the terms of insurance relating to terrorism coverage. This law could adversely affect our business by increasing underwriting capacity for our competitors as well as by requiring that coverage for terrorist acts be offered by insurers. We are in the process of evaluating how this legislation will affect our operations in 2004. We are currently unable to predict the extent to which the foregoing new initiative may affect the demand for our products or the risks which may be available for us to consider underwriting.


     The discussion below summarizes the material laws and regulations applicable to the Company's Insurance Subsidiaries. We do not believe that any of our Insurance Subsidiaries is in violation of any such laws and regulations. In addition, our Insurance Subsidiaries have met and exceeded the solvency margins and ratios applicable to them.

BERMUDA REGULATION

     The Insurance Act 1978 of Bermuda and related regulations, as amended (the "Insurance Act"), regulates insurance and reinsurance business and provides that no person may carry on any insurance business in or from within Bermuda unless registered as an insurer by the BMA under the Insurance Act; the day-to-day supervision of insurers is the responsibility of the BMA. Accordingly, the Insurance Act regulates the insurance business of Aspen Bermuda which has been registered as a Class 4 insurer by the BMA; however, as a holding company, Aspen Holdings is not subject to Bermuda insurance regulations. The BMA, in deciding whether to grant registration, has broad discretion to act as it thinks fit in the public interest. The BMA is required by the Insurance Act to determine whether the applicant is a fit and proper body to be engaged in the insurance business and, in particular, whether it has, or has available to it, adequate knowledge and expertise to operate an insurance business. The continued registration of an applicant as an insurer is subject to it complying with the terms of its registration and such other conditions as the BMA may impose from time to time. An Insurance Advisory Committee appointed by the Bermuda Minister of Finance advises the BMA on matters connected with the discharge of the BMA's functions. Sub-committees of the Insurance Advisory Committee supervise and review the law and practice of insurance in Bermuda, including reviews of accounting and administrative procedures. The Insurance Act also imposes on Bermuda insurance companies solvency and liquidity standards and auditing and reporting requirements and grants the BMA powers to supervise, investigate, require information and the production of documents and intervene in the affairs of insurance companies. Certain significant aspects of the Bermuda insurance regulatory framework are set forth below.

     Classification of Insurers. The Insurance Act distinguishes between insurers carrying on long-term business and insurers carrying on general business. There are four classifications of insurers carrying on general business, with Class 4 insurers subject to the strictest regulation. Aspen Bermuda, which is incorporated to carry on general insurance and reinsurance business, is registered as a Class 4 insurer in Bermuda and is regulated as such under the Insurance Act. Aspen Bermuda is not licensed to carry on long-term business.


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


     Cancellation of Insurer's Registration. An insurer's registration may be cancelled by the Supervisor of Insurance of the BMA on certain grounds specified in the Insurance Act, including failure of the insurer to comply with its obligations under the Insurance Act or if, in the opinion of the BMA after consultation with the Insurance Advisory Committee, the insurer has not been carrying on business in accordance with sound insurance principles.

     Principal Representative. An insurer is required to maintain a principal office in Bermuda and to appoint and maintain a principal representative in Bermuda. For the purpose of the Insurance Act, Aspen Bermuda's principal office is Victoria Hall, 11 Victoria Street, Hamilton HM 11, Bermuda, and Aspen Bermuda's principal representative is Marsh Management Services (Bermuda) Limited. Without a reason acceptable to the BMA, an insurer may not terminate the appointment of its principal representative, and the principal representative may not cease to act as such, unless 30 days' notice in writing to BMA is given of the intention to do so. It is the duty of the principal representative, within 30 days of reaching the view that there is a likelihood that the insurer will become insolvent or that a reportable "event" has, to the principal representative's knowledge, occurred or is believed to have occurred, to make a report in writing to the BMA setting forth all the particulars of the case that are available to the principal representative. For example, the failure by the insurer to comply substantially with a condition imposed upon the insurer by the BMA relating to a solvency margin or a liquidity or other ratio would be a reportable "event."

     Independent Approved Auditor. Every registered insurer must appoint an independent auditor who will audit and report annually on the statutory financial statements and the statutory financial return of the insurer, both of which, in the case of Aspen Bermuda, are required to be filed annually with the BMA. Aspen Bermuda's independent auditor must be approved by the BMA and may be the same person or firm that audits Aspen Holdings' consolidated financial statements and reports for presentation to its shareholders. Aspen Bermuda's independent auditor is KPMG.

     Loss Reserve Specialist. As a registered Class 4 insurer, Aspen Bermuda is required to submit an opinion of its approved loss reserve specialist with its statutory financial return in respect of its losses and loss expenses provisions. The loss reserve specialist, who will normally be a qualified casualty actuary, must be approved by the BMA. Mr. David Hindley of B&W Deloitte, a member of the General Insurance Board of the Institute of Actuaries, has been approved to act as Aspen Bermuda's loss reserve specialist.

     Statutory Financial Statements. An insurer must prepare annual statutory financial statements. The Insurance Act prescribes rules for the preparation and substance of these statutory financial statements (which include, in statutory form, a balance sheet, an income statement, a statement of capital and surplus and notes thereto). The insurer is required to give detailed information and analyses regarding premiums, claims, reinsurance and investments. The statutory financial statements are not prepared in accordance with U.S. GAAP and are distinct from the financial statements prepared for presentation to the insurer's shareholders under the Companies Act, which financial statements, in the case of the Company, will be prepared in accordance with U.S. GAAP. As a general business insurer, Aspen Bermuda is required to submit the annual statutory financial statements as part of the annual statutory financial return. The statutory financial statements and the statutory financial return do not form part of the public records maintained by BMA. Aspen Bermuda's first official insurance filing with the Bermuda insurance regulators will be for the period beginning November 6, 2002 and ending December 31, 2002.

     Annual Statutory Financial Return. Aspen Bermuda is required to file with the BMA a statutory financial return no later than four months after its financial year end (unless specifically extended upon application to the BMA). The statutory financial return for a Class 4 insurer includes, among other matters, a report of the approved independent auditor on the statutory financial statements of the insurer, solvency certificates, the statutory financial statements, the opinion of the loss reserve specialist and a schedule of reinsurance ceded. The solvency certificates must be signed by the principal representative and at least two directors of the insurer certifying that the minimum solvency margin has been met and whether the insurer complied with the conditions attached to its certificate



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of registration. The independent approved auditor is required to state whether, in its opinion, it was reasonable for the directors to make these certifications. If an insurer's accounts have been audited for any purpose other than compliance with the Insurance Act, a statement to that effect must be filed with the statutory financial return.

     Minimum Solvency Margin and Restrictions on Dividends and
Distributions. Under the Insurance Act, the value of the general business assets of a Class 4 insurer, such as Aspen Bermuda, must exceed the amount of its general business liabilities by an amount greater than the prescribed minimum solvency margin. Aspen Bermuda:

     (1) is required, with respect to its general business, to maintain a minimum solvency margin equal to the greatest of:

           (A)        $100,000,000;

           (B) 50% of net premiums written (being gross premiums written less any premiums ceded by Aspen Bermuda, but Aspen Bermuda may not deduct more than 25% of gross premiums when computing net premiums written); or

           (C)        15% of net losses and loss expense reserves;

     (2) is prohibited from declaring or paying any dividends during any financial year if it is in breach of its minimum solvency margin or minimum liquidity ratio or if the declaration or payment of such dividends would cause it to fail to meet such margin or ratio (and if it has failed to meet its minimum solvency margin or minimum liquidity ratio on the last day of any financial year, Aspen Bermuda will be prohibited, without the approval of the BMA, from declaring or paying any dividends during the next financial year);

     (3) is prohibited from declaring or paying in any financial year dividends of more than 25% of its total statutory capital and surplus (as shown on its previous financial year's statutory balance sheet) unless it files with the BMA (at least 7 days before payment of such dividends) an affidavit stating that it will continue to meet the required margins;

     (4) is prohibited, without the approval of the BMA, from reducing by 15% or more its total statutory capital as set out in its previous year's financial statements, and any application for such approval must include an affidavit stating that it will continue to meet the required margins; and

     (5) is required, at any time it fails to meet its solvency margin, within 30 days (45 days where total statutory capital and surplus falls to $75 million or less) after becoming aware of that failure or having reason to believe that such failure has occurred, to file with the BMA a written report containing certain information.

     Additionally, under the Companies Act, Aspen Holdings and Aspen Bermuda may only declare or pay a dividend if Aspen Holdings or Aspen Bermuda, as the case may be, has no reasonable grounds for believing that it is, or would after the payment be, unable to pay its liabilities as they become due, or if the realizable value of its assets would not be less than the aggregate of its liabilities and its issued share capital and share premium accounts.

     While generally neither the Companies Act nor the Insurance Act restricts Aspen Bermuda's ability to provide loans or advances to Aspen Holdings, any such loans or advances will be subject to the principle that any action taken by a company (e.g., Aspen Bermuda) must have a corporate benefit for that company.

     Minimum Liquidity Ratio. The Insurance Act provides a minimum liquidity ratio for general business insurers, like Aspen Bermuda. An insurer engaged in general business is required to maintain the value of its relevant assets at not less than 75% of the amount of its relevant liabilities. Relevant assets include, but are not limited to, cash and time deposits, quoted investments, unquoted bonds and debentures, first liens on real estate, investment income due and accrued, accounts and premiums


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receivable and reinsurance balances receivable. There are certain categories of assets which, unless specifically permitted by the BMA, do not automatically qualify as relevant assets, such as unquoted equity securities, investments in and advances to affiliates and real estate and collateral loans. The relevant liabilities are total general business insurance reserves and total other liabilities less deferred income tax and sundry liabilities (by interpretation, those not specifically defined).

     Supervision, Investigation and Intervention. The BMA may appoint an inspector with extensive powers to investigate the affairs of Aspen Bermuda if the BMA believes that such an investigation is in the best interests of its policyholders or persons who may become policyholders. In order to verify or supplement information otherwise provided to the BMA, the BMA may direct Aspen Bermuda to produce documents or information relating to matters connected with its business. In addition, the BMA has the power to require the production of documents from any person who appears to be in possession of such documents. Further, the BMA has the power, in respect of a person registered under the Insurance Act, to appoint a professional person to prepare a report on any aspect of any matter about which the BMA has required or could require information. If it appears to the BMA to be desirable in the interests of the clients of a person registered under the Insurance Act, the BMA may also exercise these powers in relation to any company which is or has at any relevant time been (a) a parent company, subsidiary company or related company of that registered person, (b) a subsidiary company of a parent company of that registered person, (c) a parent company of a subsidiary company of that registered person or (d) a company in the case of which a shareholder controller of that registered person, either alone or with any associate or associates, holds 50 percent or more of the shares or is entitled to exercise, or control the exercise, of more than 50 percent of the voting power at a general meeting. If it appears to the BMA that there is a risk of Aspen Bermuda becoming insolvent, or that Aspen Bermuda is in breach of the Insurance Act or any conditions imposed upon its registration, the BMA may, among other things, direct Aspen Bermuda (i) not to take on any new insurance business, (ii) not to vary any insurance contract if the effect would be to increase its liabilities,
(iii) not to make certain investments, (iv) to liquidate certain investments,
(v) to maintain in, or transfer to the custody of a specified bank, certain assets, (vi) not to declare or pay any dividends or other distributions or to restrict the making of such payments and/or (vii) to limit Aspen Bermuda's premium income. The BMA intends to meet with each Class 4 insurance company on a voluntary basis, every two years.

     Disclosure of Information. In addition to powers under the Insurance Act to investigate the affairs of an insurer, the BMA may require certain information from an insurer (or certain other persons) to be produced to them. Further, the BMA has been given powers to assist other regulatory authorities, including foreign insurance regulatory authorities, with their investigations involving insurance and reinsurance companies in Bermuda but subject to restrictions. For example, the BMA must be satisfied that the assistance being requested is in connection with the discharge of regulatory responsibilities of the foreign regulatory authority. Further, the BMA must consider whether cooperation is in the public interest. The grounds for disclosure are limited and the Insurance Act provides sanctions for breach of the statutory duty of confidentiality.

     Under the Companies Act, the Minister of Finance (the "Minister") has been given powers to assist a foreign regulatory authority which has requested assistance in connection with enquires being carried out by it in the performance of its regulatory functions. The Minister's powers include requiring a person to furnish him with information, to produce documents to him, to attend and answer questions and to give assistance in connection with enquiries. The Minister must be satisfied that the assistance requested by the foreign regulatory authority is for the purpose of its regulatory functions and that the request is in relation to information in Bermuda which a person has in his possession or under his control. The Minister must consider, among other things, whether it is in the public interest to give the information sought.

CERTAIN OTHER BERMUDA LAW CONSIDERATIONS

     Aspen Holdings and Aspen Bermuda will each also need to comply with the provisions of the Companies Act regulating the payment of dividends and making of distributions from contributed



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surplus. A company is prohibited from declaring or paying a dividend, or making a distribution out of contributed surplus, if there are reasonable grounds for believing that: (a) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (b) the realizable value of the company's assets would thereby be less than the aggregate of its liabilities and its issued share capital and share premium accounts.

     Although Aspen Bermuda is incorporated in Bermuda, it is classified as a non-resident of Bermuda for exchange control purposes by the BMA. Pursuant to its non-resident status, Aspen Bermuda may engage in transactions in currencies other than Bermuda dollars and there are no restrictions on its ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to United States residents who are holders of its ordinary shares.

     Under Bermuda law, exempted companies are companies formed for the purpose of conducting business outside Bermuda from a principal place of business in Bermuda. As "exempted" companies, Aspen Holdings and Aspen Bermuda may not, without the express authorization of the Bermuda legislature or under a license or consent granted by the Minister of Finance, participate in certain business transactions, including: (1) the acquisition or holding of land in Bermuda (except that held by way of lease or tenancy agreement which is required for its business and held for a term not exceeding 50 years, or which is used to provide accommodation or recreational facilities for its officers and employees and held with the consent of the Bermuda Minister of Finance, for a term not exceeding 21 years); (2) the taking of mortgages on land in Bermuda to secure an amount in excess of $50,000; or (3) the carrying on of business of any kind for which it is not licensed in Bermuda, except in certain limited circumstances such as doing business with another exempted undertaking in furtherance of Aspen Holdings' business or Aspen Bermuda's business (as the case may be) carried on outside Bermuda. Aspen Bermuda is a licensed insurer in Bermuda, and so may carry on activities from Bermuda that are related to and in support of its insurance business.

     Ordinary shares may be offered or sold in Bermuda only in compliance with the provisions of the Investment Business Act of 1998 of Bermuda which regulates the sale of securities in Bermuda. In addition, the BMA must approve all issuances and transfers of shares of a Bermuda exempted company. We have applied for and expect to obtain from the BMA their permission for the issue and free transferability of the ordinary shares in the Company being offered pursuant to this prospectus, as long as the shares are listed on the NYSE or other appointed stock exchange, to and among persons who are non-residents of Bermuda for exchange control purposes and of up to 20% of the ordinary shares to and among persons who are residents in Bermuda for exchange control purposes. In addition, we will deliver to and file a copy of this prospectus with the Registrar of Companies in Bermuda in accordance with Bermuda law. The BMA and the Registrar of Companies accept no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed in this prospectus.

     The Bermuda government actively encourages foreign investment in "exempted" entities like Aspen Holdings and Aspen Bermuda that are based in Bermuda, but do not operate in competition with local businesses. As well as having no restrictions on the degree of foreign ownership, Aspen Holdings and Aspen Bermuda are not currently subject to taxes computed on profits or income or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax or to any foreign exchange controls in Bermuda. See "Material Tax Considerations -- Certain Bermuda Tax Considerations."

     Under Bermuda law, non-Bermudians (other than spouses of Bermudians) may not engage in any gainful occupation in Bermuda without an appropriate governmental work permit. Work permits may be granted or extended by the Bermuda government upon showing that, after proper public advertisement in most cases, no Bermudian (or spouse of a Bermudian) is available who meets the minimum standard requirements for the advertised position. The Bermuda government recently announced a new policy limiting the duration of work permits to six years, with certain exemptions for key employees. All of our Bermuda-based professional employees who require work permits have


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been granted permits by the Bermuda government. The terms of these permits range from three to five years depending on the individual.

U.K. REGULATION

     General. On December 1, 2001, the FSA assumed its full powers and responsibilities as the single statutory regulator responsible for regulating the financial services industry in respect of the carrying on of "regulated activities" (including deposit taking, insurance, investment management and most other financial services business by way of business in the U.K.), with the objective of maintaining confidence in the U.K. financial system, providing public understanding of the system, securing a proper degree of protection for consumers and helping to reduce financial crime. It is a criminal offense for any person to carry on a regulated activity in the U.K. unless that person is authorized by the FSA and has been granted permission to carry on that regulated activity or falls under an exemption.

     Insurance business (which includes reinsurance business) is authorized and supervised by the FSA. Insurance business in the United Kingdom is divided between two main categories: long-term insurance (which is primarily investment-related) and general insurance. It is not possible for an insurance company to be authorized in both long-term and general insurance business. These two categories are both divided into "classes" (for example: permanent health and pension fund management are two classes of long-term insurance; damage to property and motor vehicle liability are two classes of general insurance). Under FSMA, effecting or carrying out contracts of insurance, within a class of general or long-term insurance, by way of business in the United Kingdom, constitutes a regulated activity requiring individual authorization. An authorized insurance company must have permission for each class of insurance business it intends to write.

     Aspen U.K. has received authorization from the FSA to effect and carry out in the United Kingdom contracts of insurance in all classes of general business except credit and assistance business. As an authorized insurer in the United Kingdom, Aspen U.K. would be able to operate throughout the E.U., subject to certain regulatory requirements of the FSA and in some cases, certain local regulatory requirements. An insurance company with FSA authorization to write insurance business in the United Kingdom may provide cross-border services in other member states of the E.U. subject to notifying the FSA prior to commencement of the provision of services and to the FSA not having good reason to refuse consent. As an alternative, such insurance company may establish a branch office within another member state subject to notifying the FSA prior to the establishment of the branch and the FSA not having good reason to refuse to consent; in both cases the FSA will also notify the local regulatory body that may advise additional requirements specific to its jurisdiction that applies to the operation of the proposed classes of business.

     As an FSA authorized insurer, the insurance and reinsurance businesses of Aspen U.K. will be subject to close supervision by the FSA. The FSA is currently seeking to strengthen its requirements for senior management arrangements, systems and controls of insurance and reinsurance companies under its jurisdiction and intends to place an increased emphasis on risk identification and management in relation to the prudential regulation of insurance and reinsurance business in the United Kingdom. There are a number of proposed changes to the FSA's rules that will affect insurance and reinsurance companies authorized in the U.K. For example, the FSA is currently in consultation on a number of proposals, including the regulation of the sale of general insurance, insurance mediation, capital adequacy and proposals aimed at ensuring adequate diversification of an insurer's or reinsurer's exposures to any credit risks of its reinsurers. Changes in the scope of the FSA's regulation may have an adverse impact on the business of Aspen U.K.

     Supervision. The FSA carries out the prudential supervision of insurance companies through a variety of methods, including the collection of information from statistical returns, review of accountants' reports, visits to insurance companies and regular formal interviews.

     The FSA has adopted a risk-based approach to the supervision of insurance companies. Under this approach the FSA performs a formal risk assessment of insurance companies or groups carrying


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on business in the U.K. periodically, which varies in length according to the risk profile of the insurer. The FSA performs the risk assessment by analyzing information which it receives during the normal course of its supervision, such as regular prudential returns on the financial position of the insurance company, or which it acquires through a series of meetings with senior management of the insurance company. After each risk assessment, the FSA will inform the insurer of its views on the insurer's risk profile. This will include details of any remedial action that the FSA requires and the likely consequences if this action is not taken.

     The FSA carried out a risk assessment visit to Aspen U.K. during October and November of 2002. The results were received in January 2003. The only obligations arising from the assessment required Aspen U.K. to:

     o no later than July 1, 2003, provide the FSA with a summary of its governance, structure, operation, staffing, succession plans and control responsibility; and

     o at quarterly intervals commencing in March 2003, meet FSA representatives to provide a review and progress report covering its underwriting business plan and related issues including business development, reinsurance, underwriting controls and claims.

     The deadline for the first item was met and the quarterly meetings are being held as required.

     Solvency Requirements. The Interim Prudential Sourcebook for Insurers requires that insurance companies maintain a margin of solvency at all times in respect of any general insurance undertaken by the insurance company, the calculation of which in any particular case depends on the type and amount of insurance business a company writes. The method of calculation of the solvency margin is set out in the Interim Prudential Sourcebook for Insurers, and for these purposes, all the insurer's assets and liabilities are subject to specific valuation rules. Failure to maintain the required solvency margin is one of the grounds on which wide powers of intervention conferred upon the FSA may be exercised.

     Each insurance company writing property, credit insurance business, aviation, marine, business interruption or nuclear insurance or reinsurance business is required by the Interim Prudential Sourcebook for Insurers to maintain an equalization reserve in respect of business written in the financial years ending on or after December 23, 1996 calculated in accordance with the provisions of the Interim Prudential Sourcebook for Insurers where the amount of premiums for such classes exceed the minimum threshold set forth in the provisions.

     These solvency requirements are likely to be amended when the Interim Prudential Sourcebook for Insurers is replaced by the proposed Integrated Prudential Sourcebook.

     In addition, an insurer (other than a pure reinsurer) that is part of a group, is required to perform and submit to the FSA a solvency margin calculation return in respect of its ultimate parent undertaking, in accordance with the FSA's rules. This return is not part of an insurer's own solvency return and hence will not be publicly available. Although there is no requirement at present for the parent undertaking solvency calculation to show a positive result, the FSA is required to take action where it considers that the solvency of the insurance company is or may be jeopardized due to the group solvency position. At December 31, 2002, Aspen U.K. exceeded such requirements. Further, an insurer is required to report in its annual returns to the FSA all material related party transactions (e.g., intra group reinsurance, whose value is more than 5% of the insurer's general insurance business amount). However, the FSA has published proposals for the implementation of the European Union's Financial Groups Directive which includes a requirement for insurance groups to hold an amount of capital indicated in the calculation of the parent company's solvency margin at the European Economic Area parent level for the financial years beginning in 2005. The purpose of these proposals is to prevent leveraging of capital arising from involvements in other group insurance firms. The FSA has stated that it will phase in these proposals. Given the current structure of the Company, this proposed regulatory obligation would not apply to Aspen U.K.'s parent, because it is incorporated in Bermuda.


     Aspen U.K. is required to maintain a minimum margin of solvency equal to the greater of (1) the sum of 18% of the first (euro)10 million and 16% of the excess over (euro)10 million of gross premiums for the previous financial year (but where a financial year does not have 12 months the gross premium is adjusted to arrive at a figure that is proportionate to a 12-month financial year) less an allowance for anticipated reinsurance recoveries; and (2) the sum of 26% of the average claims paid for the first
(euro)7 million of claims and 23% of the average claims paid for claims comprising the excess over (euro)7 million, as measured over a 36-month period less an allowance for anticipated reinsurance recoveries. The margin of solvency is subject to an absolute minimum of (euro)400,000.


     Restrictions on Dividend Payments. U.K. company law prohibits Aspen U.K. from declaring a dividend to its shareholders unless it has "profits available for distribution." The determination of whether a company has profits available for distribution is based on its accumulated realized profits less its accumulated realized losses. While the U.K. insurance regulatory laws impose no statutory restrictions on a general insurer's ability to declare a dividend, the FSA strictly controls the maintenance of each insurance company's solvency margin within its jurisdiction.

     In connection with the application to the FSA for consent to the change of control of City Fire, a scheme of operations was submitted to the FSA showing, among other things, a forecast profit and loss account (including forecast dividend payments) for the three financial periods 2003 to 2005 inclusive. Aspen U.K. is required to submit quarterly financial returns for this period including a summary profit and loss account and must identify and explain differences between actual results and forecasts submitted in the scheme of operations. Further, there is an obligation to notify the FSA of any matter that is likely to happen which represents a significant departure from the scheme of operations. Aspen U.K. is also under separate obligations to maintain its margin of solvency and to notify the FSA of any proposed significant dividend payment. Thus, while Aspen U.K.'s scheme of operations forecasts dividends being charged in each of 2003, 2004 and 2005, if the fortunes of Aspen U.K. were to change such that a dividend payment would affect its ability to maintain its solvency margin, or if a greater dividend is proposed it would be obliged to notify the FSA. In such circumstances, depending on the financial condition of Aspen U.K., the FSA could use its own initiative powers to impose requirements on Aspen U.K., including restrictions on dividend payments.

     Reporting Requirements. U.K. insurance companies must prepare their financial statements under the Companies Act of 1985 (as amended), which requires the filing with Companies House of audited financial statements and related reports. In addition, U.K. insurance companies are required to file with the FSA regulatory returns, which include a revenue account, a profit and loss account and a balance sheet in prescribed forms. Under the Interim Prudential Sourcebook for Insurers, audited regulatory returns must be filed with the FSA within two months and 15 days (or three months where the delivery of the return is made electronically).

     Supervision of Management. The FSA closely supervises the management of insurance companies through the approved persons regime, by which any appointment of persons to perform certain specified "controlled functions" within a regulated entity, must be approved by the FSA.

     Change of Control. FSMA regulates the acquisition of "control" of any U.K. insurance company authorized under FSMA. Any company or individual that (together with its or his associates) directly or indirectly acquires 10% or more of the shares in a U.K. authorized insurance company or its parent company, or is entitled to exercise or control the exercise of 10% or more of the voting power in such authorized insurance company or its parent company, would be considered to have acquired "control" for the purposes of the relevant legislation, as would a person who had significant influence over the management of such authorized insurance company or its parent company by virtue of his shareholding or voting power in either. A purchaser of 10% or more of the ordinary shares would therefore be considered to have acquired "control" of Aspen U.K.

     Under FSMA, any person proposing to acquire "control" over a U.K. authorized insurance company must give prior notification to the FSA of his intention to do so. The FSA would then have three months to consider that person's application to acquire "control." In considering whether to approve such application, the FSA must be satisfied that both the acquiror is a fit and proper person to have such "control" and that the interests of consumers would not be threatened by such


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

acquisition of "control." Failure to make the relevant prior application could result in action being taken against Aspen U.K. by the FSA.

     Intervention and Enforcement. The FSA has extensive powers to intervene in the affairs of an authorized person, culminating in the ultimate sanction of the removal of authorization to carry on a regulated activity. FSMA imposes on the FSA statutory obligations to monitor compliance with the requirements imposed by FSMA, and to enforce the provisions of FSMA related rules made by the FSA. The FSA has power, among other things, to enforce and take disciplinary measures in respect of breaches of both the Interim Prudential Sourcebook for Insurers and breaches of the conduct of business rules generally applicable to authorized persons.

     The FSA also has the power to institute proceedings for criminal offenses arising under FSMA, and to institute proceedings for the offense of insider dealing under Part V of the Criminal Justice Act of 1993, and breaches of money laundering regulations. The FSA's stated policy is to pursue criminal prosecution in all appropriate cases.

     Fees and Levies. As an authorized insurer in the United Kingdom, Aspen U.K. is subject to FSA fees and levies based on Aspen U.K.'s gross written premiums. The fees and levies charged by the FSA to Aspen U.K. are not material to the Company. Our fees paid to the FSA were (pounds sterling)0.1 million for 2003. The FSA also requires authorized insurers to participate in an investors' protection fund, known as the Financial Services Compensation Scheme (the "FSCS"). The FSCS was established to compensate consumers of financial services, including the buyers of insurance, against failures in the financial services industry. Individual policyholders and small businesses may be compensated by the FSCS when an authorized insurer is unable, or likely to be unable, to satisfy policyholder claims. Aspen U.K. writes a small amount of insurance business that is protected by the FSCS. The levy charged to Aspen U.K. in connection with the FSCS is calculated on the amount of insurance business written by Aspen U.K. and covered by the FSCS.

     Since the formation of the Company, Syndicate 2020 has continued to operate within the operating and regulatory structure of the Lloyd's market under the management of WUAL. Aspen U.K. is an insurance company directly regulated by the FSA and, as such, is not a member of Lloyd's or part of the Lloyd's market. Aspen U.K. is not therefore subject to the various fees and levies (which may be several percentage points of premiums) that are incurred by members of Lloyd's in relation to the operation of the Lloyd's market and the maintenance of the Lloyd's Central Fund. The Lloyd's Central Fund acts as a policyholders' protection fund to make payments where other Lloyd's members have failed to pay valid claims.


U.S. REGULATION


     Aspen U.S. is licensed and domiciled in North Dakota and is eligible to write certain lines of insurance business on a surplus lines basis in the majority of states in which it intends to write business. Aspen Specialty Management is a licensed surplus lines brokerage company based in Boston, Massachusetts. It has applied for resident licenses to transact business as a licensed insurance producer and surplus lines broker. Aspen Re America is incorporated in Delaware and will function as a reinsurance intermediary headquartered in New Jersey.


     U.S. Insurance Holding Company Regulation of Aspen Holdings. Aspen Holdings, as the indirect parent of Aspen U.S., Aspen U.S. Holdings, as the direct parent of Aspen U.S., and Aspen Specialty Management, are subject to the insurance holding company laws of North Dakota, where Aspen U.S. is organized and domiciled. These laws generally require the insurance holding company and each insurance company directly or indirectly owned by the holding company to register with the North Dakota Department of Insurance and to furnish annually financial and other information about the operations of companies within the holding company system. Generally, all material transactions among companies in the holding company system affecting Aspen U.S., including sales, loans, reinsurance agreements, service agreements and dividend payments, must be fair and, if material or of a specified category, require prior notice and approval or non-disapproval by the North Dakota Commissioner of Insurance.


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

     Acquisition of Control of a North Dakota Domiciled Insurance
Company. North Dakota law requires that before a person can acquire control of any North Dakota domiciled insurance company, such as Aspen U.S., the acquisition of control must be approved by the North Dakota Commissioner of Insurance. Prior to granting approval of an application to acquire control of a North Dakota domiciled insurer, the North Dakota Commissioner of Insurance is required by law to consider various factors, including, but not limited to, the financial strength of the applicant, the integrity and management experience of the applicant's board of directors and executive officers, the applicant's plans for the future operations of the insurer and any possible anti-competitive results in North Dakota that may arise from the proposed acquisition of control. North Dakota law provides that control over a North Dakota domiciled insurer is presumed to exist if any person directly or indirectly owns, controls, holds with the power to vote, or holds proxies representing 10% or more of the voting securities of a North Dakota insurer. Our bye-laws limit the voting power of any shareholder to less than 9.5%; nevertheless, because a person controlling 10% or more of our ordinary shares would indirectly control the same percentage of the share capital of Aspen U.S., there can be no assurance that the North Dakota Commissioner of Insurance would not apply these restrictions on acquisition of control to any proposed acquisition of 10% or more of our ordinary shares.

     These laws may discourage potential acquisition proposals and may delay, deter or prevent a change of control of Aspen Holdings, including through transactions, and in particular unsolicited transactions, that some or all of the shareholders of Aspen Holdings might consider to be desirable.

     Legislative Changes. On November 26, 2002, the Terrorism Risk Insurance Act was enacted to ensure the availability of insurance coverage for terrorist acts in the United States. This law requires insurers writing certain lines of property and casualty insurance to offer coverage against certain acts of terrorism causing damage within the United States or to U.S. flagged vessels or aircraft. In return, the law requires the federal government to indemnify such insurers for 90% of insured losses resulting from covered acts of terrorism, subject to a premium-based deductible. Any existing policy exclusions for such coverage were immediately nullified by the law, although such exclusions may be reinstated if either the insured consents to reinstatement or fails to pay any applicable increase in premium resulting from the additional coverage within 30 days of being notified of such. It should be noted that "act of terrorism" as defined by the law excludes purely domestic terrorism. For an act of terrorism to have occurred, the U.S. Treasury Secretary must make several findings, including that the act was committed on behalf of a foreign person or foreign interest. The law expires automatically at the end of 2005.


     State Insurance Regulation of Aspen U.S, Aspen Specialty Management and Aspen Re America. State insurance authorities have broad regulatory powers with respect to various aspects of the surplus lines insurance business, including licensing to transact business, admittance of assets to STATUTORY SURPLUS, regulating unfair trade and claims practices, establishing reserve requirements and solvency standards and regulating investments and dividends. State insurance laws and regulations require Aspen U.S. to file financial statements with insurance departments in every state where it will be licensed or authorized or accredited or eligible to conduct insurance business; and the operations of Aspen U.S. are subject to examination by those departments at any time. Aspen U.S. will prepare statutory financial statements in accordance with Statutory Accounting Practices and procedures prescribed or permitted by these departments. State insurance departments also conduct periodic examinations of the books and records, financial reporting, policy filings and market conduct of insurance companies domiciled in their states, generally once every three to five years. Examinations are generally carried out in cooperation with the insurance departments of other states under guidelines promulgated by the NAIC. Aspen Specialty Management which transacts business as a surplus lines brokerage company must also maintain appropriate licenses to transact such business.

     Aspen Re America is incorporated in Delaware and will be headquartered in New Jersey. Aspen Re America is currently in the process of obtaining a corporate New Jersey resident reinsurance intermediary broker's license and a corporate Delaware non-resident reinsurance intermediary broker's license. As a result, Aspen Re America is subject to Delaware law and will be regulated by the Delaware and New Jersey departments of insurance.

     North Dakota State Dividend Limitations. Under North Dakota insurance law, Aspen U.S. may not pay dividends to shareholders that exceed the greater of 10% of Aspen U.S.'s statutory surplus as shown on its latest annual financial statement on file with the North Dakota Commissioner of Insurance, or 100% of Aspen U.S.'s net income, not including realized capital gains, for the most recent calendar year, without the prior approval of the North Dakota Commissioner of Insurance unless 30 days have passed after receipt by the North Dakota Commissioner of Insurance of notice of Aspen U.S.'s declaration of such payment without the North Dakota Commissioner of Insurance having disapproved of such payment. In addition, Aspen U.S. may not pay a dividend, except out of earned, as distinguished from contributed, surplus, nor when its surplus is less than the surplus required by law for the kind or kinds of business the company is authorized to transact, nor when the payment of a dividend would reduce its surplus to less than such amount. Aspen U.S. is required by North Dakota law to report to the North Dakota Commissioner of Insurance all dividends and other distributions to shareholders within five business days following the declaration thereof and no less than ten business days prior to payment thereof.

     North Dakota State Risk-Based Capital Regulations. North Dakota requires that North Dakota domiciled insurers report their risk-based capital based on a formula calculated by applying factors to various asset, premium and reserve items. The formula takes into account the risk characteristics of the insurer, including asset risk, insurance risk, interest rate risk and business risk. The North Dakota Commissioner of Insurance uses the formula as an early warning regulatory tool to identify possibly inadequately capitalized insurers for the purposes of initiating regulatory action, and not as a means to rank insurers generally. North Dakota insurance law imposes broad confidentiality requirements on those engaged in any manner in the insurance business and on the North Dakota Commissioner of Insurance as to the use and publication of risk-based capital data. The North Dakota Commissioner of Insurance has explicit regulatory authority to require various actions by, or to take various actions against, insurers whose total adjusted capital does not exceed certain risk-based capital levels.

     Statutory Accounting Principles. Statutory accounting, or "SAP," is a basis of accounting developed to assist insurance regulators in monitoring and regulating the solvency of insurance companies. It is primarily concerned with measuring an insurer's surplus to policyholders. Accordingly, statutory accounting focuses on valuing assets and liabilities of insurers at financial reporting dates in accordance with appropriate insurance law and regulatory provisions applicable in each insurer's domiciliary state.

     U.S. GAAP is concerned with a company's solvency, but it is also concerned with other financial measurements, such as income and cash flows. Accordingly, U.S. GAAP gives more consideration to appropriate matching of revenue and expenses and accounting for management's stewardship of assets than does SAP. As a direct result, different assets and liabilities and different amounts of assets and liabilities will be reflected in financial statements prepared in accordance with U.S. GAAP as opposed to SAP.

     Statutory accounting practices established by the NAIC and adopted, in part, by the North Dakota Department, determine, among other things, the amount of statutory surplus and statutory net income of our U.S. insurance subsidiary and thus determine, in part, the amount of funds they have available to pay as dividends to us.

     Guaranty Associations and Similar Arrangements. Most of the jurisdictions in which Aspen U.S. is surplus lines eligible require property and casualty insurers doing business within the jurisdiction to participate in guaranty associations, which are organized to pay contractual benefits owed pursuant to insurance policies issued by impaired, insolvent or failed insurers. These associations levy assessments, up to prescribed limits, on all member insurers in a particular state on the basis of the proportionate share of the premiums written by member insurers in the lines of business in which the impaired, insolvent or failed insurer is engaged. Some states permit member insurers to recover assessments paid through full or partial premium tax offsets.


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

OPERATIONS OF ASPEN U.K. AND ASPEN BERMUDA

     Aspen U.K. and Aspen Bermuda are not admitted to do business in the United States. The insurance laws of each state of the United States and of many other countries regulate or prohibit the sale of insurance and reinsurance within their jurisdictions by non-domestic insurers and reinsurers, such as Aspen U.K. and Aspen Bermuda, which are not admitted to do business within such jurisdictions. We do not intend that Aspen Bermuda or Aspen U.K. maintain an office or solicit, advertise, settle claims or conduct other insurance activities in any jurisdiction other than Bermuda -- or, in the case of Aspen U.K., London -- where the conduct of such activities would require Aspen U.K. and Aspen Bermuda to be so admitted.

     In addition to the regulatory requirements imposed by the jurisdictions in which they are licensed, reinsurers' business operations are affected by regulatory requirements in various states of the United States governing "credit for reinsurance" which are imposed on their ceding companies. In general, a ceding company which obtains reinsurance from a reinsurer that is licensed, accredited or approved by the jurisdiction or state in which the reinsurer files statutory financial statements is permitted to reflect in its statutory financial statements a credit in an aggregate amount equal to the liability for unearned premiums (which are that portion of premiums written which applies to the unexpired portion of the policy period) and loss reserves and loss adjustment expense reserves ceded to the reinsurer. Aspen U.K. and Aspen Bermuda are not licensed, accredited or approved in any state in the United States. The great majority of states, however, permit a credit to statutory surplus resulting from reinsurance obtained from a non-licensed or non-accredited reinsurer to the extent that the reinsurer provides a letter of credit or other acceptable security arrangement. A few states do not allow credit for reinsurance ceded to non-licensed reinsurers except in certain limited circumstances and others impose additional requirements that make it difficult to become accredited. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     For its U.S. reinsurance activities, Aspen U.K. has established and must retain a multi-beneficiary U.S. trust fund for the benefit of its U.S. cedents so that they are able to take financial statement credit without the need to post cedent-specific security. The minimum trust fund amount is $20 million plus an amount equal to 100% of Aspen U.K.'s U.S. reinsurance liabilities, which was $25.5 million at September 30, 2003. Aspen U.K. must apply for "trusteed reinsurer" approvals in states where U.S. cedents are domiciled.


     Aspen U.K. is also writing surplus lines business in certain states of the United States where it has obtained the applicable approvals or eligibilities. In certain U.S. jurisdictions, in order to obtain surplus lines approvals and eligibilities, a company must first be included on the Quarterly Listing of Alien Insurers ("Quarterly Listing") that is maintained by the International Insurers Department ("IID") of the NAIC.

     Pursuant to the IID requirements, Aspen U.K. has established a U.S. surplus lines trust fund with a U.S. bank to secure U.S. surplus lines policies. The initial minimum trust fund amount is $5.4 million. In subsequent years, Aspen U.K. must add an amount equal to 30% of its U.S. surplus lines liabilities, as at year end and certified by an actuary, subject to the current maximum of $60 million. The NAIC's IID Plan of Operation Working Group is currently in the early stages of considering proposals to increase both the trust fund maximum amount and the variable percentage amount.

     Applications for state surplus lines approvals and eligibilities will be required in certain jurisdictions. As with the IID, certain jurisdictions require annual requalification filings. Such filings customarily include financial and related information, updated national and state-specific business plans, descriptions of reinsurance programs, updated officers and directors biographical affidavits and similar information.


     Apart from the financial and related filings required to maintain Aspen U.K.'s place on the Quarterly Listing and its jurisdiction-specific approvals and eligibilities, Aspen U.K. generally will not be subject to regulation by U.S. jurisdictions. Specifically, rate and form regulations otherwise applicable to authorized insurers will generally not apply to Aspen U.K.'s surplus lines transactions.

Similarly, U.S. solvency regulation tools -- including risk-based capital standards, investment limitations, credit for reinsurance and holding company filing requirements -- otherwise applicable to authorized insurers do not generally apply to alien surplus lines insurers such as Aspen U.K.

     We do not believe that Aspen U.K. or Aspen Bermuda are in violation of insurance laws of any jurisdiction in the United States. We cannot assure you, however, that inquiries or challenges to Aspen U.K.'s or Aspen Bermuda's insurance or reinsurance activities will not be raised in the future.


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                                  MANAGEMENT


DIRECTORS

     Pursuant to provisions that were formerly in our bye-laws and a shareholders' agreement by and among us and certain shareholders, certain of our shareholders had the right to appoint or nominate and remove directors to serve on our board of directors. Messrs. Pearlman and Melwani were appointed, and Mr. Rosenthal was nominated, as directors by Blackstone. Mr. Taylor was appointed director by Montpelier Re. Mr. Cormack was appointed director by Candover. Mr. Avery was appointed director by Wellington. Mr. Salame was nominated director by CSFB Private Equity. After this offering, no specific shareholder will have the right to appoint or nominate or remove one or more directors pursuant to an explicit provision in our bye-laws or otherwise. The table below sets forth certain information concerning our directors immediately following the completion of this offering:




NAME                                AGE     POSITIONS
----                                ---     ---------
Paul Myners(2) ..................    55     Chairman of Aspen Holdings and Aspen U.K.
Christopher O'Kane(1) ...........    48     Chief Executive Officer of Aspen Holdings and Aspen U.K. and
                                            Chairman of Aspen Bermuda
Julian Cusack(2) ................    53     Chief Financial Officer of Aspen Holdings, Finance Director of
                                            Aspen U.K. and Chief Executive Officer of Aspen Bermuda
Julian Avery(3) .................    58     Director
Ian Cormack(3) ..................    56     Director
Heidi Hutter(1) .................    46     Director
Prakash Melwani(3) ..............    45     Director
Bret Pearlman(3) ................    36     Director
Norman L. Rosenthal(2) ..........    52     Director
Kamil M. Salame(3) ..............    34     Director
Anthony Taylor(1) ...............    57     Director

----------
(1)   Denotes director with term expiring in 2005.

(2)   Denotes director with term expiring in 2006.

(3)   Denotes director with term expiring in 2007.

     Paul Myners. Mr. Myners has been our Chairman and a director since June 21, 2002. He is also currently the Chairman of Aspen U.K., a position he has held since June 2002, and of the Guardian Media Group, a position held since March 2000. Mr. Myners is a non-executive director of The Bank of New York, mmO2 plc and Marks and Spencer. He completed a review of Institutional Investment for Her Majesty's Treasury in 2001 and is a member of the Financial Reporting Council, the body responsible for overseeing the process for setting U.K. accounting standards. From August 1, 1987 until November 2001, he held the position of Chairman of Gartmore Investment Management and previously served as an executive director of National Westminster Bank, Coutts & Co., and as an independent director of the Investment Management Regulatory Organisation, the Lloyd's Market Board, Celltech Group, the Scottish National Trust, PowerGen plc and Orange plc.

     Christopher O'Kane. Mr. O'Kane has been our Chief Executive Officer and a director since June 21, 2002. He is also currently the Chief Executive Officer of Aspen U.K. and Chairman of Aspen Bermuda. Prior to the creation of Aspen Holdings, from November 2000 until June 2002, Mr. O'Kane served as a director of Wellington and Chief Underwriting Officer of Lloyd's Syndicate 2020 where he built his specialist knowledge in the fields of property insurance and reinsurance, together with active underwriting experience in a range of other insurance disciplines. From September 1998 until November 2000, Mr. O'Kane served as one of the underwriting partners for Syndicate 2020. Prior to joining Syndicate 2020, Mr. O'Kane served as deputy underwriter for Syndicate 51 from January 1993 to September 1998. Mr. O'Kane has over 16 years of specialty insurance and reinsurance underwriting experience, beginning his career as a Lloyd's broker.

     Julian Cusack, Ph.D. Mr. Cusack has been our Chief Financial Officer and a director since June 21, 2002. He is also currently the Chief Executive Officer of Aspen Bermuda since 2002, and Finance Director of Aspen U.K. Mr. Cusack previously worked with Wellington where he was Managing Director of WUAL from 1992 to 1996, and in 1994 joined the board of directors of Wellington Underwriting Holdings Limited. He was Group Finance Director of Wellington from 1996 to 2002.

     Julian Avery. Mr. Avery has been a director since April 9, 2003. He has served as Chief Executive Officer of Wellington since 2000. Prior to becoming Chief Executive Officer, Mr. Avery had been Managing Director of Wellington since 1996. He has also been a director of WUAL since 1996 and its Chairman since 2001. Mr. Avery is also a solicitor and was elected to the Council of Lloyd's in December 2000. He is Deputy Chairman of the Lloyd's Market Association Services Limited, a director of Premium Underwriting Limited and a non-executive director of East Surrey Holdings plc.

     Ian Cormack. Mr. Cormack has been a director since September 22, 2003 and has served as a non-executive director of Aspen U.K. since June 2002. Mr. Cormack is a Senior Partner in Cormack Tansey Partners, a strategic consulting firm that he established in 2002. From 2000 to 2002, he was Chief Executive Officer of AIG Inc.'s insurance financial services and asset management in Europe. From 1997 to 2000, he was Chairman of Citibank International plc and Co-head of the Global Financial Institutions Client Group at Citigroup. He was also Country Head of Citicorp in the United Kingdom from 1992 to 1996. Mr. Cormack also serves as a member of Millennium Associates AG's Global Advisory Board and Chairman of Hologram Insurance Services Ltd., U.K. and previously served as Chairman of CHAPS, the high value clearing system in the United Kingdom, and a Member of the Board of Clearstream (Luxembourg). He was a member of the U.K. Chancellor's City Advisory Panel from 1993 to 1998.

     Heidi Hutter. Ms. Hutter has been a director since June 21, 2002 and has served as a non-executive director of Aspen U.K. since June 2002. She has served as Chief Executive Officer of Black Diamond Group, LLC since 2001 and has over twenty years of experience in property/casualty reinsurance. Ms. Hutter began her career in 1979 with Swiss Reinsurance Company in New York, where she specialized in the then new field of finite reinsurance. From 1993 to 1995, she was Project Director for the Equitas Project at Lloyd's of London, which became the largest run-off reinsurer in the world. From 1996 to 1999, she served as Chief Executive Officer of Swiss Re America and was a member of the Executive Board of Swiss Re in Zurich. Ms. Hutter also serves as a director of Aquila, Inc. and Talbot Underwriting Ltd. and its corporate affiliates.

     Prakash Melwani. Mr. Melwani has been a director since July 21, 2003. In May 2003, Mr. Melwani joined Blackstone as a Senior Managing Director in its Private Equity Group. He is also a member of the firm's Private Equity Investment Committee. Prior to joining Blackstone, Mr. Melwani was a founder, in 1988, of Vestar Capital Partners and served as its Chief Investment Officer. Prior to that, Mr. Melwani was with the management buyout group at The First Boston Corporation and with N.M. Rothschild & Sons in Hong Kong and London.

     Bret Pearlman. Mr. Pearlman has been a director since June 21, 2002. He is also currently a Senior Managing Director in the Private Equity Group of Blackstone. Mr. Pearlman joined Blackstone in 1989. He currently serves as a director of American Axle and Manufacturing, C3i, Inc., Utilicom, Knology and Columbia House.

     Norman L. Rosenthal, Ph.D. Dr. Rosenthal has been a director since June 21, 2002. He is also currently President of Norman L. Rosenthal & Associates, Inc., a management consulting firm which specializes in the property casualty insurance industry. Previously, Dr. Rosenthal was a managing director and senior equity research analyst at Morgan Stanley & Co. following the property casualty insurance industry. He joined Morgan Stanley's equity research department covering the insurance sector in 1981 and remained there until 1996. Dr. Rosenthal also currently serves on the board of directors of The Plymouth Rock Company and Palisades Safety and Insurance Management Corporation.

     Kamil M. Salame. Mr. Salame has been a director since June 21, 2002. Since 1997, he has been a Principal of DLJ Merchant Banking Partners, the primary private equity funds of Credit Suisse First Boston Private Equity. Mr. Salame joined Donaldson, Lufkin & Jenrette's Merchant Banking Group, a predecessor to Credit Suisse First Boston Private Equity, in 1997. Previously he was a member of Donaldson, Lufkin & Jenrette's Leveraged Finance Group. Mr. Salame is a director of Montpelier Re.

     Anthony Taylor. Mr. Taylor has been a director since June 21, 2002. Since January 1, 2002, he has served as the President and Chief Executive Officer of Montpelier Re and President and Chief Underwriting Officer of Montpelier Reinsurance Ltd. From 1999 to 2001, Mr. Taylor was Underwriting Director of WUAL and Deputy Chairman of Wellington. Mr. Taylor was also Chairman of WUAL during part of the period from 1999 to 2001. From 1983 until 1998, Mr. Taylor was associated with Lloyd's Syndicate number 51 "A Taylor & Others," which was initially managed by Willis Faber Agencies and, after a management buy out, by WUAL, of which he was a founding director. Mr. Taylor is a Fellow of the Chartered Insurance Institute and has held various committee and board positions for the Lloyd's market.

BOARD OF DIRECTORS

     The bye-laws provide for a classified board composed of three classes of directors, with each class elected to serve a term of three years, except for the initial terms of the directors of the Company at the time this offering is completed, which terms expire as set forth in the table above under "-- Directors."

COMMITTEES OF THE BOARD OF DIRECTORS

     The following describes the composition of our board of directors as of the completion of the offering:

     Audit Committee: Messrs. Cormack and Rosenthal and Ms. Hutter. The Audit Committee has general responsibility for the oversight and surveillance of our accounting, reporting and financial control practices. The Audit Committee annually reviews the qualifications of the independent auditors, makes recommendations to the board of directors, as to their selection and reviews the plan, fees and results of their audit. Mr. Cormack is Chairman of the Audit Committee.

     The members of the audit committee have substantial experience in assessing the performance of companies, gained as members of our board of directors and audit committee, as well as by serving on the boards of directors of other companies. Our audit committee is comprised of seasoned business professionals, whereby one member has over 30 years of experience in the financial services industry, another member has over 20 years of experience in the property and casualty reinsurance business, and another member has over 15 years of experience as an equity research analyst following the insurance industry. As a result, they each have an understanding of U.S. GAAP financial statements. However, none of them has acquired the attributes of a financial expert through the specific means permitted under the Sarbanes-Oxley Act. Accordingly, the board of directors does not consider any of them to be a "financial expert" as defined in the applicable regulations. Nevertheless, our board of directors believes that they competently perform the functions required of them as members of the audit committee and, given their background and understanding of the Company, it would not be in the best interest of the Company at this time to replace any of them with another person to qualify a member of the audit committee as a financial expert.

     Compensation Committee: Messrs. Myners, Pearlman and Salame and Ms. Hutter. The Compensation Committee, oversees our compensation and benefit policies and programs, including administration of our annual bonus awards and long-term incentive plans. Mr. Myners is Chairman of the Compensation Committee.

     Investment Committee: Messrs. Myners, Cusack, Pearlman and Salame and Ms. Hutter. The Investment Committee is an advisory committee to the board of directors which formulates our investment policy and oversees all of our significant investing activities. Mr. Myners is the Chairman of the Investment Committee.

     Corporate Governance and Nominating Committee: Messrs. Myners, Melwani and Rosenthal. The Corporate Governance and Nominating Committee, among other things, establishes the board of directors' criteria for selecting new directors and oversees the evaluation of the board of directors and management. Mr. Myners is the Chairman of the Corporate Governance and Nominating Committee.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     John Barton, non-executive chairman of Wellington, was previously on our board of directors and our compensation committee from November 2002 through April 2003. Wellington is one of our shareholders with which the Company has entered into various agreements. See "Certain Relationships and Related Transactions." We have also granted to Wellington options to purchase up to 3,781,120 non-voting shares. Such options are exercisable or lapse upon the earlier occurrence of several events as further described in "Description of Share Capital -- Investor Options" and the non-voting shares so acquired will automatically convert into ordinary shares at a one-to-one ratio once exercised after the completion of this offering. Our executive officers Messrs. O'Kane and Cusack served as directors of Wellington until June 21, 2002, and Ms. Davies and Mr. May served as directors of WUAL until June 21, 2002. None of Messrs. O'Kane, Cusack or May or Ms. Davies served as members of the compensation committee of Wellington or WUAL at any time.


     Mr. Salame is a Principal of DLJ Merchant Banking Partners, the primary private equity funds of CSFB Private Equity, one of our shareholders. Credit Suisse First Boston LLC, one of the underwriters in this offering and a lender participating in the syndicate of our credit facilities, is an affiliate of DLJ Merchant Banking Partners.

     Heidi Hutter, one of our directors, is also a shareholder and director of Talbot Holdings Ltd, Talbot Underwriting Holding Ltd and Talbot Underwriting Ltd. Ms. Hutter is not an executive officer of either Aspen Holdings or Talbot. We have entered into reinsurance agreements with Talbot through which we reinsure some of their risks and have received approximately $800,000 of premium income for 2003. Talbot also reinsures some of our risks for which they have received approximately $251,000 of premium income for 2003. We believe that the amount of premium income we have received from Talbot and our level of exposure with respect to the risks we have reinsured is not material to our business.

DIRECTOR COMPENSATION

     For service in 2002, each director other than Messrs. O'Kane and Cusack (who are also our executive officers) received cash in the amount of (pounds sterling)20,000 (or $32,000 based on the exchange rate of $1.60 to (pounds sterling)1) plus VAT (where applicable), pro-rated for the time served on our board of directors during 2002. Our directors and officers who serve on the board of directors of our subsidiaries may also receive separate fees for their services. As Chairman of our board of directors, Mr. Myners received an annual salary of (pounds sterling)120,000, pro-rated for the time served as Chairman during 2002, and was entitled to receive a bonus. The same director compensation arrangements were in effect for 2003.

     Effective in 2004, the annual compensation for the members of our board of directors who are not otherwise affiliated with the Company as employees or officers will be $45,000. The chairman of each committee of our board of directors other than the audit committee will receive an additional $5,000 per annum. Mr. Cormack, the chairman of the audit committee of our board of directors, will receive an additional $25,000 per annum. Members of our board of directors who are also members of the board of directors of Aspen U.K., such as Ms. Hutter and Mr. Cormack, will receive an additional $10,000 per annum. Mr. Cormack, the chairman of the audit committee of the board of directors of Aspen U.K., will receive an additional $10,000 per annum.

EXECUTIVE OFFICERS

     The table below sets forth certain information concerning our executive officers as of September 30, 2003:




NAME                               AGE     POSITIONS
----                               ---     ---------
Christopher O'Kane(1) ..........   48      Chief Executive Officer of the Company and Aspen U.K.
Julian Cusack(1) ...............   52      Chief Financial Officer of the Company, Financial Director of
                                           Aspen U.K. and Chief Executive Officer of Aspen Bermuda
Sarah Davies ...................   39      Chief Operating Officer
David May ......................   57      Chief Casualty Underwriter
Peter Coghlan ..................   53      President and Chief Executive Officer of Aspen U.S.
David Curtin ...................   45      General Counsel of Aspen U.K.

----------
(1)   Biography available above under "-- Directors."

     Sarah Davies. Since June 21, 2002, Ms. Davies has served as our Chief Operating Officer. Ms. Davies initially joined Wellington in 1993 from Munich Re U.K. as a property reinsurance underwriter. Starting in 1995, she served as Market Research Manager of WUAL. From 1999 to 2002, she served as WUAL's Operations Director.

     David May. Since June 21, 2002, Mr. May has served as our Chief Casualty Underwriter. In 1995, he joined Wellington and served as manager in the casualty reinsurance division for Lloyd's Syndicate 51. From 1986 to 1995, he was a senior manager at Munich Re U.K. in charge of casualty underwriting.

     Peter Coghlan. Since June 21, 2003, Mr. Coghlan has served as the President and Chief Executive Officer of Aspen U.S. Prior to joining Aspen U.S., he was the President of First State Management Group from 2000. Mr. Coghlan joined First State Management Group in 1984 as its Chief Property Underwriter and became Chief Underwriting Officer in 1992. His insurance career began in 1975 with George F. Brown in Boston as a Property Supervisor. He later joined Mission Re Management in 1977 as an underwriter, becoming Branch Manager in 1979.

     David Curtin. Since September 2, 2003, Mr. Curtin has served as the
General Counsel of Aspen U.K. Prior to joining the Company, Mr. Curtin served as the Senior Vice President and General Counsel of ICO Global Communications Limited from January 2001 until October 2002. He joined ICO as Chief Banking and Financial Counsel in November 1998 and became Deputy General Counsel in March 2000. From 1988 to 1998 he was with Jones, Day, Reavis and Pogue in New York and London and from 1985 to 1988 he was with Bingham, Dana & Gould in Boston.

MANAGEMENT COMPENSATION AND INCENTIVE PLANS

     The Compensation Committee oversees our compensation and benefit policies, including administration of annual bonus awards and long-term incentive plans. Our compensation policies are designed with the goal of maximizing shareholder value over the long term. We believe that this goal is best realized by utilizing a compensation program which serves to attract and retain superior executive talent by providing management with performance-based incentives and closely aligning the financial interests of management with those of our shareholders.

     The Company's compensation program combines three components: base salary, annual bonuses and long-term compensation in the form of options and share ownership. The level of compensation is based on numerous factors, including achievement of underwriting results and financial objectives established by our Compensation Committee and our board of directors. Salary, target bonuses and incentive compensation award opportunities are reviewed regularly for competitiveness and are determined in large part by reference to compensation levels for comparable positions at comparable companies based in Bermuda, the United Kingdom and the United States. The company intends to reward individuals appropriately taking into account the relevant local or global talent pool comparables, as well as both company and individual performance against prescribed goals.

     Our current executive officers are compensated according to the terms of their respective service agreements, which are described under the heading "-- Employment-Related Agreements."

SUMMARY COMPENSATION TABLE

     The following table sets forth the salaries, bonuses and other compensation arrangements earned by our Chief Executive Officer and each of the next three most highly compensated executive officers during the year ended December 31, 2002. These individuals are referred to as the "named executive officers." The Company's other current executive officers, Messrs. Coghlan and Curtin, were not serving as such at the end of the last fiscal year.



                                                                           LONG-TERM COMPENSATION
                                                                    -------------------------------------
                                    ANNUAL COMPENSATION(1)                    AWARDS             PAYOUTS
                            --------------------------------------- --------------------------- ---------
                                                      OTHER ANNUAL   RESTRICTED    SECURITIES               ALL OTHER
      NAME AND                                        COMPENSATION      STOCK      UNDERLYING      LTIP    COMPENSATION
 PRINCIPAL POSITION   YEAR   SALARY ($)   BONUS ($)      ($)(2)        AWARDS     OPTIONS/SARS   PAYOUTS      ($)(3)
-------------------- ------ ------------ ----------- -------------- ------------ -------------- --------- -------------
Christopher O'Kane    2002    $232,634    $170,126       $4,392         --             --           --        $37,222
Julian Cusack         2002     183,659     108,262        5,337         --             --           --         33,059
Sarah Davies          2002     132,965     108,262          465         --             --           --         15,956
David May             2002     146,927      61,864        3,887         --             --           --         29,385

----------
(1) The compensation reported for the named executive officers for 2002 reflects the period beginning upon their commencement of employment with us and ending on December 31, 2002. All compensation payments were made in British Pounds and have been translated into U.S. Dollars at the average exchange rate for the period from May 23, 2002 through December 31, 2002, which was $1.5466 to (pounds sterling)1.

(2)   Other annual compensation includes benefits-in-kind.

(3) The amounts listed under "All other compensation" reflect the Company's contributions to the pension plan (a defined contribution plan).


EMPLOYMENT-RELATED AGREEMENTS

     The following information summarizes the employment-related agreements for our named executive officers. The employment agreements of each of the named executive officers commenced on June 21, 2002. Each of the agreements may be terminated by the employee or the employer on not less than 12 months notice. In addition, employment terminates automatically:

     o  when the employee reaches 65 years of age;

     o  if the employee ceases to be a director of the Company;

     o if the employee becomes bankrupt, is convicted of a serious criminal offence or serious misconduct; or

     o if the employee is disqualified from being a director or ceases to be registered by any regulatory body.

     The employees have for the benefit of their respective beneficiaries life cover of four times their basic salary which is fully insured by the Company. There are no key man insurance policies in place.


     The Compensation Committee is currently considering amendments to these agreements which would, among other things, extend the term of the agreements and provide for increased severance benefits under certain circumstances.


     Christopher O'Kane. Aspen U.K. Services has entered into a management services contract with Mr. O'Kane under which he has agreed to serve as our Chief Executive Officer, terminable upon 12 months' notice by either party. The agreement provides that Mr. O'Kane shall be paid an initial annual salary of (pounds sterling)330,000 per annum which is subject to review by Aspen U.K. Services from time to time. Mr. O'Kane's management services contract also entitles him to participate in any pension scheme which is established by our board, and to private medical insurance, permanent health insurance, personal accident insurance and life assurance. The management services contract also provides for a discretionary bonus to be awarded at such times and at such level as the Compensation Committee of our board may determine.

     Julian Cusack. Aspen Holdings entered into a service agreement with Mr. Cusack under which he has agreed to serve as our Chief Financial Officer terminable upon 12 months' notice by either party. The agreement provides that Mr. Cusack will be paid an initial annual salary of $312,000 which is subject to review by our board from time to time. Mr. Cusack's management services contract also entitles him to participate in any pension scheme which is established by our board, an annual housing allowance in an amount up to $180,000, and to private medical insurance, permanent health insurance, personal accident insurance and life assurance. The management services contract also provides for a discretionary bonus to be awarded at such times and at such level as the Compensation Committee of our board may determine. In addition, Mr. Cusack is also entitled to receive annual fees in the amount of (pounds sterling)30,000 for his executive officer service as the Finance Director of Aspen U.K.

     Sarah Davies. Aspen U.K. Services has entered into a management services contract with Ms. Davies under which she has agreed to serve as our Chief Operating Officer terminable upon 12 months' notice by either party. The agreement provides that Ms. Davies will be paid an initial annual salary of (pounds sterling)165,000 subject to review by our board from time to time. Ms. Davies' management services contract also entitles her to participate in any pension scheme which is established by our board, and to private medical insurance, permanent health insurance, personal accident insurance and life assurance. The management services contract also provides for a discretionary bonus to be awarded at such times and at such level as the Compensation Committee of our board may determine.

     David May. Aspen U.K. Services has entered into a management services contract with Mr. May under which he has agreed to serve as our Chief Casualty Underwriter terminable upon 12 months' notice by either party. The agreement provides that Mr. May will be paid an initial annual salary of (pounds sterling)190,000 subject to review by our board from time to time. Mr. May's management services contract also entitles him to participate in any pension scheme which is established by our board, and to private medical insurance, permanent health insurance, personal accident insurance and life assurance. The management services contract also provides for a discretionary bonus to be awarded at such times and at such level as the Compensation Committee of our board may determine.

ANNUAL BONUS PLAN

     As at June 30, 2003, bonus payments were made to our officers based on the final terms of the bonus scheme and the performance of the Company for fiscal year ending 2002. Each year, officers that participate in the annual bonus plan will be eligible to receive a bonus based upon the officer's achievement of annual performance targets that have been established by the Compensation Committee of our board of directors. The Compensation Committee will establish a bonus pool at the end of each year, with the amount of such pool determined based upon our year-end results. The pool will then be allocated to officers based upon their individual performance with respect to their performance targets.

SHARE INCENTIVE PLAN

     We have adopted the Aspen Insurance Holdings Limited 2003 Share Incentive Plan ("2003 Share Incentive Plan") to aid us in recruiting and retaining key employees and directors and to motivate such employees and directors.

     The plan provides for the grant to selected employees and non-employee directors of share options, share appreciation rights, restricted shares and other share-based awards. The shares subject to initial grant of options (the "initial grant options") will represent an aggregate of 5.75% of our ordinary shares on a fully diluted basis (3,884,020 shares), assuming the exercise of all outstanding options issued to Wellington and the Names' Trustee. In addition, an aggregate of 2.5% of our ordinary shares on a fully diluted basis (1,840,550 shares), assuming the exercise of all outstanding options issued to Wellington and the Names' Trustee, are reserved for additional grant or issuance of share options, share appreciation rights, restricted shares and/or other share-based awards following the completion of this offering as and when determined in the sole discretion of our board of directors or the Compensation Committee. No award may be granted under the plan after the tenth anniversary of its effective date. The plan provides for equitable adjustment of affected terms of the plan and outstanding awards in the event of any change in the outstanding ordinary shares by reason of any share dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination, combination or transaction or exchange of shares or other corporate exchange, or any distribution to shareholders of shares other than regular cash dividends or any similar transaction. In the event of a change in control (as defined in the plan), our board of directors or the Compensation Committee may accelerate, vest or cause the restrictions to lapse with respect to, all or any portion of an award (except that shares subject to the initial grant options shall vest); or cancel awards for fair value; or provide for the issuance of substitute awards that substantially preserve the terms of any affected awards; or provide that for a period of at least 15 days prior to the change in control share options will be exercisable and that upon the occurrence of the change in control, such options shall terminate and be of no further force and effect.

     The initial grant options have a term of ten years and an exercise price of (pounds sterling)10.70 per share, which price was calculated based on 109% of the calculated fair market value of our ordinary shares as of May 29, 2003 and was determined by an independent consultant. Sixty-five percent of the initial grant options are subject to time-based vesting with 20% vesting upon grant and 20% vesting on each December 31 of calendar years 2003, 2004, 2005 and 2006. The remaining 35% of the initial grant options are subject to performance-based vesting determined by achievement of return on equity targets, and subject to achieving a threshold combined ratio target, in each case, over the applicable one or two-year performance period. Initial grant options that do not vest based on the applicable performance targets may vest in later years to the extent performance in such years exceeds 100% of the applicable targets, and in any event, any unvested and outstanding performance-based initial grant options will become vested on December 31, 2009. Upon termination of a participant's employment, any unvested options shall be forfeited, except that if the termination is due to death or disability (as defined in the option agreement), the time-based portion of the initial grant options shall vest to the extent such option would have otherwise become vested within 12 months immediately succeeding such termination due to death or disability. Upon termination of employment, vested initial grant options will be exercisable, subject to expiration of the options, until (i) the first anniversary of termination due to death or disability or, for nine members of senior management, without cause or for good reason (as those terms are defined in the option agreement), (ii) six months following termination without cause or for good reason for all other participants, (iii) three months following termination by the participant for any reason other than those stated in (i) or (ii) above or (iv) the date of termination for cause. As provided in the plan, in the event of a change in control unvested and outstanding initial grant options shall immediately become fully vested.

SHARE OPTIONS GRANTED

     The following table summarizes our named executive officers' options to purchase ordinary shares granted as of September 30, 2003:


                                               PERCENTAGE
                                 NUMBER OF      OF TOTAL
                                SECURITIES       OPTIONS
                                UNDERLYING     GRANTED TO                                                        GRANT DATE
                                  OPTIONS       EMPLOYEES              EXERCISE                                    PRESENT
NAME                              GRANTED        IN 2003                PRICE               EXPIRATION DATE       VALUE(1)
----------------------------   ------------   ------------   ---------------------------   -----------------   --------------
Christopher O'Kane .........      991,830         25.5%      (pounds sterling)10.70         August 19, 2013     $5.27 million
Julian Cusack ..............      338,180          8.7%                       10.70         August 19, 2013     $1.80 million
Sarah Davies ...............      316,940          8.2%                       10.70         August 19, 2013     $1.69 million
David May ..................      155,000          4.0%                       10.70         August 19, 2013     $0.82 million

----------
(1) There was no public market for our ordinary shares as of September 30, 2003. The fair value of each option has been estimated on the date of grant using the Black-Scholes option pricing model. The model is based on the following assumptions: risk free interest rate of 4.7%; expected life of 7 years; a dividend yield of 0.6%; share price volatility of zero (as the minimum value method was utilized); and foreign currency volatility of 9.4% (as the exercise price is in British Pounds and the share price of the Company is in U.S. Dollars). Although the exercise price is denominated in British Pounds, the grant date present value is shown in U.S. Dollars based on the exchange rate on August 20, 2003, the date of grant, at (pounds sterling)1 to $1.5924.

                            PRINCIPAL SHAREHOLDERS

     As at September 30, 2003, we had 88 registered holders of ordinary shares. Two of those registered holders have an address in Bermuda.

     The following table sets forth information as of September 30, 2003 regarding beneficial ownership of ordinary shares and the applicable voting rights attached to such share ownership in accordance with our bye-laws by:

    o each person known by us to beneficially own 5% or more of our outstanding ordinary shares;

    o    each of our directors;

    o    each of our named executive officers; and

    o    all of our executive officers and directors as a group.




                                                      BENEFICIAL OWNERSHIP OF
                                                      PRINCIPAL SHAREHOLDERS   BENEFICIAL OWNERSHIP OF
                                                               PRIOR            PRINCIPAL SHAREHOLDERS
                                                        TO THE OFFERING(1)        AFTER THE OFFERING
                                                     ------------------------- ------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER(2)                 NUMBER     PERCENTAGE     NUMBER     PERCENTAGE
---------------------------------------------------- ------------ ------------ ------------ -----------
The Blackstone Group(3) ............................  18,000,000      31.62%    18,000,000      26.63%
 345 Park Avenue, 31st Floor
 New York, NY 10154

Wellington Underwriting plc(4) .....................  15,043,580      24.78%    15,043,580      21.07%
 88 Leadenhall Street
 London EC3A 3BA
 United Kingdom

Credit Suisse First Boston Private Equity(5) .......   7,000,000      12.30%     7,000,000      10.35%
 11 Madison Avenue, 16th Floor
 New York, NY 10010

Candover Investments plc, its subsidiaries and funds
 under management(6) ...............................   6,980,700      12.26%     6,980,700      10.33%
 20 Old Bailey
 London EC4M 7LN
 United Kingdom

Montpelier Re Holdings Ltd.(7) .....................   4,000,000       7.03%     4,000,000       5.92%
 Mintflower Place
 8 Par-La-Ville Road
 Hamilton HM08
 Bermuda

Harrington Trust Limited(8) ........................   3,799,530       6.34%     3,511,969       5.01%
 Argyle House
 41a Cedar Avenue
 Hamilton HM 11
 Bermuda

3i Group plc .......................................   3,000,000       5.27%     3,000,000       4.44%
 91 Waterloo Road
 London SE1 8XP
 United Kingdom

                                                BENEFICIAL OWNERSHIP OF
                                                 PRINCIPAL SHAREHOLDERS  BENEFICIAL OWNERSHIP OF
                                                         PRIOR           PRINCIPAL SHAREHOLDERS
                                                   TO THE OFFERING(1)      AFTER THE OFFERING (1)
                                                ------------------------ -----------------------
NAME AND ADDRESS OF BENEFICIAL OWNER(2)            NUMBER    PERCENTAGE     NUMBER    PERCENTAGE
----------------------------------------------- ----------- ------------ ----------- -----------
Phoenix Equity Partners(9) ....................  3,000,000       5.27%    3,000,000      4.44%
 33 Glasshouse Street
 London W1B 5DG
   United Kingdom

Paul Myners(10) ...............................    151,830          *       151,830         *

Christopher O'Kane(11) ........................    194,080          *       194,080         *

Julian Cusack(12) .............................     68,840          *        68,840         *

Sarah Davies(13) ..............................     65,340          *        65,340         *

David May(14) .................................     32,100          *        32,100         *

Julian Avery(15) ..............................         --         --            --        --

Ian Cormack(16) ...............................      8,890         __         8,890         *

Heidi Hutter(17) ..............................     17,790          *        17,790         *

Prakash Melwani(18) ...........................         --         --            --        --

Bret Pearlman(19) .............................         --         --            --        --

Norman Rosenthal(20) ..........................     13,570          *        13,570         *

Kamil M. Salame(21) ...........................         --         --            --        --

Anthony Taylor(22) ............................         --         --            --        --

All directors and executive officers as a group
 (13 persons) .................................    552,440       0.96%      552,440      0.82%

----------
*     Less than 1%

(1) Includes the outstanding ordinary shares and, with respect to Wellington and Harrington Trust Limited, assumes the exercise of all outstanding options on a cash basis by Wellington or Harrington Trust Limited, as the case may be, to purchase non-voting shares, which non-voting shares so acquired will automatically convert into ordinary shares upon completion of this offering or upon issuance, if the options are exercised after the completion of this offering.

      Our bye-laws generally provide for voting adjustments in certain circumstances. See "Description of Share Capital -- Voting Adjustments."

(2) Unless otherwise stated, the address for each director and officer is c/o Aspen Insurance UK Limited, 100 Leadenhall Street, London EC3A 3DD, United Kingdom. The address for Mr. Cusack is c/o Aspen Insurance Holdings Limited, Victoria Hall, 11 Victoria Street, Hamilton HM 11, Bermuda.

(3) Includes 13,730,800 ordinary shares held by BCP Excalibur Holdco (Cayman) Limited, 1,042,220 ordinary shares held by BFIP Excalibur Holdco (Cayman) Limited, 629,720 ordinary shares held by BGE Excalibur Holdco (Cayman) Limited and 2,597,260 ordinary shares held by BOCP Excalibur Holdco (Cayman) Limited. Blackstone FI2 Capital Partners (Cayman) L.P., a Cayman Islands exempted limited partnership ("BCP III"), Blackstone FI Offshore Capital Partners (Cayman) L.P., a Cayman Islands exempted limited partnership ("BOCP III") and Blackstone


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

      Family Investment Partnership (Cayman) III L.P., a Cayman Islands exempted limited partnership ("BFIP III"), are the sole members of BCP Excalibur Holdco (Cayman) Limited, BOCP Excalibur Holdco (Cayman) Limited, and BFIP Excalibur Holdco (Cayman) Limited, respectively. As the sole general partner of each of BCP III and BFIP III, and the sole investment general partner of BOCP III, Blackstone Management Associates III L.L.C., a Delaware limited liability company ("BMA III"), may be deemed to be the beneficial owner of 17,370,280 ordinary shares. As the sole member of BGE Excalibur II Limited, a Cayman Islands exempted limited company, which itself is the sole director and sole voting member of BGE Excalibur Holdco (Cayman) Limited, a Cayman Islands exempted limited company ("BGE"), Blackstone LR Associates (Cayman) III LDC, a Cayman Islands limited duration company ("BLR III") may be deemed to be the beneficial owner of 629,720 ordinary shares. Messrs. Peter G. Peterson and Stephen A. Schwarzman are the founding members of each of BMA III and BLR III (the "Blackstone Founding Members") and have the shared power to vote or to direct the vote of, and to dispose or to direct the disposition of, the shares of the identified class of securities that may be deemed to be beneficially owned by BMA III or BLR III. As a result, the Blackstone Founding Members may be deemed to beneficially own the ordinary shares that BMA III or BLR III may be deemed to beneficially own, but they disclaim any such beneficial ownership except to the extent of their individual pecuniary interest in such ordinary shares.

(4) Includes 11,262,460 ordinary shares and options to purchase 3,781,120 non-voting shares, which options become exercisable or lapse upon the earlier occurrence of several events including this offering as further described in "Description of Share Capital -- Investor Options", and which non-voting shares will automatically convert into ordinary shares at a one-to-one ratio upon completion of this offering or upon issuance, if the options are exercised after completion of this offering. We have been notified by Wellington that it has entered into a loan agreement with Barclays Bank plc and a syndicate of banks. Wellington will pledge its ordinary shares in Aspen Holdings to Barclays Bank plc and the syndicate when it draws down on the loan facility. If Wellington defaults under the loan agreement, it is possible that Barclays and the syndicate would become shareholders in Aspen Holdings.

(5) Includes 968,080 ordinary shares held by MBP III Plan Investors, L.P., 9,330 ordinary shares held by Millennium Partners II, L.P., 46,300 ordinary shares held by DLJ MB Partners III GmbH & Co. KG, 69,780 ordinary shares held by DLJ Offshore Partners III-2, C.V., 97,970 ordinary shares held by DLJ Offshore Partners III-1, C.V., 379,060 ordinary shares held by DLJ Offshore Partners III, C.V., and 5,429,480 ordinary shares held by DLJMB Overseas Partners III, C.V., which, along with all of the shareholders named in this footnote are referred to collectively as the "DLJ Related Entities." Credit Suisse First Boston, a Swiss bank, owns all the voting stock of Credit Suisse First Boston (USA), Inc. (formerly Donaldson, Lufkin & Jenrette, Inc.) ("CSFB-USA"). The DLJ Related Entities are direct and indirect subsidiaries of CSFB-USA and merchant banking funds advised by subsidiaries of CSFB USA. Credit Suisse First Boston LLC, one of the underwriters in this offering, is a direct subsidiary of CSFB-USA and itself does not hold any ownership interest in either CSFB Private Equity or any of the DLJ Related Entities. Affiliates of DLJ Related Entities own approximately 9.1% interest in Montpelier Re, which is also a beneficial owner of the ordinary shares of the Company. See footnote (7) below.







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

(6) Includes 783,050 ordinary shares held by Candover Investments plc, 35,620 ordinary shares held by Candover (Trustees) Limited, 153,790 ordinary shares held by Candover 2001 GmbH & Co. KG, 466,630 ordinary shares held by Candover Partners Limited as general partner of Candover 2001 Fund US No. 5 Limited Partnership, 124,830 ordinary shares held by Candover Partners Limited as general partner of Candover 2001 Fund US No. 4 Limited Partnership, 262,800 ordinary shares held by Candover Partners Limited as general partner of Candover 2001 Fund US No. 3 Limited Partnership, 765,010 ordinary shares held by Candover Partners Limited as general partner of Candover 2001 Fund US No. 2 Limited Partnership, 1,109,410 ordinary shares held by Candover Partners Limited as general partner of Candover 2001 Fund US No. 1 Limited Partnership, 634,880 ordinary shares held by Candover Partners Limited as general partner of Candover 2001 Fund UK No. 6 Limited Partnership, 81,490 ordinary shares held by Candover Partners Limited as general partner of Candover 2001 Fund UK No. 5 Limited Partnership, 115,670 ordinary shares held by Candover Partners Limited as general partner of Candover 2001 Fund UK No. 4 Limited Partnership, 1,117,820 ordinary shares held by Candover Partners Limited as general partner of Candover 2001 Fund UK No. 3 Limited Partnership, 365,420 ordinary shares held by Candover Partners Limited as general partner of Candover 2001 Fund UK No. 2 Limited Partnership and 964,280 ordinary shares held by Candover Partners Limited as general partner of Candover 2001 Fund UK No. 1 Limited Partnership, but excludes 19,300 ordinary shares held by Mourant & Co. Trustees Limited ("Mourant") as trustee of The Candover 2001 Employee Benefit Trust.

(7) 4,000,000 ordinary shares are held by Montpelier Reinsurance Ltd., a direct subsidiary of Montpelier Re.

(8) Prior to the offering, it includes 792,770 ordinary shares and options to purchase 3,006,760 non-voting shares. After the offering it includes 945,353 ordinary shares and options to purchase 2,566,616 non-voting shares. Options become exercisable or lapse upon the earlier occurrence of several events including this offering as further described in "Description of Share Capital -- Investor Options," held by the Names' Trustee for the benefit of the Unaligned Members and which non-voting shares will automatically convert into ordinary shares at a one-to-one ratio upon completion of this offering or upon issuance, if the options are exercised after completion of this offering, upon issuance. Harrington Trust Limited, as the successor trustee of the Names' Trust, is the holder of ordinary shares and options in the Company for the benefit of the Unaligned Members effective November 2003.

(9) Includes 8,440 ordinary shares held by Phoenix Equity Partners IV Co-Investment Plan, 9,240 ordinary shares held by Phoenix Equity Partners III & IV Executive Investment Plan L.P., 197,850 ordinary shares held by Phoenix Equity Nominees Limited as attorney for Donaldson, Lufkin & Jenrette Securities Corporation, 408,050 ordinary shares held by Phoenix Equity Partners IV "C" L.P., 1,061,420 ordinary shares held by Phoenix Equity Partners IV "B" L.P. and 1,315,000 ordinary shares held by Phoenix Equity Partners IV "A" L.P. (collectively, the "Phoenix Equity Partners"). Phoenix Equity Nominees Limited holds these shares on behalf of the Phoenix Equity Partners as their nominee or attorney-in-fact. As the sole general partner of each of Phoenix Equity Partners III & IV Executive Investment Plan, Phoenix Equity Partners IV "C," Phoenix Equity Partners IV "B" and Phoenix Equity Partners IV "A," Phoenix General Partner Limited Partnership IV, a U.K. Limited Partnership ("PGPLP IV"; which in turn is managed by Phoenix Thistle General Partner Limited and Phoenix Equity Partners Limited), may be deemed to be the beneficial owner of 2,793,710 ordinary shares. Messrs. David Gregson, Hugh Lenon, James Thomas, Alastair Muirhead and David Burns are the directors of Phoenix Equity Partners Limited and have the shared power to vote or to direct the vote of, and to dispose or to direct the disposition of, the shares of the identified class of securities that may be deemed to be beneficially owned by Phoenix Equity Partners III & IV Executive Investment Plan, Phoenix Equity Partners IV "C," Phoenix Equity Partners IV "B" and Phoenix Equity Partners IV "A." As a result, the directors of Phoenix Equity Partners Limited may be deemed to beneficially own the ordinary shares that Phoenix Equity Partners III & IV Executive Investment Plan, Phoenix Equity Partners IV "C," Phoenix Equity Partners IV "B" and Phoenix Equity Partners IV "A" may be deemed to beneficially own, but they disclaim any such beneficial ownership except to the extent of their individual pecuniary interest in such ordinary shares. In addition, CSFB is an investor in Aspen Holdings through its investment in Phoenix Equity Partners. CSFB, through its affiliate DLJ Investment Partner II Limited, is entitled to 14% of the management fees relating to the management of Phoenix Equity Partners.

(10) Includes 100,000 ordinary shares and 51,830 ordinary shares issuable upon exercise of vested options held by Mr. Myners.

(11) Includes 30,430 ordinary shares and 163,650 ordinary shares issuable upon exercise of vested options held by Mr. O'Kane.

(12) Includes and 13,040 ordinary shares and 55,800 ordinary shares issuable upon exercise of vested options held by Mr. Cusack.


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

(13) Includes 13,040 ordinary shares and 52,300 ordinary shares issuable upon exercise of vested options held by Ms. Davies.

(14) The 6,520 ordinary shares held by Mr. May include 300 ordinary shares held by Mr. May's son Aaron Nicholas May, 300 ordinary shares held by his son Jacob Marcus May, 300 ordinary shares held by his daughter Kendra Bethany May and 300 ordinary shares held by his son Toby Sebastian May. Also includes 25,580 ordinary shares issuable upon exercise of vested options held by Mr. May.

(15) Mr. Avery, one of our directors, is Chief Executive Officer of Wellington. As Chief Executive Officer and a director of Wellington, Mr. Avery has the ability to influence voting and investment decisions over the securities beneficially owned by Wellington. The business address of Mr. Avery is c/o Wellington Underwriting plc, 88 Leadenhall Street, London EC3A 3BA, United Kingdom.

(16) Includes 2,170 ordinary shares and 6,720 ordinary shares issuable upon exercise of vested options held by Mr. Cormack.

(17) Ms. Hutter, one of our directors, is the beneficial owner of 870 ordinary shares. As Chief Executive Officer of The Black Diamond Group, LLC, Ms. Hutter has shared voting and investment power over the 3,470 ordinary shares beneficially owned by The Black Diamond Group, LLC. The business address of Ms. Hutter is c/o Black Diamond Group, 780 Third Avenue, 32nd Floor, New York, NY 10017. Ms. Hutter also holds vested options exercisable for 13,450 ordinary shares.

(18) Mr. Melwani, one of our directors, is a Senior Managing Director in the Private Equity Group of Blackstone. Mr. Melwani disclaims beneficial ownership of any of the ordinary shares or options held by Blackstone. The business address of Mr. Melwani is c/o The Blackstone Group L.P., 345 Park Avenue, 31st Floor, New York, NY 10154.

(19) Mr. Pearlman, one of our directors, is a Senior Managing Director in the Private Equity Group of Blackstone. Mr. Pearlman disclaims beneficial ownership of any of the ordinary shares held by Blackstone. The business address of Mr. Pearlman is c/o The Blackstone Group L.P., 345 Park Avenue, 31st Floor, New York, NY 10154.

(20) Includes 6,850 ordinary shares and 6,720 ordinary shares issuable upon exercise of vested options held by Mr. Rosenthal. Mr. Rosenthal, one of our directors, was nominated by Blackstone and appointed by the board of directors. Mr. Rosenthal disclaims beneficial ownership of any of the ordinary shares held by Blackstone. The business address of Mr. Rosenthal is c/o Norman L. Rosenthal & Associates, Inc., 415 Spruce Street, Philadelphia, PA 19106.

(21) Mr. Salame, one of our directors, is a Director in the Private Equity Group of Credit Suisse First Boston LLC, of which the DLJ Related Entities are a part. Mr. Salame disclaims beneficial ownership of any of the ordinary shares owned by the DLJ Related Entities. The business address of Mr. Salame is c/o DLJ Merchant Banking Partners, Credit Suisse First Boston Private Equity, Eleven Madison Avenue, 16th Floor, New York, NY 10010.

(22) Mr. Taylor, one of our directors, is President and Chief Executive Officer of Montpelier Re. Mr. Taylor, as a member of the board of directors of Montpelier Re, has the ability to influence voting and investment decisions over the securities beneficially owned by Montpelier Re. Mr. Taylor disclaims beneficial ownership of any of the ordinary shares owned by Montpelier Re. The business address of Mr. Taylor is c/o Montpelier Re Holdings Ltd., Mintflower, 8 Par-la-Ville Road, Hamilton HM08 Bermuda.


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

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     We describe below some of the transactions we have entered into with parties that are related to our Company.


TRANSACTIONS AND RELATIONSHIPS WITH INITIAL INVESTORS

     Certain of our founding shareholders, including Blackstone, CSFB Private Equity, Olympus, Candover, Mourant, 3i, Phoenix, Montpelier Re and The Lexicon Partnership LLP ("Lexicon"), received $10.0 million (applying the British Pound/U.S. Dollar exchange rate at $1.5000 to (pounds sterling)6.7 million) in the aggregate for assistance with Aspen Holdings' initial funding completed on June 21, 2002 and second funding completed on November 29, 2002.

     Aspen Holdings and Aspen U.K. have entered into a number of arrangements with Wellington and some of its affiliates. Wellington is a holder of 19.79% of our ordinary shares as of September 30, 2003. These arrangements are as follows:

     o Quota Share Agreements. Syndicate 2020, managed by WUAL, has placed a QUALIFYING QUOTA SHARE contract with National Indemnity Company ("NICO"), a member of the Berkshire Hathaway group of companies under which it ceded 35.7% of all Syndicate 2020's business, excluding U.S. surplus lines business, effective between January 1, 2002 and May 31, 2002, plus all surplus lines business written between June 1, 2002 and June 30, 2002. WUAL established a consortium Syndicate 3030, with the backing of the Berkshire Hathaway group companies, with which it placed a 35.7% share of all business effective between June 1, 2002 and December 31, 2002, excluding U.S. surplus lines business written between June 1, 2002 and June 30, 2002. Aspen U.K. has obtained some of its business through reinsuring NICO and Syndicate 3030. With respect to the qualifying quota share contract with NICO, Aspen U.K. has entered into a quota share contract under which it has reinsured 34% of NICO's liabilities under the qualifying quota share agreement with Syndicate 2020. Aspen U.K. has entered into a quota share agreement with Syndicate 3030 in respect of 70% of its portfolio, whose single corporate member is a member of the Berkshire Hathaway group. Of Aspen U.K.'s gross written premiums of $374.3 million for the period from May 23, 2002 to December 31, 2002, $98.2 million was written as retrocession of the Syndicate 2020 qualifying quota share and $118.0 million as a quota share of Syndicate 3030. In the nine months ended September 30, 2003, gross premiums written under the 2003 quota share agreement with Syndicate 2020 were $58.9 million.

     o Option to Purchase Retrocession Agreement. Under this agreement entered into on May 28, 2002, Wellington and Aspen Holdings agreed to pay NICO $2.5 million and $2.0 million, respectively, to procure (i) the retrocession to a subsidiary of Aspen Holdings of the NICO qualifying quota share of Syndicate 2020 and (ii) the reinsurance of Syndicate 3030. On June 21, 2002, the amount of $2.5 million was repaid to Wellington by Aspen Holdings (reimbursed by Aspen U.K. on the same day) together with a fee of $275,000 for bearing the risk from May 28, 2002.

     o Framework Agreement. Under the framework agreement entered into by and among Aspen Holdings, Aspen U.K. Services, Wellington, WUAL, Wellington Underwriting Services Limited ("WUSL") and WU Inc. on May 28, 2002, Aspen Holdings agreed to cause Aspen U.K. to offer Syndicate 2020, for 2003 and each subsequent year of account, a 20% quota share of Aspen U.K.'s business (comprising the lines of business previously underwritten by Syndicate 2020) during such year. WUAL agreed, on behalf of Syndicate 2020, to offer to Aspen U.K. for 2003 and each subsequent year of account, a 20% quota share of all business (other than Aspen U.K. lines) allocated to that year of account of Syndicate 2020's business. For 2003, Aspen U.K. has elected to take up a 7.5% quota share of Syndicate 2020 lines, and WUAL, on behalf of Syndicate 2020, has elected not to accept any quota share reinsurance of Aspen U.K. Neither Aspen U.K. nor WUAL on behalf of Syndicate 2020 will be obligated to offer a quota share to the other after the 2005 year of account should an initial public offering (such as this offering) be completed prior to December 21, 2005. Under the framework agreement, Wellington, WUAL, WUSL and WU Inc. also agree, until March 31, 2004, not to, subject to exceptions, compete with Aspen U.K. or engage in activities that will directly or indirectly foster competition with Aspen U.K. in the property reinsurance, U.S. and non-U.S. casualty reinsurance and U.K. commercial insurance lines of business that were previously written by Syndicate 2020 and currently written by Aspen U.K. However, we have agreed in principle with Wellington to terminate such non-competition obligations effective upon approval of our board of directors and execution of an amendment to the Framework Agreement. As part of such agreement in principle, we would not offer Syndicate 2020 a quota share of the business written by Aspen U.K. for 2004 only and WUAL would waive its right to take a portion of the quota share of the business written by Aspen U.K. for 2004 only, in each case subject to approval of our board of directors and final agreement.

     o Shareholder's Agreement. Aspen Holdings and Wellington have entered into a shareholder's agreement effective with this offering, which contains provisions similar to the framework agreement, whereby Wellington and its subsidiaries are restricted from competing with Aspen U.K. in certain lines of business written by Aspen U.K. until March 31, 2004. We have agreed in principle with Wellington to terminate Wellington's non-competition obligations effective upon approval of our board of directors and execution of the agreed amendment to the shareholder's agreement.



     o Binding Authority Letters. Aspen U.K. has entered into three binding authority letters with WU Inc. to underwrite and market our U.S. facultative property and casualty products effective January 1, 2003 with two ending December 31, 2003. The remaining binding authority will be transferred to a wholly-owned subsidiary of Aspen Holdings as soon as practically possible. With respect to our U.S. facultative property and casualty reinsurance lines of business, WU Inc. writes reinsurance under explicit authority limits in accordance with the binding authority agreements. See "Business -- Underwriting and Risk Management."


     o Administrative Services Agreement. Aspen Holdings and its subsidiaries have entered into an administrative services agreement as of June 21, 2002, for the provision of services that include accounting, actuarial, operations, risk management and technical support by a subsidiary of WUAL. The agreement is for an indefinite period but may be terminated by either party upon the occurrence of certain specified circumstances, such as the inability to pay debts, and after an initial period of 3 years may be terminated by either party on 18 months' prior notice. We may also terminate the agreement on six months' notice following the completion of this offering. The provision of these services is priced on an actual cost basis. For the period from May 23, 2002 to December 31, 2002, we paid $2.6 million to Wellington and its affiliates under the administrative services agreement. During 2003 we have progressively reduced our reliance on the services provided under this agreement by developing our own in-house resources. We have chosen to continue to outsource support for our information technology systems to Wellington, but we anticipate that we will not continue to receive any other significant services from WUAL beyond the end of 2003.

     o Run-Off Services Agreement. Aspen U.K. Services has entered into a run-off services agreement with WUAL as of May 20, 2003 to handle the run-off of the claims for Syndicate 2020, Syndicate 3030 and their predecessors for the lines of business that were assumed by the Company. Under the agreement, Aspen Holdings acts as guarantor of the services to be performed by Aspen U.K. Services. The commencement period was as of June 21, 2002, and the agreement may be terminated by either party on 3 months' notice. Under certain circumstances, including regulatory requirements and change of control, the agreement may be terminated immediately by either party. Services are charged on an at-cost basis.

     o Indemnification Agreement. In connection with the preparation of the Syndicate 2020 and 3030 Financial Information included in this prospectus, we have agreed with WUAL and Wellington, in its capacity as the provider of such information, to jointly represent to KPMG as to certain facts and circumstances surrounding the preparation of the financial information of the Syndicates. In addition, we have agreed to indemnify Wellington, WUAL and their respective directors for any liability or loss incurred as a result of investigating, disputing or settling any claim arising out of provision of the representation to KPMG, the content of the financial information of the Syndicates as presented in the filings with the SEC or the public filings of such information with the SEC, other than the liabilities or losses found in a final judgment by a court of competent jurisdiction to have resulted from the bad faith, gross negligence, fraud or willful misconduct of Wellington, WUAL or their respective directors.

     o Subscription and Shareholders' Agreement. In connection with our formation and initial funding, we granted Wellington several rights to purchase our ordinary shares under this agreement. They exercised these rights in 2002 and, as a result, they own 11,262,460 ordinary shares for which we received an aggregate of (pounds sterling)114.9 million. Other operative provisions of this agreement were amended and restated as described under "Description of Share Capital -- Shareholders' Agreement."

     o Option Instrument. In connection with our formation and initial funding, Wellington and the Names' Trustee received options to purchase, respectively, 3,781,120 and 3,006,760 non-voting shares exercisable or lapsing upon the earlier occurrence of several events (including this offering) as further described in "Description of Share Capital -- Investor Options," which non-voting shares will automatically convert into ordinary shares at a one-to-one ratio upon the completion of this offering or upon issuance, if the options are exercised after the completion of this offering.

     We have agreed with the Names' Trustee, a holder of 945,353 ordinary shares after completion of this offering and the options to purchase up to 2,566,616 non-voting shares, the following:

     o Taxation Funding Facility Agreement. On June 21, 2002, we entered into the taxation funding facility agreement with the Names' Trustee, as trustee of the Names' Trust. Under that agreement, we agreed to make available cash advances to the Names' Trust to enable the Names' Trustee to make sub-advances to the Unaligned Members to fund payment of taxation payable on the value of rights granted to the Unaligned Members in respect of options granted to them and taxation payable in respect of contingent payments received under the profit commission agreement. The value of the rights is the amount agreed in principle by Aspen Holdings with the U.K. Inland Revenue prior to December 31, 2003, or, if no such agreement has been reached by then, the amount estimated by us in good faith, with provisions for upward adjustment in the event that the amount subsequently agreed with the U.K. Inland Revenue is higher. Any taxation payable by the Unaligned Members on these rights, which we may have to advance, will be based on such determination of value. If no value is realized by the Unaligned Members, or to the extent that the value realized (after tax) is less than the advance, we have agreed to waive repayment. We expect that it is most likely that we will not incur any liability under the Taxation Funding Facility Agreement prior to 2006.

     o Deed of Retirement, Appointment and Amendment. In connection with the appointment of the Names' Trustee as successor trustee to the Names' Trust, Aspen Holdings has entered into a deed of retirement, appointment and amendment with the Names' Trustee as successor trustee, the Names' Trustees Limited (the "Predecessor Trustee"), as initial trustee, and WUSL, whereby the Names' Trustee's liability is limited under the various agreements which it administers for the benefit of the Unaligned Members under the Names' Trust. We have agreed to indemnify the Predecessor Trustee and its directors and officers with respect to any present or future liabilities arising out of or as a result of its trusteeship, except for any liabilities that may arise out of any breach of trust, fraud or willful misconduct. We have also agreed to indemnify the Names' Trustee and its officers, directors and employees for any liabilities arising out of any act or omission with respect to the formation and enforcement of the agreements which it administers for the benefit of the Unaligned Members under the Names' Trust, except for any liabilities arising out of the Names' Trustee's breach of trust, fraud, willful misconduct or negligence. We have further agreed to indemnify the Names' Trustee for any liabilities, subject to limitations, that may arise under agreements with underwriters in connection with a sale of ordinary



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

          shares by the Names' Trustee in a secondary underwritten offering in the United States, except where the Names' Trustee does not hold good title to the ordinary shares or if it created any encumbrances on the ordinary shares to be sold in such offering.

     Aspen U.K. has entered into four quota share reinsurance arrangements with Montpelier Reinsurance Ltd., an affiliate of Montpelier Re and one of our founding shareholders, in connection with our automotive liability facultative reinsurance line, property risk excess of loss reinsurance line and property facultative reinsurance line. One of our directors, Anthony Taylor, is Chief Executive Officer and Director of Montpelier Re. Three of the contracts run for three years commencing January 1, 2003 and each has a capping mechanism designed to limit the amount ceded in the aggregate to $60 million in the first year, $120 million in the first two years and $180 million over three years. The cap applies to gross written premiums ceded before deductions and brokerage and profit commissions. The contracts will have the benefit of the reinsurance protections placed by Aspen U.K. Aspen U.K. will receive an over-riding commission of 7.5% of net premiums and profit commission of 15% of the reinsurer's net profit from the contracts. In addition, Aspen U.K. has entered into a 10% quota share treaty effective from January 1, 2003 with Montpelier Reinsurance Ltd. and continuing annually unless cancelled with respect to its U.K. and Irish employers' liability and public liability business. Aspen U.K. will receive an over-riding commission of 5% of premiums (after deductions except reinsurance premiums) and a profit commission of 20% of the reinsurer's net profit from the treaty. For the nine months ended September 30, 2003, the reinsurance premiums ceded under such quota share arrangements with Montpelier Re were $59.9 million.

     Under letter agreements dated June 21, 2002, January 22, 2003 and June 2, 2003, respectively, Aspen Holdings agreed with Montpelier Re that:

     o until December 20, 2003, Aspen Holdings would not take any steps to establish a Class IV Reinsurance Company in Bermuda, other than a captive (the "Captive") wholly-owned by Aspen Holdings whose sole business shall be the reinsurance of risks underwritten by Aspen U.K. and except that Aspen Bermuda may provide property and casualty reinsurance risks to third parties in an amount not greater than $25 million of gross written premium.

     o after December 20, 2003, Aspen Holdings shall not take any steps to establish a Class IV Reinsurance Company in Bermuda without first advising Montpelier Re in writing of such intention; and

     o in the event Aspen Holdings does establish a Captive, it shall enter into negotiations with Montpelier Re in good faith with a view to appointing Montpelier Reinsurance Ltd. as manager in preference to any other party.

TRANSACTIONS AND RELATIONSHIP WITH UNDERWRITERS

     Affiliates of Credit Suisse First Boston LLC, one of the underwriters in this offering, DLJMB Overseas Partners III, C.V., DLJ Offshore Partners III, C.V., DLJ Offshore Partners III-1, C.V., DLJ Offshore Partners III-2, C.V., DLJ MB Partners III GmbH & Co., KG, Millennium Partners II, L.P. and MBP III Plan Investors, L.P. purchased a total of 7,000,000 of our ordinary shares in two private placements during 2002 for a total aggregate purchase price of (pounds sterling)70,000,000 ($105,000,000 based on the relevant British Pound/U.S. Dollar exchange rate applied to both placements at $1.5000 to (pounds sterling)1). As of September 30, 2003, such 7,000,000 shares owned by the affiliates of Credit Suisse First Boston LLC represented approximately a 12.3% interest in our company.

     Affiliates of Credit Suisse First Boston LLC, Deutsche Bank Securities Inc. and UBS Securities LLC, three of the underwriters of this offering, participate as lenders in the syndicate of our credit facilities as described in "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


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                          MATERIAL TAX CONSIDERATIONS

     The following summary of our taxation, and the taxation of our shareholders is based upon current law and does not purport to be a comprehensive discussion of all the tax consideration that may be relevant to a decision to purchase ordinary shares. Legislative, judicial or administrative changes may be forthcoming that could affect this summary.

     The following legal discussion (including and subject to the matters and qualifications set forth in such summary) of the material tax considerations under (i) "Taxation of Aspen Holdings and Subsidiaries -- Bermuda" and "Taxation of Shareholders -- Bermuda Taxation" is based upon the advice of Appleby, Spurling & Kempe, (ii) "Taxation of Aspen Holdings and Subsidiaries -- United Kingdom" is based upon the advice of LeBoeuf, Lamb, Greene & MacRae London, England and (iii) "Taxation of Aspen Holdings and Subsidiaries -- United States" and "Taxation of Shareholders -- United States Taxation" is based upon the advice of LeBoeuf, Lamb, Greene & MacRae, L.L.P., New York, New York. Each of these firms has reviewed the relevant portion of this discussion (as set forth above) and believes that such portion of the discussion constitutes, in all material respects, a fair and accurate summary of the relevant income tax considerations relating to Aspen Holdings and its subsidiaries and the ownership of Aspen Holdings' ordinary shares by investors that are U.S. Persons (as defined below) who acquire such shares in the offering. The advice of such firms does not include any factual or accounting matters, determinations or conclusions such as insurance accounting determinations or RPII, amounts and computations and amounts or components thereof (for example, amounts or computations of income or expense items or reserves entering into RPII computations) or facts relating to the business, income, reserves or activities of Aspen Holdings and its subsidiaries. The advice of these firms relies upon and is premised on the accuracy of factual statements and representations made by Aspen Holdings concerning the business and properties, ownership, organization, source of income and manner of operation of Aspen Holdings and its subsidiaries. The discussion is based upon current law. Legislative, judicial or administrative changes or interpretations may be forthcoming that could be retroactive and could affect the tax consequence to holders of ordinary shares. The tax treatment of a holder of ordinary shares, or of a person treated as a holder of ordinary shares for U.S. federal income, state, local or non-U.S. tax purposes, may vary depending on the holder's particular tax situation. Statements contained herein as to the beliefs, expectations and conditions of Aspen Holdings and its subsidiaries as to the application of such tax laws or facts represent the view of management as to the application of such laws and do not represent the opinions of counsel. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF OWNING ORDINARY SHARES UNDER THE LAWS OF THEIR COUNTRIES OF CITIZENSHIP, RESIDENCE, ORDINARY RESIDENCE OR DOMICILE.



TAXATION OF ASPEN HOLDINGS AND SUBSIDIARIES

     Bermuda.

     The following is a summary of certain Bermuda tax considerations under current law and is based upon the advice of Appleby Spurling & Kempe, our Bermuda counsel. Under current Bermuda law, there is no income, corporate or profits tax or withholding tax, capital gains tax or capital transfer tax, estate or inheritance tax payable by us or our shareholders, other than shareholders ordinarily resident in Bermuda, if any. Aspen Holdings and Aspen Bermuda have each obtained from the Minister of Finance under The Exempted Undertaking Tax Protection Act 1966, as amended, an assurance that, in the event that Bermuda enacts legislation imposing tax computed on profits, income, any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance, then the imposition of any such tax shall not be applicable to Aspen Holdings and Aspen Bermuda or to any of their operations or their shares, debentures or other obligations, until March 28, 2016. Aspen Holdings and Aspen Bermuda could be subject to taxes in Bermuda after that date. This assurance is subject to the proviso that it is not to be construed so as to prevent the application of any tax or duty to such persons as are ordinarily resident in Bermuda or to prevent the application of any tax payable in accordance with the provisions of the Land Tax Act 1967 or otherwise payable in relation to any



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property leased to Aspen Holdings and Aspen Bermuda. Aspen Holdings and Aspen
Bermuda each pay annual Bermuda government fees, and Aspen Bermuda pays annual insurance license fees. In addition, all entities employing individuals in Bermuda are required to pay a payroll tax and there are other sundry taxes payable, directly or indirectly, to the Bermuda government.

     United Kingdom.

     Aspen U.K. Holdings, Aspen U.K. and Aspen U.K. Services are companies incorporated and managed in the United Kingdom and are, therefore, resident in the United Kingdom for United Kingdom corporation tax purposes and will be subject to the United Kingdom corporation tax on their worldwide profits (including revenue profits and capital gains), whether or not such profits are remitted to the United Kingdom. The maximum rate of United Kingdom corporation tax is currently 30% on profits of whatever description. Currently, no United Kingdom withholding tax applies to dividends paid by Aspen U.K. Holdings, Aspen U.K. and Aspen U.K. Services.


     None of us except for Aspen U.K. Holdings, Aspen U.K. and Aspen U.K. Services are incorporated in the United Kingdom. Accordingly, except for Aspen U.K. Holdings, Aspen U.K. and Aspen U.K. Services, we should not be treated as being resident in the United Kingdom unless our central management and control is exercised in the United Kingdom. The concept of central management and control is indicative of the highest level of control of a company, which is wholly a question of fact. The directors of each of us, other than Aspen U.K. Holdings, Aspen U.K. and Aspen U.K. Services, intend to manage our affairs so that none of us, other than Aspen U.K. Holdings, Aspen U.K. and Aspen U.K. Services, are resident in the United Kingdom for tax purposes.

     A company not resident in the United Kingdom for corporation tax purposes can nevertheless be subject to U.K. corporation tax if it carries on a trade through a permanent establishment in the United Kingdom but the charge to U.K. corporation tax is limited to profits (including revenue profits and capital gains) attributable directly or indirectly to such permanent establishment.

     The directors of each of us, other than Aspen U.K. Holdings, Aspen U.K. and Aspen U.K. Services (which should be treated as resident in the United Kingdom by virtue of being incorporated and managed there), intend that we will operate in such a manner so that none of us, other than Aspen U.K. Holdings, Aspen U.K. and Aspen U.K. Services, carry on a trade through a permanent establishment in the United Kingdom. Nevertheless, because neither case law nor U.K. statute definitively defines the activities that constitute trading in the United Kingdom through a permanent establishment, the U.K. Inland Revenue might contend that any of us, other than Aspen U.K. Holdings, Aspen U.K. and Aspen U.K. Services, are/is trading in the United Kingdom through a permanent establishment in the United Kingdom.

     The United Kingdom has no income tax treaty with Bermuda. There are circumstances in which companies that are neither resident in the United Kingdom nor entitled to the protection afforded by a double tax treaty between the United Kingdom and the jurisdiction in which they are resident may be exposed to income tax in the United Kingdom (other than by deduction or withholding) on the profits of a trade carried on there even if that trade is not carried on through a permanent establishment but the directors of each of us intend that we will operate in such a manner that none of us will fall within the charge to income tax in the United Kingdom (other than by deduction or withholding) in this respect.


     If any of us, other than Aspen U.K. Holdings, Aspen U.K. and Aspen U.K. Services, were treated as being resident in the United Kingdom for U.K. corporation tax purposes, or if any of us were to be treated as carrying on a trade in the United Kingdom through a permanent establishment, our results of operations and your investment could be materially adversely affected.

     United States.

     The following discussion is a summary of all material U.S. federal income tax considerations relating to our operations. A foreign corporation that is engaged in the conduct of a U.S. trade or business will be subject to U.S. tax as described below, unless entitled to the benefits of an applicable tax treaty. Whether business is being conducted in the United States is an inherently factual



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determination. Because the Code, regulations and court decisions fail to identify definitively activities that constitute being engaged in a trade or business in the United States, we cannot be certain that the IRS will not contend successfully that Aspen Holdings and/or its foreign subsidiaries are or will be engaged in a trade or business in the United States based on activities in addition to the binding authorities discussed below. A foreign corporation deemed to be so engaged would be subject to U.S. income tax at regular corporate rates, as well as the branch profits tax, on its income which is treated as effectively connected with the conduct of that trade or business unless the corporation is entitled to relief under the permanent establishment provision of an applicable tax treaty, as discussed below. Such income tax, if imposed, would be based on effectively connected income computed in a manner generally analogous to that applied to the income of a U.S. corporation, except that a foreign corporation is generally entitled to deductions and credits only if it timely files a U.S. federal income tax return. Aspen Bermuda intends to file protective U.S. federal income tax returns on a timely basis in order to preserve the right to claim income tax deductions and credits if it is ever determined that it is subject to U.S. federal income tax. The highest marginal federal income tax rates currently are 35% for a corporation's effectively connected income and 30% for the additional "branch profits" tax.


     If Aspen Bermuda is entitled to the benefits under the income tax treaty between Bermuda and the United States (the "Bermuda Treaty"), Aspen Bermuda would not be subject to U.S. income tax on any income found to be effectively connected with a U.S. trade or business unless that trade or business is conducted through a permanent establishment in the United States. No regulations interpreting the Bermuda Treaty have been issued. Aspen Bermuda currently intends to conduct its activities so that it does not have a permanent establishment in the United States, although we cannot be certain that we will achieve this result.

     An insurance enterprise resident in Bermuda generally will be entitled to the benefits of the Bermuda Treaty if (i) more than 50% of its shares are owned beneficially, directly or indirectly, by individual residents of the United States or Bermuda or U.S. citizens and (ii) its income is not used in substantial part, directly or indirectly, to make disproportionate distributions to, or to meet certain liabilities of, persons who are neither residents of either the United States or Bermuda nor U.S. citizens. We cannot be certain that Aspen Bermuda will be eligible for Bermuda Treaty benefits immediately following the offering or in the future because of factual and legal uncertainties regarding the residency and citizenship of Aspen Holdings' shareholders. Aspen Holdings would not be eligible for treaty benefits because it is not an insurance company. Accordingly, Aspen Holdings and Aspen Bermuda have conducted and intend to conduct substantially all of their foreign operations outside the United States and to limit their U.S. contacts so that neither Aspen Holdings nor Aspen Bermuda should be treated as engaged in the conduct of a trade or business in the United States.

     Foreign insurance companies carrying on an insurance business within the United States have a certain minimum amount of effectively connected net investment income, determined in accordance with a formula that depends, in part, on the amount of U.S. risk insured or reinsured by such companies. If Aspen Bermuda is considered to be engaged in the conduct of an insurance business in the United States and it is not entitled to the benefits of the Bermuda Treaty in general (because it fails to satisfy one of the limitations on treaty benefits discussed above), the Code could subject a significant portion of Aspen Bermuda's investment income to U.S. income tax. In addition, while the Bermuda Treaty clearly applies to premium income, it is uncertain whether the Bermuda Treaty applies to other income such as investment income. If Aspen Bermuda is considered engaged in the conduct of an insurance business in the United States and is entitled to the benefits of the Bermuda Treaty in general, but the Bermuda Treaty is interpreted to not apply to investment income, a significant portion of Aspen Bermuda's investment income could be subject to U.S. income tax.

     Under the income tax treaty between the United Kingdom and the United States that is generally in effect in the United States through December 31, 2003 (the "U.K. Treaty"), a U.K. company is entitled to the benefits of the U.K. Treaty if it is managed and controlled in the United Kingdom. We believe that Aspen U.K. Holdings, Aspen U.K. and Aspen U.K. Services should be characterized as managed and controlled in the United Kingdom, and thus should be entitled to the benefits of the U.K. Treaty. As a result, Aspen U.K. Holdings, Aspen U.K. and Aspen U.K. Services should be


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subject to U.S. federal income tax on their income found to be effectively connected with a U.S. trade or business only if such income is attributable to the conduct of a trade or business carried on through a permanent establishment in the United States and the branch profits tax will not apply. Aspen U.K. Holdings and Aspen U.K. Services have conducted and intend to conduct each of their activities in a manner so that each of them should not have a permanent establishment in the United States, although we cannot be certain that we will achieve this result. Because of the binding authorities granted by Aspen U.K. to Aspen Re America it is likely that Aspen U.K. would be characterized as having a permanent establishment in the United States and the IRS may be able to successfully assert that Aspen U.K. has a permanent establishment in the United States as a result of the WU Inc. binding authorities. However, we believe that such characterization and successful assertion by the IRS should not materially adversely affect our results of operations or your investment.

     The United States and the United Kingdom have entered into a new income tax treaty which is not yet fully in force (the "New U.K. Treaty"). The New U.K. Treaty (i) will apply with respect to U.S. federal income taxes for taxable periods beginning on or after January 1, 2004 and (ii) applies with respect to U.S. withholding taxes for certain dividends on or after May 1, 2003. Aspen U.K. Holdings, Aspen U.K. and Aspen U.K. Services will generally be entitled to the benefits of the New U.K. Treaty if, among other things, (i) during at least half of the days during the relevant taxable period, at least 50% of Aspen U.K. Holdings', Aspen U.K.'s and Aspen U.K. Services' stock is beneficially owned, directly or indirectly, by citizens or residents of the United States and the United Kingdom, and less than 50% of each of Aspen U.K. Holdings' Aspen U.K.'s and Aspen U.K. Services' gross income for the relevant taxable period is paid or accrued, directly or indirectly, to persons who are not U.S. or U.K. residents in the form of payments that are deductible for purposes of U.K. taxation, (ii) with respect to specific items of income, profit or gain derived from the United States, if such income, profit or gain is considered to be derived in connection with, or incidental to each of Aspen U.K. Holdings', Aspen U.K.'s and Aspen U.K. Services' business conducted in the United Kingdom or (iii) at least 50% of the aggregate vote and value of their shares is owned directly or indirectly by five or fewer companies the principal class of shares of which is listed and regularly traded on a recognized stock exchange. Although we cannot be certain that Aspen U.K. Holdings, Aspen U.K. and Aspen U.K. Services will be eligible for treaty benefits under the New U.K. Treaty because of factual and legal uncertainties regarding (i) the residency and citizenship of Aspen Holdings' shareholders, (ii) the percentage of Aspen Holdings ordinary shares traded on the NYSE, and (iii) the interpretation of what constitutes income incidental to or connected with a trade or business in the United Kingdom, we will endeavor to so qualify. As with the current U.K. Treaty, under the provisions of the New U.K. Treaty, Aspen U.K. Holdings, Aspen U.K. and Aspen U.K. Services, if entitled to the benefits of the New U.K. Treaty, will not be subject to U.S. federal income tax on any income found to be effectively connected with a U.S. trade or business unless that trade or business is conducted through a permanent establishment in the United States. Under the New U.K. Treaty, the additional U.S. branch profits tax may be imposed at a rate of up to 5% absent an applicable exception to the extent Aspen U.K. Holdings, Aspen U.K. or Aspen U.K. Services has a permanent establishment in the United States.


     Foreign corporations not engaged in a trade or business in the United States are nonetheless subject to U.S. income tax imposed by withholding on certain "fixed or determinable annual or periodic gains, profits and income" derived from sources within the United States (such as dividends and certain interest on investments), subject to exemption under the Code or reduction by applicable treaties. Generally under the current U.K. Treaty or the New U.K. Treaty the withholding rate on dividends from less than 10% owned corporations is reduced to 15% and on interest is reduced to 0%. The Bermuda Treaty does not reduce the U.S. withholding rate on U.S.-sourced investment income.

     The United States also imposes an excise tax on insurance and reinsurance premiums paid to foreign insurers or reinsurers with respect to risks located in the United States. The rates of tax applicable to premiums paid to Aspen Bermuda are 4% for casualty insurance premiums and 1% for reinsurance premiums. The excise tax does not currently apply to premiums paid to Aspen U.K. provided that it is entitled to the benefits of the U.K. Treaty. Under the New U.K. Treaty effective as


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of January 1, 2004, the excise tax would not apply to premiums paid to Aspen
U.K. if (i) it is entitled to the benefits of the New U.K. Treaty and (ii) the policies are not entered into as part of a conduit arrangement.


     Aspen U.S. Holdings, Aspen Re America and Aspen U.S. Services are Delaware corporations, Aspen U.S. is a North Dakota corporation and Aspen Specialty Management is a Massachusetts corporation and as such each is subject to taxation in the United States at regular corporate rates. Additionally dividends paid by Aspen U.S. Holdings will be subject to a 30% U.S. withholding tax subject to reduction under the income tax treaty between the United States and the United Kingdom to 5%.


     Personal Holding Companies. Aspen Holdings and/or any of its subsidiaries could be subject to U.S. tax on a portion of its income if any of them are considered to be a personal holding company ("PHC") for U.S. federal income tax purposes. A corporation generally will be classified as a PHC for U.S. federal income tax purposes in a given taxable year if (i) at any time during the last half of such taxable year, five or fewer individuals (without regard to their citizenship or residency) own or are deemed to own (pursuant to certain constructive ownership rules) more than 50% of the stock of the corporation by value and (ii) at least 60% of the corporation's gross income, as determined for U.S. federal income tax purposes, for such taxable year consists of "PHC income." PHC income includes, among other things, dividends, interest, royalties, annuities and, under certain circumstances, rents. Under the constructive ownership rules, among other things, a partner will be treated as owning a proportionate amount of the stock owned by the partnership and a partner who is an individual will be treated as owning the stock owned by his partners. For example, all of the ordinary shares owned by a partnership will be attributed to each of its partners, if any, who are individuals. Also, stock treated as owned by such partner proportionately through such partnership will be treated as owned by the partner for purposes of reapplying the constructive ownership rules. Additionally, certain entities (such as tax-exempt organizations and pension funds) will be treated as individuals. The PHC rules contain an exception for foreign corporations that are classified as foreign personal holding companies (as discussed below).

     If Aspen Holdings or any subsidiary were a PHC in a given taxable year, such corporation would be subject to a 15% PHC tax on its "undistributed PHC income" (which, in the case of foreign entities, would exclude PHC income that is from non-U.S. sources, except to the extent that such income is effectively connected with a trade or business in the United States). For taxable years beginning after December 31, 2008, the PHC tax rate would be the highest marginal rate on ordinary income applicable to individuals. Thus, the PHC income of Aspen Holdings and its foreign subsidiaries would not include underwriting income or investment income derived from non-U.S. sources and should not include dividends received by Aspen Holdings from its foreign subsidiaries (as long as such foreign subsidiaries are not engaged in the trade or business in the United States).

     We believe based upon the information made available to us regarding our existing shareholder base that neither Aspen Holdings nor any of its subsidiaries should be considered a PHC for U.S. federal income tax purposes for any prior years of operations or immediately following the offering. Additionally, we intend to manage our business to minimize the possibility that we will meet the 60% income threshold so that neither Aspen Holdings nor any of its subsidiaries should be considered a PHC for U.S. federal income tax purposes.

     We cannot be certain, however, that Aspen Holdings and its subsidiaries will not become PHCs following the offering or in the future because of factors including legal and factual uncertainties regarding the application of the constructive ownership rules, the makeup of Aspen Holdings' shareholder base, the gross income of Aspen Holdings or any of its subsidiaries and other circumstances that could change the application of the PHC rules to Aspen Holdings and its subsidiaries. In addition, if Aspen Holdings or any of its subsidiaries were to become PHCs we cannot be certain that the amount of PHC income will be immaterial.


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TAXATION OF SHAREHOLDERS

     Bermuda Taxation.

     Currently, there is no Bermuda withholding or other tax payable on principal, interests or dividends paid to the holders of the ordinary shares.


     United States Taxation.

     The following summary sets forth the material United States federal income tax considerations related to the purchase, ownership and disposition of ordinary shares. Unless otherwise stated, this summary deals only with shareholders that are U.S. Persons (as defined below) who purchase their ordinary shares in this offering and who hold their ordinary shares as capital assets within the meaning of section 1221 of the Code. The following discussion is only a discussion of the material U.S. federal income tax matters as described herein and does not purport to address all of the U.S. federal income tax consequences that may be relevant to a particular shareholder in light of such shareholder's specific circumstances. For example, if a partnership holds our ordinary shares, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the ordinary shares, you should consult your tax advisors. In addition, the following summary does not address the U.S. federal income tax consequences that may be relevant to special classes of shareholders, such as financial institutions, insurance companies, regulated investment companies, real estate investment trusts, financial asset securitization investment trusts, dealers or traders in securities, tax exempt organizations, expatriates, persons who are considered with respect to any of us as "United States shareholders" for purposes of the CFC rules of the Code (generally, a U.S. Person, as defined below, who owns or is deemed to own 10% or more of the total combined voting power of all classes of Aspen Holdings or the stock of any of our foreign subsidiaries entitled to vote (i.e., 10% U.S. Shareholders)), or persons who hold the ordinary shares as part of a hedging or conversion transaction or as part of a short-sale or straddle, who may be subject to special rules or treatment under the Code. This discussion is based upon the Code, the regulations promulgated thereunder and any relevant administrative rulings or pronouncements or judicial decisions, all as in effect on the date hereof and as currently interpreted, and does not take into account possible changes in such tax laws or interpretations thereof, which may apply retroactively. This discussion does not include any description of the tax laws of any state or local governments within the United States.


     For purposes of this discussion, the term "U.S. Person" means: (i) a citizen or resident of the United States, (ii) a partnership or corporation, or entity treated as a corporation, created or organized in or under the laws of the United States, or any political subdivision thereof, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, (iv) a trust if either (x) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. Persons have the authority to control all substantial decisions of such trust or (y) the trust has a valid election in effect to be treated as a U.S. Person for U.S. federal income tax purposes or (v) any other person or entity that is treated for U.S. federal income tax purposes as if it were one of the foregoing.

     Taxation of Dividends. Subject to the discussions below relating to the potential application of the controlled foreign corporation ("CFC"), related person insurance income ("RPII"), foreign personal holding company ("FPHC") and passive foreign investment company ("PFIC") rules, cash distributions, if any, made with respect to the ordinary shares will constitute dividends for U.S. federal income tax purposes to the extent paid out of current or accumulated earnings and profits of Aspen Holdings (as computed using U.S. tax principles). Under recently enacted legislation, we believe dividends paid by us before 2009 should be eligible for reduced rates of tax because we believe our ordinary shares should be treated as readily tradeable on an established securities market in the United States. Such dividends will not be eligible for the dividends received deduction. To the extent such distributions exceed Aspen Holdings' earnings and profits, they will be treated first as a return of the shareholder's basis in the ordinary shares to the extent thereof, and then as gain from the sale of a capital asset.


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     Classification of Aspen Holdings or Its Foreign Subsidiaries as Controlled
Foreign Corporations. Each 10% U.S. Shareholder (as defined below) of a foreign corporation that is a CFC for an uninterrupted period of 30 days or more during a taxable year, and who owns shares in the CFC, directly or indirectly through foreign entities, on the last day of the CFC's taxable year, must include in its gross income for U.S. federal income tax purposes its pro rata share of the CFC's "subpart F income," even if the subpart F income is not distributed. A foreign corporation is considered a CFC if 10% U.S. Shareholders own (directly, indirectly through foreign entities or by attribution by application of the constructive ownership rules of section 958(b) of the Code (i.e., "constructively")) more than 50% of the total combined voting power of all classes of voting stock of such foreign corporation, or more than 50% of the total value of all stock of such corporation. For purposes of taking into account insurance income, a CFC also includes a foreign insurance company in which more than 25% of the total combined voting power of all classes of stock or more than 25% of the total value of all stock is owned by 10% U.S. Shareholders on any day of the taxable year of such corporation, if the gross amount of premiums or other consideration for the reinsurance or the issuing of insurance or annuity contracts exceeds 75% of the gross amount of all premiums or other consideration in respect of all risks. A "10% U.S. Shareholder" is a U.S. Person who owns (directly, indirectly through foreign entities or constructively) at least 10% of the total combined voting power of all classes of stock entitled to vote of the foreign corporation. We believe that because of the anticipated dispersion of our share ownership, provisions in our organizational documents that limit voting power (these provisions are described in "Description of Share Capital") and other factors, no U.S. Person who owns shares of Aspen Holdings directly or indirectly through one or more foreign entities should be treated as owning (directly, indirectly through foreign entities, or constructively) 10% or more of the total voting power of all classes of shares of Aspen Holdings or any of its foreign subsidiaries. It is possible, however, that the IRS could challenge the effectiveness of these provisions and that a court could sustain such a challenge.

     The RPII CFC Provisions. The following discussion generally is applicable only if the RPII of a foreign Insurance Subsidiary, determined on a gross basis, is 20% or more of such company's gross insurance income for the taxable year and the 20% Ownership Exception (as defined below) is not met. The following discussion generally would not apply for any fiscal year in which such company's RPII falls below the 20% threshold or the 20% Ownership Exception is met. Although we cannot be certain, Aspen Holdings believes that each of the foreign Insurance Subsidiaries met the 20% Ownership Exception in prior years of operation and that the gross RPII of each of our foreign Insurance Subsidiaries as a percentage of its gross insurance income will be below the 20% threshold for each tax year for the foreseeable future. Additionally, as Aspen Holdings is not licensed as an insurance company we do not anticipate that Aspen Holdings will have insurance income, including RPII.

     RPII is any "insurance income" (as defined below) attributable to policies of insurance or reinsurance with respect to which the person (directly or indirectly) insured is a "RPII shareholder" (as defined below) or a "related person" (as defined below) to such RPII shareholder. In general, and subject to certain limitations, "insurance income" is income (including premium and investment income) attributable to the issuing of any insurance or reinsurance contract which would be taxed under the portions of the Code relating to insurance companies if the income were the income of a domestic insurance company. For purposes of inclusion of the RPII of a foreign Insurance Subsidiary in the income of RPII shareholders, unless an exception applies, the term "RPII shareholder" means any U.S. Person who owns (directly or indirectly through foreign entities) any amount of Aspen Holdings' ordinary shares. Generally, the term "related person" for this purpose means someone who controls or is controlled by the RPII shareholder or someone who is controlled by the same person or persons which control the RPII shareholder. Control is measured by either more than 50% in value or more than 50% in voting power of stock applying certain constructive ownership principles. A corporation's pension plan is ordinarily not a "related person" with respect to the corporation unless the pension plan owns, directly or indirectly through the application of certain constructive ownership rules, more than 50% measured by vote or value, of the stock of the corporation. Each foreign Insurance Subsidiary will be treated as a CFC under the RPII provisions if RPII shareholders are


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

treated as owning (directly, indirectly through foreign entities or constructively) 25% or more of the shares of Aspen Holdings by vote or value.


     RPII Exceptions. The special RPII rules do not apply to a foreign Insurance Subsidiary if (i) direct and indirect insureds and persons related to such insureds, whether or not U.S. Persons, are treated as owning (directly or indirectly through entities) less than 20% of the voting power and less than 20% of the value of the shares of Aspen Holdings (the "20% Ownership Exception"), (ii) RPII, determined on a gross basis, is less than 20% of the gross insurance income of the foreign Insurance Subsidiary for the taxable year (the "20% Gross Income Exception), (iii) the foreign Insurance Subsidiary elects to be taxed on its RPII as if the RPII were effectively connected with the conduct of a U.S. trade or business, and to waive all treaty benefits with respect to RPII and meet certain other requirements or (iv) the foreign Insurance Subsidiary elects to be treated as a U.S. corporation and waives all treaty benefits and meets certain other requirements. Where none of these exceptions applies to a foreign Insurance Subsidiary, each U.S. Person owning or treated as owning any shares in Aspen Holdings (and therefore, indirectly, in each foreign Insurance Subsidiary) on the last day of Aspen Holdings' taxable year will be required to include in its gross income for U.S. federal income tax purposes its share of the RPII of the company or companies, as the case may be, that failed to qualify for the exception for the portion of the taxable year during which the foreign Insurance Subsidiary was a CFC under the RPII provisions, determined as if all such RPII were distributed proportionately only to such U.S. Persons at that date, but limited by each such U.S. Person's share of such company's current-year earnings and profits as reduced by the U.S. Person's share, if any, of certain prior-year deficits in earnings and profits. Our foreign Insurance Subsidiaries intend to operate in a manner that is intended to ensure that each qualifies for the 20% Gross Income Exception. Although we do not expect that the gross RPII of either foreign Insurance Subsidiary will equal or exceed 20% of such company's gross insurance income in the foreseeable future, it is possible that we will not be successful in qualifying under this exception.

     Computation of RPII. In order to determine how much RPII a foreign Insurance Subsidiary has earned in each taxable year, our foreign Insurance Subsidiaries may obtain and rely upon information from their insureds and reinsureds to determine whether any of the insureds, reinsureds or persons related thereto own (directly or indirectly through foreign entities) shares of Aspen Holdings and are U.S. Persons. Aspen Holdings may not be able to determine whether any of the underlying direct or indirect insureds to which our foreign Insurance Subsidiaries provide insurance or reinsurance are shareholders or related persons to such shareholders. Consequently, Aspen Holdings may not be able to determine accurately the gross amount of RPII earned by each of our foreign Insurance Subsidiaries in a given taxable year. For any year in which gross RPII of a foreign Insurance Subsidiary is 20% or more of its gross insurance income for the year and the 20% Ownership Exception does not apply, Aspen Holdings may also seek information from its shareholders as to whether beneficial owners of ordinary shares at the end of the year are U.S. Persons so that the RPII may be determined and apportioned among such persons; to the extent Aspen Holdings is unable to determine whether a beneficial owner of ordinary shares is a U.S. Person, Aspen Holdings may assume that such owner is not a U.S. Person, thereby increasing the per share RPII amount for all known RPII shareholders.


     If, as expected, the RPII of each foreign Insurance Subsidiary is less than 20% of its gross insurance income, RPII shareholders will not be required to include RPII in their taxable income. The amount of RPII includable in the income of a RPII shareholder is based upon the net RPII income for the year after deducting related expenses such as losses, loss reserves and operating expenses.


     Apportionment of RPII to U.S. Holders. Every RPII shareholder who owns ordinary shares on the last day of any fiscal year of Aspen Holdings in which the 20% Ownership Exception does not apply to a foreign Insurance Subsidiary and the gross insurance income constituting RPII for that year equals or exceeds 20% of such company's gross insurance income should expect that for such year it will be required to include in gross income its share of such company's RPII for the portion of the taxable year during which such company was a CFC under the RPII provisions, whether or not distributed, even though it may not have owned the shares throughout such period. A RPII



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

shareholder who owns ordinary shares during such taxable year but not on the last day of the taxable year is not required to include in gross income any part of company's RPII.


     Basis Adjustments. A RPII shareholder's tax basis in its ordinary shares will be increased by the amount of any RPII that the shareholder includes in income. The RPII shareholder may exclude from income the amount of any distributions by Aspen Holdings out of previously taxed RPII income. The RPII shareholder's tax basis in its ordinary shares will be reduced by the amount of such distributions that are excluded from income.

     Uncertainty as to Application of RPII. The RPII provisions have never been interpreted by the courts or the Treasury Department in final regulations, and regulations interpreting the RPII provisions of the Code exist only in proposed form. It is not certain whether these regulations will be adopted in their proposed form or what changes or clarifications might ultimately be made thereto or whether any such changes, as well as any interpretation or application of RPII by the IRS, the courts or otherwise, might have retroactive effect. These provisions include the grant of authority to the Treasury Department to prescribe "such regulations as may be necessary to carry out the purpose of this subsection including . . . regulations preventing the avoidance of this subsection through cross insurance arrangements or otherwise." Accordingly, the meaning of the RPII provisions and the application thereof to our foreign Insurance Subsidiaries is uncertain. In addition, we cannot be certain that the amount of RPII or the amounts of the RPII inclusions for any particular RPII shareholder, if any, will not be subject to adjustment based upon subsequent IRS examination. Any prospective investors considering an investment in ordinary shares should consult his tax advisor as to the effects of these uncertainties.


     Information Reporting. Under certain circumstances, U.S. Persons owning stock in a foreign corporation are required to file IRS Form 5471 with their U.S. federal income tax returns. Generally, information reporting on IRS Form 5471 is required by (i) a person who is treated as a RPII shareholder, (ii) a 10% U.S. Shareholder of a foreign corporation that is a CFC for an uninterrupted period of 30 days or more during any tax year of the foreign corporation, and who owned the stock on the last day of that year and (iii) under certain circumstances, a U.S. Person who acquires stock in a foreign corporation and as a result thereof owns 10% or more of the voting power or value of such foreign corporation, whether or not such foreign corporation is a CFC. For any taxable year in which Aspen Holdings determines that gross RPII constitutes 20% or more of the gross insurance income of a foreign Insurance Subsidiary and the 20% Ownership Exception does not apply, Aspen Holdings will provide to all U.S. Persons registered as shareholders of its ordinary shares a completed IRS Form 5471 or the relevant information necessary to complete the form. Failure to file IRS Form 5471 may result in penalties.

     Tax-Exempt Shareholders. Tax-exempt entities will be required to treat certain subpart F insurance income, including RPII, that is includible in income by the tax-exempt entity as unrelated business taxable income. Prospective investors that are tax exempt entities are urged to consult their tax advisors as to the potential impact of the unrelated business taxable income provisions of the Code. A tax-exempt organization that is treated as a 10% U.S. Shareholder or a RPII Shareholder also must file IRS Form 5471 in the circumstances described above.

     Dispositions of Ordinary Shares. Subject to the discussions below relating to the potential application of the Code section 1248, PFIC and FPHC rules, U.S. holders of ordinary shares generally should recognize capital gain or loss for U.S. federal income tax purposes on the sale, exchange or other disposition of ordinary shares in the same manner as on the sale, exchange or other disposition of any other shares held as capital assets. If the holding period for these ordinary shares exceeds one year, any gain will be subject to tax at a current maximum marginal tax rate of 15% for individuals and 35% for corporations. Moreover, gain, if any, generally will be a U.S. source gain and generally will constitute "passive income" for foreign tax credit limitation purposes.

     Code section 1248 provides that if a U.S. Person sells or exchanges stock in a foreign corporation and such person owned, directly, indirectly through certain foreign entities or constructively, 10% or more of the voting power of the corporation at any time during the five-year period ending on the


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

date of disposition when the corporation was a CFC, any gain from the sale or exchange of the shares will be treated as a dividend to the extent of the CFC's earnings and profits (determined under U.S. federal income tax principles) during the period that the shareholder held the shares and while the corporation was a CFC (with certain adjustments). We believe that because of the anticipated dispersion of our share ownership, provisions in our organizational documents that limit voting power and other factors, that no U.S. shareholder of Aspen Holdings should be treated as owning (directly, indirectly through foreign entities or constructively) 10% or more of the total voting power of Aspen Holdings; to the extent this is the case, the application of Code Section 1248 under the regular CFC rules should not apply to dispositions of our ordinary shares. It is possible, however, that the IRS could challenge the effectiveness of these provisions and that a court could sustain such a challenge. A 10% U.S. Shareholder may in certain circumstances be required to report a disposition of shares of a CFC by attaching IRS Form 5471 to the U.S. federal income tax or information return that it would normally file for the taxable year in which the disposition occurs. In the event this is determined necessary, Aspen Holdings will provide a completed IRS Form 5471 or the relevant information necessary to complete the Form.

     Code section 1248 also applies to the sale or exchange of shares in a foreign corporation if the foreign corporation would be treated as a CFC for RPII purposes regardless of whether the shareholder is a 10% U.S. Shareholder or whether RPII constitutes 20% or more of the corporation's gross insurance income or the 20% Ownership Exception applies. Existing proposed regulations do not address whether Code section 1248 would apply if a foreign corporation is not a CFC but the foreign corporation has a subsidiary that is a CFC and that would be taxed as an insurance company if it were a domestic corporation. We believe, however, that this application of Code section 1248 under the RPII rules should not apply to dispositions of ordinary shares because Aspen Holdings will not be directly engaged in the insurance business. We cannot be certain, however, that the IRS will not interpret the proposed regulations in a contrary manner or that the Treasury Department will not amend the proposed regulations to provide that these rules will apply to dispositions of ordinary shares. Prospective investors should consult their tax advisors regarding the effects of these rules on a disposition of ordinary shares.

     Passive Foreign Investment Companies. In general, a foreign corporation will be a PFIC during a given year if (i) 75% or more of its gross income constitutes "passive income" (the "75% test") or (ii) 50% or more of its assets produce passive income (the "50% test").

     If Aspen Holdings were characterized as a PFIC during a given year, U.S. Persons holding ordinary shares would be subject to a penalty tax at the time of the sale at a gain of, or receipt of an "excess distribution" with respect to, their shares, unless such persons made a "qualified electing fund election" or "mark-to-market" election. It is uncertain that Aspen Holdings would be able to provide its shareholders with the information necessary for a U.S. Person to make these elections. In general, a shareholder receives an "excess distribution" if the amount of the distribution is more than 125% of the average distribution with respect to the shares during the three preceding taxable years (or shorter period during which the taxpayer held the shares). In general, the penalty tax is equivalent to an interest charge on taxes that are deemed due during the period the shareholder owned the shares, computed by assuming that the excess distribution or gain (in the case of a sale) with respect to the shares was taken in equal portion at the highest applicable tax rate on ordinary income throughout the shareholder's period of ownership. The interest charge is equal to the applicable rate imposed on underpayments of U.S. federal income tax for such period. In addition, a distribution paid by Aspen Holdings to U.S. shareholders that is characterized as a dividend and is not characterized as an excess distribution would not be eligible for a reduced rate of tax under recently enacted legislation with respect to dividends paid before 2009.

     For the above purposes, passive income generally includes interest, dividends, annuities and other investment income. The PFIC rules provide that income "derived in the active conduct of an insurance business by a corporation which is predominantly engaged in an insurance business . . . is not treated as passive income." The PFIC provisions also contain a look-through rule under which a foreign corporation shall be treated as if it "received directly its proportionate share of the income . . ."

and as if it "held its proportionate share of the assets . . ." of any other corporation in which it owns at least 25% of the value of the stock.

     This exception is intended to ensure that income derived by a bona fide insurance company is not treated as passive income, except to the extent such income is attributable to financial reserves in excess of the reasonable needs of the insurance business. We expect, for purposes of the PFIC rules, that each of our Insurance Subsidiaries will be predominantly engaged in an insurance business and is unlikely to have financial reserves in excess of the reasonable needs of its insurance business in each year of operations. Accordingly, none of the income or assets of our Insurance Subsidiaries should be treated as passive. Additionally, we expect that in each year of operations the passive income and assets of Aspen U.K. Holdings, Aspen U.K. Services will not meet the 75% test or the 50% test because they should have sufficient non-passive income and assets. Finally, we expect that the passive income and assets of Aspen U.S. Holdings, Aspen U.S. Services and Aspen Specialty Insurance Management will be de minimis in each year of operations with respect to the overall income and assets of Aspen Holdings and its subsidiaries. Under the look-through rule Aspen Holdings should be deemed to own its proportionate share of the assets and to have received its proportionate share of the income of its direct and indirect subsidiaries for purposes of the 75% test and the 50% test. As a result, we believe that Aspen Holdings was not and should not be treated as a PFIC. We cannot be certain, however, as there are currently no regulations regarding the application of the PFIC provisions to an insurance company and new regulations or pronouncements interpreting or clarifying these rules may be forthcoming, that the IRS will not challenge this position and that a court will not sustain such challenge. Prospective investors should consult their tax advisor as to the effects of the PFIC rules.

     Foreign Personal Holding Companies. A foreign corporation will be classified as an FPHC for U.S. federal income tax purposes if (i) at any time during the taxable year at issue, five or fewer individuals who are U.S. citizens or residents own or are deemed to own (pursuant to certain constructive ownership rules) more than 50% of all classes of the corporation's stock measured by voting power or value and (ii) at least 60% of its gross income for the year is "FPHC income." Under these constructive ownership rules, among other things, a partner will be treated as owning a proportionate amount of the stock owned by the partnership and a partner who is an individual will be treated as owning the stock owned by his partners. For example, all of the ordinary shares owned by a partnership will be attributed to each of its partners, if any, who are individuals. Also, stock treated as owned by such partner proportionately through such partnership will be treated as owned by the partner for purposes of reapplying the constructive ownership rules. If Aspen Holdings or any of its foreign subsidiaries were to become FPHCs, a portion of the "undistributed foreign personal holding company income" (as defined for U.S. federal income tax purposes) of each such FPHC would be imputed to all of Aspen Holdings' shareholders who are U.S. Persons. Such income would be taxable as a dividend and should not be eligible for a reduced rate of tax under recently enacted legislation, even if no cash dividend were actually paid. In such event, subsequent cash distributions will first be treated as a tax-free return of any previously taxed and undistributed amounts. In addition, a distribution paid by Aspen Holdings to a U.S. shareholder that is not treated as a tax-free return of any previously taxed and undistributed amount and is characterized as a dividend would not be eligible for a reduced rate of tax under recently enacted legislation with respect to dividends paid before 2009. Further, in such case, upon the death of any U.S. individual owning ordinary shares, such individual's heirs or estate would not be entitled to a "step-up" in the basis of the ordinary shares which might otherwise be available under U.S. federal income tax laws. Moreover, each shareholder who owns, directly or indirectly, 10% or more of the value of an FPHC is required to file IRS Form 5471.

     We believe based upon information made available to us regarding our existing shareholder base that neither Aspen Holdings nor any of its foreign subsidiaries should be considered an FPHC for any prior year of operations or immediately following the offering. Additionally, we intend to manage our business to minimize the possibility that we will meet the 60% income threshold so that neither Aspen Holdings nor any of its foreign subsidiaries should be considered an FPHC. We cannot be certain,


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

however, that Aspen Holdings and/or any of its foreign subsidiaries will not be considered an FPHC, because of factors including legal and factual uncertainties regarding the application of the constructive ownership rules, the makeup of Aspen Holdings' shareholder base, the gross income of Aspen Holdings and/or any of its foreign subsidiaries and other circumstances that could change the application of the FPHC rules to Aspen Holdings and its foreign subsidiaries. In addition, if Aspen Holdings or any of its foreign subsidiaries were to become an FPHC, we cannot be certain that the amount of FPHC income will be immaterial.

     Foreign tax credit. Because it is anticipated that U.S. Persons will own a majority of our shares, only a portion of the current income inclusions, if any, under the CFC, RPII and PFIC rules and of dividends paid by us (including any gain from the sale of ordinary shares that is treated as a dividend under section 1248 of the Code) will be treated as foreign source income for purposes of computing a shareholder's U.S. foreign tax credit limitations. We will consider providing shareholders with information regarding the portion of such amounts constituting foreign source income to the extent such information is reasonably available. It is also likely that substantially all of the "subpart F income," RPII and dividends that are foreign source income will constitute either "passive" or "financial services" income for foreign tax credit limitation purposes. Thus, it may not be possible for most shareholders to utilize excess foreign tax credits to reduce U.S. tax on such income.

     Information Reporting and Backup Withholding on Distributions and Disposition Proceeds. Information returns may be filed with the IRS in connection with distributions on the ordinary shares and the proceeds from a sale or other disposition of the ordinary shares unless the holder of the ordinary shares establishes an exemption from the information reporting rules. A holder of ordinary shares that does not establish such an exemption may be subject to U.S. backup withholding tax on these payments if the holder is not a corporation or non-U.S. Person or fails to provide its taxpayer identification number or otherwise comply with the backup withholding rules. The amount of any backup withholding from a payment to a U.S. Person will be allowed as a credit against the U.S. Person's U.S. federal income tax liability and may entitle the U.S. Person to a refund, provided that the required information is furnished to the IRS.

     Proposed U.S. Tax Legislation. Legislation has been introduced in the U.S. Congress intended to eliminate certain perceived tax advantages of companies (including insurance companies) that have legal domiciles outside the United States but have certain U.S. connections. In this regard, legislation has been introduced that includes a provision which permits the IRS to reallocate or recharacterize items of income, deduction or certain other items related to a reinsurance agreement between related parties to reflect the proper source, character and amount for each item (in contrast to current law, which only refers to source and character). While there are no currently pending legislative proposals which, if enacted, would have a material adverse effect on us or our shareholders, it is possible that broader-based legislative proposals could emerge in the future that could have an adverse impact on us or our shareholders.

     Additionally, the U.S. federal income tax laws and interpretations regarding whether a company is engaged in a trade or business within the United States or is a PFIC, or whether U.S. Persons would be required to include in their gross income the "subpart F income" or the RPII of a CFC, are subject to change, possibly on a retroactive basis. There are currently no regulations regarding the application of the PFIC rules to insurance companies and the regulations regarding RPII are still in proposed form. New regulations or pronouncements interpreting or clarifying such rules may be forthcoming. We cannot be certain if, when or in what form such regulations or pronouncements may be provided and whether such guidance will have a retroactive effect.


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

                         DESCRIPTION OF SHARE CAPITAL

     Our amended and restated bye-laws will become effective upon the consummation of this offering. The following summary of our bye-laws is qualified in its entirety by the provisions of such bye-laws, a copy of which will be filed as an exhibit to the registration statement of which this prospectus is a part. All references to "bye-laws" are intended to refer to the amended and restated bye-laws of Aspen Holdings that will be in effect upon the consummation of this offering. As of September 30, 2003, there were 56,924,120 ordinary shares issued, 6,787,880 options granted that will be exercisable for shares or lapse upon the earlier occurrence of several events as further described in "-- Investor Options" below and 3,884,020 options to purchase shares granted to employees as described under "Management -- Share Incentive Plan."

     Aspen Holdings has authorized share capital of $1,630,185.83 divided into 1,076,416,910 shares of par value 0.15144558(cents) per share, of which 969,629,030 are ordinary shares, 6,787,880 are non-voting shares and 100,000,000 are preference shares. Immediately after completion of this offering, 67,600,703 ordinary shares (69,179,303 ordinary shares if the underwriters exercise their over-allotment option in full) will be outstanding. The following summary of our share capital is qualified in its entirety by reference to our memorandum of association and by our bye-laws, the shareholders agreement, the registration rights agreement and the option instrument, copies of which will be filed as an exhibit to this registration statement.


ORDINARY SHARES

     In general, subject to the adjustments regarding voting set forth in "-- Voting Adjustments" below, holders of our ordinary shares have one vote for each ordinary share held by them and are entitled to vote, on a non-cumulative basis, at all meetings of shareholders. Holders of our ordinary shares are entitled to receive dividends as may be lawfully declared from time to time by our board of directors. Holders of our ordinary shares have no redemption, conversion or sinking fund rights. In the event of our liquidation, dissolution or winding-up, the holders of our ordinary shares are entitled to share equally and ratably in our assets, if any remain after the payment of all our debts and liabilities and the liquidation preference of any outstanding preferred shares.


NON-VOTING SHARES

     As of September 30, 2003, there were no non-voting shares in issue. Holders of our non-voting shares have the same rights as the holders of ordinary shares, except that (unless otherwise granted a vote pursuant to the provisions of the Companies Act) they have no right to vote on any matters put before the shareholders of Aspen Holdings. Upon the occurrence of this offering, each non-voting share shall automatically convert, immediately upon issue, into one ordinary share carrying rights to vote. See "-- Options" for a description of the rights of certain optionholders to purchase non-voting shares.


PREFERENCE SHARES

     As of the date of this prospectus, there were no preference shares in issue. Subject to certain limitations contained in our bye-laws and any limitations prescribed by applicable law, our board of directors is authorized to issue preference shares in one or more series and to fix the rights, privileges, principles and restrictions of such shares, including but not limited to dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption prices and liquidation preferences, and the number of shares constituting and the designation of any such series, without further vote or action by our shareholders.

INVESTOR OPTIONS


     The following table shows the number of investor options outstanding to purchase shares after completion of this offering and the exercise by the Names' Trustee of 440,144 options to purchase ordinary shares upon or after completion of this offering(1):


                                OPTIONS TO ACQUIRE        PERCENTAGE OF          EXERCISE PRICE
        OPTION HOLDER                 SHARES           ORDINARY SHARES(2)      AT JUNE 21, 2002(3)     EXPIRATION(4)
----------------------------   --------------------   --------------------   ----------------------   --------------
Wellington .................   3,781,120                       5.1%           (pounds sterling)10      June 21, 2012
Names' Trustee(5) ..........   2,566,616                       3.5%           (pounds sterling)10      June 21, 2012
                               ---------                      ----
 Total .....................   6,347,736                       8.6%
                               =========                      ====


----------------


(1) The Names' Trustee has delivered a notice to the Company that it will exercise upon or shortly after completion of this offering 440,144 options to purchase ordinary shares with 87,517 options being exercised on a cash basis at an exercise price of (pounds sterling) 10.73 and 352,627 options being exercised on a cashless basis, resulting in 65,066 ordinary shares to be issued. Wellington will not immediately exercise any of its 3,781,120 options upon completion of this offering, although it has the right to do so thereafter on the terms set forth in the option instrument, as described below.

(2) Percentages are based upon 56,924,120 ordinary shares outstanding as of September 30, 2003 plus 10,524,000 ordinary shares offered by us plus 152,583 issued pursuant to options held by the Names' Trustee plus 6,347,736 shares issuable upon exercise of outstanding investor options.

(3) To be increased by 5% per annum from June 21, 2002 to date of exercise, less the amount of any prior dividend or distribution per share.

(4) The investor options originally have a five-year term, which will be extended to ten years if a LISTING such as this offering takes place prior to June 21, 2007.

(5) The Names' Trustee holds the options solely as trustee of the Names' Trust, the beneficiaries of which are the Unaligned Members.

     On June 21, 2002, Aspen Holdings issued to Wellington options to purchase 3,781,120 non-voting shares (the "Wellington Options") and issued to the Names' Trustee, as trustee of Names' Trust for the benefit of the Unaligned Members, options to purchase 3,006,760 non-voting shares (the "Names' Options;" together with the Wellington Options, the "Investor Options"). The rights of the holders of the Investor Options are governed by an option instrument dated June 21, 2002 issued by the Company, which has been amended and restated on December 2, 2003 to effect certain of the provisions described below (the "Option Instrument"). A portion of the Names' Options is held by WUSL (as sub-trustee) for certain Unaligned Members and may be exercised on a cashless basis only. Upon completion of this offering, the non-voting shares issued upon the exercise of the Investor Options will automatically convert into ordinary shares at a one-to-one ratio upon issuance.


     The term of the Investor Options expires on June 21, 2007, except that if a Listing such as this offering occurs prior to June 21, 2007, the term will be extended to June 21, 2012. During the term of the Investor Options, the Investor Options will become exercisable upon the earlier occurrence of a Listing, such as this offering, and a SALE. In addition, if a Listing or a Sale has not occurred by June 21, 2007, the Investor Options will be exercisable for five business days commencing on June 21, 2007. The Investor Options may be exercised in whole or in part at the time of this offering or at subsequent times.


     Aspen Holdings and the optionholders have agreed in principle to amend the Option Instrument whereby the Wellington Options would be exercisable at any time in whole or in part subject to a minimum number of options to be exercised. The Names' Options would be exercisable in whole or in part without regard to a minimum number of options to be exercised. However, after completion of this offering, the Names' Options would be exercisable, in whole or in part, at the end of an annual 45-day window period (expiring June 21, 2012 or if earlier lapsed) starting in 2005 during which the Unaligned Members notify the



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Names' Trustee of their elections to exercise the Names' Options. The annual
45-day window period begins on the day following the day on which Aspen Holdings' annual report is published. In addition to the annual 45-day window period, the Names' Options also would be exercisable at the time of the first underwritten secondary offering or at the time of a non-underwritten direct resale registration if the first underwritten offering does not occur within 240 days of this offering, as further described in "-- Registration Rights Agreement" below.


     The Investor Options will lapse on the earlier occurrence of (i) the end of the term of the Investor Options, (ii) the liquidation of the Company (other than a liquidation in connection with a reconstruction or amalgamation) and
(iii) the completion of a Sale (if such options are not exercised in connection with such Sale).

     The exercise price payable for each option share is (pounds sterling)10, together with interest accruing at 5% per annum (less any dividends or other distributions) from the date of issue of the Investor Options (June 21, 2002) until the date of exercise of the Investor Options. Each optionholder may exercise its options on a cashless basis, subject to relevant requirements of the Companies Act. A cashless exercise allows the optionholders to realize, through the receipt of ordinary shares, the economic benefit of the difference between the subscription price under the Investor Options and the then-prevailing market prices without having to pay the subscription price for any such ordinary shares. Thus, the optionholder receives fewer shares upon exercise.


     The Investor Options would be exercisable on a cashless basis at the time of this offering, whereby the number of ordinary shares to be issued would be based on the difference between the exercise price and the initial offering price to the public. For any subsequent exercise of the Investor Options on a cashless basis, the number of ordinary shares to be issued would be based on the difference between the exercise price on the date of exercise and the then-prevailing market price of the ordinary shares, calculated using the average closing bid price for five preceding trading days. The Names' Options would also be exercisable on a cashless basis at the time of the first underwritten secondary offering or any non-underwritten direct resale registration effected prior to 285 days from the date of this offering. The number of ordinary shares to be issued would be based on the difference between the exercise price on the date of exercise and the offer price of the first underwritten secondary offering or in the case of a non-underwritten direct resale, based on an average closing bid price for five preceding trading days.


     Following the issuance of the Investor Options, there are a range of anti-dilution protections for the optionholders if any issuance or reclassification of our shares or similar matters are effected below fair market value, subject to certain exceptions. Under these circumstances, an adjustment to the subscription rights of the optionholders or the subscription price of the Investor Options shall be made by our board of directors. If optionholders holding 75% or more of the rights to subscribe for non-voting shares under the Investor Options so request, any adjustment proposed by our board of directors may be referred to independent financial advisors for their determination.


MANAGEMENT OPTIONS

     As of September 30, 2003, an aggregate of 3,884,020 options to purchase our ordinary shares have been granted to our key employees and non-employee directors under our 2003 Share Incentive Plan. See "Management -- Share Incentive Plan" and "-- Share Options Granted."


VOTING ADJUSTMENTS

     In general, and except as provided below, shareholders have one vote for each ordinary share held by them and are entitled to vote at all meetings of shareholders. However, if, and so long as, the ordinary shares of a shareholder in the Company are treated as "controlled shares" (as determined pursuant to section 958 of the Code) of any U.S. Person and such controlled shares constitute 9.5% or more of the votes conferred by the issued shares of Aspen Holdings, the voting rights with respect to the controlled shares owned by such U.S. Person shall be limited, in the aggregate, to a voting power of less than 9.5%, under a formula specified in our bye-laws. The formula is applied repeatedly until the voting power of all 9.5% U.S. Shareholders has been reduced to less than 9.5%. In addition, our board of directors may limit a shareholder's voting rights when it deems it appropriate to do so to (i) avoid the existence of any 9.5% U.S. Shareholder; and (ii) avoid certain material adverse tax, legal or


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regulatory consequences to the Company or any of its subsidiaries or any shareholder or its affiliates. "Controlled shares" includes, among other things, all shares of the Company that such U.S. Person is deemed to own directly, indirectly or constructively (within the meaning of section 958 of the Code).

     Under these provisions, certain shareholders may have their voting rights limited to less than one vote per share, while other shareholders may have voting rights in excess of one vote per share. Moreover, these provisions could have the effect of reducing the votes of certain shareholders who would not otherwise be subject to the 9.5% limitation by virtue of their direct share ownership. Our bye-laws provide that shareholders will be notified of their voting interests prior to any vote to be taken by them.

     We are authorized to require any shareholder to provide information as to that shareholder's beneficial share ownership, the names of persons having beneficial ownership of the shareholder's shares, relationships with other shareholders or any other facts the directors may deem relevant to a determination of the number of ordinary shares attributable to any person. If any holder fails to respond to this request or submits incomplete or inaccurate information, we may, in our sole discretion, eliminate the shareholder's voting rights. All information provided by the shareholder shall be treated by the Company as confidential information and shall be used by the Company solely for the purpose of establishing whether any 9.5% U.S. Shareholder exists (except as otherwise required by applicable law or regulation).


ACQUISITION OF ORDINARY SHARES BY THE COMPANY

     Under our bye-laws and subject to Bermuda law, we have the option, but not the obligation, to require a shareholder to sell to us or a third party at fair market value, as determined in the good faith discretion of our board of directors, the minimum number of ordinary shares which is necessary to avoid or cure any material adverse tax consequences to us, our subsidiaries or our shareholders or affiliates if our board of directors unanimously determines that failure to exercise our option would result in such material adverse tax consequences.


ISSUANCE OF SHARES

     In accordance with our bye-laws, our board of directors has the power to issue any unissued shares of the Company, except that our board of directors may not issue preference shares having voting rights or powers (other than any mandatory voting rights or powers required under the Companies Act) unless a resolution authorizing such issuance is approved by a majority of voting power of votes cast at a meeting of the Company's shareholders.


SHAREHOLDERS' AGREEMENT

     Upon the completion of this offering, the amended and restated shareholders' agreement dated as of September 30, 2003 by and among the Company, Blackstone, Wellington, Candover, Mourant, CSFB Private Equity, Montpelier Re, the Names' Trustee, 3i, Phoenix, Olympus and Lexicon and, for limited purposes, Mr. Myners, Mr. O'Kane, Mr. Cusack, Ms. Davies and Mr. May will become fully effective. All references to "shareholders' agreement" are intended to refer to the shareholders' agreement that will become effective upon the completion of this offering.

     The shareholders' agreement defines certain rights and obligations of the shareholders parties to the shareholders' agreement with respect to the transfer of shares and other matters. Pursuant to the terms of the shareholders' agreement, generally if any existing shareholder party thereto (or group of existing shareholder parties thereto) proposes to transfer 20% or more of our outstanding shares, then the other shareholders party to the shareholders' agreement have a right to participate proportionally in the transfer.

     If a change of control (as defined in the shareholders' agreement) is approved by the board of directors and by investors (as defined in the shareholders' agreement) holding not less than 60% of


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the voting power of shares held by the investors (in each case, after taking into account voting power adjustments under the bye-laws), Wellington, certain entities affiliated with Wellington and the Names' Trustee undertake to:

    o exercise their respective voting rights as shareholders to approve the change of control; and

    o tender their respective shares for sale in relation to the change of control on terms no less favorable than those on which the investors sell their shares.

     Each shareholder party to the shareholders' agreement consents to the bonus issue of shares pursuant to a cashless exercise (as defined and described in the Option Instrument). Each shareholder party to the shareholders' agreement agrees to vote its shares and otherwise take all reasonable action within its power to give effect to the foregoing and the cashless exercise provision of the Investor Options.

     Each shareholder party has agreed to require any transferee within thirty-six months after this offering to sign a deed of adherence to the shareholders' agreement, except if such transfer is pursuant to a registered public offering, sale pursuant to Rule 144 of the Securities Act or certain other circumstances. In addition, until twelve months after this offering, a shareholder party may not make transfers to its shareholders, members, partners or beneficiaries by way of a dividend or distribution of our shares without consideration.

     Generally, the shareholders' agreement may only be amended if the amendment is in writing and signed by or on behalf of the Company (acting with the approval of the board of directors) and the shareholder parties holding 75% of the voting power of the shares held by the shareholder parties, provided that any amendment or variation of the shareholders' agreement that would adversely affect a shareholder party thereto in a disproportionate manner relative to the other shareholder parties thereto may not be effected without the consent of such disproportionately affected shareholder.

     Directors, officers and employees of the Company who currently hold ordinary shares are deemed third party beneficiaries of some of the provisions of the shareholders' agreement. However, these directors, officers and employees are not entitled to vote in connection with any amendment or variation of the shareholders' agreement, unless such amendment or variation adversely affects only them or adversely affects them in a disproportionate manner relative to the other shareholder parties thereto, in which case the consent of a majority of voting power of ordinary shares held by these directors, officers and employees is required.

     We have agreed to pay the reasonable legal fees and expenses incurred by the shareholders parties to the shareholders' agreement in connection with the negotiation, preparation and execution of the shareholders' agreement, the registration rights agreement, the management shareholders' agreements (and all other documents relating to the 2003 Share Incentive Plan) and all other matters in connection with this offering prior to the date that this offering is consummated.

     In addition, we have agreed to pay the reasonable legal fees and expenses incurred by all of our management shareholders, taken together, in connection with the negotiation, preparation and execution of the shareholders' agreement, the registration rights agreement, the management shareholders' agreements (and all other documents relating to the 2003 Share Incentive Plan) and all other matters in connection with this offering prior to the date that this offering is consummated and the management service contracts; provided that, we shall only reimburse our management shareholders for any such legal fees and expenses incurred for the services of one firm of legal counsel.

     We have agreed to pay each year the reasonable costs of administration of the Names' Trust incurred by the Names' Trustee and will bear the reasonable or pre-approved costs of Names' Trustee incurred in connection with the transmission of notices received by the Names' Trustee (in its capacity


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as trustee for Names' Trust) to the Unaligned Members and any other communications with the Unaligned Members which are made to or by the Names' Trustee on behalf of the Unaligned Members.


REGISTRATION RIGHTS AGREEMENT

     Under a registration rights agreement, dated June 21, 2002, as amended and restated on July 23, 2002, as further amended and restated as of September 30, 2003, by and among the Company and Blackstone, Wellington, Candover, Mourant, CSFB Private Equity, Montpelier Re, the Names' Trustee, 3i, Phoenix, Olympus and Lexicon, we may be required to register our ordinary shares held by such parties under the Securities Act following the effective date of this offering. At any time following the earlier of 180 days after the effective date of this registration statement and the expiration of the period during which the managing underwriters for this initial public offering prohibit us from otherwise distributing our shares, any such shareholder party or group of shareholders (other than directors, officers or employees of the Company) that holds in the aggregate $50 million of our shares has the right to request registration for a public offering of all or a portion of its shares.


     We have entered into a further amendment dated as of November 14, 2003 whereby the ordinary shares issued in connection with the exercise of the Names' Options will have priority over the sale of ordinary shares held by the other shareholders party to the registration rights agreement in the first underwritten secondary offering of ordinary shares after this initial public offering. In addition, under the amendment, if one or more of our shareholders does not request from the Company the registration of its ordinary shares in connection with the first underwritten secondary offering within 240 days of this initial public offering, the Names' Trustee has the right to demand the registration of ordinary shares it holds on behalf of the Unaligned Members, subject to a registration of a minimum number of ordinary shares, for a non-underwritten direct resale of such ordinary shares between 240 and 285 days from the date of this initial public offering. In the event that one or more of our shareholders requests the registration of its ordinary shares after the 240th day after this initial public offering, and the Names' Trustee either had not requested to register its ordinary shares or any such registration statement had not yet become effective, the requesting shareholder may cause the Names' Trustee to participate in such underwritten secondary offering in lieu of the separate non-underwritten offering. In such event, the sale of ordinary shares issued in connection with the exercise of the Names' Options would have priority over the sale of ordinary shares to be sold by the other shareholders in the first underwritten secondary offering.


     In addition, under certain circumstances after the completion of this offering, if we propose to register the sale of any of our securities under the Securities Act (other than a registration on Form S-8 or F-4), such parties holding our ordinary shares or other securities convertible into, exercisable for or exchangeable for our ordinary shares, will have the right to participate proportionately in such sale.

     Parties to the registration rights agreement who wish to register their ordinary shares must notify us within 10 days of receipt of our notice that a registration statement will be filed. It has been agreed that a 20 business day period will apply for the Names' Trustee to allow it additional time to coordinate with the Names' Trust beneficiaries. If the registration requested would not be delayed by the extended period provided to the Names' Trustee, then the Names' Trustee will participate in the underwritten offering. If a delay would occur as a result of the extended period to the Names' Trustee, then the Names' Trustee would be entitled to request the registration of ordinary shares it holds on behalf of the Unaligned Members, for a non-underwritten direct resale of such shares under a separate registration statement to be filed by us.

     The registration rights agreement provides that neither we, nor any holder of our ordinary shares or other securities convertible into, exercisable for or exchangeable for our ordinary shares will offer, sell, or otherwise dispose of any such shares or other securities for a specified period of time, not to exceed 180 days after the date of the initial sale of ordinary shares under this prospectus.


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     Generally, the registration rights agreement may only be amended if the amendment is in writing and signed by or on behalf of shareholders party to the registration rights agreement holding 75% of the number of ordinary shares (or securities exchangeable or exercisable for or convertible into ordinary shares) that are considered registrable under the registration rights agreement ("Registrable Securities"), provided that any amendment or variation of the registration rights agreement that would adversely affect a shareholder party thereto in a disproportionate manner relative to the other shareholders parties thereto may not be effected without the consent of such disproportionately affected shareholder.

     Directors, officers and employees of the Company who currently hold ordinary shares and options are deemed third party beneficiaries of some of the provisions of the registration rights agreement. However, these directors, officers and employees are not entitled to vote in connection with any amendment or variation of the registration rights agreement, unless such amendment or variation adversely affects only them or adversely affects them in a disproportionate manner relative to the other shareholders parties thereto, in which case the consent of a majority of the number of Registrable Securities held by these directors, officers and employees is required.


BYE-LAWS

     In addition to the provisions of our bye-laws described elsewhere in this prospectus, the following provisions are a summary of some of the other important provisions of our bye-laws.

     Our Board and Corporate Action. Our bye-laws provide that the board shall consist of not less than six and not more than 15 directors. Subject to our bye-laws and Bermuda law, the directors shall be elected or appointed by holders of ordinary shares. Our board of directors is divided into three classes, designated Class I, Class II and Class III and is elected by the shareholders as follows. Each director shall serve for a term ending on the date of the third annual general meeting of shareholders next following the annual general meeting at which such director was elected, provided that (i) Directors initially designated as Class I Directors shall serve for an initial term ending on the date of the third annual general meeting of Shareholders following June 21, 2002, (ii) directors initially designated as Class II Directors shall serve for an initial term ending on the fourth annual general meeting following June 21, 2002, and (iii) directors initially designated as Class III Directors shall serve for an initial term ending on the fifth annual general meeting following June 21, 2002. Notwithstanding the foregoing, each director shall hold office until such director's successor shall have been duly elected or until such director is removed from office or such office is otherwise vacated. In the event of any change in the number of directors, the board of directors shall apportion any newly created directorships among, or reduce the number of directorships in, such class or classes as shall equalize, as nearly as possible, the number of directors in each class. In no event will a decrease in the number of directors shorten the term of any incumbent director.

     Generally, the affirmative vote of a majority of the directors present at any meeting at which a quorum is present shall be required to authorize corporate action. Corporate action may also be taken by a unanimous written resolution of the board without a meeting and with no need to give notice, except in the case of removal of auditors or directors. The quorum necessary for the transaction of business of the board of directors may be fixed by the board of directors and, unless so fixed at any other number, shall be a majority of directors in office from time to time and in no event less than two directors, provided, that the majority of the directors present does not consist of persons residing in the United Kingdom for U.K. tax purposes.

     Shareholder Action. Except as otherwise required by the Companies Act and our bye-laws, any question proposed for the consideration of the shareholders at any general meeting shall be decided by the affirmative vote of a majority of the voting power of votes cast at such meeting (in each case, after taking into account voting power adjustments under the bye-laws).

     The following actions shall be approved by the affirmative vote of at least seventy-five percent (75%) of the voting power of shares entitled to vote at a meeting of shareholders (in each case, after taking into account voting power adjustments under the bye-laws): any amendment to Bye-Laws 13


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(first sentence - Modification of Rights); 24 (Transfer of Shares); 49
(Voting); 63, 64, 65 and 66 (Adjustment of Voting Power); 67 (Other Adjustments of Voting Power), 76 (Purchase of Shares), 84 or 85 (Certain Subsidiaries); provided, however, that in the case of any amendments to Bye-Laws 24, 63, 64, 65, 66, 67 or 76, such amendment shall only be subject to this voting requirement if the board determines in its sole discretion that such amendment could adversely affect any shareholder in any non-de minimis respect. The following actions shall be approved by the affirmative vote of at least sixty-six percent (66%) of the voting power of shares entitled to vote at a meeting of shareholders (in each case, after taking into account voting power adjustments under the bye-laws): (i) a merger or amalgamation with, or a sale, lease or transfer of all or substantially all of the assets of the Company to, a third party, where any shareholder does not have the same right to receive the same consideration as all other shareholders in such transaction; or (ii) discontinuance of the Company out of Bermuda to another jurisdiction.

     Amendment. Our bye-laws may be revoked or amended by a majority of the board of directors, but no revocation or amendment shall be operative unless and until it is approved at a subsequent general meeting of the Company by the shareholders by resolution passed by a majority of the voting power of votes cast at such meeting (in each case, after taking into account voting power adjustments under the bye-laws) or such greater majority as required by our bye-laws.

     Voting of Non-U.S. Subsidiary Shares. If we are required or entitled to vote at a general meeting of any of Aspen U.K., Aspen Bermuda, Aspen U.K. Holdings or Aspen U.K. Services or any other directly held non-U.S. subsidiary of ours (together, the "Non-U.S. Subsidiaries"), our directors shall refer the subject matter of the vote to our shareholders and seek direction from such shareholders as to how they should vote on the resolution proposed by the Non-U.S. Subsidiary. Substantially similar provisions are or will be contained in the bye-laws (or equivalent governing documents) of the Non-U.S. Subsidiaries.


DIFFERENCES IN CORPORATE LAW

     You should be aware that the Companies Act, which applies to us, differs in certain material respects from laws generally applicable to U.S. corporations and their shareholders. In order to highlight these differences, set forth below is a summary of certain significant provisions of the Companies Act (including modifications adopted pursuant to our bye-laws) applicable to us which differ in certain respects from provisions of the State of Delaware corporate law. Because the following statements are summaries, they do not address all aspects of Bermuda law that may be relevant to us and our shareholders.

     Duties of Directors. Under Bermuda law, at common law, members of a board of directors owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty has the following essential elements:

    o    a duty to act in good faith in the best interests of the company;

    o a duty not to make a personal profit from opportunities that arise from the office of director;

    o    a duty to avoid conflicts of interest; and

    o a duty to exercise powers for the purpose for which such powers were intended.

The Companies Act imposes a duty on directors and officers of a Bermuda company:

    o to act honestly and in good faith with a view to the best interests of the company; and

    o to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

     In addition, the Companies Act imposes various duties on officers of a company with respect to certain matters of management and administration of the company.


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     The Companies Act provides that in any proceedings for negligence, default, breach of duty or breach of trust against any officer, if it appears to a court that such officer is or may be liable in respect of negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that, having regard to all the circumstances of the case, including those connected with his appointment, he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from any liability on such terms as the court may think fit. This provision has been interpreted to apply only to actions brought by or on behalf of the company against such officers. Our bye-laws, however, provide that shareholders waive all claims or rights of action that they might have, individually or in the right of the Company, against any director or officer of Aspen Holdings for any act or failure to act in the performance of such director's or officer's duties, except this waiver does not extend to any claims or rights of action that arise out of fraud on the part of such director or officer or with respect to the recovery of any gain, personal profit or advantage to which the officer or director is not legally entitled.

     Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its stockholders.

     The duty of care requires that directors act in an informed and deliberative manner and inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the stockholders.

     A party challenging the propriety of a decision of a board of directors bears the burden of rebutting the applicability of the presumptions afforded to directors by the "business judgment rule." If the presumption is not rebutted, the business judgment rule attaches to protect the directors and their decisions, and their business judgments will not be second guessed. Where, however, the presumption is rebutted, the directors bear the burden of demonstrating the entire fairness of the relevant transaction. Notwithstanding the foregoing, Delaware courts subject directors' conduct to enhanced scrutiny in respect of defensive actions taken in response to a threat to corporate control and approval of a transaction resulting in a sale of control of the corporation.

     Interested Directors. Under Bermuda law and our bye-laws, any transaction entered into by us in which a director has an interest is not voidable by us nor can such director be accountable to us for any benefit realized under that transaction provided the nature of the interest is disclosed at the first opportunity at a meeting of directors, or in writing to the directors. In addition, our bye-laws allow a director to be taken into account in determining whether a quorum is present and to vote on a transaction in which he has an interest unless the majority of the disinterested directors determine otherwise. Under Delaware law, such transaction would not be voidable if (1) the material facts as to such interested director's relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, (2) such material facts are disclosed or are known to the stockholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote thereon or (3) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified. Under Delaware law, such interested director could be held liable for a transaction in which such director derived an improper personal benefit.

     Voting Rights and Quorum Requirements. Under Bermuda law, the voting rights of our shareholders are regulated by our bye-laws and, in certain circumstances, the Companies Act. Under our bye-laws, at any general meeting, shareholders holding at least 50% of our shareholders' aggregate voting power in the ordinary shares shall constitute a quorum for the transaction of business. In general, except for the removal of the Company's auditors or directors, any action that we may take by resolution in a general meeting may, without a meeting, be taken by a resolution in writing signed


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by all of the shareholders entitled to attend such meeting and vote on the resolution. In general, any question proposed for the consideration of the shareholders at any general meeting shall be decided by the affirmative votes of a majority of the votes cast in accordance with the bye-laws.

     Any individual who is a shareholder of Aspen Holdings and who is present at a meeting may vote in person, as may any corporate shareholder which is present by a duly authorized representative. Our bye-laws also permit votes by proxy, provided the instrument appointing the proxy, together with evidence of its due execution, is satisfactory to our board of directors.

     In general, and except as provided below, shareholders have one vote for each ordinary share held by them and are entitled to vote at all meetings of shareholders. If, and so long as, the ordinary shares of a shareholder in the Company are treated as "controlled shares" (as determined pursuant to section 958 of the Code) of any U.S. Person and such controlled shares constitute 9.5% or more of the votes conferred by the issued ordinary shares, the voting rights with respect to the controlled shares owned by such 9.5% U.S. Shareholder shall be limited, in the aggregate, to a voting power of less than 9.5%, under a formula specified in our bye-laws. The formula is applied repeatedly until the voting power of all 9.5% U.S. Shareholders has been reduced to less than 9.5%. In addition, our board of directors may limit a shareholder's voting rights where it deems it appropriate to do so to (1) avoid the existence of any 9.5% U.S. Shareholder; and (2) avoid material adverse tax, legal or regulatory consequences to the Company or any of its subsidiaries or any shareholder or its affiliates. "Controlled shares" includes, among other things, all ordinary shares of the Company that such U.S. Person is deemed to beneficially own directly, indirectly or constructively (within the meaning of section 958 of the Code).

     We are authorized to require any shareholder to provide information as to that shareholder's beneficial share ownership, the names of persons having beneficial ownership of the shareholder's shares, relationships with other shareholders or any other facts the directors may deem relevant to a determination of the number of ordinary shares attributable to any person. If any holder fails to respond to such a request or submits incomplete or inaccurate information, we may in our sole discretion, eliminate the shareholder's voting rights. All information provided by the shareholder shall be treated by the Company as confidential information and shall be used by the Company solely for the purpose of establishing whether any 9.5% U.S. Shareholder exists or assisting the Company in determining whether any U.S. Person that is a shareholder directly or indirectly through foreign entities would have "related person insurance" inclusions under Section 953(c) of the Code (except as otherwise required by applicable law or regulation). The amount of any reduction of votes that occurs by operation of the above limitations will generally be reallocated proportionately among all other shareholders of Aspen Holdings whose shares were not "controlled shares" of the 9.5% U.S. Shareholder so long as such: (i) reallocation does not cause any person to become a 9.5% U.S. Shareholder; (ii) no portion of such reallocation shall apply to the shares held by Wellington or the Names' Trustee, except where the failure to apply such increase would result in any person becoming a 9.5% shareholder, and (iii) reallocation shall be limited in the case of existing shareholders 3i, Phoenix and Montpelier Re so that none of their voting rights exceed 10%.

     Under these provisions, certain shareholders may have their voting rights limited to less than one vote per share, while other shareholders may have voting rights in excess of one vote per share. Moreover, these provisions could have the effect of reducing the votes of certain shareholders who would not otherwise be subject to the 9.5% limitation by virtue of their direct share ownership. The bye-laws of Aspen Holdings also provide that shareholders will be notified of their voting interests prior to any vote to be taken by the shareholders. See "-- Voting Adjustments."

     Dividends. Bermuda law does not permit payment of dividends or distributions of contributed surplus by a company if there are reasonable grounds for believing that the company, after the payment is made, would be unable to pay its liabilities as they become due, or the realizable value of the company's assets would be less, as a result of the payment, than the aggregate of its liabilities and its issued share capital and share premium accounts. The excess of the consideration paid on issue of shares over the aggregate par value of such shares must (except in certain limited circumstances) be credited to a share premium account. Share premium may be distributed in certain limited circumstances, for example to pay up for unissued shares which may be distributed to shareholders in proportion to their holdings, but is otherwise subject to limitation. In addition, Aspen Bermuda's ability to pay dividends is subject to Bermuda insurance laws and regulatory constraints. See "Regulatory Matters -- Bermuda Regulation -- Minimum Solvency Margin and Restrictions on Dividends and Distributions."

     Under Delaware law, subject to any restrictions contained in the company's certificate of incorporation, a company may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Delaware law also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

     Amalgamations, Mergers and Similar Arrangements. We may acquire the business of another Bermuda exempted company or a company incorporated outside Bermuda when conducting such business would benefit the Company and would be conducive to attaining our objectives contained within our memorandum of association. Under our bye-laws, we may, except in certain circumstances, with the approval of at least a majority of the voting power of votes cast (after taking account of any voting power adjustments under the bye-laws) at a general meeting of our shareholders at which a quorum is present, amalgamate with another Bermuda company or with a body incorporated outside Bermuda. In the case of an amalgamation, a shareholder may apply to a Bermuda court for a proper valuation of such shareholder's shares if such shareholder is not satisfied that fair market value has been paid for such shares. The court ordinarily would not disapprove the transaction on that ground absent evidence of fraud or bad faith.

     Under Delaware law, with certain exceptions, a merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the outstanding shares entitled to vote thereon. Under Delaware law, a shareholder of a corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive payment in the amount of the fair market value of the shares held by such shareholder (as determined by a court) in lieu of the consideration such shareholder would otherwise receive in the transaction.

     Takeovers. Bermuda law provides that where an offer is made for shares of a company and, within four months of the offer, the holders of not less than 90% of the shares which are the subject of the offer accept, the offeror may by notice require the non-tendering shareholders to transfer their shares on the terms of the offer. Dissenting shareholders may apply to the court within one month of the notice objecting to the transfer. The burden is on the dissenting shareholders to show that the court should exercise its discretion to enjoin the required transfer, which the court will be unlikely to do unless there is evidence of fraud or bad faith or collusion between the offeror and the holders of the shares who have accepted the offer as a means of unfairly forcing out minority shareholders. Delaware law provides that a parent corporation, by resolution of its board of directors and without any stockholder vote, may merge with any subsidiary of which it owns at least 90% of each class of capital stock. Upon any merger, dissenting stockholders of the subsidiary would have appraisal rights.

     Certain Transactions with Significant Shareholders. As a Bermuda company, we may enter into certain business transactions with our significant shareholders, including asset sales, in which a significant shareholder receives, or could receive, a financial benefit that is greater than that received, or to be received, by other shareholders with prior approval from our board of directors but without obtaining prior approval from our shareholders. Amalgamations require the approval of the board of directors and, except for certain amalgamations, a resolution of shareholders approved by a majority of at least a majority of the votes cast (after taking account of any voting power adjustments under the bye-laws). If we were a Delaware corporation, we would need, subject to certain exceptions, prior approval from shareholders holding at least two-thirds of our outstanding ordinary shares not owned by such interested shareholder to enter into a business combination (which, for this purpose, includes asset sales of greater than 10% of our assets that would otherwise be considered transactions in the ordinary course of business) with an interested shareholder for a period of three years from the time the person became an interested shareholder, unless we opted out of the relevant Delaware statute.

     Shareholders' Suits. The rights of shareholders under Bermuda law are not as extensive as the rights of shareholders under legislation or judicial precedent in many U.S. jurisdictions. Class actions and derivative actions are generally not available to shareholders under the laws of Bermuda. However, the Bermuda courts ordinarily would be expected to follow English case law precedent, which would permit a shareholder to commence an action in our name to remedy a wrong done to us where the act complained of is alleged to be beyond our corporate power or is illegal or would result in the violation of our memorandum of association or bye-laws. Furthermore, consideration would be given by the court to acts that are alleged to constitute a fraud against the minority shareholders or where an act requires the approval of a greater percentage of our shareholders than actually approved it. The winning party in such an action generally would be able to recover a portion of attorneys' fees incurred in connection with such action. Our bye-laws provide that shareholders waive all claims or rights of action that they might have, individually or in the right of the Company, against any director or officer for any action or failure to act in the performance of such director's or officer's duties, except such waiver shall not extend to claims or rights of action that arise out of any fraud of such director or officer or with respect to the recovery of any gain, personal profit or advantage to which the officer or director is not legally entitled. Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court generally has discretion to permit the winning party to recover attorneys' fees incurred in connection with such action.

     Indemnification of Directors and Officers. Under Bermuda law and our bye-laws, we may indemnify our directors, officers or any other person appointed to a committee of the board of directors and any resident representative (and their respective heirs, executors or administrators) against all liabilities, loss, damage or expense to the full extent permitted by law, incurred or suffered by this person by reason of any act done, conceived in or omitted in the conduct of our business or in the discharge of his/her duties; provided that such indemnification shall not extend to any matter which would render it void under the Companies Act. Under Delaware law, a corporation may indemnify a director or officer of the corporation against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding by reason of such position if (1) that director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and (2) with respect to any criminal action or proceeding, such director or officer had no reasonable cause to believe his conduct was unlawful.

     Inspection of Corporate Records. Members of the general public have the right to inspect our public documents available at the office of the Registrar of Companies in Bermuda and our registered office in Bermuda, which will include our memorandum of association (including its objects and powers) and any alteration to our memorandum of association and documents relating to any increase or reduction of authorized capital. Our shareholders have the additional right to inspect our bye-laws, minutes of general meetings and financial statements, which must be presented to the annual general meeting of shareholders. The register of our shareholders is also open to inspection by shareholders without charge, and to members of the public for a fee. We are required to maintain our share register in Bermuda but may establish a branch register outside of Bermuda. We are required to keep at our registered office a register of our directors and officers which is open for inspection by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records. Delaware law permits any shareholder to inspect or obtain copies of a corporation's shareholder list and its other books and records for any purpose reasonably related to such person's interest as a shareholder.

     Shareholder Proposals. Under Bermuda law, the Companies Act provides that shareholders may, as set forth below and at their own expense (unless a company otherwise resolves), require a company to give notice of any resolution that the shareholders can properly propose at the next annual general meeting and/or to circulate a statement prepared by the requesting shareholders in respect of any matter referred to in a proposed resolution or any business to be conducted at a general meeting. The number of shareholders necessary for such a requisition is either that number of shareholders representing at least 5% of the total voting rights of all shareholders having a right to vote at the meeting to which the requisition relates or not less than 100 shareholders. Delaware law does not include a provision restricting the manner in which nominations for directors may be made by shareholders or the manner in which business may be brought before a meeting.

     Calling of Special Shareholders Meetings. Under Bermuda law a special meeting may also be called by the shareholders when requisitioned by the holders of at least 10% of the paid up voting share capital of Aspen Holdings as provided by the Companies Act. Delaware law permits the board of directors or any person who is authorized under a corporation's certificate of incorporation or bye-laws to call a special meeting of shareholders.

     Staggered Board of Directors. Bermuda law does not contain statutory provisions specifically requiring staggered board of directors arrangements for a Bermuda exempted company. These provisions, however, may validly be provided for in the bye-laws governing the affairs of a company and our bye-laws do so provide. Similarly, Delaware law permits corporations to have a staggered board of directors.

     Approval of Corporate Matters by Written Consent. Under Bermuda law, the Companies Act provides that shareholders may take action by written consent with 100% shareholders consent required. Delaware law permits shareholders to take action by the consent in writing by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting of stockholders at which all shares entitled to vote thereon were present and voted.

     Amendment of Memorandum of Association. Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. An amendment to the memorandum of association that alters the company's business objects may require approval of the Bermuda Minister of Finance, who may grant or withhold approval at his or her discretion.

     Under Bermuda law, the holders of an aggregate of not less than 20% in par value of a company's issued share capital have the right to apply to the Bermuda courts for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company's share capital as provided in the Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda court. An application for an annulment of an amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering the company's memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their designees as such holders may appoint in writing for such purpose. No application may be made by the shareholders voting in favor of the amendment.

     Under Delaware law, amendment of the certificate of incorporation, which is the equivalent of a memorandum of association, of a company must be made by a resolution of the board of directors setting forth the amendment, declaring its advisability, and either calling a special meeting of the shareholders entitled to vote or directing that the amendment proposed be considered at the next annual meeting of the shareholders. Delaware law requires that, unless a different percentage is provided for in the certificate of incorporation, a majority of the outstanding shares entitled to vote thereon is required to approve the amendment of the certificate of incorporation at the shareholders meeting. If the amendment would alter the number of authorized shares or par value or otherwise adversely affect the rights or preference of any class of a company's stock, the holders of the outstanding shares of such affected class, regardless of whether such holders are entitled to vote by the certificate of incorporation, should be entitled to vote as a class upon the proposed amendment.

However, the number of authorized shares of any class may be increased or decreased, to the extent not falling below the number of shares then outstanding, by the affirmative vote of the holders of a majority of the stock entitled to vote, if so provided in the company's certificate of incorporation or any amendment that created such class or was adopted prior to the issuance of such class or that was authorized by the affirmative vote of the holders of a majority of such class or classes of stock.

     Amendment of Bye-laws. Our bye-laws may be revoked or amended by the board of directors, which may from time to time revoke or amend them in any way by a resolution of the board of directors passed by a majority of the directors then in office and eligible to vote on the resolution, but no revocation or amendment shall be operative unless and until it is approved at a subsequent general meeting of the Company by the shareholders by resolution passed by a majority of the voting power of votes cast at such meeting (in each case, after taking into account voting power adjustments under the bye-laws) or such greater majority as required by bye-laws.

     Under Delaware law, holders of a majority of the voting power of a corporation and, if so provided in the certificate of incorporation, the directors of the corporation, have the power to adopt, amend and repeal the bylaws of a corporation.


LISTING


     Our ordinary shares have been approved for listing on the NYSE under the trading symbol "AHL."



TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the ordinary shares will be Mellon Investor Services LLC.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of the offering, we will have a total of 67,600,703 ordinary shares outstanding (69,179,303 shares if the underwriters exercise the over-allotment option in full). All of the ordinary shares sold in the offering will be freely tradable without restriction or further registration under the Securities Act by persons other than our "affiliates." Under the Securities Act, an "affiliate" of a company is a person that directly or indirectly controls, is controlled by or is under common control with that company. The remaining 57,076,703 ordinary shares outstanding will be "restricted securities" within the meaning of Rule 144 under the Securities Act and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemptions contained in Rule 144.

     Aspen Holdings, our directors, executive officers, employee shareholders and optionholders, and certain of our current shareholders have agreed to enter into lock-up agreements with the underwriters not to, directly or indirectly, dispose of or hedge any of their ordinary shares or securities convertible into or exchangeable for ordinary shares or exercisable for ordinary shares including options or any other equity securities of Aspen Holdings, whether owned currently or later acquired, for a period of 180 days from the date of this prospectus, without the prior written consent of Credit Suisse First Boston LLC and Goldman, Sachs & Co., subject to certain exceptions.

     We may, however, issue shares upon the exercise of the Investor Options as long as the holder of such shares agrees in writing to be bound by the obligations and restrictions of the lock-up agreement. As of September 30, 2003, pursuant to the Investor Options we had issued options to purchase a total of 6,787,880 non-voting shares to Wellington and the Names' Trustee, which non-voting shares will automatically convert into ordinary shares upon a Listing, such as this offering, or, if issued after completion of such Listing, upon issuance. The Names' Trustee has delivered a notice to the Company that it will exercise upon or shortly after completion of this offering 440,144 options to purchase ordinary shares with 87,517 options being exercised on a cash basis at an exercise price of (pounds sterling)10.73 and 352,627 options being exercised on a cashless basis, resulting in 65,066 ordinary shares to be issued.

     Following the completion of this offering, we intend to file one or more registration statements on Form S-8 under the Securities Act to register ordinary shares issued or reserved for issuance under our share incentive plan. Any such Form S-8 registration statement will automatically become effective upon filing. Accordingly, shares registered under such registration statement will be available for sale in the open market, unless such shares are subject to vesting restrictions or the lock-up restrictions described above.

     In general, under Rule 144, a person (or persons whose shares are aggregated), including any person who may be deemed our affiliate, is entitled to sell within any three-month period, a number of restricted securities that does not exceed the greater of 1% of the then outstanding ordinary shares and the average weekly trading volume in the over-the-counter market during the four calendar weeks preceding each such sale, provided that at least one year has elapsed since these shares were acquired from us or any affiliate of ours and certain manner of sale, notice requirements and requirements as to availability of current public information about us are satisfied. Any person who is deemed to be our affiliate must comply with the provisions of Rule 144 (other than the one-year holding period requirement) in order to sell ordinary shares which are not restricted securities (such as shares acquired by affiliates either in the offering or through purchases in the open market following the offering). In addition, under Rule 144(k), a person who is not our affiliate, and who has not been our affiliate at any time during the 90 days preceding any sale, is entitled to sell the shares without regard to the foregoing limitations, provided that at least two years have elapsed since the shares were acquired from us or any affiliate of ours.

     Under the registration rights agreement, each of Blackstone, Candover, Candover (including Mourant), CSFB Private Equity and Wellington, individually, and 3i, Phoenix, Olympus, Montpelier Re, The Lexicon Partnership LLP and the Names' Trustee, collectively, have demand registration rights which will continue to apply to all of their shares after this offering. At any time beginning 180 days after the effective date of the registration statement relating to this offering, subject to exceptions, any of these shareholders may request that we file a registration statement under the Securities Act covering their shares, subject to certain minimum offering size requirements. Upon receipt of each request, we generally will be required to use reasonable best efforts to effect the registration. Each such shareholder may only demand a specific number of registrations. In addition, we are not required to effect any registration requested by any such shareholders if we have effected any registration (other than on Form F-3 or any successor form relating to secondary offerings) within six months prior to the request. We are generally obligated to bear the expenses, excluding underwriting fees, discounts and sales commissions, of all registrations.

     Under the registration rights agreement, holders of our ordinary shares or other securities convertible into, exercisable for or exchangeable for our ordinary shares also have certain "piggyback" registration rights with respect to our ordinary shares. Accordingly, if we propose to register any of our securities, either for our own account or for the account of other shareholders, with certain exceptions, we are required to notify these shareholders and to include in the registration all the ordinary shares requested to be included by them, subject to rejection of such shares under certain circumstances by an underwriter. In addition, if shareholders do not request to register ordinary shares within 240 days of this initial public offering, the Names' Trustee has the right to demand the registration of ordinary shares it holds on behalf of the Unaligned Members subject to a registration of a minimum number of ordinary shares for a non-underwritten direct resale of such ordinary shares between 240 and 285 days from the date of this initial public offering. See "Description of Share Capital -- Registration Rights Agreement."

     No prediction can be made as to the effect, if any, that future sales of ordinary shares, or the availability of ordinary shares for future sales, will have on the market price of our ordinary shares prevailing from time to time. The sale of substantial amounts of our ordinary shares in the public market, or the perception that these sales could occur, could harm the prevailing market price of our ordinary shares.

                                 UNDERWRITING

      We and the underwriters named below have entered into an underwriting agreement with respect to the ordinary shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of ordinary shares indicated in the following table. Credit Suisse First Boston LLC and Goldman, Sachs & Co. are the representatives of the underwriters.


                                                 Number of Ordinary
                 Underwriters                          Shares
---------------------------------------------   -------------------
Credit Suisse First Boston LLC ..............        3,264,545
Goldman, Sachs & Co. ........................        3,264,545
Deutsche Bank Securities Inc. ...............        1,780,661
UBS Securities LLC ..........................          890,330
Dowling & Partners Securities, LLC ..........          247,314
Fox-Pitt, Kelton Inc. .......................          247,314
Keefe, Bruyette & Woods, Inc. ...............          197,851
ABN AMRO Rothschild LLC .....................          578,820
Cochran, Caronia Securities LLC .............           52,620
                                                    ----------
   Total ....................................       10,524,000
                                                    ==========

      The underwriters are committed to take and pay for all of the ordinary shares being offered, if any are taken, other than the ordinary shares covered by the over-allotment option described below unless and until this option is exercised.

      If the underwriters sell more ordinary shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 1,578,600 ordinary shares from us to cover such sales. They may exercise that over-allotment option for 30 days. If any ordinary shares are purchased pursuant to this over-allotment option, the underwriters will severally purchase ordinary shares in approximately the same proportion as set forth in the table above.

      The following table shows the per ordinary share and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 1,578,600 additional ordinary shares.

     Paid by the Company         No Exercise     Full Exercise
-----------------------------   -------------   --------------
Per Ordinary Share ..........    $     1.575      $     1.575
   Total ....................    $16,575,300      $19,061,595

      Ordinary shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any ordinary shares sold by the underwriters to securities dealers may be sold at a discount of up to $0.95 per ordinary share from the initial public offering price. Any such securities dealers may resell any ordinary shares purchased from the underwriters to certain other brokers or dealers at a discount of up to $0.10 per ordinary share from the initial public offering price. If all the ordinary shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

      We, our directors, officers, employee shareholders and optionholders, and certain of our existing shareholders have agreed to enter into lock-up agreements with the underwriters not to dispose of or hedge any of their ordinary shares or securities convertible into or exchangeable for ordinary shares during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus without the prior written consent of the representatives, subject to certain exceptions. This agreement does not apply to any existing employee benefit plans. See "Shares Eligible for Future Sale" for a discussion of certain transfer restrictions.

      Prior to this offering, there has been no public market for the ordinary shares. The initial public offering price will be negotiated among us and the representatives. Among the factors to be considered in determining the initial public offering price of the ordinary shares, in addition to prevailing market conditions, will be our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

     Our ordinary shares have been approved for listing on the NYSE under the symbol "AHL." In order to meet one of the requirements for listing the ordinary shares on the NYSE, the underwriters will undertake to sell lots of 100 or more ordinary shares to a minimum of 2,000 beneficial holders.


     In connection with this offering, the underwriters may purchase and sell ordinary shares in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of ordinary shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional ordinary shares from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional ordinary shares or purchasing ordinary shares in the open market. In determining the source of ordinary shares to close out the covered short position, the underwriters will consider, among other things, the price of ordinary shares available for purchase in the open market as compared to the price at which they may purchase additional ordinary shares pursuant to the over-allotment option granted to them. "Naked" short sales are any sales in excess of such over-allotment option. The underwriters must close out any naked short position by purchasing ordinary shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the ordinary shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of ordinary shares made by the underwriters in the open market prior to the completion of this offering.

     The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased ordinary shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

     Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the ordinary shares and, together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the ordinary shares. As a result, the price of the ordinary shares may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

     Each underwriter has agreed that (i) it has not offered or sold, and prior to the six months after the date of issue of the notes will not offer or sell any securities to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, (ii) it has complied, and will comply with, all applicable provisions of the FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom, and (iii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of any securities in circumstances in which section 21(1) of the FSMA does not apply to the issuer.

     The ordinary shares may not be offered, sold, transferred or delivered in or from The Netherlands, as part of their initial distribution or as part of any re-offering, and neither this prospectus nor any other document in respect of the offering may be distributed or circulated in The Netherlands, other than to individuals or legal entities which include, but are not limited to, banks, brokers, dealers, institutional investors and undertakings with a treasury department, who or which trade or invest in securities in the conduct of a business or profession.

     The ordinary shares have not been and will not be registered under the Securities and Exchange Law of Japan. Each underwriter has represented and agreed that it has not offered or sold, and it will not offer or sell, directly or indirectly, any ordinary shares in Japan or to, or for the account or benefit of, any resident of Japan or to, or for the account or benefit, of any resident for reoffering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan except (i) pursuant to an exemption from the registration requirements of, or otherwise in compliance with, the Securities and Exchange Law of Japan and (ii) in compliance with the other relevant laws and regulations of Japan.

     No offer to sell the ordinary shares has been or will be made in the Hong Kong Special Administrative Region of the People's Republic of China ("Hong Kong"), by means of any document, other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, except in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and unless permitted to do so under the securities laws of Hong Kong, no person has issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purpose of issue, any advertisement, document or invitation relating to the ordinary shares in Hong Kong other than with respect to the ordinary shares intended to be disposed of to persons outside Hong Kong or only to persons whose business involves the acquisition, disposal or holding of securities whether as principal or agent.

     This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each of the underwriters has agreed that this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the ordinary shares may not be circulated or distributed, nor may the ordinary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to the public or any member of the public in Singapore other than (i) to an institutional investor or other person specified in Section 274 of the Securities and Futures Act 2001 of Singapore (the "SFA"),
(ii) to a sophisticated investor, and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

     This prospectus has not been, and will not be, lodged with the Australian Securities and Investments Commission ("ASIC") as a disclosure document for the purpose of the Australian Corporations Act 2001 (Cwlth) (the "Corporations Act"). The ordinary shares may not be offered for sale (or transferred, assigned or otherwise alienated) to investors in Australia for 12 months after their issue, except in circumstances where disclosure to investors is not required under Chapter 6D of the Corporations Act or unless a compliant disclosure document is prepared and lodged with ASIC.

     Because affiliates of Credit Suisse First Boston LLC currently own more than 10% of the equity interests in us, this offering is being conducted in accordance with Rule 2720 of the National Association of Securities Dealers. See "Certain Relationships and Related Transactions -- Transactions and Relationship with Underwriters." That rule requires that the initial public offering price can be no higher than that recommended by a "qualified independent underwriter," as defined by the NASD. Goldman, Sachs & Co. has served in that capacity and performed due diligence investigations and reviewed and participated in the preparation of the registration statement of which this prospectus forms a part. Goldman, Sachs & Co. has received $1,000 from us as compensation for such role.

     The underwriters will not confirm sales to any accounts over which they exercise discretionary authority without first receiving a written consent from those accounts.

     We estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $7.7 million.

     A prospectus in electronic format will be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.


     We have agreed to indemnify the several underwriters and Goldman, Sachs & Co. in its capacity as the "qualified independent underwriter" against certain liabilities, including liabilities under the Securities Act.


     Several of the underwriters and their affiliates have provided from time to time, and expect to provide in the future, investment and commercial banking and financial advisory services to us for which they have received and may continue to receive customary fees and commissions. Affiliates of Credit Suisse First Boston LLC, Deutsche Bank Securities Inc. and UBS Securities LLC, three of the underwriters of this offering, participate as lenders in the syndicate of our credit facilities as described in "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                           EXCHANGE RATE INFORMATION


     Unless this prospectus provides a different rate, the translations of British Pounds into U.S. Dollars have been made at the rate of (pounds sterling)1 to $1.7199, which was the closing exchange rate on November 30, 2003 for the British Pound/U.S. Dollar exchange rate as displayed on the Bloomberg Service under USD--GBP "Currencies" HP screen. Using this rate does not mean that British Pound amounts actually represent those U.S. Dollars amounts or could be converted into U.S. Dollars at that rate.


     The following table sets forth the history of the exchange rates of one British Pound to U.S. Dollars for the periods indicated.


               BRITISH POUND/U.S. DOLLAR EXCHANGE RATE HISTORY(1)




                                              LAST(2)         HIGH          LOW       AVERAGE(3)
                                            -----------   -----------   ----------   -----------
Month Ended November 30, 2003 ...........     1.7199         1.7199        1.6610       1.6892
Month Ended October 31, 2003 ............     1.6970         1.7009        1.6602       1.6787
Month Ended September 30, 2003 ..........     1.6614         1.6621        1.5698       1.6135
Month Ended August 31, 2003 .............     1.5818         1.6177        1.5711       1.5941
Month Ended July 31, 2003 ...............     1.6075         1.6723        1.5840       1.6221
Month Ended June 30, 2003 ...............     1.6502         1.6888        1.6298       1.6595

Year Ended December 31, 2002 ............     1.6099         1.6099        1.4088       1.5033
Year Ended December 31, 2001 ............     1.4554         1.5049        1.3727       1.4398
Year Ended December 31, 2000 ............     1.4938         1.6522        1.4016       1.5159



----------------
(1)   Data obtained from FactSet.
(2) "Last" is the closing exchange rate on the last business day of each of the periods indicated.
(3) "Average" is the average daily exchange rate during the periods indicated.

                                 LEGAL MATTERS

     Certain matters as to U.S. law in connection with this offering will be passed upon for us by LeBoeuf Lamb, Greene & MacRae, L.L.P., a limited liability partnership including professional corporations, New York, New York. The validity of the issuance of the ordinary shares under Bermuda law will be passed upon for us by Appleby Spurling & Kempe, Hamilton, Bermuda. Certain legal matters in connection with this offering will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York. Certain partners of Simpson Thacher & Bartlett LLP, members of their families, related persons and others, have an indirect interest, through limited partnerships that are investors in BCP Excalibur Holdco (Cayman) Limited, BFIP Excalibur Holdco (Cayman) Limited and BOCP Excalibur Holdco (Cayman) Limited, in less than 1% of the ordinary shares of the Company. In addition, Simpson Thacher & Bartlett LLP has in the past provided, and may continue to provide, legal services to Blackstone and its affiliates.


                                    EXPERTS

     The consolidated balance sheet of Aspen Insurance Holdings Limited and its subsidiaries as of December 31, 2002 and the related consolidated statements of operations, shareholders' equity, comprehensive income and cash flows for the period from incorporation on May 23, 2002 to December 31, 2002, the combined balance sheets of the Syndicates as of December 31, 2002 and 2001 and the related combined statements of operations, comprehensive income/(loss), members deficits and cash flows for each of the years in the three year period ended December 31, 2002 and the financial statement schedules for Aspen Insurance Holdings Limited and the Syndicates included in the Registration Statement have been audited by KPMG Audit Plc, independent auditors, as set forth in their reports appearing herein. These financial statements and financial statement schedules referred to above are included in reliance upon such reports of KPMG Audit Plc, given upon the authority of such firm as experts in accounting and auditing.


                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC, a registration statement on Form F-1 under the Securities Act with respect to the ordinary shares offered in this prospectus. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our ordinary shares, we refer you to the registration statement and to its exhibits and schedules. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, with each such statement being qualified in all respects by reference to the document to which it refers. Anyone may inspect the registration statement and its exhibits and schedules without charge at the public reference facilities that the SEC maintains at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. You may obtain further information about the operation of the SEC's Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also inspect these reports and other information without charge at a web site maintained by the SEC. The address of this site is http://www.sec.gov.

     The Company will be subject to the informational requirements of the Exchange Act. As a foreign private issuer (as defined in rules under the Exchange Act), the Company is not required to comply with the periodic reporting requirements imposed upon a U.S. domestic private issuer of equity securities registered under the Exchange Act, and is exempt from the provisions of, the Exchange Act prescribing the content and filing of proxy statements and the solicitation of proxies and the provisions of Section 16 of the Exchange Act relating to the reporting of securities transactions by certain persons and the recovery of "short-swing" profits from the purchase or sale of securities. Pursuant to a provision in our bye-laws, we will file with the SEC all annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports with respect to specified events on

Form 8-K, as would be required of a U.S. domestic private issuer subject to those particular requirements of the Exchange Act (including the informational and timing requirements for filing such reports ). The audited financial statements contained in such annual reports and unaudited quarterly financial information contained in such quarterly reports will be prepared in accordance with U.S. GAAP and will include "Management's Discussion and Analysis of Financial Condition and Results of Operations" for the relevant periods. You will be able to inspect and copy these reports and other information at the public reference facilities maintained by the SEC at the address noted above. You also will be able to obtain copies of this material from the Public Reference Room of the SEC as described above, or inspect them without charge at the SEC's web site. We intend to furnish our shareholders with annual reports containing consolidated financial statements audited by an independent accounting firm.


                      ENFORCEABILITY OF CIVIL LIABILITIES
         UNDER UNITED STATES FEDERAL SECURITIES LAWS AND OTHER MATTERS

     We are organized under the laws of Bermuda. In addition, some of our directors and officers reside outside the United States, and all or a substantial portion of their assets and our assets are or may be located in jurisdictions outside the United States. Therefore, it may be difficult for investors to effect service of process within the United States upon our non-U.S. directors and officers or to recover against our company, or our non-U.S. directors and officers on judgments of U.S. courts, including judgments predicated upon the civil liability provisions of the U.S. federal securities laws. However, we may be served with process in the United States with respect to actions against us arising out of or in connection with violations of U.S. federal securities laws relating to offers and sales of ordinary shares made hereby by serving CT Corporation System, 111 Eighth Avenue, New York, New York 10011, our U.S. agent irrevocably appointed for that purpose.

     We have been advised by Appleby Spurling & Kempe, our Bermuda counsel, that there is doubt as to whether the Courts of Bermuda would enforce judgments of U.S. courts obtained in actions against us or our directors and officers, as well as the experts named herein, predicated upon the civil liability provisions of the U.S. federal securities laws or original actions brought in Bermuda against us or such persons predicated solely upon U.S. federal securities laws. Further, we have been advised by Appleby Spurling & Kempe that there is no treaty in force between the United States and Bermuda providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. As a result, whether a U.S. judgment would be enforceable in Bermuda against us or our directors and officers depends on whether the U.S. court that entered the judgment is recognized by the Bermuda court as having jurisdiction over us or our directors and officers, as determined by reference to Bermuda conflict of law rules. A judgment debt from a U.S. court that is final and for a sum certain based on U.S. federal securities laws will not be enforceable in Bermuda unless the judgment debtor had submitted to the jurisdiction of the U.S. court, and the issue of submission and jurisdiction is a matter of Bermuda (not U.S.) law.

     In addition, and irrespective of jurisdictional issues, the Bermuda courts will not enforce a U.S. federal securities law that is either penal or contrary to public policy. It is the advice of Appleby Spurling & Kempe that an action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, will not be entertained by a Bermuda Court. Some remedies available under the laws of U.S. jurisdictions, including some remedies under U.S. federal securities laws, would not be available under Bermuda law or enforceable in a Bermuda court as they would be contrary to Bermuda public policy. Further, no claim may be brought in Bermuda against us or our directors and officers in the first instance for violation of U.S. federal securities laws because these laws have no extraterritorial jurisdiction under Bermuda law and do not have force of law in Bermuda. A Bermuda court may, however, impose civil liability on us or our directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Bermuda law.


                             ---------------------

     We have applied for and have obtained consent for the issue and transfer of the ordinary shares to and between non-residents of Bermuda for exchange control purposes (and of up to 20% of the ordinary shares to and among persons who are residents in Bermuda for exchange control purposes) from the BMA as required by the Exchange Control Act 1972 of Bermuda and related regulations, subject to the condition that the ordinary shares shall be listed on the NYSE or any other appointed stock exchange. In addition, we will deliver a copy of this prospectus to the Registrar of Companies in Bermuda for filing pursuant to the Companies Act. However, the BMA and Registrar of Companies in Bermuda accept no responsibility for the financial soundness of any proposal or for the correctness of any of the statements made or opinions expressed in this prospectus.

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS



                                                                                                    PAGE
                                                                                                    ----
AUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR THE PERIOD FROM MAY 23, 2002 TO DECEMBER 31, 2002

Independent Auditors' Report .....................................................................   F-2

Consolidated Statement of Operations for the Period from Incorporation on May 23, 2002
 to December 31, 2002 ............................................................................   F-3

Consolidated Balance Sheet as at December 31, 2002 ...............................................   F-4

Consolidated Statement of Shareholders' Equity for the Period from Incorporation on
 May 23, 2002 to December 31, 2002 ...............................................................   F-5

Consolidated Statement of Comprehensive Income for the Period from Incorporation on
 May 23, 2002 to December 31, 2002 ...............................................................   F-6

Consolidated Statement of Cash Flows for the Period from Incorporation on May 23, 2002
 to December 31, 2002 ............................................................................   F-7

Notes to the Consolidated Financial Statements for the Period from Incorporation on May
23, 2002 December 31, 2002 .......................................................................   F-8

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS FOR THE PERIOD FROM JANUARY 1, 2003 TO SEPTEMBER 30,
 2003

Condensed Consolidated Statements of Operations for the Nine Months Ended September 30,
 2003 (Unaudited) and for the Period from Incorporation on May 23, 2002 to September 30,
 2002 (Unaudited) ................................................................................   F-25

Condensed Consolidated Balance Sheets as at September 30, 2003 (Unaudited) and December
 31, 2002 ........................................................................................   F-26

Condensed Consolidated Statements of Change in Shareholders' Equity for the Nine Months
 Ended September 30, 2003 (Unaudited) and for the Period from Incorporation on May 23,
 2002 to December 31, 2002 .......................................................................   F-27

Condensed Consolidated Statements of Comprehensive Income for the Nine Months Ended
 September 30, 2003 (Unaudited) and for the Period from Incorporation on May 23, 2002 to
 September 30, 2002 (Unaudited) ..................................................................   F-28

Condensed Consolidated Statements of Cash Flows for the Nine Months Ended September
 30, 2003 (Unaudited) and for the Period from Incorporation on May 23, 2002 to September
 30, 2002 (Unaudited) ............................................................................   F-29

Notes to the Unaudited Condensed Consolidated Financial Statements for the Period from
 January 1, 2003 to September 30, 2003 ...........................................................   F-30

                         INDEPENDENT AUDITORS' REPORT


To the Shareholders and Board of Directors of Aspen Insurance Holdings Limited:

We have audited the accompanying consolidated balance sheet of Aspen Insurance Holdings Limited and its subsidiaries as of 31 December 2002, and the related consolidated statements of operations, shareholders' equity, comprehensive income and cash flows for the period from incorporation on 23 May 2002 to 31 December 2002. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Aspen Insurance Holdings Limited and its subsidiaries as of 31 December 2002, and the results of their operations and their cash flows for the period from incorporation on 23 May 2002 to 31 December 2002, in conformity with accounting principles generally accepted in the United States of America.

                                          /s/ KPMG Audit Plc

London, United Kingdom
September 15, 2003

                       ASPEN INSURANCE HOLDINGS LIMITED

                      CONSOLIDATED STATEMENT OF OPERATIONS
    FOR THE PERIOD FROM INCORPORATION ON MAY 23, 2002 TO DECEMBER 31, 2002




                                                                                  NOTES          2002
                                                                                 -------   ----------------
                                                                                            ($ IN MILLIONS,
                                                                                              EXCEPT PER
                                                                                                 SHARE
                                                                                                AMOUNTS)
REVENUES
Net premiums earned (includes $74.3 million from related parties).............       15         $ 120.3
Net investment income ........................................................        5             8.5
Realized investment losses ...................................................        5            (0.1)
Foreign exchange gain ........................................................        6            12.7
Other ........................................................................                      0.4
                                                                                                -------
 Total Revenues ..............................................................                    141.8
                                                                                                -------
EXPENSES
Insurance losses and loss adjustment expenses (includes $51.7 million for
 related parties) ............................................................    7, 15           (76.9)
Policy acquisition expenses (includes $14.1 million from related parties).....                    (21.1)
Operating and administration expenses (includes $2.6 million to related
 parties) ....................................................................                     (8.7)
 Total Expenses ..............................................................                   (106.7)
                                                                                                -------
Income from operations before income tax .....................................                     35.1
Income tax expense ...........................................................        8            (6.5)
                                                                                                -------
 NET INCOME ..................................................................                  $  28.6
                                                                                                -------
Basic earnings per ordinary share ............................................        3         $  0.89
                                                                                                =======
Diluted earnings per ordinary share ..........................................        3         $  0.89
                                                                                                =======

        See accompanying notes to the consolidated financial statements

                       ASPEN INSURANCE HOLDINGS LIMITED

                          CONSOLIDATED BALANCE SHEET
                            AS AT DECEMBER 31, 2002

                                                                                        NOTES          2002
                                                                                       -------   ----------------
                                                                                                  ($ IN MILLIONS,
                                                                                                   EXCEPT SHARE
                                                                                                     AMOUNTS)
                                     ASSETS
Investments
 Fixed maturities ..................................................................                $    87.3
 Short-term investments ............................................................                    835.1
                                                                                                    ---------
 Total investments .................................................................       4            922.4

Cash and cash equivalents ..........................................................                      9.6
Reinsurance recoverables (includes $10.4 million from related parties)..............       7             12.5
Ceded unearned premiums (includes $12.8 million from related parties)...............                     18.9
Receivables
 Underwriting premiums (includes $151.4 million from related parties)...............                    214.5
 Other .............................................................................                      0.8
Deferred policy acquisition costs (includes $13.9 million from related parties).....                     31.0
Office properties and equipment ....................................................                      0.1
Intangible assets ..................................................................      13              2.0
                                                                                                    ---------
 Total Assets ......................................................................                $ 1,211.8
                                                                                                    =========

                                  LIABILITIES
Insurance reserves:
 Losses and loss adjustment expenses (includes $62.2 million for
   related parties) ................................................................       7        $    93.9
 Unearned premiums (includes $104.6 million for related parties)....................                    215.7
                                                                                                    ---------
 Total insurance reserves ..........................................................                    309.6
Deferred income taxes ..............................................................       8              4.6
Payables:
 Reinsurance premiums ..............................................................                      2.1
 Accrued expenses and other (includes $1.5 million to related parties)..............                     17.4
                                                                                                    ---------
 Total Liabilities .................................................................                $   333.7
                                                                                                    ---------

                               SHAREHOLDERS' EQUITY
Ordinary shares: 56,876,360 ordinary shares of 0.15144558(cents) each ..............       9        $   836.9
Retained earnings ..................................................................                     28.6
Accumulated other comprehensive income, net of taxes
 Unrealized gains on investments ...................................................      17              0.6
 Unrealized gains on foreign currency ..............................................      17             12.0
                                                                                                    ---------
 Total accumulated other comprehensive income ......................................                     12.6
                                                                                                    ---------
 Total Shareholders' equity ........................................................                    878.1
                                                                                                    ---------
Total Liabilities and Shareholders' Equity .........................................                $ 1,211.8
                                                                                                    =========

        See accompanying notes to the consolidated financial statements

                       ASPEN INSURANCE HOLDINGS LIMITED

                CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
     FOR THE PERIOD FROM INCORPORATION ON MAY 23, 2002 TO DECEMBER 31, 2002




                                                                   NOTES          2002
                                                                  -------   ----------------
                                                                             ($ IN MILLIONS)
Shareholders' Equity
Ordinary shares:
 On May 23, 2002 ..............................................                 $   0.0
 Shares Issued:
   New shares issued ..........................................                   836.9
                                                                                -------
 End of Period ................................................       9           836.9
                                                                                -------

Retained earnings:
 On May 23, 2002 ..............................................                     0.0
 Net income for the period ....................................                    28.6
                                                                                -------
 End of Period ................................................                    28.6
                                                                                -------

Unrealized gains on investments, net of taxes:
 On May 23, 2002 ..............................................                     0.0
 Change for the period ........................................                     0.6
                                                                                -------
 End of Period ................................................      17             0.6
                                                                                -------

Unrealized gains on foreign currency translation, net of taxes:

 On May 23, 2002 ..............................................                     0.0
 Change for the period ........................................                    12.0
                                                                                -------
 End of Period ................................................      17            12.0
                                                                                -------

Total Shareholders' Equity ....................................                 $ 878.1
                                                                                =======

        See accompanying notes to the consolidated financial statements

                       ASPEN INSURANCE HOLDINGS LIMITED

                 CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME
     FOR THE PERIOD FROM INCORPORATION ON MAY 23, 2002 TO DECEMBER 31, 2002

                                                                              2002
                                                                        ----------------
                                                                         ($ IN MILLIONS)
Net income ..........................................................       $  28.6
Other comprehensive income, net of taxes
 Change in unrealized gains on investments ..........................           0.6
 Change in unrealized gains on foreign currency translation .........          12.0
                                                                            -------
 Other comprehensive income .........................................          12.6
                                                                            -------
Comprehensive income ................................................       $  41.2
                                                                            =======

        See accompanying notes to the consolidated financial statements

                       ASPEN INSURANCE HOLDINGS LIMITED

                      CONSOLIDATED STATEMENT OF CASH FLOWS
     FOR THE PERIOD FROM INCORPORATION ON MAY 23, 2002 TO DECEMBER 31, 2002

                                                                                                2002
                                                                                          ----------------
                                                                                           ($ IN MILLIONS)
Operating Activities
Net income (includes $6.1 million from related parties)................................       $   28.6
Adjustments
 Change in assets and liabilities net of effects of purchase of City Fire Insurance
   Company Limited
   Change in property-liability insurance reserves:
    Losses and loss adjustment expenses (includes $62.2 million to
      related parties) ................................................................           86.0
    Unearned premiums (includes $104.6 million for related parties)....................          210.6
   Change in reinsurance balances:
    Reinsurance recoverables (includes $10.4 million from related parties).............          (10.5)
    Ceded unearned premiums (includes $12.8 million from related parties)..............          (18.4)
   Change in deferred policy acquisition costs (includes $13.9 million from related
    parties) ..........................................................................          (30.0)
   Change in insurance premiums receivable (includes $151.4 million from
    related parties) ..................................................................         (209.7)
   Change in reinsurance premiums payable .............................................            2.1
   Change in deferred income taxes ....................................................            3.8
   Change in accounts receivable ......................................................           (0.8)
   Change in accrued expenses and other (includes $1.5 million to related parties).....           16.4
                                                                                              --------
 Net Cash from Operating Activities ...................................................           78.1
                                                                                              --------
Investing Activities
Purchase of investments ...............................................................         (963.2)
Proceeds from the sales and maturities of investments .................................           63.5
Payment for purchase of City Fire Insurance Company Limited net of cash acquired ......          (17.7)
                                                                                              --------
 Net Cash used for Investing Activities ...............................................         (917.4)
                                                                                              --------
Financing Activities
Proceeds from the issuance of ordinary shares, net of issuance costs ..................          836.9
                                                                                              --------
 Net Cash from Financing Activities ...................................................          836.9
                                                                                              --------
Effect of exchange rate movements on cash and cash equivalents ........................           12.0
                                                                                              --------
 Increase in cash and cash equivalents ................................................            9.6
                                                                                              --------
Cash at beginning of the period .......................................................            0.0
                                                                                              --------
Cash at end of the period .............................................................       $    9.6
                                                                                              ========

        See accompanying notes to the consolidated financial statements

                       ASPEN INSURANCE HOLDINGS LIMITED

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
     FOR THE PERIOD FROM INCORPORATION ON MAY 23, 2002 TO DECEMBER 31, 2002

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of Presentation and Consolidation. Aspen Insurance Holdings Limited ("Aspen Holdings") was incorporated under the name of Exali Reinsurance Holdings Limited ("Exali") on May 23, 2002 to hold the subsidiaries that provide insurance and reinsurance on a worldwide basis. Exali subsequently changed its name to Aspen Insurance Holdings Limited on November 20, 2002. On June 21, 2002, Aspen Holdings acquired the entire issued share capital of The City Fire Insurance Company Limited ("City Fire"). City Fire was renamed Wellington Reinsurance Limited ("Wellington Re") and commenced underwriting on June 23, 2002. On March 4, 2003, Wellington Re was renamed Aspen Insurance UK Limited ("Aspen U.K."). Aspen Insurance Limited ("Aspen Bermuda") was established on November 6, 2002 as Exali Insurance Limited and changed its name to Aspen Insurance Limited on November 22, 2002. Aspen Insurance UK Services Limited ("Aspen U.K. Services") provides services to Aspen Holdings and its subsidiaries (collectively, the "Company") in its capacity as the employer of the directors and staff of Aspen U.K.

     The Consolidated Financial Statements of Aspen Holdings are prepared in accordance with United States Generally Accepted Accounting Principles ("U.S. GAAP"). The financial statements are presented on a consolidated basis including the transactions of all operating subsidiaries. Transactions between Aspen Holdings and its subsidiaries are eliminated within the consolidated financial statements.

     Use of Estimates. Estimates and assumptions are made by the directors that have an effect on the amount reported within these consolidated financial statements. The most significant estimates relate to the reserves for property and liability losses. These estimates are continually reviewed and adjustments made as necessary, but actual results could turn out significantly different from those expected when the estimates were made.


ACCOUNTING FOR UNDERWRITING OPERATIONS

     Premiums Earned. Assumed premiums are recognized as revenues proportionately over the coverage period. Premiums earned are recorded in the statement of operations, net of the cost of purchased reinsurance. Premiums not yet recognized as revenue are recorded in the consolidated balance sheet as unearned premiums, gross of any ceded unearned premiums. Written and earned premiums, and the related costs, which have not yet been reported to the Company are estimated and accrued. Due to the time lag inherent in reporting of premiums by cedents, such estimated premiums written and earned, as well as related costs, may be significant. Differences between such estimates and actual amounts will be recorded in the period in which the actual amounts are determined.

     Premiums on proportional treaty type contracts are generally not reported to the Company until after the reinsurance coverage is in force and the syndicates are at risk. As a result, an estimate of these "pipeline" premiums is recorded. The Company estimates pipeline premiums based on estimates of ultimate premium, calculated unearned premium and premiums reported from ceding companies. The Company estimates commissions, losses and loss adjustment expenses on these premiums.

     Reinstatement premiums and additional premiums are accrued as provided for in the provisions of assumed reinsurance contracts, based on experience under such contracts. Reinstatement premiums are the premiums charged for the restoration of the reinsurance limit of a catastrophe contract to its full amount after payment by the reinsurer of losses as a result of an occurrence. These premiums relate to the future coverage obtained during the remainder of the initial policy term and are earned over the remaining policy term. Additional premiums are premiums charged after coverage has

                       ASPEN INSURANCE HOLDINGS LIMITED

     FOR THE PERIOD FROM INCORPORATION ON MAY 23, 2002 TO DECEMBER 31, 2002

expired, related to experience during the policy term, which are earned immediately. An allowance for uncollectable premiums is established for possible non-payment of such amounts due, as deemed necessary.

     Outward reinsurance premiums are accounted for in the same accounting period as the premiums for the related direct insurance or inwards reinsurance business. Reinsurance contracts that operate on a "losses occurring during" basis are accounted for in full over the period of coverage whilst "risk attaching during" policies are expensed using the same ratio as the underlying premiums on a daily pro rata basis.

     Insurance Losses and Loss Adjustment Expenses. Losses represent the amount paid or expected to be paid to claimants in respect of events that have occurred on or before the balance sheet date. The costs of investigating, resolving and processing these claims are known as loss adjustment expenses ("LAE"). The statement of operations records these losses net of reinsurance, meaning that gross losses and loss adjustment expenses incurred are reduced by the amounts recovered or expected to be recovered under reinsurance contracts.

     Reinsurance. Written premiums earned and incurred claims and LAE all reflect the net effect of assumed and ceded reinsurance transactions. Assumed reinsurance refers to the Company's acceptance of certain insurance risks that other insurance companies have underwritten. Ceded reinsurance means other insurance companies have agreed to share certain risks with this Company. Reinsurance accounting is followed when risk transfer requirements have been met.

     The Company regularly evaluates the financial condition of its reinsurers and monitors the concentration of credit risk to minimize its exposure to financial loss from reinsurers' insolvency. Where it is considered required, appropriate provision is made for balances deemed irrecoverable from reinsurers.

     Insurance Reserves. Insurance reserves are established for the total unpaid cost of claims and LAE, which cover events that have occurred by the balance sheet date. These reserves reflect the Company's estimates of the total cost of claims incurred but not yet reported to it ("IBNR"). Claim reserves are reduced for estimated amounts of salvage and subrogation recoveries. Estimated amounts recoverable from reinsurers on unpaid losses and LAE are reflected as assets.

     For reported claims, reserves are established on a case-by-case basis within the parameters of coverage provided in the insurance policy or reinsurance agreement. For IBNR claims, reserves are estimated using established actuarial methods. Both case and IBNR reserve estimates consider such variables as past loss experience, changes in legislative conditions, changes in judicial interpretation of legal liability policy coverages, and inflation.

     Because many of the coverages underwritten involve claims that may not be ultimately settled for many years after they are incurred, subjective judgments as to the ultimate exposure to losses are an integral and necessary component of the loss reserving process. Reserves are established by the selection of a best estimate' from within a range of estimates. The Company continually reviews its reserves, using a variety of statistical and actuarial techniques to analyze current claims costs, frequency and severity data, and prevailing economic, social and legal factors. Reserves established in prior periods are adjusted as claim experience develops and new information becomes available. Adjustments to previously estimated reserves are reflected in the financial results of the period in which the adjustments are made.

     Whilst the reported reserves make a reasonable provision for unpaid claim and LAE obligations, it should be noted that the process of estimating required reserves does, by its very nature, involve

                       ASPEN INSURANCE HOLDINGS LIMITED

     FOR THE PERIOD FROM INCORPORATION ON MAY 23, 2002 TO DECEMBER 31, 2002

uncertainty. The level of uncertainty can be influenced by factors such as the existence of coverage with long duration payment patterns and changes in claims handling practices, as well as the factors noted above. Ultimate actual payments for claims and LAE could turn out to be significantly different from our estimates.

     Policy Acquisition Expenses. The costs directly related to writing an insurance policy are referred to as policy acquisition expenses and consist of commissions, premium taxes and other direct underwriting expenses. Although these expenses are incurred when a policy is issued they are deferred and amortized over the same period as the corresponding premiums are recorded as revenues.

     On a regular basis a recoverability analysis is performed of the deferred policy acquisition costs in relation to the expected recognition of revenues, including anticipated investment income, and reflect adjustments, if any, as period costs. Should the analysis indicate that the acquisition costs are unrecoverable, further analyses are performed to determine if a reserve is required to provide for losses which may exceed the related unearned premium.


ACCOUNTING FOR INVESTMENTS

     Fixed Maturities. The fixed maturity portfolio is composed primarily of high-quality, U.S. and U.K. government securities. The entire fixed maturity investment portfolio is classified as available for sale. Accordingly, that portfolio is carried on the consolidated balance sheet at estimated fair value. Fair values are based on quoted market prices from a third party pricing service.

     Short-term Investments. Short-term investments include highly liquid debt instruments and commercial paper and are held as part of the investment portfolio of the Company.

     Realized Investment Gains and Losses. The cost of each individual investment is recorded so that when an investment is sold the resulting gain or loss can be identified and recorded in the statement of operations.

     The difference between the cost and the estimated fair market value of all investments is monitored. If we determine that any investment has experienced a decline in value that is believed to be other than temporary, we consider the current facts and circumstances, including the financial position and future prospects of the entity that issued the investment security, and make a decision to either record a write-down in the carrying value of the security or sell the security; in either case a realized loss is recorded in the statement of operations.

     Unrealized Gains or Losses on Investments. For investments carried at estimated fair value, the difference between amortized cost and fair value, net of deferred taxes, is recorded as part of shareholders' equity. This difference is referred to as unrealized gains or losses on investments. The change in unrealized gains or losses, net of taxes, during the year is a component of other comprehensive income.

     Cash and Cash Equivalents. Cash and cash equivalents include cash in hand and with banks.


DERIVATIVE FINANCIAL INSTRUMENTS

     In accordance with Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," all derivatives are recorded on the consolidated balance sheet at fair value. The accounting for the gain or loss due to the changes in the fair value of these instruments is dependent on whether the derivative qualifies as a hedge. If the derivative does not qualify as a hedge, the gains or losses are reported in earnings when they occur. If the derivative

                       ASPEN INSURANCE HOLDINGS LIMITED

     FOR THE PERIOD FROM INCORPORATION ON MAY 23, 2002 TO DECEMBER 31, 2002

does qualify as a hedge, the accounting varies based on the type of risk being hedged. The Company has not entered into any derivative contracts qualifying as hedges during the reporting period.


INTANGIBLE ASSETS

     Acquired insurance licenses are held in the consolidated balance sheet at cost. This intangible asset is not currently being amortized as the directors believe that these will have an indefinite life. The directors test for impairment annually or when events or changes in circumstances indicate that the asset might be impaired.


OFFICE PROPERTIES AND EQUIPMENT

     Office equipment is carried at depreciated cost. These assets are depreciated on a straight-line basis over the estimated useful lives of the assets of four years.


FOREIGN CURRENCY TRANSLATION

     The reporting currency of the Company is the U.S. Dollar. The functional currencies of the Company's operations are U.S. Dollars for the reinsurance operations segment and British Pounds for the U.K. insurance operations segment. Transactions in currencies other than the functional currency of an operations segment are measured in the functional currency of that operations segment at the exchange rate prevailing at the date of the transaction. Monetary assets and liabilities denominated in non-functional currencies are remeasured at the exchange rate prevailing at the balance sheet date. Any resulting foreign exchange gains or losses are reflected in the statement of operations.

     Assets and liabilities of the Company's British Pound functional currency operations segment are then translated into U.S. Dollars at the exchange rate prevailing at the balance sheet date. Income and expenses of this operations segment are translated at the average exchange rate for the period. The unrealized gain or loss from this translation, net of tax, is recorded as part of shareholders' equity. The change in unrealized foreign currency translation gain or loss during the year, net of tax, is a component of other comprehensive income.


EARNINGS PER SHARE

     Basic earnings per share is determined by dividing income / loss available to shareholders by the weighted average number of shares outstanding during the period. Diluted earnings per share reflects the effect on earnings and average number of shares outstanding associated with dilutive securities.


INCOME TAX

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.


RELATED PARTY TRANSACTIONS

     The following summarizes the related party transactions of the Company.

Wellington Underwriting plc

                       ASPEN INSURANCE HOLDINGS LIMITED

     FOR THE PERIOD FROM INCORPORATION ON MAY 23, 2002 TO DECEMBER 31, 2002

     Wellington Underwriting plc ("Wellington") holds 21.2% of the ordinary shares of Aspen Holdings and is represented on the board of directors of Aspen Holdings. Details of the shareholding of Wellington are disclosed in note 9. In addition, Wellington holds 3,781,120 options to subscribe for ordinary shares of Aspen Holdings, as noted below and in note 12.

     The principal operating subsidiary of the Company, Aspen U.K., has a number of arrangements with Wellington. These arrangements can be summarized as follows:

     Quota Share Arrangements. For 2002, Wellington's managed Syndicate 2020 ("Syndicate 2020") has placed a qualifying quota share contract with a Berkshire Hathaway group company, National Indemnity Corporation of Omaha ("NICO"), and established a consortium Syndicate 3030 with another Berkshire Hathaway subsidiary. Aspen U.K. has accessed certain of its business through these arrangements.

     On July 9, 2002, Aspen U.K. wrote two quota share contracts. Under the first, Aspen U.K. assumed a 34% share of NICO's qualifying quota share reinsurance of Syndicate 2020, subject to an overall premium limit of (pounds sterling)63.8 million. Under the second, Aspen U.K. assumed a 70% reinsurance quota share of Syndicate 3030. Of the gross written premiums of $374.8 million for the period from May 23, 2002 to December 31, 2002, $98.2 million related to the Syndicate 2020 qualifying quota share and $118.0 million to the quota share of Syndicate 3030.

     These arrangements were undertaken on a funds withheld basis whereby the premiums due to Aspen U.K. will be paid net of claims and expenses, along with interest due on the funds withheld, calculated at rates specified in the quota share agreements. For 2003, the Company has entered into a 7.5% quota share agreement directly with Syndicate 2020. The Company has an option, but no contractual obligation, to assume up to a 20% quota share of Syndicate 2020's business for subsequent years, while Syndicate 2020 has an option, but no contractual obligation, to assume up to a 20% quota share of Aspen U.K.'s business for subsequent years. These options will terminate for years after 2005 if Aspen Holdings completes an initial public offering prior to December 21, 2005. At December 31, 2002 the net amounts receivable from NICO and Syndicate 3030 under these contracts were $7.4 million and $0.4 million respectively, analyzed as follows:


                                                       NICO        SYNDICATE 3030       TOTAL
                                                   -----------   -----------------   ----------
                                                                  ($ IN MILLIONS)
   ASSETS:
   Reinsurance recoverable .....................     $   6.3         $    4.1         $   10.4
   Ceded unearned premiums .....................         2.4             10.4             12.8
   Underwriting premiums receivables ...........        98.2            118.0            216.2
   Other receivables ...........................         0.0              0.1              0.1
                                                     -------         --------         --------
                                                     $ 106.9         $  132.6         $  239.5
                                                     -------         --------         --------
   LIABILITIES:
   Losses and loss adjustment expenses .........     $ (37.4)        $  (24.8)        $  (62.2)
   Unearned premiums ...........................       (30.0)           (74.6)          (104.6)
   Reinsurance premiums payables ...............       (24.4)           (25.5)           (49.9)
   Accrued expenses and other payables .........        (7.7)            (7.3)           (15.0)
                                                     -------         --------         --------
                                                       (99.5)          (132.2)          (231.7)
                                                     -------         --------         --------
                                                     $   7.4         $    0.4         $    7.8
                                                     =======         ========         ========

                       ASPEN INSURANCE HOLDINGS LIMITED

     FOR THE PERIOD FROM INCORPORATION ON MAY 23, 2002 TO DECEMBER 31, 2002

     Option to Purchase Retrocession Agreement. The quota share arrangements for 2002 described above were entered into pursuant to an option agreement entered into on May 28, 2002, whereby Wellington and Aspen Holdings agreed to pay NICO $2.5 million and $2.0 million, respectively, to procure (i) the retrocession to a subsidiary of Aspen Holdings of the NICO qualifying quota share of Syndicate 2020 and (ii) the reinsurance of Syndicate 3030. On June 21, 2002, Aspen Holdings (reimbursed by Aspen U.K. on the same day) repaid Wellington $2.5 million for the amount that Wellington paid to NICO for the option, together with a fee of $275,000 for the risk borne by Wellington during the period from May 28, 2002 to June 21, 2002. Subsequently Aspen Holdings recharged the cost of the option to Aspen U.K. The cost of these option agreements has been treated as a policy acquisition cost and is charged to the income statement in proportion to the premiums recognized under the contracts.

     Provision of Services. The Company has entered into a contract for the provision of services by a subsidiary company of Wellington to the Company. These services include accounting, actuarial, operations, risk management and technical support. This agreement is perpetual but may be terminated by either party upon the occurrence of certain circumstances, such as the inability to pay debts or upon an Initial Public Offering, and, after an initial period of 3 years, may be terminated by either party upon 18 months' prior notice. The Company may also terminate specific services if it undertakes those services itself and does not contract those services to a third party. The provision of these services is covered by a detailed service level agreement and is priced on an actual cost basis. The cost of these services in 2002 was $2.6 million, and the amount due to Wellington at December 31, 2002 was $1.5 million.

     Wellington Options. As disclosed in note 12, the Company granted options to subscribe to its shares to Wellington and to a trust established for the benefit of the unaligned members of Syndicate 2020 in consideration for the transfer of an underwriting team from Wellington, the right to seek to renew certain business written by Syndicate 2020, an agreement in which Wellington agrees not to compete with Aspen U.K. through March 31, 2004, the use of the Wellington name and logo and the provision of certain outsourced services to the Company. These options have been recorded at a value of nil, equal to the transferor's historical cost basis of the assets transferred to the Company.

     Shares Issued to the Directors. Shares in Aspen Holdings have been issued to the directors of Aspen Holdings and its subsidiaries in the period. These amounts and the consideration received by the Company are disclosed in note 9.


2. ACQUISITION OF THE CITY FIRE INSURANCE COMPANY LIMITED

     In June 2002, the Company completed the acquisition of City Fire for a total consideration of $24.2 million (including acquisition costs and stamp duty of $1.1 million). City Fire, at the date of acquisition, was not writing any new or renewal business and its only employees were responsible for managing its effective run-off. The name of City Fire was subsequently changed to Wellington Reinsurance Limited and then to Aspen U.K., which became the principal trading entity of the Company. The directors of Aspen Holdings have assessed the fair value of the net tangible and financial assets acquired at $22.8 million. An amount of $2.0 million, gross of $0.6 million deferred tax, is the estimated fair value of that company's insurance licenses that are treated as an intangible asset.

                       ASPEN INSURANCE HOLDINGS LIMITED

     FOR THE PERIOD FROM INCORPORATION ON MAY 23, 2002 TO DECEMBER 31, 2002

3. EARNINGS PER ORDINARY SHARE

                                                                    ($ AND SHARES IN MILLIONS,
                                                                    EXCEPT PER SHARE AMOUNTS)
                                                                   ---------------------------
      EARNINGS
      Basic
      Net income as reported and available to ordinary
       shareholders ..............................................          $  28.6
                                                                            -------
      Diluted
      Net income as reported and available to ordinary
       shareholders ..............................................             28.6
      Effect of dilutive securities ..............................              0.0
                                                                            -------
      Net diluted income as reported and available to ordinary
       shareholders ..............................................             28.6
                                                                            -------
      ORDINARY SHARES
      Basic ......................................................             32.0
                                                                            -------
      Weighted average ordinary shares ...........................             32.0
                                                                            -------
      Diluted
      Weighted average ordinary shares ...........................             32.0
      Weighted average effect of dilutive securities .............              0.0
                                                                            -------
      Total ......................................................             32.0
                                                                            =======
      EARNINGS PER ORDINARY SHARE
      Basic ......................................................          $  0.89
                                                                            =======
      Diluted ....................................................          $  0.89
                                                                            =======

4. INVESTMENTS

     The following presents the cost, gross unrealized gains and losses, and estimated fair value of investments in fixed maturities and other investments:

                                                       AS AT DECEMBER 31, 2002
                                 -------------------------------------------------------------------
                                                           ($ IN MILLIONS)
                                      COST OR            GROSS              GROSS         ESTIMATED
                                  AMORTIZED COST   UNREALIZED GAINS   UNREALIZED LOSSES   FAIR VALUE
                                 ---------------- ------------------ ------------------- -----------
INVESTMENTS
Fixed maturities
 Foreign governments ...........    $   56.9           $  1.1              $  1.4         $   56.6
 Corporate securities ..........        30.6              0.2                 0.1             30.7
                                    --------           ------              ------         --------
Total fixed maturities .........        87.5              1.3                 1.5             87.3
Short-term investments .........       834.1              1.7                 0.7            835.1
                                    --------           ------              ------         --------
 Total .........................    $  921.6           $  3.0              $  2.2         $  922.4
                                    ========           ======              ======         ========

     The following table presents the breakdown of fixed maturities by year to stated maturity. Actual maturities may differ from those stated as a result of calls and prepayments:

                       ASPEN INSURANCE HOLDINGS LIMITED

     FOR THE PERIOD FROM INCORPORATION ON MAY 23, 2002 TO DECEMBER 31, 2002

                       FIXED MATURITIES BY MATURITY DATE

                                                     ($ IN MILLIONS)
                                                 AMORTIZED     ESTIMATED
                                                    COST       FAIR VALUE
                                                -----------   -----------
   One year or less .........................    $  30.6       $  30.7
   Over one year through five years .........       56.9          56.6
                                                 -------       -------
    Total ...................................    $  87.5       $  87.3
                                                 =======       =======

5. INVESTMENT TRANSACTIONS

     The following table sets out an analysis of investment purchases, sales and maturities:

                                               ($ IN MILLIONS)
                                              ----------------
      Purchases
      Fixed maturities ....................       $  129.1
      Short-term investments ..............          834.1
                                                  --------
      Total Purchases .....................       $  963.2
                                                  ========

      Proceeds from sales and maturities

      Fixed maturities
       Sales ..............................       $   14.4
       Maturities and redemptions .........           49.1
                                                  --------
      Total sales and maturities ..........           63.5
                                                  --------
      Net purchases .......................       $  899.7
                                                  ========

     The following is a summary of investment income:

                                          ($ IN MILLIONS)
                                         ----------------

      Fixed maturities ...............        $  1.5
      Short-term investments .........           7.0
                                              ------
      Net investment income ..........        $  8.5
                                              ======

                       ASPEN INSURANCE HOLDINGS LIMITED

     FOR THE PERIOD FROM INCORPORATION ON MAY 23, 2002 TO DECEMBER 31, 2002

     The following table summarizes the pretax realized investment gains and losses, and the change in unrealized gains of investments recorded in shareholders' equity and in comprehensive income.

                                                                   ($ IN MILLIONS)
                                                                  ----------------
      Pretax realized investment gains and losses
      Short-term investments:
       Gross realized gains ...................................        $  0.1
       Gross realized losses ..................................          (0.2)
                                                                       ------
       Total fixed maturities .................................          (0.1)
                                                                       ------
      Total pretax realized investment gains (losses) .........        $ (0.1)
                                                                       ======

      Change in unrealized gains
      Fixed maturities ........................................        $ (0.2)
      Short-term investments ..................................           1.0
                                                                       ------
      Total change in pretax unrealized gains .................           0.8
                                                                       ------
      Change in taxes .........................................          (0.2)
                                                                       ------
      Total change in unrealized gains, net of taxes ..........        $  0.6
                                                                       ======

6. DERIVATIVE FINANCIAL INSTRUMENTS

     Derivative financial instruments include futures, forward, swap and option contracts and other financial instruments with similar characteristics. The Company has very limited involvement with these instruments, primarily for the purpose of protecting against fluctuations in foreign currency exchange rates. The Company has not had any instruments that qualify as hedges under SFAS 133 during the reporting period.

     Non-Hedge Derivatives -- During the period the Company sold forward, under a contract which matured before the period end, (pounds sterling)230 million at a fixed exchange rate. A gain of $12.7 million was realized under the contract. This contract was taken out to protect the Company from exchange rate fluctuations between the period of establishment of the Company and its receipt of the proceeds from its second tranche of capital. There were no derivatives outstanding at the end of the period.

                       ASPEN INSURANCE HOLDINGS LIMITED

     FOR THE PERIOD FROM INCORPORATION ON MAY 23, 2002 TO DECEMBER 31, 2002

7. RESERVES FOR LOSSES AND LOSS ADJUSTMENT EXPENSES

     The following table represents a reconciliation of beginning and ending consolidated property -- liability insurance loss and loss adjustment expenses ("LAE") reserves:


                RESERVES FOR LOSSES AND LOSS ADJUSTMENT EXPENSES

                                                                                  AS AT
                                                                            DECEMBER 31, 2002
                                                                           ------------------
                                                                             ($ IN MILLIONS)
     Provision for losses and LAE at date of incorporation ...............       $  0.0
     Less reinsurance recoverable ........................................          0.0
                                                                                 ------
     Net loss and LAE reserves at date of incorporation ..................          0.0

     Loss and LAE reserves of subsidiary at date of acquisition ..........          6.1
     Less reinsurance recoverables .......................................         (1.6)
                                                                                 ------
     Net loss and LAE reserves of subsidiary at date of acquisition ......          4.5

     Provision for losses and LAE for claims incurred
       Current year ......................................................         76.2
       Prior years .......................................................          0.7
                                                                                 ------
       Total incurred ....................................................         76.9
                                                                                 ------

     Losses and LAE payments for claims incurred
       Current year ......................................................         (0.7)
       Prior years .......................................................         (3.0)
                                                                                 ------
       Total paid ........................................................         (3.7)
                                                                                 ------

     Foreign exchange gains/(losses) .....................................          3.7

     Net loss and LAE reserves at year end ...............................         81.4
     Plus reinsurance recoverables on unpaid losses at end of year .......         12.5
                                                                                 ------
     Loss and LAE reserves at end of year ................................       $ 93.9
                                                                                 ======

8. INCOME TAXES

     Total income tax for the period from incorporation on May 23, 2002 to December 31, 2002 is allocated as follows:

                                                                              ($ IN MILLIONS)
                                                                             ----------------
      Income from operations .............................................       $   6.5
      Shareholders' equity, for unrealized change in gains on investments            0.2
                                                                                 -------
      Total income tax ...................................................       $   6.7
                                                                                 =======

                       ASPEN INSURANCE HOLDINGS LIMITED

     FOR THE PERIOD FROM INCORPORATION ON MAY 23, 2002 TO DECEMBER 31, 2002

     Income from continuing operations before tax and income tax expense attributable to that income consists of:

                                 INCOME      CURRENT     DEFERRED       TOTAL
                                 BEFORE       INCOME      INCOME       INCOME
                                  TAX         TAXES        TAXES        TAXES
                              -----------   ---------   ----------   ----------
                                               ($ IN MILLIONS)
   United Kingdom .........    $   33.9      $   2.5     $   4.0      $   6.5
   Bermuda ................         1.2          0.0         0.0          0.0
                               --------      -------     -------      -------
    Total .................    $   35.1      $   2.5     $   4.0      $   6.5
                               ========      =======     =======      =======


                                                                      ($ IN MILLIONS)
                                                                      ---------------
      Income Tax Reconciliation
      Income tax at the statutory rate applicable in the United
       Kingdom (30%) .............................................       $  10.5
      Effect of exchange gains exempt from U.K. taxation .........          (3.6)
      Effect of lower rate applicable to operations in Bermuda
       (Bermudian operations taxed at 0%) ........................          (0.4)
                                                                         -------
       Total income tax expense ..................................       $   6.5
                                                                         =======

     The tax effects of temporary differences that give rise to deferred tax assets and deferred tax liabilities are presented in the following table:


                                                                       ($ IN MILLIONS)
                                                                      ----------------
      Deferred tax liabilities
      Insurance reserves .........................................        $  4.0
      Intangible assets ..........................................           0.6
                                                                          ------
      Deferred tax liabilities ...................................        $  4.6
                                                                          ======

9. CAPITAL STRUCTURE

     Aspen Holdings was formed on May 23, 2002 with the issue of 120,000 nil paid shares with a par value of $0.1 to members of management of the Company. On June 18, 2002 the denomination of the share capital was changed to British Pounds and the par value of the shares changed to (pounds sterling)0.001. On August 20, 2003, the denomination of the share capital was changed from British Pounds to U.S. Dollars and the par value of the shares changed to 0.15144558 (cents). Following the funding of Aspen Holdings by the accredited investors on June 21, 2002 the nil paid shares were purchased by Aspen Holdings and made available for reissue, extinguishing the liability of the original shareholders for the amounts unpaid on those shares. The following summarizes the capital structure:

                                                                 NUMBER       U.S.$000
                                                              ------------   ---------
   Authorized Share Capital
   Ordinary Shares 0.15144558 (cents) each ................   76,416,910          116

   Issued Share Capital of 0.15144558 (cents) per share ...   56,876,360           86
   Share Premium account ..................................                   836,772
                                                              ----------      -------
   Issued Ordinary Shares .................................   56,876,360      836,858
                                                              ----------      -------

                       ASPEN INSURANCE HOLDINGS LIMITED

     FOR THE PERIOD FROM INCORPORATION ON MAY 23, 2002 TO DECEMBER 31, 2002

     The proceeds from the issue of equities are shown net of related issuance costs of $28.1 million. The shares in Aspen Holdings were issued to the investors as follows:

                                                         NO.        (pounds sterling)000      U.S.$000
                                                    ------------   -----------------------   ---------
   JUNE 21, 2002
   Accredited investors .........................   24,729,470             247,327            370,991
   Members of management of the Company .........      130,120               1,269              1,904

   OCTOBER 16, 2002
   Wellington Underwriting plc ..................    4,625,070              47,000             73,052

   NOVEMBER 19, 2002
   Wellington Underwriting plc ..................    4,874,930              49,763             79,044

   NOVEMBER 29, 2002
   Wellington Underwriting plc ..................    2,555,230              26,089             40,498
   Accredited investors .........................   19,910,690             199,093            298,640
   Members of management of the Company .........       40,630                 420                629
                                                    ----------             -------            -------

     The remaining issued shares, numbering 10,220, were issued to staff of Aspen Holdings and its subsidiaries at various times during the period to December 31, 2002 for a total consideration of $165,000.


10. STATUTORY REQUIREMENTS AND DIVIDEND RESTRICTIONS

     As a holding company, Aspen Holdings relies on dividends from its insurance subsidiaries to provide cash flow to meet ongoing cash requirements, including any future debt service payments and other expenses, and to pay dividends, if any, to our shareholders. The Company's insurance subsidiaries are subject to insurance laws and regulations in the jurisdictions in which they operate, including Bermuda, the United Kingdom and the United States, and are subject to significant regulatory restrictions limiting their ability to declare and pay dividends.

     Aspen Bermuda's ability to pay dividends and make capital distributions is subject to certain regulatory restrictions based principally on the amount of Aspen Bermuda's premiums written and net reserves for losses and loss expenses.

     Under the jurisdiction of the Financial Services Authority ("FSA"), Aspen U.K. must maintain a margin of solvency at all times, which is determined based on the type and amount of insurance business written. The U.K. regulatory requirements impose no explicit restrictions on Aspen U.K.'s ability to pay a dividend, but Aspen U.K. would have to notify the FSA 28 days prior to any proposed dividend payment.

     Aspen Specialty will be subject to regulation by the State of North Dakota Insurance Department regarding payment of dividends and capital distributions in 2003.

                       ASPEN INSURANCE HOLDINGS LIMITED

     FOR THE PERIOD FROM INCORPORATION ON MAY 23, 2002 TO DECEMBER 31, 2002

     Statutory capital and surplus as reported to the relevant regulatory authorities for the principal operating subsidiaries of the Company as of December 31, 2002 is as follows

                                                           BERMUDA        U.K.
                                                         -----------   ----------
                                                             ($ IN MILLIONS)
     Required statutory capital and surplus ..........     $ 100.0      $  53.8
     Actual statutory capital and surplus ............     $ 199.3      $ 649.0

     As of December 31, 2002, there are no statutory restrictions on the payment of dividends from retained earnings by the Company as the minimum statutory capital and surplus requirements are satisfied by the share capital and additional paid-in capital of the Company in all jurisdictions.

     As well, the minimum levels of solvency and liquidity have been met and all applicable regulatory requirements and licensing rules complied with.


11. RETIREMENT PLANS

     The Company operates a defined contribution retirement plan for the majority of its employees at varying rates of their salaries, up to a maximum of 20%. During the period, total contributions by the Company to the retirement plan were $0.3 million.


12. SHARE OPTIONS

     The Company issued options to subscribe for up to 6,787,880 ordinary shares of 0.15144558\c each in Aspen Holdings to Wellington and the members of Syndicate 2020 who are not corporate members of Wellington. The subscription price payable under the options is initially (pounds sterling)10 and increases by 5% per annum, less any dividends paid. Option holders are not entitled to participate in any dividends prior to exercise and would not rank as a creditor in the event of liquidation. The options are exercisable on the first registered public offering of the ordinary shares in the United States or the first listing of the ordinary shares on a stock exchange (a "Listing") or a sale of all or substantially all of the business, assets or undertakings of Aspen Holdings and its subsidiaries or a sale of 50% or more of the ordinary shares of Aspen Holdings (a "Sale") or, if no Listing or Sale has occurred prior to June 21, 2007, at any time within the five business days following June 21, 2007. If not exercised, the options will expire after five years but if a Listing occurs within those five years the term is automatically extended to a period of ten years.

                       ASPEN INSURANCE HOLDINGS LIMITED

     FOR THE PERIOD FROM INCORPORATION ON MAY 23, 2002 TO DECEMBER 31, 2002

13. INTANGIBLE ASSETS

                                                                AS AT DECEMBER
                                                                   31, 2002
                                                               ----------------
                                                                ($ IN MILLIONS)
      INSURANCE LICENSES
      As at May 23, 2002 ...................................        $  0.0
      Cost in period .......................................           2.0
                                                                    ------
      End of period ........................................           2.0
                                                                    ------

      Impairments
      As at May 23, 2002 ...................................           0.0
      Charge in period .....................................           0.0
                                                                    ------
      End of period ........................................           0.0
                                                                    ------

      Net Book Value
      As at May 23, 2002 ...................................           0.0
                                                                    ------

                                                                    ------
      As at December 31, 2002 ..............................        $  2.0

14. COMMITMENTS AND CONTINGENCIES

     In the normal course of business, letters of credit are issued as collateral on behalf of the business, as required within our reinsurance operations. As of December 31, 2002, letters of credit with an aggregate amount of (pounds sterling)47.4 million were outstanding. No amounts have been drawn down on these letters of credit.


15. REINSURANCE CEDED

     The primary purpose of the ceded reinsurance program is to protect the Company from potential losses in excess of what the Company is prepared to accept. It is expected that the companies to which reinsurance has been ceded will honor their obligations. In the event that these companies are unable to honor their obligations to the Company, the Company will pay these amounts. Appropriate provision is made for possible non-payment of amounts due to the Company.

     Balances pertaining to reinsurance transactions are reported "gross" on the consolidated balance sheet, meaning that reinsurance recoverable on unpaid losses and ceded unearned premiums are not deducted from insurance reserves but are recorded as assets.

     The largest concentration of reinsurance recoverables as at December 31, 2002, excluding related party quota share arrangements, was with XL Re Limited (Bermuda), which is rated A+ by A.M. Best and AA by Standard & Poor's for its financial strength. The largest concentration of ceded unearned premiums as at December 31, 2002, excluding related party quota share arrangements, was with Everest Re (Bermuda) Limited, which is rated A+ (Superior) by A.M. Best, the second highest of fifteen rating levels, and AA- (Very Strong) by Standard & Poor's, the third highest highest of twenty-one rating levels for its financial strength. Balances with XL Re represented 29.3% of reinsurance recoverables and balances with Everest Re represented 23.6% of ceded unearned premiums.

                       ASPEN INSURANCE HOLDINGS LIMITED

     FOR THE PERIOD FROM INCORPORATION ON MAY 23, 2002 TO DECEMBER 31, 2002

     The effect of assumed and ceded reinsurance on premiums written, premiums earned and insurance losses and loss adjustment expenses is as follows:

                                                                         FOR THE PERIOD FROM
                                                                          INCORPORATION ON
                                                                           MAY 23, 2002 TO
                                                                          DECEMBER 31, 2002
                                                                        --------------------
                                                                           ($ IN MILLIONS)
     Premiums Written
     Direct ...........................................................       $  86.6
     Assumed ..........................................................         288.2
     Ceded ............................................................         (62.2)
                                                                              -------
     Net premiums written .............................................       $ 312.6
                                                                              =======

     Premiums Earned
     Direct ...........................................................       $  28.0
     Assumed ..........................................................         135.8
     Ceded ............................................................         (43.5)
                                                                              -------
     Net premiums earned ..............................................       $ 120.3
                                                                              =======

     Insurance Losses and Loss Adjustment Expenses
     Direct ...........................................................       $  17.2
     Assumed ..........................................................          69.8
     Ceded ............................................................         (10.1)
                                                                              -------
      Total net insurance losses and loss adjustment expenses .........       $  76.9
                                                                              =======

16. SEGMENT INFORMATION

     The Company has two reportable segments, reinsurance operations and insurance operations. The directors have determined these segments by reference to the organization structure of the business and the different services provided by the segments.

     The accounting policies of both segments are the same as those described in the summary of significant accounting policies. Results are analyzed separately for each of our property-liability segments. Property-liability underwriting assets are reviewed in total by the directors for the purpose of decision-making.

     Geographical Areas -- The following summary presents financial data of the Company's operations based on their location.




                                                                           ($ IN MILLIONS)
                                                                          ----------------
      Revenues
      U.K. ............................................................       $  32.2
      U.S. ............................................................          77.0
      Non-U.S. or Non-U.K. ............................................          11.1
                                                                              -------
      Net premiums earned .............................................       $ 120.3
                                                                              =======

                       ASPEN INSURANCE HOLDINGS LIMITED

     FOR THE PERIOD FROM INCORPORATION ON MAY 23, 2002 TO DECEMBER 31, 2002

     Segment Information -- The summary below presents revenues and pre-tax income from operations for the reportable segments.

                                                       ($ IN MILLIONS)
                                                      ----------------
      Revenues
      Underwriting
       Total primary insurance operations .........       $  23.4
       Total reinsurance operations ...............          96.9
                                                          -------
      Total Underwriting ..........................         120.3
      Investment Operations
       Net investment income ......................           8.5
       Realized investment gains (losses) .........          (0.1)
                                                          -------
       Total investment operations ................           8.4
                                                          -------
      Other .......................................          13.1
                                                          -------
         Total Revenues ...........................       $ 141.8
                                                          =======


                                                       ($ IN MILLIONS)
                                                      ----------------
      Expenses
      Underwriting -- Claims and expenses
       Total primary insurance operations .........       $  21.4
       Total reinsurance operations ...............          85.3
                                                          -------
      Total Underwriting ..........................         106.7
      Investment Operations
       Net investment income ......................            --
       Realized investment gains (losses) .........            --
                                                          -------
       Total investment operations ................            --
                                                          -------
         Total Expenses ...........................       $ 106.7
                                                          =======


                                                       ($ IN MILLIONS)
                                                      ----------------
      INCOME FROM OPERATIONS BEFORE INCOME TAXES

      Underwriting
       Total primary insurance operations .........        $  2.0
       Total reinsurance operations ...............          11.6
                                                           ------
      Total Underwriting ..........................          13.6
      Investment Operations
       Net investment income ......................           8.5
       Realized investment gains (losses) .........          (0.1)
                                                           ------
       Total investment operations ................           8.4
                                                           ------
      Other .......................................          13.1
                                                           ------
         Total Income before income taxes .........        $ 35.1
                                                           ======

                       ASPEN INSURANCE HOLDINGS LIMITED

     FOR THE PERIOD FROM INCORPORATION ON MAY 23, 2002 TO DECEMBER 31, 2002

17. OTHER COMPREHENSIVE INCOME

     Other comprehensive income is defined as any change in the Company's equity from transactions and other events originating from non-owner sources. These changes are comprised of our reported net income, changes in unrealized gains and losses on investments and changes in unrealized foreign currency adjustments, net of taxes. The following table sets out the components of the Company's other comprehensive income, other than net income.

                                                                          INCOME TAX
                                                           PRE-TAX          EFFECT         AFTER TAX
                                                          ---------   -----------------   ----------
                                                                       ($ IN MILLIONS)
   OTHER COMPREHENSIVE INCOME
   Unrealized gains on investments ....................    $  3.0          $ (1.0)          $  2.0
   Unrealized losses on investments ...................      (2.2)            0.8             (1.4)
   Net change in foreign currency translation .........      12.0              --             12.0
                                                           ------          ------           ------
      Total other comprehensive income ................    $ 12.8          $ (0.2)          $ 12.6
                                                           ======          ======           ======

18. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

                                                                            IN MILLIONS)
                                                                            ------------
      CASH PAID DURING THE YEAR FOR:

      Income taxes ................. .....................................    $ 3.2

NON-CASH INVESTING AND FINANCING ACTIVITIES:

The Company purchased all of the capital stock of City Fire Insurance Company Ltd for $24.2 million. In conjunction with the acquisition, liabilities were assumed as follows:

      Fair value of assets acquired, including cash of $6.5 million.......  $  33.0
      Cash paid for the capital stock ....................................    (24.2)
                                                                            -------
      Liabilities assumed ................................................  $   8.8
                                                                            =======

19. SUBSEQUENT EVENTS

     On August 20, 2003, the shareholders of Aspen Holdings approved the establishment of the 2003 Share Incentive Plan under which options for 3,884,020 ordinary shares will be issued to directors and employees of the Company. The options are subject to certain restrictions on vesting but, when vested, can be exercised at a price of (pounds sterling)10.70 per share. The Company will follow the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" for any of the Company's plans.


     On August 29, 2003, the Company entered into a credit facility with a syndicate of commercial banks under which it may, subject to the terms of the credit agreements, borrow up to $150 million for periods of up to three years and a further $50 million for periods of up to one year. Credit Suisse First Boston, an affiliate of Credit Suisse First Boston Private Equity, which is a shareholder of the Company, is a member of the syndicate on terms and conditions similar to other syndicate members.


     On September 5, 2003, Aspen U.S. Holdings acquired Dakota Specialty Insurance Company for cash consideration of $20.9 million. Dakota Specialty will be renamed Aspen Specialty Insurance Company and is eligible to operate as an insurer in the excess and surplus lines markets of many states of the United States.

                        ASPEN INSURANCE HOLDINGS LIMITED

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
   FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003 (UNAUDITED) AND FOR THE PERIOD
      FROM INCORPORATION ON MAY 23, 2002 TO SEPTEMBER 30, 2002 (UNAUDITED)

                                                                                           PERIOD FROM
                                                                                         INCORPORATION ON
                                                                  NINE MONTHS ENDED      MAY 23, 2002 TO
                                                                 SEPTEMBER 30, 2003     SEPTEMBER 30, 2002
                                                                --------------------   -------------------
                                                                ($ IN MILLIONS, EXCEPT SHARE AND PER SHARE
                                                                                 AMOUNTS)
REVENUES
Net premiums earned (includes $99.2 million (2002 -
 $37.7 million) from related parties)........................       $    539.0             $     51.7
Net investment income .......................................             16.7                    3.2
Realized investment losses ..................................             (1.8)                  (0.2)
Other .......................................................              0.1                   12.9
                                                                    -----------            -----------
 Total Revenues .............................................            554.0                   67.6
                                                                    -----------            -----------
EXPENSES
Insurance losses and loss adjustment expenses
 (includes $68.3 million (2002 - $26.7 million) from
 related parties) ...........................................            (276.4)                 (35.5)
Policy acquisition expenses (includes $20.3 million
 (2002 - $5.6 million) from related parties).................            (107.4)                  (7.8)
Operating and administration expenses (includes $5.2
 million (2002 - $0.4 million) from related parties).........             (33.4)                  (2.1)
                                                                    -----------            -----------
 Total Expenses .............................................            (417.2)                 (45.4)
                                                                    -----------            -----------
Income from operations before income tax ....................             136.8                   22.2
Income tax expense ..........................................             (39.2)                  (6.7)
                                                                    -----------            -----------
NET INCOME ..................................................       $      97.6            $      15.5
                                                                    -----------            -----------
PER SHARE DATA
Weighted average number of ordinary shares and
   ordinary share equivalents:
   Basic ....................................................        56,898,680             24,859,590
   Diluted ..................................................        57,257,360             54,310,722
Basic earnings per ordinary share ...........................       $      1.72            $      0.62
                                                                    -----------            -----------
Diluted earnings per ordinary share .........................       $      1.71            $      0.29
                                                                    ===========            ===========

See accompanying notes to the unaudited condensed consolidated financial statements

                       ASPEN INSURANCE HOLDINGS LIMITED

                     CONDENSED CONSOLIDATED BALANCE SHEETS
           AS AT SEPTEMBER 30, 2003 (UNAUDITED) AND DECEMBER 31, 2002

                                                                       SEPTEMBER 30, 2003     DECEMBER 31, 2002
                                                                      --------------------   ------------------
                                                                            ($ IN MILLIONS, EXCEPT SHARE
                                                                               AND PER SHARE AMOUNTS)
                              ASSETS
Investments
 Fixed maturities .................................................        $   617.4             $    87.3
 Short-term investments ...........................................            571.6                 835.1
                                                                           ---------             ---------
 Total investments ................................................          1,189.0                 922.4

Cash and cash equivalents .........................................             92.8                   9.6
Reinsurance recoverables
 Unpaid losses (includes $16.5 million (2002 - $10.4 million)
   from related parties) ..........................................             45.2                  12.5
 Ceded unearned premiums (includes $29.4 million (2002 -
   $12.8 million) from related parties)............................             85.1                  18.9
Receivables
 Underwriting premiums (includes $234.2 million (2002 - $151.4
   million) from related parties) .................................            635.5                 214.5
 Other ............................................................             68.0                   0.8
Deferred policy acquisition costs (includes $13.4 million (2002 -
 $13.9 million) from related parties)..............................            127.9                  31.0
Office properties and equipment ...................................              0.2                   0.1
Intangible assets .................................................              8.5                   2.0
                                                                           ---------             ---------
 Total Assets .....................................................        $ 2,252.2             $ 1,211.8
                                                                           =========             =========

                           LIABILITIES
Insurance reserves
 Losses and loss adjustment expenses (includes $90.0 million
   (2002 - $62.2 million) from related parties)....................        $   382.0             $    93.9
 Unearned premiums (includes $124.1 million (2002 -
   $104.6 million) from related parties)...........................            727.6                 215.7
                                                                           ---------             ---------
 Total insurance reserves .........................................          1,109.6                 309.6
Payables:
 Reinsurance premiums (includes $51.5 million (2002 - $0)
   from related parties) ..........................................             79.7                   2.1
 Accrued expenses and other payables (includes $2.6 million
   (2002 - $1.5 million) from related parties).....................             72.0                  22.0
                                                                           ---------             ---------
 Total Liabilities ................................................        $ 1,261.3             $   333.7
                                                                           ---------             ---------

                            SHAREHOLDERS' EQUITY
Ordinary shares: 56,924,120 ordinary shares of 0.15144558(cents)
each (2002 -- 56,876,360) .........................................        $   844.2             $   836.9
Retained earnings .................................................            126.2                  28.6
Accumulated other comprehensive income, net of taxes ..............             20.5                  12.6
                                                                           ---------             ---------
 Total shareholders' equity .......................................            990.9                 878.1
                                                                           ---------             ---------
Total Liabilities and Shareholders' Equity ........................        $ 2,252.2             $ 1,211.8
                                                                           =========             =========

See accompanying notes to the unaudited condensed consolidated financial statements

                       ASPEN INSURANCE HOLDINGS LIMITED

                  CONDENSED CONSOLIDATED STATEMENTS OF CHANGE
                            IN SHAREHOLDERS' EQUITY
  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003 (UNAUDITED) AND FOR THE PERIOD
             FROM INCORPORATION ON MAY 23, 2002 TO DECEMBER 31, 2002

                                                                                          PERIOD FROM
                                                                                       INCORPORATION ON
                                                                   NINE MONTHS ENDED    MAY 23, 2002 TO
                                                                  SEPTEMBER 30, 2003   DECEMBER 31, 2002
                                                                 -------------------- ------------------
                                                                             ($ IN MILLIONS)
Shareholders' Equity
Ordinary shares:
 Beginning of Period ...........................................      $   836.9                 --
 Shares Issued:
   New shares issued ...........................................            0.8              836.9
 Share-based compensation ......................................            6.5                 --
                                                                      ---------            -------
 End of Period .................................................          844.2              836.9
                                                                      ---------            -------

Retained earnings:
 Beginning of Period ...........................................           28.6                 --
 Net income for the Period .....................................           97.6               28.6
                                                                      ---------            -------
 End of Period .................................................          126.2               28.6
                                                                      ---------            -------

Accumulated other comprehensive income, net of taxes
 Unrealized gains on foreign currency translation, net of taxes:

 Beginning of Period ...........................................           12.0                 --
 Change for the Period .........................................            5.5               12.0
                                                                      ---------            -------
 End of Period .................................................           17.5               12.0
                                                                      ---------            -------
Unrealized gains on investments, net of taxes:
 Beginning of Period ...........................................            0.6                 --
 Change for the Period .........................................            2.4                0.6
                                                                      ---------            -------
 End of Period .................................................            3.0                0.6
                                                                      ---------            -------
Total accumulated other comprehensive income ...................           20.5               12.6

                                                                      ---------            -------
Total Shareholders' Equity .....................................      $   990.9           $  878.1
                                                                      =========           ========

               See accompanying notes to the unaudited condensed
                       consolidated financial statements

                       ASPEN INSURANCE HOLDINGS LIMITED

            CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003 (UNAUDITED) AND FOR THE PERIOD
      FROM INCORPORATION ON MAY 23, 2002 TO SEPTEMBER 30, 2002 (UNAUDITED)

                                                                                               PERIOD FROM
                                                                           NINE MONTHS       INCORPORATION ON
                                                                              ENDED          MAY 23, 2002 TO
                                                                       SEPTEMBER 30, 2003   SEPTEMBER 30, 2002
                                                                      -------------------- -------------------
                                                                                  ($ IN MILLIONS)
Net income ..........................................................       $   97.6             $  15.5
Other comprehensive income, net of taxes
 Change in unrealized gains on investments ..........................            2.4                 0.8
 Change in unrealized gains on foreign currency translation .........            5.5                 5.0
                                                                            --------             -------
 Other comprehensive income .........................................            7.9                 5.8
                                                                            --------             -------
Comprehensive income ................................................       $  105.5             $  21.3
                                                                            ========             =======

               See accompanying notes to the unaudited condensed
                        consolidated financial statements

                       ASPEN INSURANCE HOLDINGS LIMITED

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003 (UNAUDITED) AND FOR THE PERIOD
      FROM INCORPORATION ON MAY 23, 2002 TO SEPTEMBER 30, 2002 (UNAUDITED)

                                                                                                      PERIOD FROM
                                                                                                    INCORPORATION ON
                                                                               NINE MONTHS ENDED    MAY 23, 2002 TO
                                                                              SEPTEMBER 30, 2003   SEPTEMBER 30, 2002
                                                                             -------------------- -------------------
                                                                                         ($ IN MILLIONS)
OPERATING ACTIVITIES:
Net income .................................................................      $     97.6           $   15.5
Adjustments
 Amortization of premium or discount on investments ........................             2.0                 --
 Share-based compensation expense ..........................................             6.5                 --
 Changes in insurance reserves:
   Losses and loss adjustment expenses (includes $27.8 million (2002 -
    $33.2 million) from related parties)....................................           288.5               48.0
   Unearned premiums (includes $19.5 million (2002 - $125.2 million)
    from related parties) ..................................................           512.6              224.8
 Changes in reinsurance balances:
   Reinsurance recoverables (includes $6.1 million (2002 - $6.3 million)
    from related parties) ..................................................           (32.5)              (8.0)
   Ceded unearned premiums (includes $16.6 million (2002 - $33.1
    million) from related parties) .........................................           (66.0)             (41.1)
 Change in accrued investment income and other receivables .................           (67.0)               2.8
 Change in deferred policy acquisition costs (includes $0.5 million
   (2002 - $13.1 million) from related parties).............................           (96.7)             (34.4)
 Change in reinsurance premiums payable (includes $51.5 million (2002
   - $0) from related parties)..............................................            77.8                3.7
 Change in premiums receivable (includes $82.8 million (2002 - $108.5
   million) from related parties) ..........................................          (420.4)            (197.0)
 Change in accrued expenses and other payables (includes $1.1 million
   (2002 - $0.4 million) from related parties)..............................            50.2                9.3
 Other .....................................................................              --              (14.3)
                                                                                  ----------           --------
NET CASH FROM OPERATING ACTIVITIES .........................................           352.6                9.3
                                                                                  ----------           --------

INVESTING ACTIVITIES:
Purchases of fixed maturities ..............................................        (1,048.4)            (179.7)
Proceeds from sales and maturities of fixed maturities .....................           520.6                3.9
Net (purchases)/sales of short-term investments ............................           263.9             (177.8)
Payments for acquisition net of cash acquired ..............................            (6.6)              (1.4)
                                                                                  ----------           --------
NET CASH USED IN INVESTING ACTIVITIES ......................................          (270.5)            (355.0)
                                                                                  ----------           --------
FINANCING ACTIVITIES:
Proceeds from the issuance of Ordinary Shares, net of issuance costs .......             0.8              346.6
                                                                                  ----------           --------
NET CASH FROM FINANCING ACTIVITIES .........................................             0.8              346.6
                                                                                  ----------           --------
EFFECT OF EXCHANGE RATE MOVEMENTS ON CASH AND EQUIVALENTS ..................             0.3                5.0
                                                                                  ----------           --------
INCREASE IN CASH AND CASH EQUIVALENTS ......................................            83.2                5.9
Cash and cash equivalents at beginning of the period .......................             9.6                 --
                                                                                  ----------           --------
Cash and cash equivalents at end of the period .............................            92.8                5.9
                                                                                  ----------           --------
Supplemental disclosure of cash flow information:
                                                                                  ----------           --------
Cash paid during the period for income taxes ...............................            11.3                3.2
                                                                                  ----------           --------

               See accompanying notes to the unaudited condensed
                        consolidated financial statements

                        ASPEN INSURANCE HOLDINGS LIMITED

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
         FOR THE PERIOD FROM JANUARY 1, 2003 TO SEPTEMBER 30, 2003 AND
    FOR THE PERIOD FROM INCORPORATION ON MAY 23, 2002 TO SEPTEMBER 30, 2002
              ($ IN MILLIONS, EXCEPT SHARE AND PER SHARE AMOUNTS)


1. GENERAL

     Aspen Insurance Holdings Limited ("Aspen Holdings") is a Bermuda holding company. Aspen Holdings provides, through its principal operating subsidiaries, property and casualty reinsurance in the global markets and property and liability insurance principally in the United Kingdom. The principal operating subsidiaries are Aspen Insurance UK Limited, located in London, and Aspen Insurance Limited, located in Bermuda.

     The accompanying unaudited condensed consolidated financial statements have been prepared on the basis of accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Results for the nine month period ended September 30, 2003 are not necessarily indicative of the results that may be expected for the year ended December 31, 2003. The unaudited condensed consolidated financial statements include the accounts of Aspen Holdings and its wholly-owned subsidiaries, which are collectively referred to herein as the "Company." All intercompany transactions and balances have been eliminated on consolidation. Management is required to make estimates and assumptions that affect the amounts reported in the unaudited condensed consolidated financial statements and accompanying disclosures. Actual results could differ from those estimates. Among other matters, significant estimates and assumptions are used to record premiums and to record reserves for losses and loss adjustment expenses. Estimates and assumptions are periodically reviewed and the effects of revisions are recorded in the consolidated financial statements in the period that they are determined to be necessary.

     These unaudited condensed consolidated financial statements and notes thereto should be read in conjunction with the consolidated financial statements and notes thereto for the year ended December 31, 2002 contained elsewhere in this prospectus. The amounts in those notes have not changed materially except as a result of transactions in the ordinary course of business or as otherwise disclosed in these notes.

     Aspen Holdings was formed on May 23, 2002 but did not commence operations until June 21, 2002. The condensed consolidated statement of operations for the period from May 23, 2002 to September 30, 2002 therefore reflects the results of our business operations for only nineteen weeks and comparisons with the current period may not be meaningful.

                       ASPEN INSURANCE HOLDINGS LIMITED

         FOR THE PERIOD FROM JANUARY 1, 2003 TO SEPTEMBER 30, 2003 AND
    FOR THE PERIOD FROM INCORPORATION ON MAY 23, 2002 TO SEPTEMBER 30, 2002
              ($ IN MILLIONS, EXCEPT SHARE AND PER SHARE AMOUNTS)


2. EARNINGS PER ORDINARY SHARES

     Basic earnings per ordinary share are calculated by dividing net income available to holders of Aspen Holdings' ordinary shares by the weighted average number of ordinary shares outstanding. Diluted earnings per ordinary share are based on the weighted average number of ordinary shares and dilutive potential ordinary shares outstanding during the period of calculation using the treasury stock method.

     The following table sets forth the computation of basic and diluted earnings per share for the nine months ended September 30, 2003 and the period from incorporation on May 23, 2002 to September 30, 2002:

                                                                                           PERIOD FROM
                                                                                          INCORPORATION
                                                                NINE MONTHS ENDED        ON MAY 23, 2002
                                                               SEPTEMBER 30, 2003     TO SEPTEMBER 30, 2002
                                                              --------------------   ----------------------
                                                                    ($ IN MILLIONS, EXCEPT SHARE AND
                                                                           PER SHARE AMOUNTS)
   EARNINGS
   Basic ..................................................
   Net income as reported and available to ordinary
    shareholders ..........................................        $     97.6                $    15.5
                                                                   ----------               ----------
   Diluted
   Net income as reported and available to ordinary
    shareholders ..........................................              97.6                     15.5
   Effect of dilutive securities ..........................                --                       --
                                                                   ----------               ----------
   ORDINARY SHARES
   Basic
   Weighted average ordinary shares .......................        56,898,680               24,859,590
                                                                   ----------               ----------
   Diluted
   Weighted average ordinary shares .......................        56,898,680               24,859,590
   Weighted average effect of dilutive securities .........           358,680               29,451,132
                                                                   ----------               ----------
   Total ..................................................        57,257,360               54,310,722
                                                                   ==========               ==========
   EARNINGS PER ORDINARY SHARE
   Basic ..................................................        $     1.72               $     0.62
                                                                   ==========               ==========
   Diluted ................................................        $     1.71               $     0.29
                                                                   ==========               ==========

     The share capital of the Company was issued in two tranches with the second tranche issued on November 29, 2002. For the period from incorporation on May 23, 2002 to September 30, 2002, the second tranche of unpaid share capital, supported by irrevocable letters of credit, was considered to be dilutive.


3. SEGMENT INFORMATION

     The Company has two reportable segments, reinsurance operations and insurance operations. Management evaluates the performance of each segment based on underwriting results net of all expenses.

                       ASPEN INSURANCE HOLDINGS LIMITED

         FOR THE PERIOD FROM JANUARY 1, 2003 TO SEPTEMBER 30, 2003 AND
    FOR THE PERIOD FROM INCORPORATION ON MAY 23, 2002 TO SEPTEMBER 30, 2002
              ($ IN MILLIONS, EXCEPT SHARE AND PER SHARE AMOUNTS)


     The following table provides a summary of the segment revenues, results and reserves for the nine months ended September 30, 2003 and for the period from incorporation on May 23, 2002 to September 30, 2002:

                                                                NINE MONTHS ENDED SEPTEMBER 30, 2003
                                                            --------------------------------------------
                                                             REINSURANCE     INSURANCE         TOTAL
                                                            -------------   -----------   --------------
                                                                ($ IN MILLIONS, EXCEPT PERCENTAGES)
   REVENUES:
   Gross premiums written ...............................   $  939.6        $  222.2      $  1,161.8
   Gross premiums earned ................................      521.0           145.9           666.9
   Net premium earned ...................................      403.7           135.3           539.0
   EXPENSES:
   Losses and loss adjustment expenses ..................     (193.3)          (83.1)         (276.4)
   Policy acquisition, operating and administration
    expenses ............................................     (120.1)          (20.7)         (140.8)
                                                            --------        --------      ----------
   Underwriting profit before investment income .........       90.3            31.5           121.8
                                                            ========        ========      ==========
   Investment return ....................................                                       14.9
   Other net income .....................................                                        0.1
                                                                                          ----------
    Income before income tax ............................                                      136.8
                                                                                          ==========
   RATIOS:
   Loss ratio ...........................................         48%             61%             51%
   Expense ratio ........................................         30              15              26
                                                            --------        --------      ----------
    Combined ratio ......................................         78%             76%             77%
                                                            --------        --------      ----------
    Reserves for loss and loss adjustment expenses,
      net of reinsurance ................................   $  240.4        $   96.4      $    336.8
                                                            ========        ========      ==========

                       ASPEN INSURANCE HOLDINGS LIMITED

         FOR THE PERIOD FROM JANUARY 1, 2003 TO SEPTEMBER 30, 2003 AND
    FOR THE PERIOD FROM INCORPORATION ON MAY 23, 2002 TO SEPTEMBER 30, 2002
              ($ IN MILLIONS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                   PERIOD FROM INCORPORATION ON
                                                                MAY 23, 2002 TO SEPTEMBER 30, 2002
                                                            ------------------------------------------
                                                             REINSURANCE     INSURANCE        TOTAL
                                                            -------------   -----------   ------------
                                                               ($ IN MILLIONS, EXCEPT PERCENTAGES)
   REVENUES:
   Gross premiums written ...............................   $  257.2           40.6        $  297.8
   Gross premiums earned ................................       68.6            7.1           75.7
   Net premium earned ...................................       45.7            6.0           51.7
   EXPENSES:
   Losses and loss adjustment expenses ..................      (31.8)          (3.7)         (35.5)
   Policy acquisition, operating and administration
    expenses ............................................       (9.2)          (0.7)          (9.9)
                                                            --------         ------       --------
   Underwriting profit before investment income .........        4.7            1.6            6.3
                                                            ========         ======       ========
   Investment return ....................................                                      3.0
   Other net income .....................................                                     12.9
                                                                                          --------
   Income before income tax .............................                                     22.2
                                                                                          ========
   RATIOS:
   Loss ratio ...........................................         70%            62%            69%
   Expense ratio ........................................         20             12             19
                                                            --------         ------       --------
    Combined ratio ......................................         90%            74%            88%
                                                            ========         ======       ========
    Reserves for loss and loss adjustment expenses,
      net of reinsurance ................................   $   36.3         $  3.7       $   40.0
                                                            ========         ======       ========

                       ASPEN INSURANCE HOLDINGS LIMITED

         FOR THE PERIOD FROM JANUARY 1, 2003 TO SEPTEMBER 30, 2003 AND
    FOR THE PERIOD FROM INCORPORATION ON MAY 23, 2002 TO SEPTEMBER 30, 2002
              ($ IN MILLIONS, EXCEPT SHARE AND PER SHARE AMOUNTS)


4. RESERVES FOR LOSSES AND ADJUSTMENT EXPENSES

     The following table represents a reconciliation of beginning and ending consolidated loss and loss adjustment expenses ("LAE") reserves:


                RESERVES FOR LOSSES AND LOSS ADJUSTMENT EXPENSES

                                                                             AS AT SEPTEMBER 30,
                                                                                    2003
                                                                            --------------------
                                                                               ($ IN MILLIONS)

     Provision for losses and LAE at January 1, 2003 ......................      $   93.9
     Less reinsurance recoverable .........................................          12.5
                                                                                 --------
     Net loss and LAE reserves at January 1, 2003 .........................          81.4
                                                                                 --------
     Losses and LAE reserves of subsidiary at date of acquisition .........          21.8
     Less reinsurance recoverable .........................................         (14.0)
                                                                                 --------
     Net losses and LAE reserves of subsidiary at date of acquisition .....           7.8
                                                                                 --------

     Provision for losses and LAE for claims incurred:
      Current year ........................................................         285.9
      Prior years .........................................................          (9.5)
                                                                                 --------
      Total incurred ......................................................         276.4
                                                                                 --------

     Losses and LAE payments for claims incurred:
      Current year ........................................................         (26.8)
      Prior years .........................................................          (7.6)
                                                                                 --------
      Total paid ..........................................................         (34.4)
                                                                                 --------

     Foreign exchange gains/(losses) ......................................           5.6

     Net loss and LAE reserves at September 30, 2003 ......................         336.8
     Plus reinsurance recoverables on unpaid losses at end of year ........          45.2
                                                                                 --------
     Loss and LAE reserves at September 30,2003 ...........................      $  382.0
                                                                                 ========


5. INCOME TAXES

     Income tax attributable to income from operations reflects the statutory rate of 30% applicable in the United Kingdom as reduced by the effect of the zero tax rate applicable to operations in Bermuda.


6. COMMITMENTS AND CONTINGENCIES

     In the normal course of business, letters of credit are issued as collateral on behalf of the business, as required within our reinsurance operations. As of September 30, 2003 letters of credit

                       ASPEN INSURANCE HOLDINGS LIMITED

         FOR THE PERIOD FROM JANUARY 1, 2003 TO SEPTEMBER 30, 2003 AND
    FOR THE PERIOD FROM INCORPORATION ON MAY 23, 2002 TO SEPTEMBER 30, 2002
              ($ IN MILLIONS, EXCEPT SHARE AND PER SHARE AMOUNTS)


with an aggregate amount of $13.3 million and (pounds sterling)47.4 million were outstanding (as of September 30, 2002 and December 31, 2002 - (pounds sterling)47.4 million). The Company has funds on deposit of $13.3 million as collateral for the letters of credit.


7. RELATED PARTY TRANSACTIONS

     Aspen Holdings' operating subsidiary in the United Kingdom, Aspen U.K., participates in certain quota share arrangements with Syndicates 2020 and 3030. Aspen U.K.'s participation in these arrangements with the Syndicates constituted approximately 5% of our gross premiums written for the nine months ended September 30, 2003, a significant reduction from approximately 58% of our gross premiums written for the period from our incorporation on May 23, 2002 through December 31, 2002.

     A subsidiary operation of Aspen Holdings entered into four proportional reinsurance contracts with effect from January 1, 2003 with a subsidiary of Montpelier Re Holdings Limited ("Montpelier Re"). Reinsurance premiums ceded under the contracts in the nine months ended September 30, 2003 were $59.9 million. The amount payable by the Company in respect of these transactions as at September 30, 2003 was $51.5 million.

     Montpelier Re owns approximately 7% of the issued share capital of Aspen Holdings and the Chief Executive Officer of Montpelier Re is a director of Aspen Holdings.


8. DERIVATIVE FINANCIAL INSTRUMENTS

     The Company did not enter into any derivative contracts during the nine months ended September 30, 2003 or in the period from incorporation to September 30, 2002. There were no derivatives outstanding as at December 31, 2002 or September 30, 2003.


9. ACQUISITION OF DAKOTA SPECIALTY INSURANCE COMPANY

     On September 5, 2003 Aspen U.S. Holdings acquired Dakota Specialty Insurance Company for cash consideration of $20.9 million (including acquisition costs of $1.1 million). At the date of acquisition, Dakota Specialty was not writing any new or renewal business and had no employees. The directors of Aspen Holdings have assessed the fair value of the net tangible assets acquired at $15.3 million. An amount of $6.5 million, gross of $0.9 million deferred tax, is the estimated value of the intangible asset.


10. SHARE OPTIONS

      The Company has issued options under two schemes: investor options and employee options. The investor options were issued on June 21, 2002 in consideration for the transfer of an underwriting team from Wellington, the right to seek to renew certain business written by Syndicate 2020, an agreement in which Wellington agrees not to compete with Aspen U.K. through March 31, 2004, the use of the Wellington name and logo and the provision of certain outsourced services to the Company, and confer the option to subscribe for 6,787,880 ordinary shares of Aspen Holdings to Wellington and the members of Syndicate 2020 who are not corporate members of Wellington. The subscription price payable under the options is initially (pounds sterling)10 and increases by 5% per annum, less any dividends paid. Option holders are not entitled to participate in any dividends prior to exercise and would not rank as a creditor in the event of liquidation. The options are exercisable on the initial public offering of the ordinary shares in the United States or the first listing of the ordinary shares on a stock exchange (a "Listing") or a sale of all or substantially all of the business, assets or undertakings of Aspen Holdings

                       ASPEN INSURANCE HOLDINGS LIMITED

         FOR THE PERIOD FROM JANUARY 1, 2003 TO SEPTEMBER 30, 2003 AND
    FOR THE PERIOD FROM INCORPORATION ON MAY 23, 2002 TO SEPTEMBER 30, 2002
              ($ IN MILLIONS, EXCEPT SHARE AND PER SHARE AMOUNTS)


and its subsidiaries or a sale of 50% or more of the ordinary shares of Aspen Holdings (a "Sale") or, if no Listing or Sale has occurred prior to June 21, 2007, at any time within the five business days following June 21, 2007. If not exercised, the options will expire after five years but if a Listing occurs within those five years the term is automatically extended to a period of ten years.

     The following table summarizes information about investor options outstanding at December 31, 2002 and September 30, 2003 to purchase non-voting shares, which non-voting shares will automatically convert into ordinary shares upon a Listing, such as an initial public offering, or, if issued after the completion of such a Listing, upon issuance:

                                                OPTIONS
                                      ---------------------------
            OPTION HOLDER              OUTSTANDING   EXERCISABLE     EXERCISE PRICE(1)     EXPIRATIONS
------------------------------------- ------------- ------------- ---------------------- --------------
Wellington Underwriting plc .........  3,781,120      3,781,120     (pounds sterling)10    June 21, 2012
Names' Trustee ......................  3,006,760      3,006,760     (pounds sterling)10    June 21, 2012
                                       ---------      ---------
                                       6,787,880      6,787,880

----------
   (1) To be increased by 5% per annum from June 21, 2002 to date of exercise, less the amount of any prior dividend or distribution per share.

     On August 20, 2003 the Company granted 3,884,020 options to employees under the Aspen Insurance Holdings Limited 2003 Share Incentive Plan. The initial grant options have a term of ten years and an exercise price of (pounds sterling)10.70 per share. Sixty-five percent of the initial grant options are subject to time-based vesting with 20% vesting upon grant and 20% vesting on each December 31 of the calendar years 2003, 2004, 2005 and 2006. The remaining 35% of the initial grant options are subject to performance-based vesting. In addition to the initial grant of 3,884,020 options, 1,840,550 options are reserved for additional grants following the completion of the Company's initial public offering.

     The following table summarizes information about employee options outstanding to purchase ordinary shares at September 30, 2003:


                              OPTIONS
                    ---------------------------                               WEIGHTED AVERAGE
   OPTION HOLDER     OUTSTANDING   EXERCISABLE        EXERCISE PRICE             FAIR VALUE
------------------- ------------- ------------- ------------------------- -----------------------
Employees ......... 3,884,020     640,860       (pounds sterling)10.70    (pounds sterling)3.34

     The Company follows Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," which establishes a fair value-based method of accounting for share-based compensation plans.

     Compensation cost charged against income was $6.5 million for the nine months ended September 30, 2003. The per share weighted fair value of the share options granted under the 2003 Share Incentive Plan is (pounds sterling)3.34. This amount was estimated on the date of the grant using the Black-Scholes Option Pricing Model under the following assumptions: risk-free interest rate of 4.70%; dividend yield of 0.6%; expected life of 7 years; share price volatility of zero (as the minimum value method was utilized); and foreign currency volatility of 9.40% (as the exercise price is in British Pounds and the share price of the Company is in U.S. Dollars).


11. SUBSEQUENT EVENTS

     The Company has entered into a credit facility with a syndicate of commercial banks under which it may, subject to the terms of the credit agreements, borrow up to $150 million for periods of up to three years and a further $50 million for periods of up to one year. Credit Suisse First Boston, an

                       ASPEN INSURANCE HOLDINGS LIMITED

         FOR THE PERIOD FROM JANUARY 1, 2003 TO SEPTEMBER 30, 2003 AND
    FOR THE PERIOD FROM INCORPORATION ON MAY 23, 2002 TO SEPTEMBER 30, 2002
              ($ IN MILLIONS, EXCEPT SHARE AND PER SHARE AMOUNTS)

affiliate of Credit Suisse First Boston Private Equity, which is a shareholder of the Company, is a member of the syndicate on terms and conditions similar to other syndicate members.


     On October 15, 2003, we drew down $90 million on the three-year credit facility. Of these borrowings, $83.9 million was used to provide part of the initial capital to Aspen U.S. and the balance was used to provide working capital to Aspen Holdings. The initial interest rate is three-month LIBOR plus
42.5 basis points. A facility fee, currently calculated at a rate of 17.5 basis points on the average daily amount of the commitment of each lender, is paid to each lender quarterly in arrears. The $90 million balance is due and payable by August 29, 2006.


     On November 6, 2003, the Board of Directors of the Company authorized a 10 for 1 share split of the Company's ordinary shares. The share split has been reflected in the financial information for all periods presented, and all applicable references as to the number of ordinary shares, ordinary share equivalents, including exercise prices where applicable, and per share information have been represented.

            INDEX TO SYNDICATES 2020 AND 3030 FINANCIAL STATEMENTS

                                                                                PAGE
                                                                                ----
Independent Auditors' Report .................................................   P-2

Combined Statements of Operations for the Years Ended December 31, 2002, 2001
 and 2000 ....................................................................   P-3

Combined Statements of Comprehensive Income/(Loss) for the Years Ended
 December 31, 2002, 2001 and 2000 ............................................   P-3

Combined Balance Sheets as at December 31, 2002 and 2001 .....................   P-4

Combined Statements of Members' Deficit for the Years Ended December 31, 2002,
 2001 and 2000 ...............................................................   P-5

Combined Statements of Cash Flows for the Years Ended December 31, 2002, 2001
 and 2000 ....................................................................   P-6

Notes to Syndicates Financial Statements .....................................   P-7

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors of Wellington Underwriting Agencies Limited:

We have audited the accompanying combined balance sheets of Syndicates 2020 and 3030 as of 31 December 2002 and 2001 and the related combined statements of operations and comprehensive income/(loss), members' deficit, and cash flows for each of the years in the three year period ended 31 December 2002. These combined financial statements are the responsibility of Wellington Underwriting Agencies Limited. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined balance sheets of Syndicates 2020 and 3030 as of 31 December 2001 and 31 December 2002 and the results of their operations and their cash flows for each of the years in the three year period ended 31 December 2002, in conformity with accounting principles generally accepted in the United States of America.



                                        /s/ KPMG Audit Plc

London, United Kingdom
September 15, 2003

                            SYNDICATES 2020 AND 3030

                       COMBINED STATEMENTS OF OPERATIONS

                                                              YEAR ENDED DECEMBER 31,
                                                          -------------------------------
                                                            2002        2001       2000
                                                          --------   ---------   --------
                                                                  ($ IN MILLIONS)
REVENUES
Net premiums earned ...................................    $  863     $  562      $  466
Net investment income .................................        31         35          35
Realized investment gains .............................         4         17           1
Foreign exchange gains/(losses) .......................       (14)       (10)          9
                                                           ------     ------      ------
Total Revenues ........................................       884        604         511
                                                           ------     ------      ------
EXPENSES
Insurance losses and loss adjustment expenses .........      (523)      (605)       (275)
Policy acquisition expenses ...........................      (254)      (189)       (146)
Operating and administration expenses .................       (36)       (27)        (26)
                                                           ------     ------      ------
TOTAL EXPENSES ........................................      (813)      (821)       (447)
                                                           ------     ------      ------
Net income/(loss) .....................................    $   71     $ (217)     $   64
                                                           ======     ======      ======

               COMBINED STATEMENTS OF COMPREHENSIVE INCOME/(LOSS)

                                                              YEAR ENDED DECEMBER 31,
                                                           -----------------------------
                                                            2002       2001        2000
                                                           ------   ----------   -------
                                                                  ($ IN MILLIONS)
Net income/(loss) ......................................    $ 71      $ (217)     $ 64
Other comprehensive income/(loss):
 Change in unrealized gains/(losses)
 on investments ........................................       9           3         8
                                                            ----      ------      ----
Comprehensive income/(loss) ............................    $ 80      $ (214)     $ 72
                                                            ====      ======      ====

         See accompanying notes to the Syndicates financial statements

                            SYNDICATES 2020 AND 3030

                            COMBINED BALANCE SHEETS

                                                                               YEAR ENDED DECEMBER 31,
                                                                               ------------------------
                                                                                  2002          2001
                                                                               ----------   -----------
                                                                                   ($ IN MILLIONS)
ASSETS
Investments, at fair value
   Fixed Maturities (amortized cost: 2002-$735 million, 2001-$710
    million) ...............................................................    $   747       $   714
   Short-term investments (amortized cost: 2002-$346 million,
    2001-$103 million)......................................................        348           104
                                                                                -------       -------
Total Investments ..........................................................      1,095           818
                                                                                -------       -------
Cash and cash equivalents, at fair value ...................................        104            16
Overseas regulatory deposits -- restricted cash ............................        114            91
Reinsurance recoverables on unpaid losses (Including bad debt provision of
 2002-$50 million; 2001-$32 million)........................................      1,224         1,501
Reinsurance recoverables on paid losses ....................................        404           251
Ceded unearned premiums ....................................................        282           154
Receivables
   Underwriting premiums ...................................................        676           285
   Other ...................................................................         72           182
Deferred policy acquisition costs ..........................................        144           118
                                                                                -------       -------
TOTAL ASSETS ...............................................................    $ 4,115       $ 3,416
                                                                                =======       =======
LIABILITIES
Insurance Reserves
   Losses and loss adjustment expenses .....................................    $ 2,555       $ 2,509
   Unearned premiums .......................................................        821           576
                                                                                -------       -------
Total insurance reserves ...................................................      3,376         3,085
                                                                                -------       -------
Payables:
   Reinsurance premiums ....................................................        689           376
   Accrued expenses and other payables .....................................        145           123
Commitments and contingencies (Note 7) .....................................
                                                                                -------       -------
TOTAL LIABILITIES ..........................................................    $ 4,210       $ 3,584
                                                                                =======       =======
MEMBERS' DEFICIT
Retained earnings (accumulated deficit) ....................................    $   (64)      $  (135)
Net amounts paid to Syndicate members ......................................        (46)          (39)
Accumulated other comprehensive income .....................................
   Unrealized gains on investments .........................................         15             6
                                                                                -------       -------
TOTAL MEMBERS' DEFICIT .....................................................    $   (95)      $  (168)
                                                                                =======       =======
TOTAL LIABILITIES AND MEMBERS' DEFICIT .....................................    $ 4,115       $ 3,416
                                                                                =======       =======

         See accompanying notes to the Syndicates financial statements

                            SYNDICATES 2020 AND 3030

                    COMBINED STATEMENTS OF MEMBERS' DEFICIT

                                                           YEAR ENDED DECEMBER 31,
                                                    -------------------------------------
                                                        2002          2001        2000
                                                    ------------   ---------   ----------
                                                               ($ IN MILLIONS)
MEMBERS' DEFICIT
Retained earnings (accumulated deficit):
Start of year ...................................      $(135)        $  82        $ 18
Net income/(loss) for the year ..................         71          (217)         64
                                                       -----         -----        ----
End of year .....................................        (64)         (135)         82
                                                       -----         -----        ----
Net amounts paid to Syndicate members:
Start of year ...................................        (39)          (88)        (31)
Amounts received from Syndicate members .........         --            74          --
Amounts paid to Syndicate members ...............         (7)          (25)        (57)
                                                       -----         -----        ----
End of year .....................................        (46)          (39)        (88)
                                                       -----         -----        ----
Unrealized gains/(losses) on investments:
Start of year ...................................          6             3          (5)
Change for the year .............................          9             3           8
                                                       -----         -----        ----
End of year .....................................         15             6           3
                                                       -----         -----        ----
TOTAL MEMBERS' DEFICIT ..........................      $ (95)        $(168)       $ (3)
                                                       =====         =====        ====

         See accompanying notes to the Syndicates financial statements

                            SYNDICATES 2020 AND 3030

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                            YEAR ENDED DECEMBER 31,
                                                                  -------------------------------------------
                                                                       2002            2001           2000
                                                                  --------------   ------------   -----------
                                                                                ($ IN MILLIONS)
OPERATING ACTIVITIES
Net income/(loss) .............................................      $    71         $  (217)       $  64
Adjustments
Change in property-liability insurance reserves:
   Losses and loss adjustment expenses ........................           (2)            993          252
   Unearned premiums ..........................................          230             204           25
Change in reinsurance balances:
   Reinsurance recoverables on paid losses ....................          300            (712)        (211)
   Ceded unearned premiums ....................................         (122)            (56)          (7)
Change in deferred policy acquisition costs ...................          (23)            (51)          (3)
Change in reinsurance premiums payable ........................          301             205           63
Change in reinsurance recoverables on paid losses .............         (153)           (130)        (110)
Change in accounts receivable .................................         (259)            (91)          59
Change in accrued expenses and other payables .................           19             106         (114)
Other .........................................................            4             (15)           2
                                                                     ---------       --------       -------
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES ...........          366             236           20
                                                                     ---------       --------       -------
INVESTING ACTIVITIES
Overseas regulatory deposits placed ...........................          (23)             (9)         (46)
Purchase of investments .......................................       (2,996)         (2,008)        (752)
Proceeds from the sales and maturities of investments .........        2,730           1,704          812
                                                                     ---------       ---------      -------
NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES ...........         (289)           (313)          14
                                                                     ---------       ---------      -------
FINANCING ACTIVITIES
   Amounts distributed to Syndicate members ...................           (7)            (25)         (57)
   Amounts received from Syndicate members ....................           --              74           --
                                                                     ---------       ---------      -------
NET CASH (USED IN) PROVIDED BY FINANCING ACTIVITIES ...........           (7)             49          (57)
                                                                     ----------      ---------      -------
EFFECTS OF EXCHANGE RATE MOVEMENTS ON CASH AND CASH
 EQUIVALENTS ..................................................           18               7          (34)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS ..............           88             (21)         (57)
Cash at beginning of the year .................................           16              37           94
                                                                     ---------       ---------      -------
Cash at end of the year .......................................      $   104         $    16        $  37
                                                                     =========       =========      =======

         See accompanying notes to the Syndicates financial statements

                            SYNDICATES 2020 AND 3030

                   NOTES TO SYNDICATES FINANCIAL STATEMENTS


1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


BASIS OF PRESENTATION


Status of Syndicate 2020 and Syndicate 3030 as Predecessor to the Company

     Aspen Insurance Holdings Limited ("Aspen Holdings") was formed in May 2002. The management of Aspen Holdings largely comprises the management team for the lines of business which were underwritten by Aspen Holdings' insurance subsidiaries after being developed by Syndicate 2020 and Syndicate 3030.

     As a result, the predecessor to Aspen Holdings comprises the combined businesses of Syndicate 2020, and for the period that it conducted business, Syndicate 3030 (the "Syndicates"). The method by which Aspen Holdings assumed this business is described in detail in Note 10.


Constitution of the Syndicates

     The Syndicates operate within Lloyd's which has a unique operating structure allowing individuals and corporations ("Members") to participate in the underwriting of insurance risks. Members of Lloyd's join together on an annual basis to form syndicates. These Members may be either individuals or corporate members.

     As Lloyd's syndicates, the Syndicates operate as annual joint ventures between their Members that are fully accounted for and settled at the end of a 36-month period. The declared results are distributed to (or collected from) the Members who are responsible at an individual level for any of the tax liabilities thereon. The Members of these Syndicates pledge capital to support the syndicates for each underwriting year of account and a proportion of the capital pledged is deposited at Lloyd's. The Syndicates are allowed to underwrite up to a premium capacity based on the level of capital committed for each underwriting year of account.

     Each Lloyd's syndicate is managed by a managing agent. Wellington Underwriting Agencies Limited ("WUAL") is the managing agent of the Syndicates. WUAL appoints and employs the staff of the Syndicates, including the Chief Underwriting Officer and, also provides the business infrastructure and support services. WUAL recharges the Syndicates for the cost of services provided and also charges fees and profit commission based on the Syndicates' capacity and profits respectively.

     WUAL maintains the Syndicates' accounting records and prepares their annual reports in accordance with the Lloyd's Syndicate Accounting Bye-Law, which uses the Lloyd's three year funded basis of accounting. These annual reports include the results of underwriting, Syndicate operating expenses and investment income earned on insurance funds, but do not include details of the capital deposited by Members, the investment income earned thereon and the members' liability for tax on the results of the syndicate. This is because the capital supporting these Syndicates, investment income earned thereon and tax on Syndicates' results are the responsibility of the members of the Syndicates and not of the Syndicates themselves.

     The financial statements of the Syndicates have been prepared for the purpose of this Prospectus in accordance with United States Generally Accepted Accounting Principles ("U.S. GAAP"). The financial statements for the year ended December 31, 2002 include the transactions of Syndicate 3030 which commenced business on June 1, 2002 and underwrote on a co-insurance basis with Syndicate 2020 for that year only. Transactions between Syndicate 2020 and Syndicate 3030 have been eliminated.

                           SYNDICATES 2020 AND 3030

Use of Estimates

     Estimates and assumptions are made by the directors of WUAL that have an effect on the amounts reported within these combined financial statements. The most significant estimates relate to the reserves for property and liability losses. These estimates are continually reviewed and adjustments made as necessary, but actual results could turn out significantly different from those expected when the estimates were made.

ACCOUNTING FOR UNDERWRITING OPERATIONS

Premiums Earned

     Assumed premiums are recognized as revenues proportionately over the coverage period. Premiums earned are recorded in the statement of operations, net of the cost of purchased reinsurance. Premiums not yet recognized as revenue are recorded in the balance sheet as unearned premiums, gross of any ceded unearned premiums. Written and earned premiums, and the related costs, which have not yet been reported to the Syndicates are estimated and accrued. Due to the time lag inherent in reporting of premiums by cedents, such estimated premiums written and earned, as well as related costs, may be significant. Differences between such estimates and actual amounts will be recorded in the period in which the actual amounts are determined.

     Premiums on proportional treaty contracts are generally not reported to the Syndicates until after the reinsurance coverage is in force and the Syndicates are at risk. As a result an estimate of these "pipeline" premiums is recorded. The directors of WUAL estimate pipeline premiums based on estimates reported from ceding companies. The directors of WUAL estimate commissions, losses and loss adjustment expenses on these premiums.

     Reinstatement premiums and additional premiums are accrued as provided for in the provisions of assumed reinsurance contracts, based on experience under such contracts. Reinstatement premiums are the premiums charged for the restoration of the reinsurance limit of a catastrophe contract to its full amount after payment by the reinsurer of losses as a result of an occurrence. These premiums relate to the future coverage obtained during the remainder of the initial policy term and are earned over the remaining policy term. Additional premiums are premiums charged after coverage has expired, related to experience during the policy term, which are earned immediately. An allowance for uncollectible premiums is established for possible non-payment of such amounts due, as deemed necessary.

     Outward reinsurance premiums are accounted for in the same accounting period as the premiums for the related direct insurance or inwards reinsurance business. Reinsurance contracts that operate on a "losses occurring during" basis are accounted for in full over the period of coverage whilst "risks attaching during" policies are expensed using the same ratio as the underlying premiums on a daily pro rata basis.


Insurance Losses and Loss Adjustment Expenses

     Losses represent the amount paid or expected to be paid to claimants in respect of events that have occurred on or before the balance sheet date. The costs of investigating, resolving and processing these claims are known as loss adjustment expenses ("LAE"). The statement of operations records these losses net of reinsurance, meaning that gross losses and loss adjustment expenses incurred are reduced by the amounts recovered or expected to be recovered under reinsurance contracts.

                           SYNDICATES 2020 AND 3030

Reinsurance

     Written premiums earned and incurred claims and LAE all reflect the net effect of assumed and ceded reinsurance transactions in the income statement. Assumed reinsurance refers to the Syndicates' acceptance of certain insurance risks that other insurance companies have underwritten. Ceded reinsurance means other insurance companies have agreed to share certain risks with the Syndicates. Reinsurance accounting is followed when risk transfer requirements have been met.

     WUAL regularly evaluates the financial condition of its reinsurers and monitors the concentration of credit risk to minimize the Syndicates' exposure to financial loss from reinsurers' insolvency. Where it is considered required, appropriate provision is made for balances deemed irrecoverable from reinsurers.


Insurance Reserves

     Insurance reserves are established for the total unpaid cost of claims and LAE, which cover events that have occurred by the balance sheet date. These reserves reflect estimates by the directors of WUAL of the total cost of claims incurred but not yet reported to it ("IBNR"). Claim reserves are reduced for estimated amounts of salvage and subrogation recoveries. Estimated amounts recoverable from reinsurers on unpaid losses and LAE are reflected as assets.

     For reported claims, reserves are established on a case-by-case basis within the parameters of coverage provided in the insurance policy or reinsurance agreement. For IBNR claims, reserves are estimated using established actuarial methods. Both case and IBNR reserve estimates consider such variables as past loss experience, changes in legislative conditions, changes in judicial interpretation of legal liability policy coverages, and inflation.

     Because many of the coverages underwritten involve claims that may not be ultimately settled for many years after they are incurred, subjective judgments as to the ultimate exposure to losses are an integral and necessary component of the loss reserving process. Reserves are established by the selection of a "best estimate" from within a range of estimates. The directors of WUAL continually review the Syndicates' reserves, using a variety of statistical and actuarial techniques to analyze current claims costs, frequency and severity data, and prevailing economic, social and legal factors. Reserves established in prior periods are adjusted as claim experience develops and new information becomes available. Adjustments to previously estimated reserves are reflected in the financial results of the period in which the adjustments are made.

     While the directors of WUAL believe that the reported reserves make a reasonable provision for unpaid claim and LAE obligations, it should be noted that the process of estimating required reserves does, by its very nature, involve uncertainty. The level of uncertainty can be influenced by factors such as the existence of coverage with long duration payment patterns and changes in claims handling practices, as well as the factors noted above. Ultimate actual payments for claims and LAE could turn out to be significantly different from estimates made.


Policy Acquisition Expenses

     The costs directly related to writing an insurance policy are referred to as policy acquisition expenses and consist of commissions, premium taxes and other direct underwriting expenses. Although these expenses are incurred when a policy is issued they are deferred and amortized over the same period as the corresponding premiums are recorded as revenues.

     On a regular basis a recoverability analysis is performed of the deferred policy acquisition costs in relation to the expected recognition of revenues, including anticipated investment income, and reflects adjustments, if any, as period costs. Should the analysis indicate that the acquisition costs are

                           SYNDICATES 2020 AND 3030
unrecoverable, further analyses are performed to determine if a reserve is required to provide for losses which may exceed the related unearned premium.

ACCOUNTING FOR INVESTMENTS

Fixed Maturities

     The fixed maturity portfolio is composed primarily of high quality, U.S. and U.K. government securities. The entire fixed maturity investment portfolio is classified as available for sale. Accordingly, that portfolio is carried on the balance sheet at estimated fair value. Fair values are based on quoted market prices from a third party pricing service.


Short-term investments

     Short-term investments include highly liquid debt instruments and commercial paper. The investments are classified as available for sale and are therefore carried on the balance sheet at estimated fair value.


Overseas Regulatory Deposits

     Overseas Regulatory Deposits are restricted in use as they are required to enable the Syndicates to write business in the relevant territories.


Realized Investment Gains and Losses

     When an investment is sold the resulting gain or loss is recorded in the combined statement of operations.

     If the Directors of WUAL determine that any investment has experienced a decline in value that is believed to be other than temporary, the directors of WUAL will consider the current facts and circumstances, including the financial position and future prospects of the entity that issued the investment security, and make a decision to either record a write-down in the carrying value of the security to its fair value, thereby establishing a new cost basis for the security, or sell the security; in either case a realized loss is recorded in the statement of operations.


Unrealized Gains or Losses on Investments

     For investments carried at estimated fair value, the difference between amortized cost and fair value is recorded as part of members' interests. This difference is referred to as unrealized gains or losses on investments. The change in unrealized gains or losses, during the year is a component of other comprehensive income.


Cash and cash equivalents

     Cash and cash equivalents are short-term highly liquid investments that are readily convertible to known amounts of cash, and that are so near maturity that they present insignificant risk of changes in value because of changes in interest rates.


DERIVATIVE FINANCIAL INSTRUMENTS

     In accordance with Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities", all derivatives are recorded on the balance sheet at fair value. The accounting for the gain or loss due to the changes in the fair value of these instruments is dependent on whether the derivative qualifies as a hedge. If the derivative does not

                           SYNDICATES 2020 AND 3030
qualify as a hedge, the gains or losses are reported in earnings when they occur. If the derivative does qualify as a hedge, the accounting varies based on the type of risk being hedged.


FOREIGN CURRENCY TRANSLATION

     The functional and reporting currency of the Syndicates' operations is U.S. Dollars. Transactions in currencies other than the functional currency are measured at the exchange rate prevailing at the date of the transaction. Monetary assets and liabilities denominated in non-functional currencies are re-measured at the exchange rate prevailing at the balance sheet date. Any resulting foreign exchange gains or losses are reflected in the combined statement of operations.


2. INVESTMENTS

     The following presents the cost, gross unrealized gains and losses, and estimated fair value of investments in fixed maturities and other investments:


                                                   AS OF DECEMBER 31, 2002
                                   -------------------------------------------------------
                                                       ($ IN MILLIONS)
                                     COST OR         GROSS          GROSS
                                    AMORTIZED     UNREALIZED     UNREALIZED     ESTIMATED
                                       COST          GAINS         LOSSES       FAIR VALUE
                                   -----------   ------------   ------------   -----------
Fixed maturities
Foreign Governments ............     $   235         $  3            --          $   238
Corporate Securities ...........         500            9            --              509
                                     -------         ----            --          -------
Total Fixed maturities .........         735           12            --              747
Short-Term Investments .........         346            2            --              348
                                     -------         ----            --          -------
Total ..........................     $ 1,081         $ 14            --          $ 1,095
                                     =======         ====            ==          =======
                                                    AS OF DECEMBER 31, 2001
                                   ----------------------------------------------------------
                                                        ($ IN MILLIONS)
Fixed maturities
Foreign Governments ............     $   353         $  1          $ (1)         $   353
Corporate Securities ...........         357            4            --              361
                                   ---------         ----          ----          -------
Total Fixed maturities .........         710            5            (1)             714
Short-Term Investments .........         103            1            --              104
                                   ---------         ----          ----          -------
Total ..........................     $   813         $  6          $ (1)         $   818
                                   =========         ====          ====          =======

                           SYNDICATES 2020 AND 3030

     The following table presents the breakdown of investments as at December 31, 2002 to stated maturity. Actual maturities may differ from those stated as a result of calls and prepayments:

                                              AS OF DECEMBER 31, 2002
                                              -----------------------
                                               AMORTIZED   ESTIMATED
                                                  COST     FAIR VALUE
                                              ----------- -----------
                                                  ($ IN MILLIONS)
   Fixed maturities:
   One year or less .........................   $   314     $   317
   Over one year through five years .........       365         377
   Over five years ..........................        56          53
                                                -------     -------
                                                    735         747
   Short-term investments:
   One year or less .........................       346         348
   Over one year through five years .........        --          --
   Over five years ..........................        --          --
                                                -------     -------
   Total ....................................   $ 1,081     $ 1,095
                                                =======     =======

3. INVESTMENT TRANSACTIONS

     The following is a summary of investment income:

                                            YEAR ENDED DECEMBER 31,
                                      ------------------------------------
                                         2002         2001         2000
                                      ----------   ----------   ----------
                                                ($ IN MILLIONS)
   Fixed Maturities                      $ 24         $ 32         $ 21
   Short-Term Investments .........        10            5           16
   Investment Expenses ............        (3)          (2)          (2)
                                         ------       ------       ------
   Net investment income ..........      $ 31          $35          $35
                                         =====        =====        =====

     The following table summarizes the realized investment gains and losses, and the change in unrealized gains on investments recorded in shareholders' equity and in comprehensive income:


                                                             YEAR ENDED DECEMBER 31,
                                                        ----------------------------------
                                                           2002        2001         2000
                                                        ---------   ----------   ---------
                                                                 ($ IN MILLIONS)
   Short term investments:
   Realized investment gains ........................     $ 1          $ 10          --
   Fixed Maturities:
   Gross realized gains .............................       5             9           3
   Gross realized losses ............................      (2)           (2)         (2)
                                                          ------       ------       ----
   Realized investment gains/(losses) ...............       3             7           1
                                                          -----        -----        ----
   Total realized investment gains/(losses) .........       4            17           1
                                                          -----        -----        ----
   Change in Unrealized gains
   Fixed Maturities .................................       8            (1)         13
   Short-term investments ...........................       1             4          (5)
                                                          -----        -----        ----
   Total change in unrealized gains .................     $ 9           $ 3         $ 8
                                                          -----        -----        ----

                           SYNDICATES 2020 AND 3030

4. SEPTEMBER 11, 2001 TERRORIST ATTACK

     The estimates of the ultimate gross and net losses at December 31, 2002 and 2001 arising from the terrorist attacks in the United States of America on September 11, 2001 are set out below:

                                                                      MOVEMENT FOR
                                                          AS OF      THE YEAR ENDED      AS OF
                                                      DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                                          2002            2002            2001
                                                     -------------- ---------------- -------------
                                                                    ($ IN MILLIONS)
   Total estimated gross loss ......................     $  886          $(32)          $  918
   Estimated reinstatement premiums receivable .....        (32)            1              (33)
   Estimated reinsurance recoverable* ..............       (719)           27             (746)
   Estimated reinstatement premiums payable ........         98            (2)             100
                                                         ------          -------        ------
   Total estimated net loss ........................     $  233          $ (6)          $  239
                                                         ======          ======         ======

* net of provision for bad debts of $11.3 million

     A loss of $239 million was recorded in the Income Statement for the year ended December 31, 2001. A profit of $6 million has been recognized in the Income Statement for the year ended December 31, 2002.

     Movements of the individual components and the resulting balances at December 31, 2002 comprise the following:

                                        OUTSTANDING AND
                                          IBNR CLAIMS                             ESTIMATED
                               PAID         RESERVE        REINSTATEMENTS     ULTIMATE NET LOSS
                              ------   ----------------   ----------------   ------------------
                                                       ($ IN MILLIONS)
January 1, 2002 ...........    $  2         $ 170               $ 67               $ 239
Movement ..................      12           (17)                (1)                 (6)
                               ----         -----               ------             -------
December 31, 2002 .........    $ 14         $ 153               $ 66                $233
                               ====         =====               =====              ======

     The method used in assessing the ultimate losses at December 31, 2002 is consistent with the approach taken at December 31, 2001. Specific provisions have been made based on notification of losses incurred received from policyholders, intermediaries and loss adjusters and in the light of other information available. Amongst other things, these specific provisions are sensitive to assumptions about the quantum of property damage. Additionally, estimates for business interruption claims, for which notifications are based upon policyholders' computation of their own losses will change as forensic claims investigations determine a more realistic amount of loss. Additional provisions (incurred but not reported reserves) continue to be held at December 31, 2002 to provide for additional claims which have been incurred but not reported, or increases in the estimates already reported by policyholders. Independent actuaries have reviewed such estimates.

     Uncertainties continue to exist as to whether the destruction of the twin towers of the World Trade Center ("WTC") constitutes one event or two for the purposes of aggregation of losses under insurance and reinsurance policies. Based on legal advice, the directors of WUAL continue to consider that a one event basis is the correct interpretation of the policies, which is a matter in current litigation among insurers (including Syndicate 2020) and those holding property interests in the WTC. If a two event loss basis were to be applied, it is estimated that the loss to the Syndicates from direct and reinsurance policies would increase by approximately $141 million gross and $13 million net of reinsurance. Estimated reinsurance recoveries on ultimate losses (net of provisions for bad debt) total $719 million of which $277 million had been received at December 31, 2002. A further $326 million is supported by outstanding claims advances or letters of credit received from reinsurers as security for

                           SYNDICATES 2020 AND 3030
the amount which will become due and payable when the underlying claims are settled. Of the uncollateralized amount, 98.2% is associated with reinsurers with a rating of A or better.

     The directors of WUAL consider that the WTC loss estimate continues to be the best estimate that can be made on the basis of information currently available. The directors are, however, aware that this estimate is subject to uncertainties, the outcome of which could have a positive or a negative impact on such an estimate. As further information becomes available and as claims in dispute are eventually resolved, the estimate of ultimate losses will be revised. It may take some time to resolve such uncertainties.


5. DERIVATIVE FINANCIAL INSTRUMENTS

     Derivative financial instruments include futures, forward, swap and option contracts and other financial instruments with similar characteristics. The Syndicates have no involvement with these instruments, other than with respect to certain forward contracts entered into primarily for the purpose of protecting against fluctuations in foreign currency exchange rates and which did not qualify as hedges under SFAS No. 133 during the reporting period.

     Non-hedge Derivatives -- During the year ended December 31, 2002, the Syndicates entered into foreign exchange contracts which matured after the year end for the purchase of (pounds sterling)37.9 million at a fixed exchange rate. Similar contracts were outstanding at the end of 2001 and 2000 for the purchase of (pounds sterling)51.4 million and (pounds sterling)23.7 million, respectively. A gain of $7.1 million (2001: loss of $2.1 million); (2000: gain of $0.3 million) was realized under these contracts. These contracts were taken out to protect the Syndicates from exchange rate fluctuations.

                           SYNDICATES 2020 AND 3030

6. RESERVES FOR LOSSES AND LOSS ADJUSTMENT EXPENSES

     The following table represents a reconciliation of beginning and ending property -- liability insurance loss and LAE reserves.

                                                                      YEAR ENDED DECEMBER 31,
                                                             ------------------------------------------
                                                                2002           2001            2000
                                                             ----------   -------------   -------------
                                                                          ($ IN MILLIONS)
   Provision for losses and LAE at start of year .........    $  2,509       $ 1,501         $ 1,289
   Less reinsurance recoverable ..........................      (1,501)         (781)           (590)
                                                              --------       -------         -------
   Net loss and LAE reserves at start of year ............       1,008           720             699
                                                              --------       -------         -------
   Provision for losses and LAE for claims incurred
   Current year ..........................................         570           579             260
   Prior years ...........................................         (47)           26              15
                                                              --------       -------         -------
   Total incurred ........................................         523           605             275
                                                              --------       -------         -------
   Losses and LAE payments for claims incurred
   Current year ..........................................         (81)         (116)            (80)
   Prior years ...........................................        (151)         (196)           (167)
                                                              --------       -------         -------
   Total paid ............................................        (232)         (312)           (247)
                                                              --------       -------         -------
   Foreign Exchange gains/(losses) .......................          32            (5)             (7)
   Net loss and LAE reserves at year end .................       1,331         1,008             720
   Plus reinsurance recoverables on unpaid
    losses at end of year ................................       1,224         1,501             781
                                                              --------       --------        --------
   Loss and LAE reserves at end of year ..................    $  2,555       $ 2,509          $1,501
                                                              ========       ========        ========

     The Syndicates have no material exposures to environmental or asbestos liabilities. There are no exposures arising on policies incepting before January 1, 1993 as all policies for that period have been reinsured into Equitas, the run-off reinsurer established by Lloyd's of London. Policies since then were normally written with specific exclusions for asbestos and environmental liabilities.

     The $47 million prior year reduction in the provision for losses and LAE for claims incurred recognized in the 2002 calendar year represents a redundancy on the opening reserves of approximately 5%. The redundancy arises from the business written in 2001 where the reserves established were primarily based upon historical trends due to the delay in claims being reported. Subsequent to the year end, the level of claims development was below historical trends which has resulted in a reassessment of the reserves held at December 31, 2001 and the reported redundancy.


7. COMMITMENTS AND CONTINGENCIES

     In the normal course of business letters of credit are issued as collateral on behalf of the business, as required within our reinsurance operations. As of December 31, 2002, letters of credit with an aggregate amount of $114 million were outstanding (December 31, 2001: $91 million; December 31, 2000: $82 million). No amounts have been drawn down on these letters of credit.


Legal matters

     In the ordinary courses of conducting business, the Syndicates have been named as defendants in various lawsuits. Some of these lawsuits attempt to establish liability under reinsurance contracts issued by the Syndicates' underwriting operations. Plaintiffs in these lawsuits are asking for money

                           SYNDICATES 2020 AND 3030
damages or to have the court direct the activities of the Syndicates' operations in certain ways. It is possible that the settlement of these lawsuits may be material to the Syndicates' results of operations and liquidity in the period in which they occur. However, the Directors of WUAL believe the total amounts that the Syndicates will ultimately have to pay in these matters will have no material effect on the Syndicates' overall financial position.


Citibank, N.A.

     Certain members of Lloyd's ("Names") have commenced legal proceedings against Citibank, N.A. ("Citibank"), as trustee of the Lloyd's American Trust Funds ("LATFs"), regarding the operation of the LATFs. Lloyd's is not a party to the proceedings. This action was brought prior to the completion of RECONSTRUCTION AND RENEWAL. The Names in these proceedings allege that Citibank breached its duties as the trustee of the LATFs by, inter alia: (1) engaging in a pattern of transferring money from the trust funds of solvent Names to trust funds of insolvent Names in order to meet the latter's obligations; (2) engaging in unauthorized commingling of the assets from the different trust funds; and (3) failing to maintain appropriate and necessary records with respect to each trust fund. The Court has certified the proceedings as a class action, the class being of all those names who have not settled with Citibank through the 1996 Reconstruction & Renewal settlement offer or otherwise.

     At the beginning of 1997, on the application of Citibank, the U.S. District Court dismissed a number of the Names' claims. The Court held, however, that the plaintiffs may continue to bring their claim for damages for breach of fiduciary duty by Citibank in U.S. courts. These initial findings were on preliminary motion, and are not findings on the merits of the claims.

     Citibank strongly denies the allegations made by the Names and will vigorously defend the proceedings if pursued. Under the terms of the Lloyd's American Trust Deed ("LATD"), Citibank has a right to reimbursement from the LATFs of expenses (including legal fees) properly incurred by Citibank in its capacity as trustee and in certain circumstances a preferred lien for up to 1% of the LATFs' principal and income in order to cover reimbursable expenses and liabilities. At this time Citibank is not seeking to recover its fees and expenses from the LATFs.


E.C. Aviation Inquiry

     The E.C. competition directorate is currently investigating certain agreements in the market for aviation and hull war insurance within the European Community which followed the events of September 11, 2001.

     We believe that the industry response to the events in question was the least restrictive means of ensuring the continued availability of insurance cover to airlines.

     We are advised, however, that there is a risk that the European Commission may consider imposing fines should they establish an infringement of Article 81(1) of the E.C. Treaty (which prohibits any arrangement which restricts competition in a market and which affects E.U. trade).


8. REINSURANCE CEDED

     The primary purpose of the ceded reinsurance program is to protect the Syndicates from potential losses in excess of what the Syndicates are prepared to accept. It is expected that the companies to which reinsurance has been ceded will honor their obligations. In the event that these companies are unable to honor their obligations to the Syndicates, the Syndicates will pay these amounts. Appropriate provision is made for possible non-payment of amounts due to the Syndicates.

                           SYNDICATES 2020 AND 3030

     Balances pertaining to reinsurance transactions are reported "gross" on the combined balance sheet, meaning that reinsurance recoverable on unpaid losses and ceded unearned premiums are not deducted from insurance reserves but are recorded as assets.

     Excluding related party quota share arrangements, there was no exposure with any reinsurer of more than 10% of unearned premiums. The largest concentration of reinsurance recoverables as at December 31, 2002, excluding related party quota share arrangements, was with Munich Re which represented 12% of total recoverables.

     The effect of assumed and ceded reinsurance on premiums written, premiums earned and insurance losses and loss adjustment expenses is as follows:

                                                          YEAR ENDED DECEMBER 31,
                                                    ------------------------------------
                                                       2002          2001         2000
                                                    ----------   -----------   ---------
                                                              ($ IN MILLIONS)
   Premiums Written
   Direct .......................................    $ 1,091      $    518      $  372
   Assumed ......................................        758           744         385
   Ceded ........................................       (865)         (574)       (262)
                                                     -------      --------      ------
   Net premiums written .........................        984           688         495
                                                     -------      --------      ------
   Premiums Earned
   Direct .......................................        926           430         359
   Assumed ......................................        687           618         370
   Ceded ........................................       (750)         (486)       (263)
                                                     -------      --------      ------
   Net premiums earned ..........................        863           562         466
                                                     -------      --------      ------
   Insurance Losses and Loss Adjustment Expenses
   Direct .......................................        483           663         535
   Assumed ......................................        359           951         553
   Ceded ........................................       (319)       (1,009)       (813)
                                                     -------      --------      ------
   Total net insurance losses and loss adjustment
    expenses ....................................    $   523      $    605      $  275
                                                     =======      ========      ======

9. OTHER COMPREHENSIVE INCOME

     Other comprehensive income is defined as any change in the Syndicates members' interests from transactions and other events originating from non-member sources. These changes are comprised of the Syndicates' reported net income and changes in unrealized gains and losses on investments. The following table sets out the components of the Syndicates' comprehensive income, other than net income.

                                                         YEAR ENDED DECEMBER 31,
                                                     -------------------------------
                                                      2002       2001        2000
                                                     ------   ---------   ----------
                                                             ($ IN MILLIONS)
   Unrealized gains on investments ..............     $ 9        $ 4         $ 13
   Unrealized losses on investments .............      --         (1)          (5)
                                                      ---        -----       -----
   Total other comprehensive income .............     $ 9        $ 3         $  8
                                                      ===        =====       =====

                           SYNDICATES 2020 AND 3030

10. RELATED PARTY TRANSACTIONS

     The following summarizes the related party transactions of the Syndicates:


WELLINGTON UNDERWRITING PLC ("Wellington")

     Wellington is the holding company of WUAL and of certain corporate Members of Lloyd's which are Members of Syndicate 2020.

     Management fees paid to WUAL in respect of the Syndicates in 2002 were $6.0 million (2001: $4.3 million; 2000: $3.1 million). There were no payments outstanding at the year end (2001: nil; 2000: nil).


WELLINGTON SYNDICATE SERVICES LIMITED ("WSS")

     WSS is a wholly owned subsidiary of Wellington.


Activities

     WSS introduces terrorism, cargo, political risk, commercial lines, accident and health, hull, and war marine liability business to Syndicate 2020 and commercial lines business to Syndicate 3030. All business is introduced by WSS to the participating Syndicates by means of registered binding authorities.



Premium Income

     The percentage of total net written premium income introduced by WSS to Syndicate 2020 during 2002 was 10% (2001 and 2000 -- 3.3%). The percentage of total net written premium income introduced to Syndicate 3030 was 4.5% for 2002. WSS does not charge income or commission to Syndicate 2020 or Syndicate 3030.


WELLINGTON UNDERWRITING INC ("WU Inc.")

     WU Inc. is a wholly owned subsidiary of Wellington.


Activities

     WU Inc., which is a company incorporated in Delaware in the USA, introduces US property and casualty facultative reinsurance business to Syndicate 2020 by way of a registered binding authority.


Premium Income

     All premium income introduced by WU Inc. to WUAL in the years 2000, 2001 and 2002 was underwritten by Syndicate 2020. The percentage to total net premium income introduced to WU Inc. to Syndicate 2020 during 2002 was 10.7% (2001 -- 5.6%; 2000 -- 1.4%). WU Inc. charged binder commission of $18.2 million (2001: $10.5 million; 2000: $6.5 million) in respect of business introduced to Syndicate 2020.

     WU Inc. also charged Syndicate 2020 a profit commission of $0.9 million (2001: $0.5 million; 2000: $0.6 million)


SWISS RE

     Syndicate 2020 has entered into various reinsurance contracts with Swiss Re which currently owns 9.5% of the share capital of Wellington. Prior to July 17, 2001, it owned more than 10.0% of the share capital of Wellington. The terms of these contracts are similar to those that are available to

                           SYNDICATES 2020 AND 3030
non-related cedents. Premium payable under these contracts amount to approximately 1.6% of the reinsurance premiums payable for 2002 (2001: 23%; 2000: 3%).


ASPEN HOLDINGS AND ASPEN INSURANCE UK LIMITED ("Aspen U.K.")

     Aspen U.K. is an insurance company based in London which is authorized by the FSA. Following approval by the underwriting members of Syndicate 2020, on June 20, 2002 Lloyd's granted all necessary consents for WUAL to transfer the Casualty and Property Reinsurance, UK Liability and UK Commercial Lines business written by Syndicate 2020 to Aspen U.K. Aspen U.K. is a wholly owned subsidiary of Aspen Holdings.

     The management of Aspen Holdings comprise the management which were previously involved in the management of Syndicate 2020. Between October 16, 2002 and November 29, 2002, following FSA approval, Wellington acquired a total of 12,055,230 shares in Aspen Holdings, the holding company of Aspen U.K. This holding was subsequently reduced in January 2003, to 11,262,680 (19.8%) following a sale of shares to non-aligned Members of Syndicate 2020.

     Aspen Holdings issued options to subscribe for up to 6,787,880 of its ordinary shares of (pounds sterling)0.01 each to Wellington Holdings (3,781,120 options) and the non-aligned Members of Syndicate 2020 (3,006,760 options). The subscription price payable under the options is initially
(pounds sterling)10 and increases by 5% per annum, less any dividends paid. Option holders are not entitled to participate in any dividends and would not rank as creditors in the event of liquidation. The options are exercisable on the first registered public offering of the ordinary shares in the United States or the first listing of the ordinary shares on a stock exchange (a "Listing") or a sale of all or substantially all of the business, assets or undertakings of Aspen Holdings and its subsidiaries or a sale of 50% or more of the ordinary shares of Aspen Holdings (a "Sale") or, if no Listing or Sale has occurred prior to June 21, 2007, at any time within the five business days following June 21, 2007. If not exercised, the options will expire after five years but if a Listing occurs within those five years the term is automatically extended to a period of ten years.

REINSURANCE ARRANGEMENTS BETWEEN SYNDICATE 2020 AND SYNDICATE 3030 AND ASPEN
U.K.

     Prior to the formation of Aspen Holdings in May 2002, Syndicate 2020 entered into two arrangements with Berkshire Hathaway Inc. group companies that increased the premium income capacity of Syndicate 2020 for the 2002 year of account, to enable Syndicate 2020 to meet its premium income target for the year. Those arrangements comprised:

    o    A quota share reinsurance contract with National Indemnity
         Corporation of Omaha ("NICO"), a Berkshire Hathaway Inc. group company, under which Syndicate 2020 ceded 35.7% of all business, other than U.S. Surplus Lines Business, incepting between January 1, 2002 and May 31, 2002, plus all U.S. Surplus Lines business written between June 1, 2002 and June 30, 2002. NICO subsequently ceded 34% of these risks to Aspen U.K.

    o A consortium underwriting arrangement with Syndicate 3030. Syndicate 3030 was formed in May 2002 and, like Syndicate 2020, is managed by WUAL. All of its capital is provided by Tonicstar Limited, a wholly owned subsidiary of Berkshire Hathaway Inc. Under the terms of the consortium agreement, Syndicates 2020 and 3030 shared all business written by Syndicate 2020 between June 1, 2002 and December 31, 2002, other than US Surplus Lines Business written between June 1 and June 30, 2002 in the proportion of 64.3% to Syndicate 2020 and 35.7% to Syndicate 3030. The consortium arrangement was Syndicate 3030's sole source of income in 2002. Syndicate 3030 entered into a quota share reinsurance contract to cede 70% of these risks to Aspen U.K.

                           SYNDICATES 2020 AND 3030

     These arrangements were undertaken on a funds withheld basis whereby the premiums due to Aspen U.K. will be paid net of claims and expenses, along with interest due on the funds withheld, and calculated at rates specified in the quota share arrangements.

     The total net earned premium ceded by the Syndicates to Aspen U.K. under the quota share arrangements outlined above was $74.3 million for the year ended December 31, 2002. Policy acquisition expenses for the year ended December 31, 2002 included $14.1 million of ceded commissions received from Aspen U.K. in respect of the quota share arrangements.

     At December 31, 2002 the net amounts receivable from NICO and payable to Aspen U.K. under these contracts were $22.0 million and $1.0 million respectively analyzed as follows:

                                                      NICO      ASPEN U.K.      TOTAL
                                                   ---------   ------------   ---------
                                                             ($ IN MILLIONS)
   Assets:
   Reinsurance recoverable .....................    $   19        $   4        $   23
   Ceded unearned premiums .....................         7           10            17
   Underwriting premium receivables ............       289          118           407
   Other receivables ...........................        --           --            --
                                                    ------        -----        ------
   Total Assets ................................       315          132           447
                                                    ------        -----        ------
   Liabilities:
   Losses and loss adjustment expenses .........      (110)         (25)         (135)
   Unearned premiums ...........................       (88)         (75)         (163)
   Reinsurance premiums payables ...............       (72)         (26)          (98)
   Accrued expenses and other payables .........       (23)          (7)          (30)
                                                    ------        --------     ------
   Total Liabilities ...........................      (293)        (133)         (426)
                                                    ------        -------      ------
                                                    $   22        $  (1)       $   21
                                                    ======        =======      ======

ARRANGEMENTS BETWEEN ASPEN HOLDINGS AND WELLINGTON

     Under the framework agreement entered into by and among Aspen Holdings, Aspen Insurance U.K. Services Limited ("Aspen U.K. Services"), Wellington, WUAL, WUSL and WU Inc. on May 28, 2002, Aspen Holdings agreed to cause Aspen U.K. to offer Syndicate 2020, for 2003 and each subsequent year of account, a 20% quota share of Aspen U.K.'s business (comprising the lines of business previously underwritten by Syndicate 2020) during such year. WUAL agreed, on behalf of Syndicate 2020, to offer to Aspen U.K. for 2003 and each subsequent year of account, a 20% quota share of all business (other than Aspen U.K. lines) allocated to that year of account of Syndicate 2020's business. For 2003, Aspen U.K. has elected to take up a 7.5% quota share of Syndicate 2020 lines, and WUAL, on behalf of Syndicate 2020, has elected not to accept any quota share reinsurance of Aspen U.K. Neither Aspen U.K. nor WUAL on behalf of Syndicate 2020 will be obligated to offer a quota share to the other after the 2005 year of account should an initial public offering by Aspen Holdings be completed prior to December 21, 2005.

     Under the framework agreement, Wellington, WUAL, WUSL and WU Inc. also agree, until March 31, 2004, not to, subject to exceptions, compete with Aspen U.K. or engage in activities that will directly or indirectly foster competition with Aspen U.K. in the property reinsurance, U.S. and non-U.S. casualty reinsurance and U.K. commercial insurance lines of business that were previously written by Syndicate 2020 and currently written by Aspen U.K.

     Aspen U.K. Services has entered into a run-off services agreement with WUAL as of May 20, 2003 to handle the run-off of the claims for Syndicate 2020, Syndicate 3030 and their predecessors for

                           SYNDICATES 2020 AND 3030
the lines of business that were written by Aspen Holdings. Under the agreement, Aspen Holdings acts as guarantor of the services to be performed by Aspen U.K. Services. The commencement period is as of June 21, 2002, and the agreement may be terminated by either party on 3 months' notice. Under certain circumstances, including regulatory requirements and change of control, the agreement may be terminated immediately by either party. Services are charged on an at-cost basis.

     Aspen Holdings and its subsidiaries (collectively, the "Company") entered into a contract for the provision of services by a subsidiary company of Wellington. These services include accounting, actuarial, operations and technical support. This agreement is for an indefinite period but may be terminated by either party upon the occurrence of certain specified circumstances, such as the inability to pay debts, on an initial public offering, and, after an initial period of 3 years, may be terminated by either party on 18 months' prior notice. The Company may also terminate specific services if it undertakes those services itself and does not contract those services to a third party. The provision of these services is covered by a detailed service level agreement and is priced on an actual cost basis. The cost of these services in 2002 was $2.6 million, and the amount due to Wellington at December 31, 2002 was $1.5 million.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND UNDERWRITING
                      RESULTS OF SYNDICATES 2020 AND 3030

     The following discussion and analysis should be read in conjunction with the audited Syndicates Financial Statements and accompanying notes which appear elsewhere in this prospectus.

     For the purpose of this prospectus, we have prepared the audited financial statements of Syndicate 2020 and Syndicate 3030 (the "Syndicates") due to the following:

    o a substantial part of the underwriting team of Syndicate 2020 joined the Company between June 21, 2002 and December 31, 2002;

    o the Company participated by way of quota share arrangements in the business written by Syndicate 2020 during 2002, continues to participate as quota share reinsurer, to a lesser extent, during 2003 and may continue to participate in future years under the arrangements set out on page F-12;

    o although the Company did not acquire the renewal rights to any of the business written by Syndicate 2020, it has since January 1, 2003 been able to renew the majority of the risks within those classes of business that Syndicate 2020 had agreed would be underwritten by the Company; and

    o Wellington agreed that it would not compete with the Company in respect of those classes from January 1, 2003 through March 31, 2004 and that in the period from June 21, 2002 through December 31, 2002 it would only seek to write risks within those classes to the extent needed to complete its 2002 business plan.

     Management believes that the financial results of our business will be materially different from financial results of the Syndicates for the following reasons:

    o The following discussion and analysis relate to the results of Syndicate 2020 for the years ended December 31, 2002, 2001 and 2000. The financial statements of Syndicate 2020 for 2002 include the transactions of Syndicate 3030 which wrote on a co-insurance basis with Syndicate 2020 for that year only; and

    o The Company did not acquire any rights to the assets of the Syndicates or assume any obligations in respect of the liabilities of the Syndicates and consequently is not exposed to any risks relating to any diminution in value of the assets of the Syndicates or increases in their liabilities and would not benefit from any increases in value of these assets or decreases in these liabilities.


BASIS OF PREPARATION

     We have prepared the financial statements of the Syndicates from the Annual Accounting Returns of the Syndicates and made such adjustments as were required to present the financial statements on a U.S. GAAP basis. The Annual Accounting Returns are financial statements in a prescribed form filed with Lloyd's by WUAL as managing agent of the Syndicates and which are used by Lloyd's to prepare consolidated financial statements for the Lloyd's market as if it were a single insurance operation. They include insurance and reinsurance transactions reported under U.K. GAAP except that there is no requirement for the establishment of equalization reserves (a normal requirement of U.K. GAAP for general insurers). The basis on which insurance reserves are assessed and premiums reported within these returns is similar to the basis required under U.S. GAAP.

     The principal adjustments required to restate the financial statements under U.S. GAAP are the conversion of transactions and balances in British Pounds into U.S. dollars and the transfer of unrealized gains and losses on investments from operating income to other comprehensive income.

     The financial statements do not deal with the capital underlying the business or with taxation for the reasons set out in the "Basis of Preparation and Summary of Significant Accounting Policies" beginning on page P-7.

CRITICAL ACCOUNTING POLICIES

     We consider that the critical accounting policies relevant to the Syndicate Financial Statements are those related to premium recognition and the establishment of loss reserves as set out in "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Company's results earlier in this Prospectus. This should be read in conjunction with the "Basis of Preparation and Summary of Significant Accounting Policies" beginning on page P-7.


RESULTS OF OPERATIONS

     The following is a discussion and analysis of the results of operations of the Syndicates for the years 2000, 2001 and 2002.

     Overview. This period was a time of major change in the property and casualty market following a period of very poor results at the end of the 1990s. Rates were beginning to improve from their low point in 1999 during 2000 and the first part of 2001. The industry then suffered a massive upheaval following the events of September 11, 2001 and the pace of rate hardening accelerated rapidly. During this period the capacity of Syndicate 2020 was increased from $641 million ((pounds sterling)430 million) in 2000 to $730 million ((pounds sterling)500 million) in 2001 and $1,006 million ((pounds sterling)625 million) in 2002. In accordance with the regulatory arrangements at Lloyd's each $1 million of capacity was supported by approximately $0.5 million of capital pledged by members of the Syndicates. Consistent with this relatively high level of operating leverage it was the practice of the management of Syndicate 2020 to purchase significant levels of reinsurance protection. This proved materially beneficial during 2001 although it was not sufficient to avoid an overall underwriting loss for that year.

     Provisions net of reinsurance totaling $239 million for claims arising from the destruction of the World Trade Center and related losses were established at the end of 2001 and maintained at around that level (subject to reductions for payments) through 2002. Significant uncertainties continue to exist as to the final amounts payable by Syndicate 2020 (and many other insurers and reinsurers) and the estimate of ultimate losses will be revised as more information becomes available. Our company does not have any exposure to claims arising from business written before January 1, 2002 and will therefore not be affected by any change in the ultimate cost to Syndicate 2020 of these events.

     The combined ratios for the three years 2000, 2001 and 2002 for the Syndicates were 96%, 146% and 94% respectively. These combined ratios include those lines of business that are not currently written by the Company. Excluding the World Trade Center and related claims, the combined ratio for 2001 would have been 104% and the simple average for the three years would have been 98%.


YEAR ENDED DECEMBER 31, 2002 VS. YEAR ENDED DECEMBER 31, 2001

     Gross premiums written. Gross premiums written increased by 46.5% from $1,262 million to $1,849 million. This increase was mainly attributable to increases in premium rates which were estimated by Wellington Underwriting plc to have increased by an average of 42%. Capital support for the increase came from an increase in capacity and capital pledged by the Members of Syndicate 2020, a quota share reinsurance of Syndicate 2020 by the National Indemnity Company (a subsidiary of Berkshire Hathaway) and the establishment of Syndicate 3030 to write in parallel with Syndicate 2020 with capital provided by another subsidiary of Berkshire Hathaway.

     Reinsurance ceded. Premiums payable to reinsurers increased by 50.7% from $574 million to $865 million. In the aftermath of the terrorist attack on the World Trade Center, placing reinsurance proved extremely difficult and this was reflected in rising reinsurance costs. The management of the Syndicates considered that the most prudent move was to complete a full reinsurance program, with financially sound reinsurers, notwithstanding significant rate increases.

     Gross premiums earned. Gross premiums earned were 87% and 83% of gross premiums written for 2002 and 2001, respectively. This is higher than for our initial trading period because there was relatively little change in business volumes between 2001 and 2002 whereas our business volume is increasing rapidly as it becomes established.

     Net premiums earned. Net premiums earned increased by 53.6% from $562 million to $863 million.

     Insurance losses and loss adjustment expenses. Loss and loss adjustment expenses dropped from 107.7% of "Net premiums earned" to 60.6% of "Net premiums earned", the ratio for 2001 being stated inclusive of the impact of the terrorist attack on the World Trade Center. Calendar year 2002 benefited from a low level of major catastrophe and property risk losses.

     Policy acquisition costs. Policy acquisition costs increased from $189 million to $254 million but fell as a percentage of gross earned premiums from 18% to 15%.

     Operating and administrative expenses. Operating and administration expenses increased from $27 million to $36 million which, together with policy acquisition costs and the increase in earned premiums, resulted in a fall in the expense ratio (based on net earned premiums) from 38.4% to 33.6%.


YEAR ENDED DECEMBER 31, 2001 VS. YEAR ENDED DECEMBER 31, 2000

     Gross premiums written. Gross premiums written increased by 66.7% from $757 million to $1,262 million. This very significant increase includes the impact of rate increases (estimated at 31% overall). Capital support for the increase in business came from a 16% increase in the capacity of Syndicate 2020 and a quota share with a premium limit of (pounds sterling)100 million placed by Syndicate 2020 with a subsidiary of Swiss Re.

     Reinsurance ceded. Reinsurance ceded increased from $262 million (34.6% of gross premiums written) to $574 million (45.5% of gross premiums written). Most of the increase in the ceded percentage is attributable to the quota share referred to above. The amount reported for 2001 also includes $100 million in respect of reinstatement premiums payable following the losses of September 11, 2001.

     Net premiums earned. Net premiums earned increased by 20.6% from $466 million to $562 million. This is lower than the reported 39.0% increase in net premiums written which reflects a disproportionate increase in the unearned premium reserve which is attributable mainly to the quickening pace of rate increases and new business written in the fourth quarter of 2001.

     Insurance losses and loss adjustment expenses. Losses and loss adjustment expenses of $605 million for 2001 increased 120% from loss and loss adjustment expense of $275 million for 2000. Loss and loss adjustment expenses for 2001 include $172 million, net of reinsurance, arising from the events of September 11, 2001. Excluding these claims, the increase in losses and loss adjustment expenses from 2000 to 2001 would have been 57.5%. The Syndicates also reported net losses of $8.0 million in 2001 from Tropical Storm Allison whereas in 2000 there were no individually significant impacts from catastrophe losses. The loss ratio (based on net earned premiums) was 59% in 2000 and 108% in 2001. Excluding the impact of the World Trade Center loss the claims ratio in 2001 would have been 68.8%. Both years were adversely affected by losses in the non-marine energy and professional indemnity classes of business written by Syndicate 2020 including reserve strengthening in respect of prior years exposures in these classes. The losses in the non-marine energy account arose from an increase in the frequency of fire and explosion losses in power plants and other on-shore energy installations combined with a poor underwriting environment. In the case of professional indemnity, a significant proportion of the losses arose from an unanticipated frequency and severity of claims from U.S. law firms.

     Policy acquisition costs. Policy acquisition expenses, mainly comprising brokerage, increased by 29.5% from $146 million to $189 million, representing a reduction from 20% of gross earned premiums in 2000 to 18% of gross earned premiums in 2001 as a result of changes in the mix of business towards lines of business such as treaty reinsurance, which carries lower levels of broker commission.

     Operating and administrative expenses. Operating and administrative expenses increased marginally from $26 million to $27 million, which, taken together with the increase in policy acquisition costs, resulted in an increase in the expense ratio (based on net earned premiums) from 36.9% to 38.4%. Syndicate 2020 was able to support the increased level of business in 2001 compared to 2000 because although volumes of business had been reduced in 1999 and 2000 compared to previous years as the market softened, the Syndicate had not reduced its staffing levels and was therefore able to respond to the improving market opportunities in 2001 without needing to significantly increase operating expenditure.


MATERIAL CASH FLOW MOVEMENTS

     Losses and loss adjustment expenses. The change in loss adjustment expenses between 2000 and 2001 was a direct result of the events of September
11. The losses from the terrorist attacks contributed $918 million during 2001 to the overall figure of $993 million. The reduction in loss provisions in 2002 resulted from the favorable underwriting conditions in 2002 giving rise to new incurred claims at a similar level to the value of claims paid in the year.

     Unearned premiums. The movement in the unearned premium reserves in 2002 and 2001 was a direct result of the 46.5% and 66.7% increase in gross written premiums reported in 2002 and 2001 respectively. The small movement in 2000 was consistent with the 7.8% increase in syndicate capacity between 1999 and 2000.

     Reinsurance recoverables. The movement in reinsurance recoverables between the 2001 and 2000 years was due to the $679 million of additional recoveries due following the events of September 11. The reduction in recoverables recorded in 2002 was due to the receipt of recoveries associated with September 11 losses.

     Ceded unearned premium. The movement in ceded unearned premium reserves was consistent with increases in reinsurance premiums ceded following the growth in the Syndicates and due to increased reinsurance rates.

     Changes in accrued expenses and other payables. The significant increase in accrued expenses in 2001 was due to the recognition of $96 million on account payments which were made by the Syndicate 2020's reinsurers to assist in meeting U.S. funding requirements post September 11.


RESERVES FOR LOSSES AND LOSS ADJUSTMENT EXPENSES FOR THE SYNDICATES BUSINESS

     Historically the Syndicates prepared their financial statements in accordance with the requirements of Lloyd's of London under which the financial statements are required to include separate underwriting accounts for each successive underwriting year of account until such time (normally at the end of three years) when the account is closed and the profit or loss for that year of account determined. This reporting arrangement had the following implications for the setting of reserves:

    o Reserves for a new year of account were not included in the audited financial statements until the end of three years (for example at December 31, 2000 in respect of the 1998 year of account);

    o At that point, the reserves set related to all outstanding claims and LAE (including IBNR) attributable to business incepting in the year of account irrespective of the date of occurrence of the events giving rise to claims (such reserves together with paid claims referred to as "ultimate claims"). Thus, for example, the ultimate claims at December 31 2000 in respect of the 1998 year of account would have included unpaid claims in respect of business incepting in 1998 including claims arising from events in calendar years 1998, 1999 and 2000;

    o It was the practice of management to issue regular forecasts of the results of each year of account between the end of that year and the date two years later when it was closed. This led to management deploying its actuarial resources to estimate ultimate claims for each year of account as at the end of each calendar year. For example, management estimated the ultimate claims for the 1998 year of account at the end of 1998 and again at the end of 1999 even though those estimates were not included in the audited financial statements of Syndicate 2020;

    o Management monitored the effectiveness of the reserving process by comparing successive estimates of ultimate claims for each year of account;

    o The outstanding liabilities of each year of account were normally assumed by the following year of account at the point at which the account was closed. Thus at December 31, 2000 the outstanding liabilities of the 1998 account were assumed by the 1999 year of account;

    o Any change in the assessment of the ultimate claims for a year of account after it was closed was included in the financial statements of the following year of account; management continued to monitor the ultimate claims for each original year of account until run-off or reinsured to a third party;

    o Although the reserves at the end of the first and second year of each year of account were not included in the audited financial statements of Syndicate 2020, they were reflected, subject to statutory adjustments, in the solvency returns made to the regulator and in this context, the reserves were subject to audit;

    o As a result of these arrangements, reserves at the end of each year could be analyzed by year of account but would normally include estimates in respect of future claims arising from unexpired policies at that date irrespective of whether a deficit or surplus was projected in respect of unearned premium. This is in contrast to a calendar year-basis in which no provision is made for future claims unless such estimates exceed the unearned premium reserves; and

    o Reserves have been established by the selection of a "best estimate" from within a range of estimates.

     The loss and LAE reserve development table in Table 1 illustrates the change over time of the loss and LAE reserves of Syndicate 2020 at the end of the years indicated. The reserves represent the estimated amount of gross loss and LAE for claims arising in the current and all prior accident years that are unpaid at the balance sheet date, including IBNR. Since Wellington Underwriting plc adopted annual accounting for the results of Syndicate 2020 in 1999, historical loss development data is available on an annual basis of accounting for the four years from 1999 to 2002 only.

     The first section of each table shows gross reserves for loss and LAE as initially established at the end of each stated year. The second section, reading down, shows the cumulative amounts paid, gross, as of the end of the successive years with respect to the reserve initially established. The third section shows the retroactive re-estimation of the initially established gross reserves for loss and LAE as of the end of each successive year, which results primarily from expanded awareness of additional facts and circumstances that pertain to open claims. The last section compares the latest re-estimated gross reserves for loss and LAE to the gross reserves as initially established and indicates the cumulative development of the liability established gross reserves through December 31, 2002. For instance, the surplus (deficiency) shown in the table for each year represents the aggregate amount by which the original estimates of reserves at that year-end have changed in subsequent years. Accordingly, the cumulative surplus/(deficiency) for a year-end relates only to reserves at that year-end and such amounts are not additive.

     Caution should be exercised in evaluating the information shown on Table 2, as each amount includes the effects of all changes in amounts for prior periods. Conditions and trends that have affected development of liability in the past may or may not necessarily indicative of development of such liability in the future.

     In view of the fact that Aspen Holdings is unable to present a loss development table on an accident year basis for years prior to 1999, a supplementary underwriting year loss development table has been prepared. Table 2 shows the loss development table for Syndicate 2020 on an underwriting year basis. This table has been prepared for the 1993 to 2002 underwriting years of account. Loss reserves presented on an "underwriting year" basis represent claims related to all policies incepting in a given year. In contrast, "accident year" loss reserves represent claims for events that occurred during a given calendar year, regardless of when the policy was written. Loss reserves on an underwriting year basis may include claims from different accident years. For example, a policy written during 1999 may have losses in accident year 1999 and in accident year 2000. Therefore, underwriting year data as of a particular evaluation date is less mature than accident year data.

     The first section of each table shows gross reserves for loss and LAE for each underwriting year as initially estimated at the end of each stated underwriting year. The second section, reading down, shows the cumulative amounts paid, gross, as of the end of the successive years with respect to the reserve initially estimated. The third section shows the retroactive re-estimation of the initially estimated gross reserves for loss and LAE as of the end of each successive year, which results primarily from expanded awareness of additional facts and circumstances that pertain to open claims. The last section compares the latest re-estimated gross reserves for loss and LAE to the gross reserves as initially estimated and indicates the cumulative development of the liability established for gross reserves through December 31, 2002. For instance, the surplus/(deficiency) shown in the table for each underwriting year represents the aggregate amount by which the original estimates of reserves for each underwriting year have changed in subsequent years. Accordingly, the cumulative surplus/(deficiency) for each underwriting year relates only to reserves for that underwriting year.

     It should be noted that WUAL purchased reinsurance protection consisting of quota shares, excess of loss and facultative reinsurance during the years from 1993 through 2002. During softer market conditions in the late 1990s, WUAL actively managed the Syndicates' retentions to take advantage of lower reinsurance pricing and to protect its members from poor pricing conditions. Therefore, the results shown on a gross basis do not represent the ultimate net losses or gains the members of the Syndicates would have incurred during those years. Moreover, the net effect of the reinsurance protection was to cover entirely the cumulative deficiency for the 1998, 1999, 2000 and 2001 underwriting years.

     Caution should be exercised in evaluating the information shown on Table 2, as each amount includes the effects of all changes in amounts for prior periods. Conditions and trends that have affected development of liability in the past may or may not necessarily be indicative of development of such liability in the future.

Table 1: FOUR YEAR CLAIMS DEVELOPMENT TABLE ON CALENDAR YEAR BASIS

---------------------------------------------------------------------------------------------------
($ in millions)                                    1999 AND PRIOR       2000        2001      2002
-----------------------------------------------   ----------------   ----------   -------   -------
Gross liability for unpaid claims and claims
 expenses .....................................        1,289            1,501       2,509     2,555

Gross re-estimated liability
 One year later ...............................        1,359            1,521       2,557
 Two years later ..............................        1,346            1,527
 Three years later ............................        1,348

Gross cumulative surplus/(deficiency) .........          (59)             (26)        (48)

Gross cumulative surplus/(deficiency) -
 excluding foreign exchange ...................          (69)              (1)          3

Cumulative amount of gross liability paid:
 One year later ...............................          351              396         656
 Two years later ..............................          592              641
 Three years later ............................          763


Table 2: TEN-YEAR CLAIMS DEVELOPMENT TABLE ON UNDERWRITING YEAR BASIS(1)(2)

------------------------------------------------------------------------------------------------------------------------
($ in millions)                       1993  1994   1995   1996     1997    1998(3)   1999(4)   2000(5)   2001(6)    2002
------------------------------------- ----  ----   ----   ----     ----- --------- --------- --------- --------- -------
Gross liability for unpaid claims
 and claims expenses ................  428   600    596    538      407      418       654       616      1,524      714

Gross re-estimated liability
 One year later .....................  345   486    517    403      443      576       747       704      1,568
 Two years later ....................  307   448    480    390      467      616       815       755
 Three years later ..................  303   449    471    383      456      655       844
 Four years later ...................  292   435    454    378      401      660
 Five years later ...................  277   417    433    389      411
 Six years later ....................  272   399    430    386
 Seven years later ..................  269   386    425
 Eight years later ..................  263   384
 Nine years later ...................  260

Gross cumulative
 surplus/(deficiency) ...............  168   216    171    152       (4)    (242)     (190)     (139)       (44)

Gross cumulative
 surplus/(deficiency) -
 excluding foreign exchange .........  175   220    171    147       (6)    (246)     (199)     (132)       (20)

Cumulative amount of gross
 liability paid:
 One year later .....................   96   167    181    124      156      218       283       201        540
 Two years later ....................  138   223    257    188      253      358       449       341
 Three years later ..................  169   264    285    226      307      456       548
 Four years later ...................  189   290    317    254      304      513
 Five years later ...................  202   309    331    286      320
 Six years later ....................  218   321    350    317
 Seven years later ..................  229   333    360
 Eight years later ..................  235   343
 Nine years later ...................  237

----------
(1) Table 2 has been prepared for the 1993 to 2002 underwriting years of account. Loss reserves presented on an "underwriting year" basis represent claims related to all policies incepting in a given year. In contrast, "calendar year" loss reserves represent claims for events that occurred during a given calendar year, regardless of when the policy was written. Loss reserves on an underwriting year basis may include claims from different calendar years. For example, a policy written during 1999 may have losses in 1999 and 2000. Therefore, underwriting year data as of a particular evaluation date is less mature than calendar year data.

(2) The net effect of the reinsurance protections was to cover entirely the gross deterioration for the 1998, 1999, 2000 and 2001 underwriting years.


(3) The 1998 underwriting year was protected by reinsurance consisting of quota share, excess of loss and facultative reinsurance. In addition Syndicate 2020 purchased two stop loss policies which provided cover for 80% of applicable losses in excess of a 92.5% loss ratio and 100% of applicable losses in excess of a 90% loss ratio. Cumulative recoveries under the stop loss policies were:

      December 31, 1998   $0
      December 31, 1999   $5.6 million
      December 31, 2000   $16.3 million

(4) The 1999 underwriting year was protected by an extensive reinsurance program. In addition to specific protections, the year was protected by a whole account excess of loss program, excess $10 million, which provided significant recoveries. The final element of the reinsurance program was a whole account stop loss, the first layer of which provided cover for losses in excess of a 78% loss ratio and the second layer, for losses above an 80% loss ratio. Cumulative recoveries under the stop loss policy were:

      December 31, 1999   $37.0 million
      December 31, 2000   $96.7 million
      December 31, 2001   $98.6 million
      December 31, 2002   $90.4 million

(5) The 2000 underwriting year was protected by a similar program to that used in 1999. Specific protections were purchased and the whole account excess of loss program, excess $10 million, which was purchased in 1999 was renewed. The 1999 account stop loss was also renewed on the same terms and provided cumulative recoveries of:

      December 31, 2000   $60.7 million
      December 31, 2001   $75.6 million
      December 31, 2002   $93.2 million

(6) The 2001 underwriting year was protected by a similar program to the 1999 and 2000 years, including a large non-marine surplus treaty, two whole account excess of loss program and a variety of specific protections. Additionally, a qualifying quota share with a premium limit of (pounds sterling)100 million was placed which absorbed a significant proportion of the gross deterioration.

    GLOSSARY OF SELECTED REINSURANCE, INSURANCE, INVESTMENT AND OTHER TERMS

Acquisition expenses ........ The aggregate of policy acquisition expenses, including commissions and the portion of administrative, general and other expenses attributable to underwriting operations.

Broker ...................... An intermediary who negotiates contracts of insurance or reinsurance on behalf of an insured party, receiving a commission from the insurer or reinsurer for placement and other services rendered.

Capacity .................... The percentage of surplus, or the dollar amount of exposure, that an insurer or reinsurer is willing or able to place at risk. Capacity may apply to a single risk, a program, a line of business or an entire book of business. Capacity may be constrained by legal restrictions, corporate restrictions or indirect restrictions.

Captive insurance ........... Insurance provided by an insurance company formed to insure the risks of its parent entity or entities.

Case reserves ............... Loss reserves, established with respect to specific, individual reported claims.

Casualty insurance or
 reinsurance ................ Insurance or reinsurance which is primarily concerned with the losses caused by injuries to third persons, i.e., not the insured, or to property owned by third persons and the legal liability imposed on the insured resulting therefrom. It includes, but is not limited to, employers' liability, workers' compensation, public liability, automobile liability, personal liability and aviation liability insurance. It excludes certain types of losses that by law or custom are considered as being exclusively within the scope of other types of insurance or reinsurance, such as fire or marine.

Catastrophe ................. A severe loss, typically involving multiple claimants. Common perils include earthquakes, hurricanes, hailstorms, severe winter weather, floods, fires, tornadoes, explosions and other natural or man-made disasters. Catastrophe losses may also arise from acts of war, acts of terrorism and political instability.

Catastrophe loss ............ Loss and directly identified loss adjustment expenses from catastrophes.

Catastrophe reinsurance ..... A form of excess of loss reinsurance which, subject to a specified limit, indemnifies the ceding company for the amount of loss in excess of a specified retention with respect to an accumulation of losses resulting from a catastrophic event. The actual reinsurance document is called a
                              "catastrophe cover." These reinsurance contracts are typically designed to cover property insurance losses but can be written to cover other types of insurance losses such as from workers' compensation policies.

Cedent; ceding company ...... When an insurer reinsures some or all of its liability with another insurer, it "cedes" business and is referred to as the "ceding company."

Claim ....................... Request by an insured or reinsured for indemnification by an insurance company or a reinsurance company for loss incurred from an insured peril or event.

Combined ratio ................. The sum of the loss ratio and the expense ratio. A combined ratio under
                                 100% generally indicates an underwriting profit. A combined ratio over
                                 100% generally indicates an underwriting loss.

Contingency reinsurance ........ Reinsurance of a contract of contingency insurance, such as insurance that covers loss due to the cancellation of an event.

Correlation .................... The degree to which events or financial results tend to correspond to each other.

Direct insurance ............... Insurance sold by an insurer that contracts with the insured, as distinguished from reinsurance.

Distributable reserves ......... Under the Bermuda Companies Act 1981, a company may declare or pay a dividend out of contributed surplus only if it has reasonable grounds for believing that it is, and would after the payment be, able to pay its liabilities as they become due and if the realizable value of its assets would thereby not be less than the aggregate of its liabilities and issued share capital and share premium accounts. Such amounts permissible for distribution under the Companies Act are called
                                 "distributable reserves."

Earned premiums or premiums
  earned ....................... That portion of property and casualty premiums written that applies to the expired portion of the policy term. Earned premiums are recognized as revenues under U.S. GAAP.

Employers' liability ........... Insurance of employers pursuant to their obligations under the U.K.'s
                                 Employers' Liability (Compulsory Insurance) Act 1969 to obtain insurance in respect of their liability to their employees for bodily injury or disease arising out of and in the course of their employment.

European Economic Area ......... The European Economic Area comprises each of the countries of the
                                 E.U. (being, as at January 2003, Austria, Belgium, Denmark, Finland,
                                 France, Germany, Greece, Ireland, Italy, Luxembourg, The Netherlands,
                                 Portugal, Spain, Sweden and The United Kingdom) and Iceland,
                                 Liechtenstein and Norway.

Excess of loss ................. Reinsurance or insurance that indemnifies the reinsured or insured against all or a specified portion of losses over a specified currency amount or "retention."

Exclusions ..................... Provisions in an insurance or reinsurance policy excluding certain risks or otherwise limiting the scope of coverage.

Expense Ratio .................. Financial ratio calculated by dividing acquisition expenses and general and administrative expenses by net premiums earned.

Exposure ....................... The possibility of loss. A unit of measure of the amount of risk a company assumes.

Facultative reinsurance ........ The reinsurance of all or a portion of the insurance provided by a single policy. Each policy reinsured is separately negotiated.

Fidelity business .............. A type of insurance in which an employer is insured against loss arising from the dishonest acts of his employees.

Frequency ...................... The number of claims occurring during a given coverage period.

Gross premiums earned .......... The portion of gross premiums written during or prior to a given period that was actually recognized as income during such period.

Gross premiums written ......... Total premiums for insurance written and reinsurance assumed during a given period. See also "Premiums."

Incurred but not reported
 ("IBNR") reserves ............. Reserves for estimated losses and loss expenses that have been incurred but not yet reported to the insurer or reinsurers.

Lead ........................... In an insurance market, the brokers find takers for insurance risks on the market and establish the policy terms with a leading underwriter, who also takes on a substantial share of the risk. The broker then looks for further cover providers, known as following underwriters, who accede to the terms established and accept a share of the risk. When a leading underwriter establishes the policy terms, it is called to "lead."

Liability insurance ............ Term commonly used in the United Kingdom for casualty insurance.

Limits ......................... The maximum amounts that an insurer or reinsurer will insure or reinsure in a given area of coverage. The term also refers to the maximum amount of benefit payable for a given situation or occurrence.

Listing ........................ The first registered public offering of the ordinary shares in the United
                                 States or the first listing of the ordinary shares on a stock exchange.

Long tail ...................... A term used to describe certain types of third-party liability exposures
                                 (e.g., malpractice, products, errors and omissions) where the incidence of loss and the determination of damages are frequently subject to delays which extend beyond the term the insurance or reinsurance was in force.
                                 An example would be asbestos liability, where the manifestation of the disease and determination of liability does not occur until years later.

Loss; losses ................... An occurrence that is the basis for submission and/or payment of a claim. Losses may be covered, limited or excluded from coverage, depending on the terms of the policy.

Losses and loss adjustment
 expenses ...................... The expenses of settling claims, including legal and other fees and the portion of general expenses allocated to claim settlement costs.

Loss ratio ..................... Financial ratio calculated by dividing net losses and loss expenses by net premiums earned.

Loss reserves .................. Liabilities established by insurers and reinsurers to reflect the estimated cost of claims incurred that the insurer or reinsurer will ultimately be required to pay in respect of insurance or reinsurance it has written.
                                 Reserves are established for losses and for loss expenses, and consist of case reserves and IBNR reserves. As the term is used in this prospectus,
                                 "loss reserves" is meant to include reserves for both losses and for loss expenses.

Net premiums earned ............ The portion of net premiums written during or prior to a given period that was actually recognized as income during such period.

Net premiums written ........... Direct written premiums plus assumed reinsurance premiums less premiums ceded to reinsurers.

Occurrence ..................... An event that results in bodily injury and/or property damage to a third party and triggers coverage under an insurance policy.

Per occurrence limitations ..... The maximum amount recoverable under an insurance or reinsurance policy as a result of any one event, regardless of the number of claims.
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
Premiums ....................... The amount charged during the term on policies and contracts issued, renewed or reinsured by an insurance company or reinsurance company.

Premiums ceded ................. When an insurer reinsures some or all of its liability with another reinsurer, the premiums that it "cedes" or pays to the reinsurer is called the premiums ceded.

Product liability .............. Coverage of a manufacturer's or seller's liability for losses or injuries to a buyer, user or bystander caused by a defect or malfunction of the product. When it is part of a commercial general liability policy, the coverage is often called products-completed operations insurance.

Professional indemnity or
 professional liability ........ Coverage of a person or organization for injury or loss to third parties arising from negligence or malfeasance in rendering professional services. Professional negligence is the failure to exercise the degree of care, knowledge or skill of the average person in good professional standing under circumstances similar to those in which the injury occurred. The term malpractice insurance means professional liability coverage of medical malpractice. Professional liability insurance is also sometimes used instead of errors and omissions insurance.

Property insurance or
 reinsurance ................... Insurance or reinsurance that provides coverage to a person with an insurable interest in tangible property for that person's property loss, damage or loss of use.

Proportional or pro rata
 reinsurance ................... Reinsurance whereby the reinsurer shares losses in the same proportion as its shares of premiums and policy amounts.

Public Liability ............... The insurance of liability for accidental bodily injury or for damage to the property of third parties.

Qualifying quota share ......... A reinsurance arrangement under which premiums paid by a Lloyd's syndicate to a reinsurer qualify under the Lloyd's Bye-laws to be set-off against the syndicate's aggregate premiums received, thereby increasing the syndicate's underwriting capacity.

Quota share .................... Reinsurance arrangement in which the insurer, or cedent, automatically transfers, and the reinsurer accepts, a stated proportion of every risk within a defined type of business written by the insurer. For this, the reinsurer receives an equal proportion of the premiums. The ceding insurer receives a commission, based on the amount of the premiums ceded, which is intended to reimburse the insurer for the costs of writing and administering the business. The reinsurer is dependent on the ceding company's ability in underwriting, pricing and claims administration.

Rate ........................... Amount charged per unit of insurance and reinsurance.

Reconstruction and Renewal ..... Plan through which Lloyd's created Equitas Reinsurance Company which reinsures all policies written during 1992 and prior underwriting years.

Reinstatement .................. A ceding company's right and, typically, obligation to reinstate the portion of coverage exhausted by prior claims. Reinstatement provisions typically limit the amount of aggregate coverage for all claims during the contract period and often require additional premium payments.
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
Reinsurance ..................... The practice whereby one insurer, called the reinsurer, in consideration of a premium paid to that reinsurer, agrees to indemnify another insurer, called the ceding company, for part or all of the liability of the ceding company under one or more policies or contracts of insurance which it has issued.

Reinsurance agreement ........... A contract specifying the terms of a reinsurance transaction.

Reserves ........................ Liabilities established by insurers and reinsurers to reflect the estimated costs of claim payments and the related expenses that the insurer or reinsurer will ultimately be required to pay in respect of insurance or reinsurance it has written. Reserves are established for losses, for loss adjustment expenses and for unearned premiums. Loss reserves consist of "case reserves," or reserves established with respect to individual reported claims, and "IBNR reserves." Unearned premium reserves constitute the portion of premium paid in advance for insurance or reinsurance that has not yet been provided. See also "Loss Reserves."

Retention ....................... The amount of exposure a policyholder retains on any one risk or group of risks. The term may apply to an insurance policy, where the policyholder is an individual, family or business, or a reinsurance policy, where the policyholder is an insurance company.

Retrocedent ..................... When a reinsurer reinsures some or all of its liability with another reinsurer, the retrocessionaire, it is referred to as the "retrocedent."

Retrocessional coverage ......... A transaction whereby a reinsurer cedes to another reinsurer, the retrocessionaire, all or part of the reinsurance that the first reinsurer has assumed. Retrocessional coverage does not legally discharge the ceding reinsurer from its liability with respect to its obligations to the reinsured.
                                  Reinsurance companies cede risks to retrocessionaires for reasons similar to those that cause primary insurers to purchase reinsurance: to reduce net liability on individual risks, to protect against catastrophic losses, to stabilize financial ratios and to obtain additional underwriting capacity.

Risk excess of loss property
 treaty reinsurance ............. Reinsurance on a treaty basis of individual property risks insured by a ceding company.

Sale ............................ A sale of all or substantially all of the business, assets or undertakings of
                                  Aspen Holdings and its subsidiaries or a sale of 50% or more of the ordinary shares of Aspen Holdings.

Solvency ratio .................. One of many financial ratios, expressed as a percentage, used to gauge a company's ability to meet its long-term obligations. Specifically, with respect to the Company on a consolidated basis, it is calculated on the last day of any period of four consecutive fiscal quarters (or, if there are less than four full quarters in a fiscal year, the number of full fiscal quarters subsequent to the closing date of the Credit Facilities) as net premiums written of all Insurance Subsidiaries during such period, divided by the consolidated shareholders' equity of the Company less its consolidated intangible assets on such day. With respect to any Insurance
                                  Subsidiary which is a Material Subsidiary, net premiums written of such
                                  Insurance Subsidiary during such period, divided by consolidated shareholders' equity of such Insurance Subsidiary and its subsidiaries less their consolidated intangible assets of such Insurance Subsidiary on such day.

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
Submission ....................... An unprocessed application for (i) insurance coverage forwarded to a primary insurer by a prospective policyholder or by a broker on behalf of such prospective policyholder, (ii) reinsurance coverage forwarded to a reinsurer by a prospective ceding insurer or (iii) retrocessional coverage forwarded to a retrocessionaire by a prospective ceding reinsurer or by a broker or intermediary on behalf of such prospective ceding reinsurer.

Surplus or statutory surplus ..... As determined under the statutory or regulatory accounting practice required by the relevant jurisdictions, the amount remaining after all liabilities, including loss reserves, are subtracted from all admitted assets.
                                   Admitted assets are assets of an insurer prescribed or permitted by the respective regulators to be recognized on the statutory balance sheet or regulatory returns for purposes of calculating solvency margins and statutory ratios, as applicable. Statutory surplus is also referred to as
                                   "surplus" or "surplus as regards policyholders" for statutory accounting purposes.

Treaty or treaty reinsurance ..... The reinsurance of a specified type or category of risks defined in a reinsurance agreement (a "treaty") between a primary insurer or other reinsured and a reinsurer. Typically, in treaty reinsurance, the primary insurer or reinsured is obligated to offer and the reinsurer is obligated to accept a specified portion of all of that type or category of risks originally written by the primary insurer or reinsured.

U.S. GAAP ........................ United States generally accepted accounting principles as defined by the
                                   American Institute of Certified Public Accountants or statements of the
                                   Financial Accounting Standards Board. U.S. GAAP is the method of accounting to be used by the Company for reporting to shareholders.

U.S. Person ...................... For U.S. federal income tax purposes, (i) a citizen or resident of the
                                   United States, (ii) a corporation, partnership or other entity created or organized in the United States or under the laws of the United States or of any of its political subdivisions, (iii) an estate the income of which is subject to U.S. federal income tax without regard to its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S.
                                   persons have the authority to control all substantial decisions of the trust.

Underwriter ...................... An employee of an insurance or reinsurance company who examines, accepts or rejects risks and classifies accepted risks in order to charge an appropriate premium for each accepted risk. The underwriter is expected to select business that will produce an average risk of loss no greater than that anticipated for the class of business.

Underwriting ..................... The insurer's or reinsurer's process of reviewing applications for insurance coverage, and the decision whether to accept all or part of the coverage and determination of the applicable premiums; also refers to the acceptance of that coverage.

Unearned premium ................. The portion of premiums written that is allocable to the unexpired portion of the policy term.

Workers' compensation ............ A system (established under state and federal laws) under which employers provide insurance for benefit payments to their employees for work-related injuries, deaths and diseases, regardless of fault.

                                10,524,000 Shares





                        Aspen Insurance Holdings Limited



                                 Ordinary Shares

                              ---------------------


                                  [ASPEN LOGO]


                             ---------------------

                                  PROSPECTUS


                                DECEMBER 3, 2003



                          Joint Book-Running Managers



                           CREDIT SUISSE FIRST BOSTON

                              GOLDMAN, SACHS & CO.

                              ---------------------

                            DEUTSCHE BANK SECURITIES

                              ---------------------

                              UBS INVESTMENT BANK

                       DOWLING & PARTNERS SECURITIES, LLC
                                FOX-PITT, KELTON
                         KEEFE, BRUYETTE & WOODS, INC.